Annual

Report &

Form 20-F

2014

As a wholly-owned subsidiary of BT Group plc, British Telecommunications plc meets the conditions set forth in General Instruction (I)(1)(a) and (b) of Form 10-K as applied to reports on Form 20-F and is therefore filing this Form 20-F with the reduced disclosure format.

BT is one of the world’s leading communications services companies, serving the needs of customers in the UK and in more than 170 countries worldwide.

CONTENTS

2	The Strategic Report

Purpose and strategy

	2	Overview

	2	Our purpose

	2	Our strategy

	4	Our strategic priorities

Delivering our strategy

	6	Our business model

	7	Our people

	8	Our assets and resources

	11	How we measure our progress

	11	Our lines of business

	24	Human rights

	25	Regulation

	26	Our risks

Performance

	31	Group financial performance

	36	Our performance as a responsible and sustainable business

38	Report of the directors

Statutory information

41	Statement of directors’ responsibilities

42	Report of the independent auditors – Consolidated financial statements

44	Consolidated financial statements

49	Notes to the consolidated financial statements

94	Report of the independent auditors – Parent company financial statements

95	Parent company financial statements

111	Subsidiary undertakings

112	Additional information

119	Cross reference to Form 20-F

This is the BT plc Annual Report for the year ended 31 March 2014. It complies with UK regulations and comprises part of the Annual Report on Form 20-F for the US Securities and Exchange Commission to meet US regulations.

Please see the cautionary statement regarding forward-looking statements on page 113.

In this document, references to ‘BT’, ‘BT plc’, ‘the group’, ‘the company’, ‘we’ or ‘our’ are to British Telecommunications plc and its subsidiaries and lines of business, its internal service unit, or any of them as the context may require.

A reference to a year expressed as 2013/14 is to the financial year ended 31 March 2014 and a reference to a year expressed as 2014 is to the calendar year. This convention applies similarly to any reference to a previous or subsequent year. References to ‘this year’, ‘the year’ and ‘the current year’ are to the financial year ended 31 March 2014. References to ‘last year’ and the ‘prior year’ are to the financial year ended 31 March 2013.

2	The Strategic Report – Purpose and strategy

THE STRATEGIC REPORT
PURPOSE AND STRATEGY

OVERVIEW

British Telecommunications plc is the principal operating subsidiary of BT Group plc. We are a wholly owned subsidiary of BT Group plc. The BT Group plc Board has ultimate responsibility for the management of the group and the Operating Committee of BT Group plc is the key management committee. It monitors the group’s financial, operational and customer service performance and has cross-business oversight of BT’s lines of business. It also reviews the group’s key risks and considers the potential threats and opportunities to the business.

The Purpose and strategy, Delivering our strategy and Performance sections on pages 2 to 37 form the Strategic Report.

We present the audited consolidated financial statements on pages 44 to 93 and 111.

OUR PURPOSE

Who we are

Our purpose is to use the power of communications to make a better world. By bringing together the best networks and technology with the expertise of our people, we make connections and create new possibilities.

The world is being transformed by communications. BT is a communications company – and our purpose is to use the power of communications to make a better world.

Our heartland is the UK where we are the fabric of the national infrastructure. But we are not just a UK company – we have operations that stretch around the globe. In the UK, we sell products and services to consumers and small and medium-sized enterprises (SMEs). Around the world, as well as in the UK, we provide managed networked IT services to large multinational corporations, domestic businesses and the public sector. We also sell wholesale telecoms services to CPs in the UK and internationally.

Our systems deliver the intelligence of the modern world. By bringing together our networks, our technology and the hard work and expertise of our people, we develop services that our customers value.

These days, life and work is built around connectivity. Through us, millions of individuals connect to friends and family, and have a wealth of information and entertainment at their fingertips.

We believe that people want to work with a company that supports their ability to grow and is a positive force in the communities where it operates. Whether it is by making connectivity accessible wherever it is needed, helping our customers to become more energy-efficient or looking for new ways to make healthcare or education more effective, we are committed to growing a successful business, by being valuable to our customers and society. And we are committed to delivering value to our shareholders.

OUR STRATEGY

Our strategy is based on three foundations which are supported by six strategic priorities.

Improving our customer service, transforming our cost base and investing in the future. These have been the foundations of our strategy. They build on one another. The better we serve our customers, the less time and money we need to spend putting things right. The more we save through transforming our costs, the more we can invest in giving customers what they need now and in the future.

Our strategy for the last four years has been about making ‘BT a better business with a better future’.

We are now a better business than we were and our strategy is evolving. Our six strategic priorities that have served us well are also evolving. Being a responsible and sustainable business leader for example is now part of who we are and how we do things – not a standalone priority. Looking ahead, our focus is shifting more towards our goal of delivering sustainable, profitable revenue growth. To achieve this we need to broaden and deepen our relationships with consumers, businesses and public sector clients, increasing our relevance to them as markets and technologies change.

The foundations of our strategy will remain largely the same – deliver superior customer service, transform our costs and invest for growth – but the activities will shift as we enter the next phase of our journey.

Our strategy

We are committed to growing a successful business by being valuable to our customers and society, and to delivering value to our shareholders

The Strategic Report – Purpose and strategy	3

Customer service delivery

We have improved our customer service this year, but not by as much as we had wanted to. ‘Right First Time’ (RFT) is our key metric for customer service improvement (see page 31). In practice, RFT means understanding what our customers need, keeping our promises to them, keeping them informed, and acting quickly to fix things if they go wrong.

The RFT measure that we report for the year compares the average for the fourth quarter with that for a year earlier. Our aim for the year was to recover the 4% decline in RFT performance reported last year, but we only achieved a 1.5% improvement.

Our service in the year was impacted by the widespread storms and flooding across the UK which led to record levels of faults and meant that it took longer than normal to provide our services. In BT Global Services, RFT did not increase by as much as planned, partly as a result of a backlog of orders. We also saw a significant rise in demand following the launch of BT Sport in August. This put pressure on our contact centre resources, which affected the levels of service some customers received.

Our strategy begins with customer service delivery, so we are disappointed with any setbacks in our quality of service, whatever the reason. We received some bad press on customer service during the year and we did let some customers down. We apologised where we had done so.

Customer expectations are changing. Households are increasingly reliant on their fixed-lines for access to the internet. Their expectations around service continuity and reliability have therefore risen. We have not always kept pace with this change. And our processes have also not been good enough. We are therefore making further investments in our systems, our people and technology and in the resilience of our networks.

We want to deliver a step-change to provide a superior service to all our customers. This year we have:

•	recruited hundreds of extra people into our contact centres;
•	invested in software to improve our performance in calling customers back;
•	recruited around 2,000 additional engineers;
•	equipped our engineers with new diagnostic tools to help them locate faults more quickly; and
•	removed process failures allowing us to hit more of our customer appointments on time.

We also made progress on the focus areas we outlined in last year’s Annual Report: early life failures; repeat visits; and how we respond to major service outages.

Going forward, we plan to:

•	invest proactively in our network to make it more resilient to bad weather and reduce the number of faults that occur;
•	improve our online capabilities so our customers and people can track what is happening more easily;
•	re-balance our resources so a higher proportion of customer calls are answered from UK call centres;
•	improve our ability to recover quickly for customers when things do go wrong; and
•	change some of our key processes relating to installations and house moves to deliver service more quickly and reliably.

Cost transformation

We have continued to drive our cost transformation activities across the group. This year, the benefits of this to our bottom line have been offset by our decision to invest in BT Sport. Our underlying operating costs excluding transit were up 1%, but decreased by 3% excluding our investment of around £450m in BT Sport and a £64m non-cash increase in the pensions operating charge. In aggregate, operating costs and capital expenditure have reduced by around £5bn over the last five years.

We have continued to focus on end-to-end (e2e) processes which span our lines of business. The creation of a central team to implement all e2e and complex programmes has improved our ability to deliver them. Specific e2e programmes included:

•	moving all of our access circuit data records onto a single database and making sure the data is accurate. Across our global network we have moved access circuits onto more cost-effective solutions and improved the processes for circuit ceases and customer quotes;
•	replicating the forensic approach we used in our UK businesses to improve process efficiency, reduce cost of failure and improve supplier value-for-money in Continental Europe; and
•	identifying a number of improvements to the way we deliver Ethernet services reducing provision time, and failures in the process.

During the year we introduced the ‘Continuous Improvement’ (CI) initiative which we outlined in last year’s Annual Report. This gives our people the tools for team-based problem solving to improve the processes around them. 7,000 full-time employees have now been through a CI ‘wave’, which is typically a 12-week programme. Initial results have shown improvements in efficiency, customer service and employee engagement.

We continue to benchmark our cost structure against other large telecoms operators. Our biennial review showed that while we have moved closer to the top spot overall, there are still further opportunities for improvement.

Our cost transformation plans for the coming year include more non-UK and e2e process reviews and further Continuous Improvement.

Investing for the future

We are investing in the things that set us apart from our competitors, such as our people, technology and networks. These ensure that our business model (page 6) is sustainable.

There are five strategic areas that we are focused on. We believe that investing in these will deliver sustainable, profitable revenue growth and value for our shareholders through long-term cash flow growth:

Fibre

Fibre remains at the heart of our plans; customer demand for faster broadband continues to grow. Our progress on rolling out fibre in the UK is described on page 22. It is a long-term investment for us. We firmly believe that it is the right thing for the future of BT and the right thing for the UK.

TV and content

Triple-play bundles of TV, broadband and fixed-voice continue to grow in importance for customers. We have developed our TV and content offers – 2013/14 was a watershed year for us. We launched the award-winning BT Sport channels and acquired UEFA Champions League and UEFA Europa League football rights for three years from summer 2015. We also added 38 channels to our TV service.

Mobility and future voice

Following our 4G spectrum purchase in February 2013, we announced an MVNO partnership with Everything Everywhere (EE) in March 2014. Together with our UK-wide wi-fi hotspots, we will be able to create compelling propositions so that consumers and businesses can exploit the convergence of fixed and mobile services.

4	The Strategic Report – Purpose and strategy

UK business markets

We are excited about the opportunities to use cloud, IP and converged fixed-mobile technology to allow our UK business customers to improve their productivity. We are investing in our network, portfolio, service and sales channels to help them make the most of these technologies. We believe this will help us to grow our share of their spending.

Leading global companies

We are also investing in our services, network and expertise to increase our share of spending with our largest global customers. And we will continue to support them as they expand further into the high-growth regions of the world (see pages 11 to 14).

We are investing in our customer service, as described above. And we are investing in our people so they can continue to thrive, improve their skills and contribute further to our business. We say more about this on page 7.

We believe that we have the foundations in place for an exciting future. The investments we have made so far are delivering. And we will continue to invest to achieve our long-term financial objectives.

OUR STRATEGIC PRIORITIES

Our six strategic priorities deliver value to customers and support our overall strategy.

Driving broadband-based consumer services

Broadband is available to virtually all UK homes and businesses. And it is increasingly at the centre of people’s lives. They use it to shop, access information, learn, watch television and download movies and music.

Customers still cite price as a key reason for choosing a broadband provider, but customer service, the ability to buy bundled products and broadband speed are also important factors.

Our strategy is to invest in broadband-based services that help consumers get more from being connected. This will help us to win new customers and keep existing ones in a competitive market.

Fibre is at the heart of our strategy. It allows several people in a household to do more things at the same time. BT Infinity is now available to two thirds of UK premises and sales have accelerated this year.

Televised sport is a must-have for many households. We launched BT Sport in August 2013 – it is free with BT broadband. It makes our existing customers more loyal and allows us to start relationships with new ones.

The number of homes taking two or more services in a bundle from a single provider continues to grow. Fibre broadband and BT Sport help us to compete better in this market.

Our future plans include:

•	selectively improving our range of sports content;
•	strengthening our overall TV offering through additional third-party content and channel distribution deals, and with new capabilities such as multi-room TV;
•	investing in our people and contact centre capabilities to improve our customer service; and
•	combining BT Wi-fi, our MVNO agreement with EE, our 4G spectrum and BT Infinity to satisfy customer needs for fast and reliable data services, wherever they are.

Being the ‘Brand for Business’ for UK SMEs

Businesses want communications and IT services that help them to grow, manage their costs and operate flexibly. Technology changes are removing the distinctions between fixed, mobile and IT services. This means business users have more flexibility about where they work and also means they can be more productive.

We want to be the first choice for UK SMEs as a single, trusted supplier for all these services. Addressing this large market will help us to increase our market share and target growth opportunities.

The SME market is fragmented and competitive. But we have several areas of strength that we can build on including: the national coverage and breadth of our services; the strength of our sales channels; and our brand.

We are the largest provider of fixed communications services for SMEs. We also offer a wide range of mobile and IT services, including cloud, hosted and unified communications solutions. Many of these are now integrated with, or use, our network. This helps us differentiate ourselves from those mobile and IT services providers who do not have their own fixed network infrastructure.

Our future plans include:

•	developing new IP-based voice and data products to meet business customers’ evolving needs and drive fibre take-up;
•	launching new mobile and IT services, such as converged fixed-mobile products and industry-specific IT solutions;
•	driving sales in cloud, hosting and security services, and continuing to build our capabilities in these areas;
•	becoming the market leader for customer service, by improving our processes and systems and broadening our service agents’ range of skills; and
•	strengthening our relationships with customers. By making better use of our information about them, we will be able to sell them more of the services they need.

BT Global Services – a global leader

There are few companies that can fulfil the needs of the world’s multinationals for outsourced managed networked IT services. We are a leader in this growing market.

Our customers look for a provider with global reach, industry-specific solutions and expertise. With the rise in mobility, we are seeing increased demand for collaboration, cloud and security solutions.

Building on our strengths in the UK and Continental Europe, we are helping multinationals expand into the high-growth regions of the world – Asia Pacific, Latin America, Turkey, the Middle East and Africa. We are also helping local companies in these regions become better connected internationally.

Our customers tell us there are a number of things which make us stand out: our global assets, people and technology; industry expertise and solutions; our consulting capability; and our innovation, based on our experience and resources in the UK.

We are building a better business, strengthening our position as a global leader and improving our financial performance.

Our future plans include:

•	supporting our multinational customers by appointing global account directors and investing further in our network capabilities and the high-growth regions;
•	improving our award-winning products and services, making them more flexible and better at working together and giving more control to our customers;

The Strategic Report – Purpose and strategy	5

•	investing in BT Advise, our team of professional services experts, who share their knowledge and skills with our customers;
•	using our experience and resources in the UK, including BT’s Adastral Park research and development centre, to keep improving our products and services;
•	delivering better customer service through improving our systems, tools and how we manage our relationships with our customers; and
•	driving down cost to become a more efficient organisation and to invest in the things that set us apart from our competitors.

The wholesaler of choice

We operate mainly in competitive markets served by a large number of CPs. By offering wholesale services to these CPs we can share in their success.

CPs vary in terms of their propositions, their target markets and their business models. Their wholesale needs therefore also vary. Some just want network components; others want a complete retail solution; some want a mixture of both. They may need help to launch new products, to serve more customers, to lower their costs or to manage their risks.

There are also some common themes. CPs want simple, flexible products and innovative, tailored solutions. They want an expert and dependable provider who is easy to do business with. Above all, they want to buy reliable wholesale products at keen prices.

We aim to be the wholesaler of choice by giving them these things. Through our products and services we give them access to our platforms, skills and technology, as well as to our economies of scale. Our approach promotes competition and avoids creating duplicated infrastructure. It encourages innovation by enabling CPs to focus on finding new ways to serve their customers.

We supply over 1,400 CPs in the UK as well as more than 1,000 around the world. We remain Europe’s largest wholesale telecoms provider.

Our future plans include:

•	extending our Ethernet network coverage;
•	launching more Hosted Communications Services;
•	extending the types of traffic that IP Exchange can handle, to include 4G and wi-fi roaming services;
•	giving CPs more direct control over their orders by offering more self-service options;
•	using more automation to improve our response times to CP orders and fault reports; and
•	further reducing our cost base, so that we can continue to offer competitive prices as well as innovative services.

The best network provider

Our networks underpin the services that we provide to our customers – consumers, businesses, the public sector and other CPs. We aim to be the best network provider in the UK by investing in our networks (adding capacity and making them more efficient and reliable) and providing the best services over them. This will enable us to meet the continually growing demand for bandwidth and reliable, always-on broadband services.

Our network of exchanges covers the entire UK (except the Hull area which is served by KCOM Group). We are able to provide copper-based telephony services and fibre-based Ethernet services to over 99% of UK premises from these exchanges. We are able to provide copper-based DSL broadband to around 99% of premises and fibre broadband services to around two thirds of premises.

The UK has the widest coverage of high-speed broadband of Europe’s five largest countries by population. We want to improve access to fibre broadband even further. We believe this will support economic growth. Faster broadband speeds are expected to contribute £17bn to the UK’s annual Gross Value Added by 2024a.

Our future plans include:

•	increasing fibre-to-the-cabinet (FTTC) coverage to help take fibre broadband to at least 90% of UK premises (provided we have access to appropriate levels of public funding to support this);
•	making fibre-to-the-premises (FTTP) available ‘on demand’ throughout our FTTC footprint;
•	increasing the reliability of our networks and reducing their susceptibility to faults; and
•	continuing to increase the speed and functionality of our Ethernet products.

A responsible and sustainable business leader

As a responsible and sustainable business leader, our Better Future programme is embedded in who we are and how we do things. It focuses on those areas that benefit both society and our business.

Each year we use a materiality review process to work out the social and environmental issues that are important to our stakeholders and relevant to our business. The starting point for any responsible business must be to get the basics right: to offer good products and high levels of customer service; to operate ethically; and to be a good employer.

Since 2012/13 we have focused on three key areas where we believe we can make the biggest difference. We call them Connected Society, Net Good and Improving Lives.

Connected Society

Our vision is to help improve society through the power of digital connections. We want to get more people online and help them develop the skills and the confidence to make the most of this opportunity. We want to increase access to the internet, make it easy for everyone to use our products and to work with others to drive digital inclusion.

Net Good

We want to help society live within the constraints of the planet’s resources. Communications technology can be used to reduce the pressure on these resources, including cutting carbon emissions. Through our operations, products and services we can be a force for environmental ‘net good’ among consumers, our business customers and in our supply chain.

We can benefit our business at the same time. For example, by developing new products or services that help customers reduce their energy consumption, as well as reducing our own energy usage and costs.

Improving Lives

Our vision is to help improve hundreds of millions of lives globally by providing support to good causes. Using our technology and the skills of BT volunteers we can maximise the difference we can make in supporting charities and community groups.

This is also good for our business. It strengthens our brand perception among our stakeholders, improves employee engagement and skills, and showcases our technology.

The Committee for Sustainable and Responsible Business oversees our corporate responsibility, environment and community activities, and our Better Future programme. It is supported by our Sustainable Business Leadership Team which is made up of senior executives from across our business units.

[a]	UK Broadband Impact Study, DCMS, November 2013.

6	The Strategic Report – Delivering our strategy

DELIVERING OUR STRATEGY

This section explains how we are organised to deliver our strategy. We describe the importance of our people, assets and resources in making this happen. We provide information on the products and services we sell. We explain the different customers and markets we serve, the trends we are seeing in our markets and how each of our lines of business performed this year. We also explain our human rights policy, the regulatory environment and risks that affect us.

We assess and explain the performance of the group and the lines of business using certain alternative performance measures. See page 11 and pages 112 to 113 for further details.

Revisions made to line of business results

Effective from 1 April 2013 we made a number of changes that simplify our internal trading and more closely align our line of business results with our regulatory accounts. Comparative financial results for each line of business for 2012/13 and 2011/12 have been restated to be on a consistent basis throughout this Annual Report. There was no impact on the group results from these changes. See page 49 for further details.

OUR BUSINESS MODEL

Our business model delivers value to shareholders, customers and society while allowing us to reinvest in the business and fulfil our purpose.

What sets us apart

Our business model starts with the things that set us apart from our competitors. We have a unique combination of people, technology and networks which we bring together to create and deliver our products and services. And we have the financial strength to invest in all of these to make sure we stay ahead of the competition.

Our people are key to the success of our business. You can find more on their skills and capabilities and the investments we are making in them on page 7. The assets and resources that help us deliver our strategy and support our business model are described on page 8.

We make money by selling our products and services in the UK and around the world through our customer-facing lines of business. Our products range from telephony and broadband services for UK households through to managing the networks and communications needs of some of the world’s largest multinational companies. We sell through a range of channels including online, contact centres and desk or field-based account managers. Our revenue is mostly subscription or contract-based. People, households and SMEs pay for standalone or bundled services on a monthly, quarterly or annual basis (typically on 12-24 month contracts). Large corporate and public sector customers usually buy managed networked IT services on contracts spanning several years. Contract durations with our wholesale customers range from just one month for regulated products, to five years or more for major managed services deals.

Delivering value

The three foundations of our strategy – customer service delivery, cost transformation and investing for the future – are central to our business model.

Good customer service helps cost transformation. Reducing the number of times things go wrong means the service we provide to our customers is better and we spend less time and money putting things right. The savings from transforming our costs are used to make long-term investments in the future of our business and in the things that set us apart from our competitors.

The cash we generate from selling our products and services gives us the financial strength to reward our shareholders. It allows us to reward our people and fulfil our financial obligations to our pension scheme, our suppliers and our lenders.

But it is not just about the financial value that we create. What we do matters. We make connections, create new possibilities and deliver value to individuals, families, businesses, our communities, and society in general. We help millions of people communicate, be entertained, do business and generally live their lives. In doing so, we fulfil our purpose of using the power of communications to make a better world.

We believe our business model is sustainable

We see more and more demand for our products and services because they play such an integral role in modern life.

However communications markets are very competitive, particularly in the UK. We make sure we are on top of market and competitive trends through dedicated ‘insight’ teams. Our Enterprise Risk Management framework (see page 26) helps us identify and mitigate the challenges and risks we face. And we use governance committees to make sure that the investments we make

Our business model

Our business model delivers value to shareholders, customers and society while allowing us to reinvest in the business and fulfil our purpose.

The Strategic Report – Delivering our strategy	7

are appropriate and will deliver products and services that are attractive to customers.

We are confident our business model is sustainable and that we will be able to deliver value both today and in the future.

OUR PEOPLE

Every day our people touch the lives of millions, providing services that help customers get the most out of their work and personal lives. We invest in our people so they can succeed and contribute to our business.

Believing in what we do

A clear purpose guides everyone’s contribution in BT. By bringing together the best networks, technology and products and services for our customers, we use the power of communications to make a better world.

During the year we updated our corporate values to reflect what really matters to our people. Teams are increasingly using these values to guide the way they work, creating a culture that encourages everyone to get involved in changing things for the better.

A global workforce

At 31 March 2014, we had 87,800 full-time equivalent employees in 61 countries – 72,200 of them based in the UK. We are the 15th largest employer in the UK, supporting its economy by providing jobs and income.

We recruited around 8,100 people in the year. Of these, around 4,800 were in the UK and include around 1,400 engineers (500 of whom are former armed-forces services personnel) and over 600 apprentices. We created over 500 new roles in the UK which were previously undertaken by agency or offshore resources. And outside the UK we insourced a further 2,200 roles. Meanwhile, we have increased our workforce by 60% in the high-growth regions that we are investing in, with around 500 recruited into our global development centres in India and Malaysia.

Overall, the recruitment of new people was offset by reductions as a result of natural attrition, our restructuring programme and efficiencies.

We continue to build a pipeline of future talent and plan to recruit around 900 graduates and apprentices in 2014/15. And as part of ‘Movement to Work’, a UK employer-led initiative backed by the Prince’s Trust and the Government, we are offering up to 1,500 work placements to 18-24 year-olds.

When a role is no longer needed, our transition centre helps the individual learn new skills and find alternative roles in the business, rather than being made redundant. This year around 2,500 people were retrained and redeployed in this way.

Diversity at work

Proactive policies on inclusion and diversity help us deliver against the needs of a varied customer and supplier base. More than 6,000 of our people belong to internal employee networks that reflect the diversity of our workforce: women; ethnic minorities; disability; lesbian, gay, bisexual and transgender; Christian; Muslim; and carers. As a ‘Two Ticks’ employer (awarded by Jobcentre Plus to UK employers who have made certain commitments) we have well established policies and practices to support the recruitment, development and retention of people with disabilities. Applicants with disabilities or long-term health conditions – and who meet the minimum criteria for the vacancy – are automatically put through to the first stage of the recruitment process.

We are rated in the Top 10 private sector organisations for both ethnicity and gender diversification as benchmarked by Business in the Community. Our declared disability rate is 5%, with 8% of this year’s graduate recruits registered as disabled.

We are listed in The Times Top 50 places for Women to Work. Our gender diversity policy for the BT Board is to aim to have at least 25% female representation. For most of the year we had at least 30% female representation on the Board. At the year end this had declined to 22% (two female directors out of a Board of nine) following the retirement of Patricia Hewitt in March 2014. We will look to address this in line with our diversity policy.

Below Board level, 573 (20%) of our senior executives are female with 2,353 (80%) male. We are focused on appointing more women into operational roles at senior manager level. Across the company 18,400 (21%) of our people are women and 69,400 (79%) are male in a sector that has traditionally been male-dominated.

Staying safe and well

We have made significant improvements against our key health, safety and wellbeing targets. At the year end, our annualised lost time injury (LTI) rate was 1.93 incidents per million working hours compared with 2.29.

During the year we received the BRAKE Road Safety Charity’s Fleet Safety Analysis and Action Award. This recognises our extensive risk assessment, data analysis and interventions strategy for road safety. Over a ten-year period our approach has resulted in a halving of collision rates and cost, across a fleet of more than 34,000 vehicles.

We have continued to support our people to deal with the ups and downs of everyday life. We trained around 950 people managers in the year to enhance their own personal resilience and support that of their teams. Resilience is associated with lower levels of absence, increased productivity, greater engagement and better wellbeing overall. With increased awareness of managing mental health, managers are better equipped to support people facing these issues. The improvements we have made have been demonstrated in both standardised psychological measures and our own Wellbeing Index.

Learning and development

We retained accreditation against the Investors in People standard for the 15th consecutive year. Conferred by the UK Commission for Employment & Skills, it confirms people management excellence around the key areas of strategic planning, culture and communication, effective management, managing performance and developing people.

The BT Academy develops professional skills across four faculties: leadership, customer, business and technical. Around 5,000 leaders –from senior executives to junior managers – have learnt new ways to lead, coach and support their teams. A global programme is giving our frontline people the skills, tools and techniques to improve the way they serve customers.

Communication and involvement

Our people cited a 22 percentage point improvement in the internal communications they received over the last three years. We keep our people informed about company results, major business decisions and other things that affect them using a variety of digital channels. Leaders regularly connect with their teams through roundtable meetings, ‘town hall’ debates, site visits, webcasts and blogs.

We consult our people or their representatives on a regular basis, taking their views into account on decisions likely to affect them. In the UK, we recognise two main trade unions. The Communication Workers Union represents people in engineering, administrative and clerical positions. Prospect represents managerial and professional people. We also operate a pan-European works council, the BT European Consultative Committee.

8	The Strategic Report – Delivering our strategy

Volunteering

Through our international volunteering programme, all of our people can use three working days to support causes they feel passionate about. During the year, 16% of our people volunteered over 46,000 days of their time supporting over 1,300 charities and community groups across the globe. Not only is this a great source of pride, it helps people develop new skills and greater awareness about the communities we work in.

In the UK, over 700 BT people took calls to support the 2013 Children in Need appeal. We powered Sport Relief’s fundraising efforts by co-ordinating 87 call centres and 1,000 BT volunteers helped take 234,000 calls.

More than 200 BT volunteers help run the BT Young Scientist & Technology Exhibition. This is a grassroots initiative in Ireland to raise schools’ engagement in science, technology, engineering and mathematics. It also encourages research and development, innovation and entrepreneurship. It celebrated its 50th event in January 2014, attracting 2,000 entries from more than 4,400 students.

Employee engagement

Each quarter, around 32,000 people provide feedback about working for BT through our engagement survey.

Engagement levels have improved from 3.69 in February 2013 to 3.82 in February 2014 (out of a maximum of 5). This is our highest-ever level. All aspects of the employee experience showed improvements, including how people feel about their job, their team, their manager, senior leaders and the company. Over the year, feedback from our people shows a growing optimism that things are changing for the better in BT, with a higher level of excitement about the company’s future.

We engage with our people in different ways to improve the business. For example, 783 teams entered our annual Customer Challenge Cup competition working on projects to improve local processes and service for customers. The teams identified an £80m benefit from cost reduction, cost avoidance and revenue generation which will also improve customer satisfaction.

Using employee input, we are transforming the way we provide human resources support. A re-designed online portal will give easy access globally to the services people need, saving administration time.

Pay and benefits

We compare salaries with other companies in our markets to make sure our packages are competitive. In the UK, pay for the vast majority of our engineering and support people is determined by collective bargaining, with fair terms and conditions for all. Managers’ pay and bonuses are linked to business performance and their personal contribution.

Our executives are offered long-term incentives to align their reward with the creation of shareholder value. The amount ultimately received depends on BT’s performance over a three-year period. In accordance with our regulatory obligations, incentives for senior leaders in Openreach are tied to its business performance rather than that of the wider group.

We also provide pension and retirement benefits in addition to statutory retirement arrangements.

Sharing in success

Around 60% of our people take part in one or more of BT’s savings-related share option plans (saveshare), which operate in over 25 countries.

In August 2013, almost 12,000 people benefited from saveshare, receiving, on average, BT shares worth almost £5,000 – a gain of around £2,800. In August 2014, over 22,000 people in our 2009 five-year plan could each receive shares worth over £48,000 on average (based on the share price as at 31 March 2014). We believe this will be one of the largest ever payouts by a UK plc for an all-employee saveshare scheme.

OUR ASSETS AND RESOURCES

These are what we need to help us deliver our strategy. Many of them set us apart from our competitors and give us an advantage in our markets.

Brand and reputation

Our brand is one of our most important assets. We have seen further external recognition of this over the last year.

In 2013, we were included for the first time in the global BrandZ survey, conducted by WPP. It ranked BT as the seventh most valuable brand in the UK and the 94th most valuable brand in the world. The survey measures customer perception, reputation and future potential and placed the value of our brand at US$9.5bn.

Since then, the value of our brand has grown by 61%. The latest BrandZ ranking, released in May 2014, puts our brand value at US$15.4bn.

Our partnership with London 2012 strengthened our brand, helping people to see BT in a different, more positive light. Building on that platform, this year saw further major developments which improved perceptions of our brand. These included the launch of BT Sport and our high profile and rapid rollout of fibre broadband across the UK. Together with our investments in the high-growth regions of the world, many commentators and customers have begun to see BT differently.

Networks and platforms

Networks

Our networks are the foundation of the products and services our customers rely on around the world.

The scale and reach of our global network, which provides service to more than 170 countries, is a key competitive differentiator. Our major global asset is our multi-protocol label switching (MPLS) platform, which is designed to carry different network services over one common infrastructure. From this platform we offer our most popular virtual private network (VPN) services to corporate customers.

We continue to expand our global IP Exchange footprint (GIPX). We have over 400 networks connected globally to it and this year we launched a new node in Miami. IP Exchange now supports HD voice services and we plan to add new features such as 4G mobile connectivity and global wi-fi roaming. This service, which supported over 14bn voice minutes worldwide this year, received the Queen’s Award for Enterprise 2014: Innovation in April 2014.

We have an extensive broadband satellite network. This helps us serve our multinational customers when they need connectivity in remote locations. Long-term leased fibre and points of presence (PoPs) support additional international services.

Within individual countries, we have extensive networks in the UK, as well as in Germany, Italy, the Netherlands, the Republic of Ireland and Spain.

We offer our widest range of network services, access technologies and coverage in the UK. Our fixed-line network is one of our most valuable

The Strategic Report – Delivering our strategy	9

assets and our fibre broadband investment is key to sustaining its value for the UK. We have over 5m BT Wi-fi hotspots to which our broadband customers have unlimited access. We are also continuing to grow our Ethernet footprint in response to strong demand and growing data traffic.

This year we have:

•	delivered the multicast capability to support the addition of BT Sport and our other channels to our TV service;
•	improved our UK broadband network – optimising it to cater for increases in traffic and improving its tolerance to faults while reducing the incremental cost of bandwidth;
•	started to develop a mobile capability that will enable our lines of business to launch products with our MVNO partner (EE), and offer services using our own 4G spectrum;
•	rationalised our voice and legacy data networks so that we are using less equipment and consuming less energy;
•	increased the number of IP Connect PoPs by 13 and Ethernet Connect PoPs by seven;
•	expanded our network into sub-Saharan Africa, Malaysia and South East Asia by deploying new network-to-network interfaces (NNIs). These help us serve the multinational corporations that operate in these regions; and
•	extended our global cloud contact platform to Latin America and South Africa, supporting global brands such as Tesco.

Platforms

Our platforms are the processes and technology that deliver our products and services. They are critical to running our business.

For example, the BT Sport channels are distributed over our TV platform. It takes our sports content and converts it to a format suitable for viewing on a TV, laptop or smart device. It then transmits it over our broadband network, the UK’s digital terrestrial TV network and Sky’s satellite platform. Our TV platform also includes the BT Sport ordering, monitoring, fault management and billing systems.

As we have brought in new technologies and won outsourced contracts with major customers, the number of platforms we manage has grown. We shut down those we no longer need, moving our customers onto our strategic systems, such as our MPLS platform. For example, this year we closed our legacy Infonet platform and migrated more than 500 corporate customers on to our global MPLS platform. This reduced our costs and means we can provide a better service.

We are making our platforms simpler, more reliable and cheaper to run. And we are continuing to innovate. Capitalising on our research activity, we have implemented a production platform to analyse ‘Big Data’. This will allow us to manage our own internal data better and get greater insight into market trends.

We are working to reduce the number of data centres we run, despite the increasing amount of capacity we need. We are doing this by decommissioning older server technology, using fewer IT applications and using ‘server virtualisation’ and our own Enterprise Cloud technology. This, and other programmes, will help us cut our IT energy use over the coming years.

Properties

We occupy around 6,350 properties in the UK and 1,740 in the rest of the world.

Most of our UK properties are owned by and leased from Telereal Trillium, part of the William Pears Group. 95% of our UK properties are telephone exchanges housing telecoms and broadband equipment. The rest consist of our offices, customer contact centres, engineering depots, data centres, and our new BT Sport studios at Here East in the Queen Elizabeth Olympic Park.

The BT Sport studio space is one of the largest LED-lit studios in the world. Having contracted for the provision of a low-carbon heating and cooling system across the site, BT Sport has demonstrated its sustainable credentials from the outset.

Outside the UK, 93% of our buildings are operational, housing our hosting and telecoms equipment. As part of our strategy of investing in the high-growth regions, this year we opened offices in Kuala Lumpur, Jakarta, Mumbai and Singapore and entered into an agreement to lease a new office in Kolkata. We also opened new data hosting facilities in Asia and Latin America. In total, we opened 25 new properties outside the UK.

We continue to drive our cost transformation programme of consolidating office space and vacating and disposing of office and operational premises that we no longer need. In the UK we closed four large data centres in the year and disposed of a number of redundant telecoms buildings. Outside the UK, we disposed of 35 legacy sites.

Innovation

BT has a long heritage of innovation, from our roots as The Electric Telegraph Company in 1846, as the General Post Office (GPO) and since privatisation in 1984. We pioneered many of the technologies that our business is now reliant upon. For example, in 1926 the world’s first two-way, trans-Atlantic conversation by radio telephone was established from our wireless station near Rugby. And in 1943, Tommy Flowers, working in the telecommunications division of the GPO, developed the world’s first programmable electronic computer, Colossus. In 1968, we installed the world’s first digital telephone exchange. In 1980, we demonstrated the world’s first optical fibre submarine cable. And in 1984, we launched the first commercial 140Mbps single-mode optical fibre link which pioneered the basis of our global and fibre broadband networks.

We were also at the forefront of defining the global IP and broadband standards which mean our networks are capable of supporting the advanced video, business and internet services we have today. Innovation, supported by our global research and development (R&D), enables us to create the new services that customers want. It also helps us find new ways of doing things that will improve our efficiency and reduce costs.

We are one of the largest investors in R&D in the UKa and are the second largest investor in R&D in the telecoms sector in the worldb. Since 1990 we have had over 10,000 patents granted. This year we increased our filing rate and have filed patent applications for 89 inventions (2012/13: 69). We routinely seek patent protection in different countries and at 31 March 2014 we had a worldwide portfolio of more than 4,300 patents and applicationsc.

This year we invested £530m (2012/13: £544m) in R&D. Our research, development and testing is done at global development centres. They help us get products and services into the market sooner by drawing together complementary skills and resources more easily (both our own and third-party). Our technology headquarters is Adastral Park which is home to over 50 high-tech companies. It is a world-leading innovation campus, employing around 4,000 people. We have continued to expand our recently launched development centres in Kuala Lumpur and Bangalore that give us local technical expertise. In October, we launched a programme of co-innovation with start-ups in London’s Tech City.

[a]	Comparison based on figures for 2012/13 R&D spend.
[b]	Comparison based on total R&D spend from 2008/9 to 2012/13.
[c]	On average, we file with four member states of The Patent Cooperation Treaty and three member states of the European Patent Convention.

10	The Strategic Report – Delivering our strategy

Our open innovation model gives us access to thinking from outside BT – from small, start-up companies, to some of the best universities around the world. We have teams working with customers, partners and universities in the US, Asia, Europe and the Middle East. They help us to identify and track global developments in new technologies, business propositions and market trends. For example, we have been working with partners on new ways to get more value from our fibre assets. These include fibre sensors which detect tampering in the network and techniques that make sure communication is secure.

We run innovation showcases for our customers, allowing them to discuss applications and solutions with our experts. In turn, we get to hear first-hand what they need. Our people also help identify innovative new ways to improve our service to customers. This year our award-winning internal ‘New Ideas Scheme’ had more than 2,000 submissions, delivering £26m of benefit through revenue generation and lower costs, and delivering a better service to our customers.

This year, our research and development focused on:

•	New technology:
–	We are investigating methods for reducing the cost of our networks by using more cost-effective technology and improving the way networks respond to customer needs or sudden peaks in demand.
–	We have launched a new service to allow corporate customers to securely manage applications when employees ‘bring their own device’ to work.
–	BT Media and Broadcast helped deliver the world’s first live and international transmission of a sporting event filmed in 4K ultra-high definition. Live coverage of the Saracens versus Gloucester rugby game was captured, transmitted and shown at three locations at the International Broadcast Convention in Amsterdam.
•	Faster networks:
–	We have trialled technology which enables speeds of up to 1Gbps over copper lines. Previously these speeds would only have been available over optical connections.
–	Working with our partners we successfully field-trialled a 1.4Tbps transmission using an existing fibre connection: a world first.
•	Improving service to customers:
–	We have developed improvements, which are being implemented, to the systems we use to plan engineer visits to our customers. This will improve scheduling and reduce engineer travel time.
•	Security:
–	We are using novel techniques to analyse social media data to identify hacktivist activity and predict early stages of cyber-attacks. This is a service we use ourselves, and offer to our customers.

Suppliers

Our suppliers from across the world play a vital role in helping us to provide our products and services and deliver our strategy. We spent around £9.8bn with our suppliers this year (2012/13: £9.7bn). The top 100 represent around 61% of our annual spend.

The mix of our suppliers continues to evolve as we move into new markets, such as televised sport.

Our approach to procurement

We want to get the most from our suppliers – especially from their diversity, skills and innovation.

As part of our cost transformation programmes we have concentrated on leveraging our relationships with our largest suppliers to get even better value. For example, we have used forecast volumes of future orders to negotiate better prices or terms with our main suppliers.

We have focused for two years on extracting value from the tail-end of our supply base by increasing competition between them. This has delivered £40m of savings over this period. In addition, we have deactivated around 16,000 suppliers from our procurement systems.

A revamped strategy to focus on categories of products and services across our lines of business will underpin further cost savings.

We have around 370 people in 30 countries working with suppliers to deliver our procurement strategy.

Supplier selection

It is important to us that we know who we are doing business with and who is acting on our behalf. So we choose suppliers using an established set of principles that makes sure both we and the supplier act ethically and responsibly.

We check that the goods and services we buy are made, delivered and disposed of in a socially and environmentally responsible way. We measure factors such as energy use, environmental impact and labour standards.

Supply chain human rights

We want our suppliers’ employees to experience workplace conditions that meet the standards we have developed. We send our suppliers an ethical standards questionnaire. We follow up with any suppliers identified as high or medium risk, and this year we met 97% of our target to achieve 100% follow-up within three months. We also visit supplier sites to make sure they meet our standards. This year we visited 54 sites (2012/13: 49 sites) around the world.

To comply with the Dodd-Frank Act and our SEC obligations, we asked our suppliers whether their products contain certain minerals which may have been sourced from conflict areas such as the Democratic Republic of the Congo. We will file with the SEC the required report describing our due diligence and reflecting the responses we received.

Payment of suppliers

This year the average number of days between invoice date and supplier payment was 62 days (2012/13: 60 days).

In the UK we have re-tendered the supplier financing scheme that offers contracted suppliers the chance to be paid early. This reduces financing costs to a new lower rate for all participating suppliers, irrespective of their size. We think this will be particularly attractive for SMEs (who make up around 60% of our supply base) and it supports UK Government initiatives to encourage small business growth.

We also follow the Better Payment Practice Code.

The Strategic Report – Delivering our strategy	11

HOW WE MEASURE OUR PROGRESS

We measure our performance through three key performance indicators: underlying revenue excluding transit, adjusted EBITDA and customer service improvement. In all of these respects, we make a significant contribution towards the performance of our ultimate parent company, BT Group plc.

Underlying revenue excluding transit

This year we introduced a revenue growth measure, being the trend in underlying revenue excluding transit, as a KPI. It reflects our goal to deliver sustainable, profitable revenue growth for the group. Underlying revenue excluding transit was up 0.5% compared with the 3.1% decline last year.

Adjusted EBITDA

We measure performance based on adjusted EBITDA. Adjusted EBITDA is defined as the group profit or loss before depreciation, amortisation, net finance expense, taxation and specific items. A definition of specific items is set out on page 112.

Customer service improvement

Our strategy starts with customer service. ‘Right First Time’ is our key measure and tracks how often we keep the promises we make to our customers. As well as improving service, keeping our promises means there is less work to put things right and so reduces our costs.

Alternative performance measures

We assess and explain the performance of the group and the lines of business using certain alternative performance measures. These include trends in underlying revenue and operating costs excluding transit, adjusted and reported EBITDA, and net debt. Adjusted measures are before specific items. A definition of specific items is set out on page 112 and specific items for this year and the two prior years are disclosed in note 8 to the consolidated financial statements.

These alternative performance measures are not defined under IFRS and are therefore termed non-GAAP measures. They are consistent with how management measures our financial performance. Each of these measures is defined and discussed in more detail on pages 112 to 113, where reconciliations to the nearest measure under IFRS are set out.

OUR LINES OF BUSINESS

Our business is built around our customers – serving their needs and delivering value to them.

How we are organised

We have five customer-facing Iines of business: BT Global Services, BT Business, BT Consumer, BT Wholesale and Openreach. They are supported by our internal service unit, BT Technology, Service & Operations.

During the year we separated BT Retail into two new lines of business: BT Business and BT Consumer. We did this to allow us to better serve our SME and consumer customers and to better deliver against our strategic priorities.

BT Retail previously comprised four sub units. These were Consumer, Business, BT Enterprises and BT Ireland. BT Enterprises (with the exception of BT Wi-fi) and the business and wholesale elements of BT Ireland merged with Business to form the new BT Business line of business. Consumer, BT Wi-fi and the consumer part of BT Ireland have become BT Consumer.

BT Global Services is our largest line of business by revenue, generating 39% of the group’s external revenue. BT Consumer is the next largest, contributing 22%. This has increased slightly from last year as a result of its revenue growth in the year.

Around 60% of Openreach’s revenue is generated from other BT lines of business so its contribution to external group revenue is the smallest, at 10%. Total Openreach revenue is equivalent to 28% of group revenue. It is the group’s largest EBITDA contributor, generating 43% of the total, reflecting its extensive network assets.

BT Global Services’ EBITDA margins are below that of the other lines of business. At 15%, its proportion of group EBITDA is therefore below its overall revenue contribution.

Changes to our organisational structure

Effective from 1 April 2013, we made a number of changes that simplify our internal trading and more closely align our line of business results with our regulatory accounts. Comparative financial results for each line of business for 2012/13 and 2011/12 have been restated to be on a consistent basis throughout this Annual Report. There was no impact on the group results from these changes. See page 48 for further details.

There have been some changes to our organisational structure since the year-end. BT Security moved from our central group functions into BT Global Services in April 2014. This business is in charge of protecting our own and customers’ data and assets. We believe that it differentiates the services we can offer and will help us win in the market and take full advantage of global opportunities.

Also in April 2014, BT Conferencing moved from BT Business into BT Global Services. This will help us simplify the way we provide integrated collaboration solutions to our global customers.

BT GLOBAL SERVICES

We are a global leader in managed networked IT services. We serve the needs of more than 6,500 large corporate and public sector customers.

We combine our global reach with local delivery and industry expertise. 65% of our people are based outside the UK in 60 countries.

Markets and customers

We work for more than 6,500 large corporate and public sector customers in more than 170 countries worldwide. We serve:

•	100% of the FTSE 100 companies;
•	84% of the Fortune 500 companies;
•	86% of Interbrand’s top 50 annual ranking of the world’s most valuable brands;
•	91% of the world’s top 100 financial institutions; and
•	central and local government organisations and other public sector bodies in 24 countries around the world.

Around two thirds of our revenue is generated from corporate customers. Of these, financial institutions are our largest customer segment, generating 18% of our revenue in the year.

The UK public sector generated 23% of our revenue. We are a leading supplier to the UK Government’s Public Services Network (PSN). However, we expect to face continued declines in local government business, reflecting the ongoing lower levels of expenditure in this sector and our focus on only pursuing business that generates economic value. We also supply a range of services to other telecoms companies.

By region, the UK is our largest in terms of revenue. We serve a wide range of customers with the financial, government and healthcare segments being particularly significant. Current Analysis ranked us as the number one provider in the UK public sector market, as well as a leader in the UK IP telephony and unified communications market.

Continental Europe is our second-largest region, but the slow economic recovery makes this a tough market as corporate customers continue to look for ways to make savings. We have a strong presence in this region with national networks and metropolitan fibre rings in

12	The Strategic Report – Delivering our strategy

most major markets. We focus on certain key countries such as Belgium, France, Germany, Italy, the Netherlands and Spain. In Italy, according to the telecoms regulator, we are the leading operator of those dedicated to business-to-business services. In Spain, the telecoms regulator ranked BT as the leading alternative to the incumbent operator in the enterprise data transmission market.

The US and Canada is an important region for us because of the high proportion of multinationals that are headquartered there. Our biggest challenge in the US continues to be ineffective regulation of wholesale access to incumbent operator networks. However, by refreshing our sales model and launching new products, we hope to grow our share of this market.

The high-growth regions of Asia Pacific, Latin America, Turkey, the Middle East and Africa are increasingly important for our customers. We are helping multinationals expand into these areas and supporting local companies in these regions as they grow internationally. We are investing in these markets – hiring more people, improving our products and services and building network and IT infrastructure.

Our markets are competitive across our footprint and we continue to face pricing pressure. However, there is good growth potential in the areas where we are investing. For example, Gartnera predicts that cloud computing services will grow at a rate of 36% a year globally over the next three years, ranging from 22% in Asia Pacific to 53% in Latin America. Gartner also expects managed security services to grow at a rate of 16% a year globally over the next three years. Ovum forecasts Ethernet services to grow at a rate of 14% a year globally over the next three years, ranging from 11% in the US and Canada to 31% in Latin America.

Around 90% of our revenue comes from our top 1,000 customers where we see an opportunity to grow our share of their spending.

Products and services

We deliver value to our customers by combining our products and services with industry-specific solutions and consulting expertise. Our network is at the core of what we provide. We have simple product categories organised around what our customers need. This makes them straightforward to buy and link together. Those categories are:

BT Connect

Our network services connect our customers to their people, their own customers and to the world. We offer a range of IP, Ethernet and internet network services. We deliver these in more than 170 countries over a range of access technologies including DSL, Ethernet and satellite.

BT Assure

People and businesses are using more mobile devices, social media and cloud services. Together with the growth in cyber-attacks, this means that customers are prioritising security. We provide a range of security products and services including firewalls, web security, intrusion prevention and threat monitoring.

[a]	The Gartner Reports described herein, Forecast: IT Services, 2012-2018, 1Q14 Update (Gartner, March 2014) and Forecast: Information Security, Worldwide, 2011-2017, 4Q13 Update (Gartner, January 2014), represent data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Annual Report) and the opinions expressed in the Gartner Reports are subject to change without notice.

BT One

Businesses communicate in a number of different ways – by phone, SMS, voicemail, instant messaging, email, video conferencing and data-sharing solutions. They want these channels to be integrated and work together. Our collaboration services help customers simplify their communications and transform the way they interact with their customers, colleagues, partners and suppliers.

BT Contact

We provide a range of contact centre services to help our customers build stronger relationships with their customers. Our services provide the option of using email, web chat, social media and the phone – either via automated systems or dedicated advisors. Our cloud solution gives customers more flexibility and control over their costs by allowing capacity to change in response to demand.

BT Compute

Businesses want reliable but flexible IT platforms and services for their applications, data storage and security. We provide IT services over our global network from our 45 data centres around the world.

Industry-specific solutions

As every industry has its unique needs and challenges, we provide a range of industry- specific solutions. For example, BT Radianz links financial institutions from around the world, giving them access to hundreds of critical applications. BT for Life Sciences lets research scientists collaborate on a secure platform.

BT Advise

We have experts around the world who provide consulting, integration and managed services to our customers. They have a range of specialisms, certifications and accreditations to make sure our customers get the best out of our products and services.

Performance in the year

We consolidated our position as a global leader for managed networked IT services. We have focused on improving customer service and investing in our global assets, people and technology. We have made progress towards our aim of being a more predictable business in terms of financial performance. Our continued focus on cost transformation has contributed to a £177m increase in operating cash flow.

Operating performance

Our investments to support our customers and improve our services have resulted in contract wins across all of our key geographies. We achieved an order intake of £6.9bn, 9% higher than last year.

Contracts we won in the year include:

Customer	Contract
Alsea (BT Contact)	A contact centre solution to improve home delivery from 590 of the restaurants it operates in Mexico.
Credit Suisse (BT Connect)	A renewed global network outsourcing agreement covering a broad range of communications services. Provided jointly with Swisscom, we will support the bank in more than 50 countries.

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Elster Group (BT Assure)	A contract to supply a managed virtual firewall service.
HeidelbergCement (BT Connect)	A network to connect Heidelberg- Cement’s sites at 1,100 locations in 37 countries across Europe and Africa.
NATO (BT Connect)	Centrally-managed internet access and remote network access services to enable highly secure services and information exchange to and from the internet.
Unilever (BT One)

A global IT outsourcing contract including collaboration services (such as audio conferencing and video conferencing) and a fully integrated network providing voice, data, video and mobility services to the company’s 173,000 employees across nearly 100 countries.

Western Power (BT Contact)	A multimedia contact centre in Perth, Australia, to maintain customer satisfaction, meet regulatory requirements and handle surges in call volumes, for example during natural disasters.
Department of Health and the Health and Social Care Information Centre	An agreement to continue to deliver N3, which provides secure national broadband services to the NHS.
Jabil Circuit (BT Connect)	Contract for managed network services at 112 locations in 25 countries across the US, Latin America, Asia, Europe and the Middle East and Africa.

Influential analyst firms recognise us as a global leader in the market. This year we improved our position as a leader in Gartner’s global network service providers magic quadrant based on our ‘Completeness of Vision’ and ‘Ability to Execute’. We also further improved our position as a leader in Gartner’s global communications outsourcing and professional services magic quadranta.

Customer service delivery

We continue to focus on improving customer service.

We gather feedback from our customers in lots of different ways, including through our global account management teams and surveys. We use this feedback to identify further opportunities to improve our service and increase customer satisfaction. Customer experience and feedback are an important part of how we reward our people.

This year we:

•	achieved a 5% increase in the number of customer-agreed milestones for our complex contracts that we met on time;
•	introduced internal systems which improve the quality and speed of customer quotes;
•	improved how we manage our relationship with customers by providing a single point of contact for service delivery;
•	improved Ethernet delivery times; and

[a]	The Gartner Reports described herein, Magic Quadrant for Global Network Service Providers, Neil Rickard, Robert F. Mason (Gartner, March 2014) and Magic Quadrant for Communications Outsourcing and Professional Services, Eric Goodness, Christine Tenneson (Gartner, October 2013) represent data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Annual Report) and the opinions expressed in the Gartner Reports are subject to change without notice.
•	increased the number of customer accounts included in our customer experience dashboards. This increases our visibility of problems and means we can resolve them sooner.

We made some progress in the year and increased our RFT performance 0.6%. But it did not increase by as much as planned, partly as a result of a backlog of orders. We have focused on clearing this backlog which will help support an improvement in our RFT performance in the future.

Our customers can use our products and services to reduce their impact on the environment. For example, we are helping the NHS save around 150,000 commuting days a year through providing remote access to its secure national broadband network, N3.

In all the societies where we do business, we try to make a positive difference. Through our Connecting Africa project, we are working with SOS Children’s Villages, an international charity that focuses on children at risk. We have connected 19 of the charity’s sites in nine African countries using our global satellite network.

Cost transformation

We reduced our operating costs by 4%, largely reflecting the benefit of our cost transformation programmes. We made savings in our network, procurement and processes.

•	Network – we completed the closure of our remaining legacy global data network, migrating the last customers to our strategic global platform which provides improved reliability and service. We have added new points of presence (PoPs) to reduce third-party access costs.
•	Procurement – we have focused on cutting contract delivery costs through negotiating better commercial terms with suppliers and refining the way we purchase access circuits and customer premises equipment.
•	Processes – by bringing together teams and clarifying roles, we are boosting efficiency, cutting costs, removing process failures and improving customer service. We are also improving back-office efficiency across Continental Europe.

Investing for the future

We have continued to invest to improve our global capabilities.

•	High-growth regions – we began hiring over 400 new people, improved our infrastructure with five new IP and Ethernet PoPs, and added new products.
•	Network – we built a new high capacity optical network in South Africa, extended our depth of coverage in South East Asia with an NNI (Network to network interface), and added 20 new PoPs in places such as Latvia, Lithuania and Oman.
•	Core products and services – we extended the reach of our BT Connect portfolio by opening a city fibre network in Paris and its suburbs. We launched BT Cloud Compute which boosts our cloud cover across four continents.
•	Industry-specific solutions – we have improved BT for Life Sciences by adding powerful scientific software applications from Schrödinger and more research solutions from Accèlrys. We connected a new financial services customer in New Zealand to the BT Radianz community.
•	BT Advise – we have improved the centralised knowledge management system which supports the BT Advise Academy. This makes it easier for our people to collaborate across the globe on customer issues and share best practice.

14	The Strategic Report – Delivering our strategy

Financial performance

	2014	2013[a]	2012[a]
Year ended 31 March	£m	£m	£m

Revenue	7,041	7,170	7,812
– Underlying revenue excluding transit	(1)%	(6)%	(1)%
Operating costs	6,109	6,338	6,977
EBITDA	932	832	835
Depreciation and amortisation	606	625	701
Operating profit	326	207	134
Capital expenditure	495	524	560
Operating cash flow	389	212	391

[a]	Restated. See note 1 to the consolidated financial statements.

Revenue decreased 2% (2012/13: 8%). We had an £8m negative impact from foreign exchange movements and a £40m decline in transit revenue. Our key revenue measure, underlying revenue excluding transit, decreased 1% (2012/13: 6%), an improvement on last year.

Our UK revenue declined 5% (2012/13: 8%) reflecting lower public sector business. In part this reflects our focus on only pursuing business in this sector that generates economic value. Underlying revenue excluding transit in Continental Europe was flat while in the US and Canada the decline slowed to 1%. We generated double-digit growth in underlying revenue excluding transit in our high-growth regions.

Operating costs decreased 4% (2012/13: 9%). Underlying operating costs excluding transit decreased 3% (2012/13: 11%) reflecting the benefit of our cost transformation programmes.

EBITDA improved 12% (2012/13: flat) and increased 14% on an underlying basis. Depreciation and amortisation decreased 3% (2012/13: 11%) as a result of lower capital expenditure in recent years. Operating profit increased by £119m to £326m.

Capital expenditure decreased 6% (2012/13: 6%). EBITDA less capital expenditure increased by £129m to £437m compared with an increase of £33m to £308m in 2012/13.

Operating cash flow was an inflow of £389m (2012/13: £212m). The increase of £177m was due to EBITDA growth, around £60m of early customer receipts and lower capital expenditure.

BT BUSINESS

BT Business serves around 900,000 UK SMEs. It has a leading position in fixed-voice, networking and broadband services.

BT Business had five customer-facing divisions during the year: UK SME, UK Corporate, BT Ireland, IT Services and BT Conferencing. BT Conferencing moved into BT Global Services in April 2014.

UK SME

UK SME supplies small businesses in Great Britain (typically up to 50 employees) with fixed-voice, broadband, mobility, networking and IT services.

It includes BT Redcare, BT Directories and BT Payphones. BT Redcare sells fire and security alarm signalling services, surveillance networks and control room services. BT Directories provides Directory Enquiries, The Phone Book, operator services and call handling for the emergency services. BT Payphones provides public, private and managed payphone services.

UK Corporate

UK Corporate supplies larger businesses in Great Britain (typically 50-1,000 employees) with fixed-voice, broadband, mobility, networking and IT services.

It includes BT Fleet, one of the UK’s leading fleet management providers.

BT Ireland

In Northern Ireland, we are the leading service provider for SMEs and the public sector. We run the copper access network and have built a fibre broadband network that passes more than 90% of premises.

In the Republic of Ireland, we serve corporate and public sector customers and are one of the country’s largest providers of wholesale network services.

IT Services

We have five specialist IT services businesses:

BT iNet	A networked IT specialist and leading Cisco partner selling infrastructure, security and unified communications.
BT Engage IT	A leading provider of business-to-business IT equipment and services.
BT Business Direct	An online store providing IT and communications hardware and software, including computing and networking equipment.
BT Expedite	A provider of services to the retail sector.
BT Tikit	A provider of IT products and services for legal and accountancy firms.

BT Conferencing

BT Conferencing is a leading supplier of audio, video and web conferencing and collaboration services. We sell services to business customers globally through sales teams in the UK, the US, Asia Pacific and Latin America. By using our conferencing services, people are able to travel less, reducing carbon emissions.

Markets and customers

There are 4.9m businesses in the UK with up to 1,000 employees (the market addressed by BT Business). Their communications and IT needs vary widely depending on their size, number of sites, industry and stage of lifecycle.

Small businesses have simpler needs and they sometimes buy services from consumer-orientated providers, including BT Consumer.

We have around 900,000 customers in BT Business. Major customers include: retailers such as Fat Face, WH Smith and Pets at Home; charities such as Anchor Trust, Barnardo’s and Oxfam; service organisations such as glh Hotels and Odeon Cinemas; financial organisations such as International Currency Exchange and educational institutions such as University College London (UCL). We serve more than half of FTSE350 companies.

In the UK, there are three markets that we focus on: fixed-voice and data; mobility; and IT services.

Fixed-voice and data

There are 8.3m business lines in the UK (2012/13: 8.8m), including both SMEs and large corporate businesses. Some of these lines are provided by BT Global Services. There are more lines than the number of individual businesses as many customers have more than one line. BT has a 45% market share of business lines (excluding VoIP), down two percentage points in the year.

The SME market for fixed-voice has been in decline for several years, with call volumes falling due to substitution by mobile, email and VoIP. But the business broadband market continues to grow, and customers are migrating from copper to fibre-based services.

The Strategic Report – Delivering our strategy	15

The market for data network services is fragmented. We are a leading player with around a quarter of the market. Customer demand for bandwidth continues to grow strongly but competitive pressure on prices means the market size is growing at a slower pace.

Overall, the fixed-voice and data market is worth an estimated £3.7bn and we have around 40% of it.

We compete against more than 300 resellers and fixed network operators. Alternative Networks, Colt Group, Daisy Group, KCOM Group, TalkTalk, Virgin Media, Vodafone and XLN are our main competitors.

Mobility

Mobile device sales are growing strongly in the market, driven by take-up of smartphones and tablets. Data volumes and revenue continue to increase but calls revenue is declining. Mobile apps, mobile security and machine-to-machine mobile services are growing opportunities.

The mobile market is important to us as around three-quarters of SMEs use both fixed and mobile services. The part of the mobile market that we target is worth an estimated £7.4bn, of which our share is around 1%. Our main competitors are EE, O2 (Telefónica), and Vodafone. They are increasingly offering fixed as well as mobile services.

IT services

The IT services market is large with a wide range of products. Competition is fragmented. We typically target businesses with 250 to 5,000 employees. The largest ones are often BT Global Services customers that we also provide services to.

We only target those product markets where we can leverage our assets and capabilities. We estimate that the parts of the market that BT Business serves are worth around £9bn, of which we have around 6% share.

Demand for cloud services, managed hosting, data centres and unified communications services is growing as customers look for flexible, cost-effective solutions to help them work more efficiently. Our main competitors are Computacenter, Dimension Data, Kelway, Logicalis, Phoenix and SCC.

Conferencing

We are the third largest player in Europe for video conferencing services. For audio conferencing, we are the second largest in Europe and the fourth largest worldwide.

Usage of audio conferencing continues to grow strongly. And while unit prices have fallen, overall market revenue is growing steadily. The audio conferencing market is worth around £4bn globally, and we have around 10% share of audio minutes.

The video conferencing market is also expanding. Desktop video conferencing services are growing, but telepresence products and services are in decline.

Our main conferencing competitors are AT&T, Intercall, PGi and Verizon.

Products and services

We offer a wide choice of fixed, mobile and IT services. These range from simple standalone products to managed services and complex customised solutions.

Fixed-voice services

Our fixed-voice services range from standard calls and lines to fully-managed office phone systems and contact centre solutions. We are increasingly selling VoIP services, such as BT Hosted VoIP and BT Business Broadband Voice (IP voice over the customer’s broadband connection).

Broadband and internet

We provide a range of internet access options including BT Business Broadband over copper, BT Infinity for business (over FTTC and FTTP) and BTnet dedicated internet access. We also sell email and hosted Microsoft collaboration services, and web-hosting.

Networking services

Our voice and data networking services support customers who need to connect different sites. Products include Ethernet, IP Virtual Private Network services (which connect sites using IP connections), SIP trunking (which transports voice calls over IP networks), leased lines, cabling infrastructure and local area networking solutions.

IT services

BT iNet and BT Engage IT sell cloud and data centre services, unified communications, security solutions, end-user support services, hardware, software and consultancy services.

BT Business Direct sells hardware and software from a wide range of suppliers.

BT Expedite provides the retail sector with store point of sale systems, back-office applications, e-commerce platforms and software.

BT Tikit combines its specialist legal and accountancy software products with technologies from multiple partners to offer fully-integrated solutions.

Mobility

We sell mobile voice and data services through a mobile virtual network operator (MVNO) agreement. We offer a range of handsets and tablets and a choice of tariffs to suit different customer segments.

We are developing a new range of mobile services which will use our 4G mobile spectrum.

Conferencing

BT MeetMe is our standard audio conferencing service. This is now available with Dolby Voice for higher quality sound and a better user experience. We also offer premium audio conferencing services hosted by a conference call coordinator.

We sell video conferencing equipment and services, ranging from desktop video to large telepresence solutions. We offer Cisco Webex web conferencing and video web-streaming.

Performance in the year

We have increased EBITDA for the second year running by maintaining our focus on cost transformation. Underlying revenue excluding transit was down 1% due to declines in line and call volumes. We have improved key metrics in customer service delivery and made it easier for our customers to contact us.

Operating performance

Our order intake grew 3% to £2bn. We have achieved a number of customer wins and re-signs this year including:

UK SME	Crown Estates
UK Corporate (including IT Services)	Adecco, EMR, Oxfam
BT Conferencing	Communicloud, Plantronics
BT Ireland	Ardagh Group, NI Water
BT Fleet	The Post Office, Wales & West Utilities
BT Redcare	Center Parcs

16	The Strategic Report – Delivering our strategy

Inclusive call packages have proved popular this year and helped us win customers. Business lines reduced 8%, which was higher than last year as more customers migrate to VoIP. This has been partly offset by growth in our own VoIP base, which is up 12%.

Our mobile customer base has decreased 3% this year. It has increased 4% in our UK SME channel but fallen in UK Corporate, where we have experienced strong competition. We have agreed a new MVNO deal with EE which will give us greater flexibility to launch competitive propositions next year.

BT Expedite won the 2013 Retail Week award for EPOS (Electronic Point of Sale) Initiative of the Year. BT Fleet won four awards, including one for best use of technology for reducing fuel consumption and emissions.

BT Redcare expanded its fire and security services into the Republic of Ireland, gaining over 950 customers this year.

BT Directories became the UK’s only 999 call handling agency on behalf of all fixed and mobile communications providers, following the seamless migration of three other service providers’ traffic to BT.

BT Ireland has continued its fibre broadband rollout across Northern Ireland. It has been awarded a further £24.5m of funding (announced by the Department of Enterprise, Trade and Investment in February) to extend our reach even further. This investment will deliver faster internet speeds to over 45,000 of the region’s most remote rural homes and business premises by December 2015.

BT Conferencing has grown audio and web minutes but average unit prices have declined. In video conferencing, we are focusing on providing services to support the use of mobile devices and tablets, as the market for hardware sales and telepresence rooms has declined.

Customer service delivery

Despite the challenges from the extreme weather conditions, we have made progress in a number of areas of customer service. BT Business RFT improved 1.5% in 2013/14. The increase this year is largely due to improved repair times and shorter lead times for provision, together with improved service levels in our contact centres.

The number of calls to our service desks is down 2%. Complaints are down 16%. Customer satisfaction with our advisors has increased two percentage points. Our transactional net promoter score (measured after interactions with customers) has increased eight percentage points and the average time to answer calls to our service desks is down 41% (a 68 second reduction).

We have made it easier for our customers to contact us by improving our online chat capability (and extending its opening hours), opening a new Twitter channel and launching online customer self-service on mobile devices.

We have increased the percentage of our customer accounts on paper-free billing to 15%. This reduces our costs and carbon emissions.

Cost transformation

Operating costs reduced 2%, reflecting the benefit of our cost transformation initiatives.

We have renegotiated contracts with suppliers which has delivered significant savings.

We have realised cost synergies by combining BT Enterprises, the non-consumer parts of BT Ireland and the previous Business unit together into one organisation. This has enabled us to reduce overall

BT Business total labour resource by 7%, becoming more efficient in areas such as sales, product delivery and customer service.

Investing for the future

We have continued to invest in our next generation of VoIP services, mobile services and IT systems to improve customer service.

In May we launched new broadband and telephony packages and a 76Mbps fibre product under the Plusnet Business brand.

We launched a 330Mbps FTTP service in June and a new managed Wide Area Network (WAN) service in August tailored specifically to the needs of SMEs.

In the Republic of Ireland we expanded our portfolio of access options for Ethernet services with the launch of our Ethernet First Mile and 10GB Etherway products. We have upgraded our core network to deliver speeds of 100Gbps to cost effectively support customers’ growing demand for bandwidth. We have deployed a new performance-reporting and control platform for BT Connect services. We have invested in data centre and telehousing capabilities in Belfast and Dublin to increase capacity and support BT Managed Compute services.

In BT Engage IT we have invested to expand the BT Managed Compute platform. This is a managed Infrastructure as a Service (IaaS) solution for core IT infrastructure, helping businesses migrate their data centre services to the cloud.

BT Tikit has invested in the next generation of Carpe Diem, a desktop time-keeping application for the legal profession.

In BT Conferencing we have invested in the launch of BT MeetMe with Dolby Voice. We have expanded our conferencing services into Latin America, with investment in local product modifications, sales and operations teams and a new customer service centre in Peru.

Financial performance

	2014	2013[a]	2012[a]
Year ended 31 March	£m	£m	£m

Revenue	3,509	3,516	3,594
– Underlying revenue excluding transit	(1)%	(2)%	(2)%
Operating costs	2,411	2,469	2,557
EBITDA	1,098	1,047	1,037
Depreciation and amortisation	206	245	248
Operating profit (loss)	892	802	789
Capital expenditure	133	147	196
Operating cash flow	892	907	856

[a]	Restated. See note 1 to the consolidated financial statements.

Reported revenue was flat (2012/13: 2% decline) including a £9m positive impact from foreign exchange movements, a £12m decline in transit revenue and a £20m impact from acquisitions. Underlying revenue excluding transit decreased 1% (2012/13: 2%).

UK SME & Corporate voice revenue declined 2% (2012/13: 6%) with continuing volume reductions partly offset by an increase in average spend per customer. The volume decline partly reflects migration of customers to VoIP services where revenue increased 25% (2012/13: 5%).

UK SME & Corporate data and networking revenue increased 1% (2012/13: 1%) with growth in managed network services in broadband revenue with more customers choosing to take fibre services.

BT Conferencing revenue declined 2% (2012/13: 1% increase) due to continued lower hardware sales and lower audio prices, partly offset by growth in the volume of conferencing minutes.

The Strategic Report – Delivering our strategy	17

BT Ireland underlying revenue excluding transit increased 4%

(2012/13: flat) driven by contract wins. Transit revenue declined 24% (2012/13: 11% increase).

Excluding the benefit of the acquisition of Tikit, IT services underlying revenue grew 1% (2012/13: 3%).

Revenue declines were seen in BT Directories, BT Redcare and BT Payphones, with these partially offset by growth in BT Fleet.

Operating costs decreased 2% (2012/13: 3%). Underlying operating costs excluding transit decreased 3% (2012/13: 3%) reflecting the impact of our cost transformation programmes.

EBITDA increased 5% (2012/13: 1%) and underlying EBITDA increased 4% (2012/13: 1%). Depreciation and amortisation decreased 16% as a result of lower capital expenditure in recent years. Operating profit increased 11% (2012/13: 2%).

Capital expenditure decreased 10% (2012/13: 25%). EBITDA less capital expenditure increased by £65m compared with a £59m increase last year.

Operating cash flow was an inflow of £892m (2012/13: £907m). This was lower than the prior year driven by the timing of working capital movements.

BT CONSUMER

We are the largest consumer fixed-voice and broadband provider in the UK with a growing base of TV and BT Sport customers.

We sell BT-branded fixed-voice, broadband and TV services directly to UK homes. We also sell BT Sport and BT Wi-fi to commercial premises and offer a range of consumer devices (such as telephones and baby monitors) through third-party high street retailers.

Our Plusnet brand allows us to grow our market share amongst more price conscious fixed-voice and broadband customers.

We have focused on growing revenues from broadband (including fibre) and TV to offset declines in traditional fixed-voice services.

Markets and customers

The market for fixed-voice calls, lines and broadband is competitive with at least a dozen bundled product suppliers and over 100 fixed-line operators. There are several strong players – the four largest being BT, Sky, Virgin Media and TalkTalk.

Our voice and broadband services are available to almost all of the UK’s 26m households. Our TV services, which require a minimum broadband speed, are available to the majority of them.

Fixed-lines

Since 2009, the number of fixed-lines in the UK has remained stable at 84% of households. 16% of homes are ‘mobile only’. Consumers are using their fixed-lines less for making calls as they find other ways to keep in touch, such as email, SMS, instant messaging and social media. According to the latest data from Ofcom, UK fixed-call minutes fell 13% in the quarter to December 2013, compared with the same quarter a year earlier. Despite this trend, demand for fixed broadband connections is supporting the overall number of lines in the market.

BT has a 38% share of the market for consumer fixed-lines. This compares with 41% last year.

Broadband

At 31 March 2014 there were around 22.9m DSL, fibre and cable broadband connections to homes and businesses in the UK. This is up 4%.

Broadband adoption is being helped by attractive broadband prices, which according to Ofcom are some of the lowest in Europe.

Our rollout of fibre broadband is helping to increase broadband speeds across the country. The average broadband download speed in the UK increased by almost 50% to 17.8Mbps in November 2013, up from 12.0Mbps a year earlier.

Take-up of fibre broadband has been helped by the growing number of connected devices and greater use of bandwidth-intensive applications such as BBC iPlayer.

Our market share of consumer and business DSL and fibre broadband connections is 39%, one percentage point above last year.

TV

Live channels (as opposed to catch-up or on-demand) are still the most common way for people to watch television. 37% of UK adults only watch free-to-air digital TV (Freeview). 58% take a pay-TV service with the remaining 5% using other services such as Freesat.

Pay-TV is delivered in one of three ways:

•	satellite (Sky);
•	cable (Virgin Media); or
•	DSL or fibre (mainly BT and TalkTalk), with the TV service provided over both broadband and free-to-air digital TV.

Satellite has for many years been the dominant pay-TV platform with Sky having exclusivity over much of the UK’s premium sports content. We continue to pursue commercial, legal and regulatory avenues to obtain access to Sky’s sports channels on a fair basis and particularly on BT TV over the YouView platform. This would increase competition and choice, and benefit UK consumers.

Demand for fibre broadband has been supported by the emergence of over-the-top content providers such as Netflix, Amazon Prime Instant Video and Blinkbox.

The proportion of our customers who take a bundle of products that include TV is lower than for some of our major competitors. This gives us an opportunity to drive take-up to increase ARPU.

Products and services

Our three key product segments are: fixed-voice, broadband and TV. To win and keep customers we offer competitively priced and differentiated packages across these areas.

We provide additional services that support our value-for-money positioning including:

•	BT Sport, which provides inclusive premium sports content for BT broadband customers;
•	BT Cloud, which provides on-the-go access and secure online storage for customers’ data;
•	BT NetProtect Plus security and BT Parental Controls, which give peace of mind to our customers and protect their families; and
•	BT Wi-fi which offers unlimited access to over 5m hotspots in the UK.

Most of our sales are through our call centres but our online channels are gaining share.

Fixed-voice

We provide customers with fixed-lines and a choice of calling plans.

We offer our customers flexible ways to pay. Line Rental Saver gives a discount on line rental to customers who pay for a year upfront. Our unlimited call packages offer customers peace of mind with the choice of inclusive evening, weekend or daytime calls.

18	The Strategic Report – Delivering our strategy

We offer a low cost phone service. BT Basic is available to those on low incomes and in receipt of certain state benefits (such as income support). We are the only company to offer such a service.

We want to help customers manage nuisance calls. Our BT6500 nuisance call blocking telephone has become the best-selling UK fixed-line telephone. We also offer free caller display for customers who take a twelve month contract with BT.

We help customers to get the most from their services. BT SmartTalk allows customers to make calls from a range of devices using wi-fi. Calls are then charged to customers’ bills as if they had been made from their fixed-line. This means they can make inclusive or cheap calls when overseas, for example.

Broadband

BT Broadband is our DSL service which is delivered over copper lines. BT Infinity uses fibre to enhance the speed and performance of broadband. BT Broadband and BT Infinity come in a range of options with different usage limits and speeds and are usually bundled with fixed-voice call plans.

The growing take-up of BT Infinity is helping to increase customer loyalty and reduce customer churn.

This year we launched BT Mail alongside a new, single online portal that enables customers to manage their email and all their services through a single website. We expect to move all remaining customers from the existing email service supported by Yahoo! to BT Mail during 2014.

When we designed our latest version of the BT Home Hub, we set out to minimise its carbon footprint. We used the latest power supply units and software to reduce its overall power consumption. By ensuring our hub and packaging could fit through a standard-sized letter box, customers no longer need to worry about being at home for their delivery.

TV

Our TV business consists of two parts – our TV service and propositions (BT TV) and our live sports channels (BT Sport).

BT TV brings together free-to-air channels, additional paid-for channels, catch-up content and on-demand TV shows and movies. It is sold exclusively to our broadband customers.

Our strategic TV platform is YouView, which gives customers standard and high definition (HD) free-to-air channels and the ability to pause, record and rewind live TV and on-demand content. Its programme guide scrolls back seven days to give customers easy access to catch-up TV from BBC iPlayer, ITV Player, 4oD and Demand 5.

In February 2014, we launched our new YouView set-top box, building on the success of our first generation award-winning box. It is even smaller and faster and allows customers to store up to 300 hours of TV.

Our ‘Essential’ TV pack is our entry-level offering for both BT Broadband and BT Infinity customers and includes a YouView set-top box. Our ‘Entertainment’ TV pack is only available to BT Infinity customers. It comes with a free YouView set-top box and access to 20 extra channels (such as Comedy Central, Gold and Discovery) with catch-up services available for many of them. These channels are not available on free-to-air television.

Additional channel packs can also be added, such as ‘HD Extra’, ‘Kids Extra’ (which also includes on-demand) and Sky Movies. In total, we added 38 channels to our TV service this year, including 16 HD channels. We also offer on-demand only packs (giving access to content whenever people want it) including ‘Film and TV Box Sets’, ‘Music’ and ‘Kids’.

In August 2013, we launched three live TV sport channels – BT Sport 1, BT Sport 2 and ESPN. These channels are on-air 24/7 and are available in both standard and high definition. BT Sport customers can get our sports channels: through our two latest TV platforms with BT Infinity; over digital terrestrial TV; through an online app; or over satellite. They are also available to Virgin Media customers and in the Republic of Ireland with Setanta, through our wholesale deals.

BT Sport is free with BT broadband. Non-BT broadband customers can subscribe for £12 a month for standard definition or £15 for high definition.

Performance in the year

We have grown revenue 4%, the most in over ten years. Our EBITDA was down 14% this year reflecting our investment in BT Sport which offset the benefit of our cost transformation activities. We have seen good growth in fibre broadband and have increased our share of the DSL and fibre broadband market, adding 69% of market net additions. BT Sport has helped drive broadband take-up and slow line loss. We need to strengthen our customer service to provide a consistent customer experience, underpin our value-for-money positioning and meet changing expectations.

Operating performance

At 31 March 2014 we had 9.9m consumer fixed-lines, with around 9.7m active voice lines (where a customer buys calls from us as well as paying for the line). Despite the competitive environment, we have managed to significantly slow line loss. We reduced our rate of net line loss by over 50% to 314,000 in the year. We lost just 196,000 net active lines this year, compared with 496,000 last year.

This shows our strategy is delivering. We are winning new customers and retaining existing customers through bundled packages and the appeal of BT Sport. Around 98% of our broadband sales are now bundled with other products and 91% of our broadband customer base takes a bundle of services.

Total consumer and business call minutes fell 12% compared with a 9% decline last year.

As at 31 March 2014 we had 7.3m consumer and business broadband customers, up 9%. We achieved 571,000 broadband net additions. This was 35% more than last year despite slowing growth in the market and represented 69% of DSL and fibre broadband market net additions.

We now have over 2.1m fibre broadband customers, increasing 869,000 in the year. Around 30% of our broadband customers now have fibre.

Our consumer ARPU increased to £391 (2012/13: £365) driven mainly by broadband take-up.

We have continued to grow our TV customer base, adding 192,000 customers and reaching the 1m customer milestone.

Around 3m customers now take BT Sport directly from us. Including our wholesale arrangements with Virgin Media in the UK and Setanta in the Republic of Ireland, around 5m households can watch BT Sport.

We are pleased with viewing figures for BT Sport. Of our 33 Barclays Premier League matches in 2013/14, 27 reached over 1m viewers. Over the Christmas period we achieved our peak viewing audience of over 1.8m during the Manchester City versus Liverpool fixture.

The Strategic Report – Delivering our strategy	19

Customer service delivery

BT Consumer RFT improved 5.4% this year. We had hoped for a greater improvement and are making further investments in our customer service operation, in particular how we respond to increased demand at peak times. For example, we signed up over 1m customers to BT Sport within the first three months of launch which placed considerable pressure on our contact centre resources affecting the levels of service some customers received.

During the year we introduced a new online portal. This enables customers to review their bills, make changes to their account, access their BT services (such as BT Cloud and email) and find out about other BT products and services using a single user ID and password.

We have also put in place interactive voice recognition software so that customers who prefer to speak to us are able to get through to the right advisor without having to navigate through as many options.

We are also making changes to provide a consistent customer experience at all times and to meet changing customer expectations. There are a number of initiatives we have committed to including:

•	a dedicated case management approach to customers with serious problems and faults;
•	recruiting hundreds of new UK call centre staff – most recently in South Shields, on Tyneside and Accrington, Lancashire; and
•	introducing new software that makes sure we call back customers at the correct time.

Even with the challenges in our customer service operation, our customers continue to recommend our products to others. Our advocacy scores improved to an average of 39% in the fourth quarter this year (Q4 2012/13: 33%, Q4 2011/12: 31%).

Cost transformation

Operating costs increased 11% due to our investment in BT Sport and our improved revenue trend. Excluding BT Sport, operating costs declined 5% which is consistent with the prior year.

This reflects the benefits of our cost transformation activities including:

•	renegotiating supplier contracts and improving our processes;
•	installing software into our home hubs which means our customer service advisors can diagnose faults remotely. This helped save around 7,000 engineer visits and reduced calls into our customer service team by over 300,000; and
•	launching our new YouView set-top box which has a lower unit cost.

Investing for the future

The launch of BT Sport was our largest investment this year. It:

•	increases customer loyalty. More than 1m of our broadband and BT Sport customers take a pay-TV service from another service provider. BT Sport makes them less likely to change their broadband provider;
•	allows us to grow our customer base among sport-centric UK households; and
•	provides us with a new revenue stream – we charge consumers who do not take our broadband packages and we charge pubs and clubs for a commercial licence. We also make money from advertising and sponsorship.

We have continued to strengthen our sports offering including securing exclusive live broadcast rights such as to the UEFA Champions League and UEFA Europa League for three years from summer 2015.

To improve BT TV, we have also added third-party content and channels such as Comedy Central HD, Discovery HD, Disney Channel and Sky Movies.

Financial performance

	2014	2013[a]	2012[a]
Year ended 31 March	£m	£m	£m

Revenue	4,019	3,846	3,925
Operating costs	3,186	2,878	3,043
EBITDA	833	968	882
Depreciation and amortisation	219	248	252
Operating profit	614	720	630
Capital expenditure	211	241	271
Operating cash flow	472	655	592

[a]	Restated. See note 1 to the consolidated financial statements.

Revenue increased 4% (2012/13: 2% decrease), the most in over ten years, driven by growth in broadband and TV revenue and a reduction in our customer line loss. These reflect the benefit of BT Sport following its launch in August.

Calls and lines revenue declined 2% (2012/13: 7%). The lower rate of decline was driven by slower line loss and the performance of our Plusnet business.

Broadband and TV revenue increased 18% (2012/13: 12%) with continued growth in volumes.

Other revenue increased 5% (2012/13: 2%). The improvement reflects growth in the devices business, partly reflecting the success of the BT6500 nuisance call blocking telephone.

Operating costs increased 11% (2012/13: 5% decrease) reflecting our investment in BT Sport of around £450m, partly offset by efficiencies from our cost transformation programmes.

As a result EBITDA decreased 14% (2012/13: 10% increase). Depreciation and amortisation decreased 12% (2012/13: 2%) due to the lower level of capital expenditure in recent years. Operating profit decreased 15% (2012/13: 14% increase).

Capital expenditure decreased 12% (2012/13: 11%).

Operating cash flow decreased 28% (2012/13: 11% increase) reflecting our investment in BT Sport and the deposit of around £60m paid for the UEFA Champions League and UEFA Europa League broadcast rights.

BT WHOLESALE

BT is Europe’s largest wholesale telecoms provider. In Great Britain, BT Wholesale serves more than 1,400 CP customers.

BT Wholesale sells voice, broadband and data communications products and services to fixed and mobile network operators and other service providers in Great Britain. (BT serves these customers in Northern Ireland and the Republic of Ireland through BT Ireland, and elsewhere in the world through BT Global Services.)

Our managed solutions combine these products with third-party components and our own professional services such as: network solution design, build, migration and operation; field services; and programme management. We also offer industry-specific services to media companies and broadcasters.

BT Wholesale is structured around its customers. Our largest customers are supported by dedicated client teams. Smaller customers are served by a desk-based sales force. These are all in turn supported by specialist functions covering business development, contract management, product management and customer service.

20	The Strategic Report – Delivering our strategy

Markets and customers

We provide our products and services to more than 1,400 CPs, including the UK’s largest fixed and mobile operators, internet service providers and broadcasters.

Customers include: the mobile network operators 02 UK, 3 and Vodafone; the major fixed network operators Sky, TalkTalk and Virgin Media; and other significant service providers including Colt Group, Daisy Group and KCOM Group. Major overseas operators also use our services to provide solutions in Great Britain to their customers.

The key trends in our wholesale markets are:

•	Portfolio evolution towards IP-based services – CPs are increasingly migrating their services to IP and other new technologies. They are replacing leased lines with Ethernet circuits and adopting VoIP. While our margins on IP-based services are lower than on more traditional products, this trend allows us to help our larger customers address the mounting cost and risk associated with their legacy networks. We can also help them migrate from old to new, by using our IP Exchange service for example.
•	Continuing local loop unbundling (LLU) roll out by Sky and TalkTalk – these CPs use us to provide services to their end-users beyond the reach of their own networks. As their networks expand, this reduces the number of end-users BT Wholesale can support. On the other hand, another CP’s closure of its own LLU network this year led to a substantial migration of lines to our services.
•	Increased competition – our biggest competitors are TalkTalk, Virgin Media and Vodafone. This year we have seen more competition in the data connectivity market in particular. As major CPs increase their focus on the wholesale market, we expect competition to continue to intensify.
•	Demand for bandwidth across our broadband, Ethernet and media networks is growing – this is being driven by the rollout of 4G mobile networks, growing video usage across all kinds of networks and the growth of HD content (both on-demand and live event viewing). The challenge for the industry is to translate this demand into higher revenue to recoup the higher cost of provision.

Products and services

Broadband

Our next-generation Wholesale Broadband Connect (WBC) network can be used by CPs to offer copper-based broadband services to 92% of UK premises (2012/13: 90%) and fibre broadband to around two thirds of premises. Our older ADSL network brings overall broadband coverage up to 99.8%. Following consultation with CPs, we have delayed the retirement of this network where it overlaps with our newer WBC network. This retirement process will now be completed by September 2014.

This year we launched new pricing options for additional network capacity. These help our customers stay competitive despite the higher network cost as broadband usage grows.

Data connectivity services

CPs use our Wholesale Ethernet portfolio to extend the reach of their Ethernet network or, where they have no network of their own, to add Ethernet services to their product range. They may also use it as part of a broader solution, for example, to connect end-users to the Hosted Communications Services we offer.

Our Ethernet portfolio offers speeds from 2Mbps up to 10Gbps, delivered over the widest choice of access types in the market. This year we expanded our UK Ethernet network in Great Britain from around 1,170 nodes to over 1,230 and connected it to key data centres and telehouses.

Where traditional leased line connectivity is required, we also provide partial private circuits.

Our Mobile Ethernet Access Service connects mobile operators’ cell sites to their core networks over a single converged backhaul network. We continue to roll out this innovative and market-leading solution to more locations.

Voice services

Our Wholesale Calls product enables CPs to offer voice calls without having to invest in their own voice network. CPs can present this as their own service while we provide the underlying network and billing capability on a white-labelled basis.

Where CPs have their own voice network, our Transit product connects it to other CPs’ networks at low cost.

Ofcom’s Narrowband Market Review, which came into effect from January 2014, will significantly reduce the price and profitability of one of our voice products, Direct Conveyance, which enables calls to be made from CPs’ customers to BT’s own end-users.

IP Exchange (IPX)

Increasingly people and businesses are making calls over their broadband and data connections, using VoIP. But while traditional PSTN calls use a common standard (which ensures that they can be easily carried across multiple networks), many different and incompatible technologies are being used for VoIP.

IPX translates VoIP calls made using these different technologies as well as those sent between IP and PSTN networks. It ensures that calls get to their destination at the intended level of quality. We sell IPX through BT Wholesale and, outside Great Britain, through BT Global Services. This year we gave IPX the capability to carry voice calls in high definition.

Hosted Communications Services

This year we launched our Hosted Communications Services Portfolio. It provides a range of IP voice application services including Hosted Contact Centres, Inbound Call Services, IP Centrex and SIP trunking.

We host and manage these services on behalf of our CP customers. This is intended to save CPs money and to make it simpler for their own customers to run their businesses. CPs may buy the service either on its own or as a complete package which includes any necessary data connectivity and customer premises equipment.

Managed Solutions

We have a long and successful track record of designing, building, managing and transforming CPs’ networks for them. We enable CPs to offer complete voice, data and broadband products. We can extend this to include an end-to-end service wrap, from taking and processing new orders through to customer service and billing the end-user. This year we launched a new white-labelled broadband service and are able to offer significant cost savings by sharing the broadband infrastructure across multiple CPs.

These managed solutions give our customers access to our expertise and economies of scale and aim to help them reduce their operating costs and capital expenditure.

Media and Broadcast Services

All the UK’s digital terrestrial TV is underpinned by our specialist media network. This network also delivers outside broadcast services from over 150 sports and news locations around the UK. Our global media network links all the main locations around the world where broadcast or film content is created or distributed.

The Strategic Report – Delivering our strategy	21

We have a number of global alliances which extend our portfolio and our geographical reach. For example, we have an alliance with Intelsat which improves our ability, and theirs, to deliver content over both satellite and fibre connectivity. And we use partners to link TV stations to sports venues in North America.

Performance in the year

BT Wholesale’s trading environment was tougher this year as a result of some significant customer, competitor and regulatory decisions. Our order intake was slightly lower than last year at £1.9bn and underlying revenue excluding transit declined 3%. But continuing cost transformation meant we improved our EBITDA trend, which was down just 1%. Operating cash flow was an inflow of £372m, up 7% due to the timing of customer receipts. Customer satisfaction was much higher as a result of the investments we have made in our service.

Operating performance

Despite the challenging trading environment we signed new deals worth £1.9bn. This was slightly less than last year’s £2bn but well above the intake of £750m the year before.

These deals show that we continue to offer compelling propositions and that our customers trust in us to deliver.

The number and mix of deals signed has changed from last year, with a greater contribution from smaller contracts. We have invested in selling and marketing more to our smaller customers, some of whom are achieving strong growth. For example, this year we agreed a contract with Timico Technology Group to manage their broadband, Ethernet and voice estate and migrate their voice traffic to IPX. We also became the preferred supplier of Ethernet services to Spitfire Technology Group. Other business won this year includes:

•	contracts with two UK mobile operators to migrate their voice traffic to IP;
•	managed data solutions (incorporating leased lines and Ethernet) for two major US telecoms providers;
•	data centre services for a mobile operator; and
•	the provision of outdoor wi-fi network coverage for Brighton, Cardiff and Glasgow city centres. We have also been appointed as the preferred supplier for three other cities.

Competition in the market is intense and is putting pressure on prices. This means that some of the contracts we extended and re-signed in the year will have lower margins. One of our large customers, The Post Office, continued its migration from our white-labelled broadband and voice services, following its decision in 2012 not to renew its contract with us.

IPX has continued to grow strongly. This year it carried over 11bn voice minutes within the UK, and over 14bn in total worldwide. Total IPX revenues more than doubled. While in the UK these minutes have largely replaced calls previously carried over our non-IP network, we expect the service to boost our long-term position in the market place.

Ethernet performed well too, with the number of circuits sold increasing 50%. Revenues increased 32%, reflecting a highly competitive market for this product.

Customer service delivery

Customer satisfaction levels rose substantially – from 68% at the start of the year to 78% at the end. Customers responded well to having clearer service improvement plans backed by a new team of service improvement managers.

They also appreciated innovations such as a new diagnostic tool that makes it easier to locate faults, halving the average time it takes them to do so. Performance levels in our Ethernet and IPX products were also better.

The delivery times and reliability of our next generation broadband services have continued to improve. In the fourth quarter we:

•	cut the average time to provide WBC over copper by 8% and by 17% over fibre (compared with a year ago) by investing in more automation;
•	reduced WBC fault rates by 11% on copper and 21% on fibre through better diagnostic tools; and
•	resolved 73% of queries in one contact with the customer compared with 62% a year earlier.

These improvements were all reflected in our RFT performance which was up 3.3% for the year.

Cost transformation

Operating costs reduced 9% (2012/13: 13%) or by 3% excluding transit costs (2012/13: 1%). We achieved this through a structured programme including:

•	reducing third-party supplier costs through contract renegotiation and making sure we only buy and pay for what we need;
•	achieving efficiencies in selling and general administration costs. These were 13% lower than last year, mainly because of a lower number of employees and a £5m lower bad debt expense; and
•	making more efficient use of our network, by more closely matching the capacity we put in place to the expected demand.

These cost reductions have been partially offset by higher cost of sales due to changes in our product mix (for example, as traditional voice services migrate to lower-margin IP).

Over 80% of our people are actively engaged in BT’s drive to reduce energy consumption. This year we continued to remove redundant exchange equipment from our legacy broadband network. This project is expected to reduce annualised energy costs by around £10m. Next year we will begin to benefit from similar work in our legacy voice and data networks.

A new Ethernet solution means that we can reduce the number of separate circuits needed in some networks. This meant that this year we removed thousands of surplus mobile data circuits from mobile customers’ sites, with a view to reducing power consumption.

Investing for the future

In response to growing demand for cloud-based services, and as we seek to sell more white-labelled products, we launched a new range of Hosted Communications Services. A number of CPs are now selling this range and we will add more products to it next year.

We further expanded our broadband, Ethernet and IPX platforms, including a new IPX node in North America.

We are introducing Business Zone, a new online portal through which CPs can manage their orders and faults for products such as broadband, Ethernet and IPX. Feedback from trial users this year has been very positive, so next year we will roll it out to all customers. We also plan to add more features and products to it.

We have developed solutions to support mobile operators as they deploy small cell technologies. After successful customer trials, we received the first formal request for a proposal for a small cell solution. We expect more to follow next year.

22	The Strategic Report – Delivering our strategy

Financial performance

	2014	2013[a]	2012[a]
Year ended 31 March	£m	£m	£m

Revenue	2,422	2,608	2,943
– Underlying revenue excluding transit	(3)%	(3)%	(2)%
Operating costs	1,808	1,988	2,276
EBITDA	614	620	667
Depreciation and amortisation	245	254	259
Operating profit	369	366	408
Capital expenditure	244	233	336
Operating cash flow	372	348	259

[a]	Restated. See note 1 to the consolidated financial statements.

Total revenue declined 7% (2012/13: 11%, or 10% excluding the impact of ladder pricing, see page 25), mainly due to a £119m (2012/13: £277m) reduction in transit revenue.

Underlying revenue excluding transit declined 3% (2012/13: 3%, or 1% excluding the impact of ladder pricing). This was primarily due to a 15% decline in broadband revenues, as lines continue to migrate to LLU and a 16% decline in traditional calls and lines revenue which includes the impact of the Narrowband Market Review (NBMR). These effects were partially offset by strong growth in IP services of 28% as well as 7% growth in managed solutions.

Revenue from managed solutions accounted for 37% of revenue this year, up from 32% last year.

EBITDA declined 1% (2012/13: 7%, or 3% excluding the impact of ladder pricing) as cost transformation helped to offset the impact of lower revenues. Depreciation and amortisation were down 4% (2012/13: 2%) contributing to operating profit increasing 1% (2012/13: 10% decline).

Capital expenditure increased 5% (2012/13: 31% decrease). This was primarily due to higher spend on the IPX platform (to increase capacity to meet growing demand) and investment in systems to drive future efficiencies.

Operating cash flow increased 7% (2012/13: 34%) principally due to the timing of customer receipts.

OPENREACH

We are delivering the fibre broadband rollout programme on behalf of the group and are playing our part in building Britains’ connected future helping businesses to grow and communities to prosper.

Openreach is responsible for providing services over the local loop (sometimes known as the local access network or the last mile). This is made up of the copper and fibre connections between our exchanges, and homes and businesses. We also offer backhaul products to connect exchanges to CPs’ networks.

BT’s Undertakings (more on page 26) commit us to selling our main products and services to all CPs openly and equally and on the same terms as we do to BT’s own lines of business. To make this work properly, Openreach’s operational, engineering and systems capabilities are separate from those of the rest of BT. Around 99.7% of Openreach revenue is subject to these Undertakings.

Markets and customers

BT serves the wholesale telecoms customer segment in Great Britain through Openreach and BT Wholesale. In Northern Ireland and the Republic of Ireland, BT serves wholesale customers through BT Ireland.

Openreach has around 540 CP customers, the largest of which are other BT lines of business (particularly BT Consumer and BT Business), Sky and TalkTalk. Openreach does not sell directly to end-customers.

Our main competitor for consumer services is Virgin Media, whose network covers just under half of UK homes. We have many competitors in the business market, where the focus is on selling high capacity data connections. Our main competitors are Virgin Media, Colt and Vodafone.

Products and services

Openreach sells three main products: fibre broadband, copper-based services and Ethernet.

Fibre broadband

Our wholesale fibre broadband product is called Generic Ethernet Access (GEA). The FTTC variant of GEA uses copper for the final connection to the customer. It offers speeds of up to 80Mbps. The FTTP variant offers faster speeds of up to 330Mbps and uses fibre all the way to the customer premises.

In April 2013, we launched FTTP-on-Demand. This lets end-customers in FTTC areas get an FTTP connection if they need one – we think SMEs will be especially interested in the faster speeds that this supports. We have initially made FTTP-on-Demand available in 42 exchange areas, and plan to make it available across our entire fibre broadband footprint.

We have introduced more installation choices for our CP customers. While we continue to offer managed installation of fibre broadband (which entails an Openreach engineer visiting a home or business site), we now offer CPs the option of providing the service without an Openreach engineer visit.

We also offer Fibre Voice Access which allows CPs to offer voice services over FTTP that are similar in functionality to copper-based voice services.

Our fibre broadband network can also carry broadcast and on-demand internet protocol television (IPTV) services. We provide a multicast service which cuts the cost of delivering broadcast TV over our network and means CPs (generally triple-play providers) can prioritise broadcast TV over other web traffic.

Passive Infrastructure Access (PIA)

PIA products allow CPs to rent space in Openreach’s ducts or on telephone poles. CPs can use this space for their own fibre networks instead of buying fibre broadband services directly from us.

Wholesale Line Rental (WLR)

WLR is a copper-based service which lets CPs offer own-branded phone services (with their own pricing and billing) using our equipment and network. They pay to use the copper lines between our exchanges and customer premises but can avoid investing in extra network equipment or infrastructure.

Local Loop Unbundling (LLU)

LLU is also a copper-based service. It allows CPs to offer broadband services by installing their own equipment in our exchanges and renting the copper line to the customer premises. CPs can use our shared metallic path facility (SMPF) product to offer broadband over a WLR line or our metallic path facility (MPF) product to offer both phone and broadband services over a copper line using their own equipment.

Ethernet

Our Ethernet products offer business-grade, dedicated fibre connections. CPs use them in their own networks and to provide high quality, high bandwidth services to businesses and the public sector.

The Strategic Report – Delivering our strategy	23

Performance in the year

Our fibre broadband network passes more than 19m premises and is being used by 2.7m end-customers. Our physical line base grew by 83,000 in the year. But our service performance was affected by the extreme weather conditions and widespread flooding across the UK.

Operating Performance

During the year we largely finished building fibre broadband infrastructure in areas where the business case is viable without public subsidies. We also started to roll out fibre to wider communities, supported by public funding from the Broadband Delivery UK (BDUK) programme. This funding was awarded to us following competitive tenders. We are now in the build phase for each of these contracts.

Take-up of fibre broadband is growing strongly, with 1.3m new fibre connections during the year and over 2.7m homes and businesses now connected.

There are 18.5m DSL and fibre broadband users on our network, an increase of 0.8m in the year.

The UK was first in eight out of twelve measures in Ofcom’s 2013 EU Broadband scorecard which assesses factors such as broadband coverage, take-up and usage in the UK, France, Germany, Italy and Spain.

Despite the problems caused by the poor weather, we managed to grow our physical line base by 83,000 in the year. This is the third consecutive year of growth.

The number of Ethernet circuits we provide grew 14% in the year. This reflects more demand for connections for CPs’ business customers as well as CPs requiring greater speeds and capacity within their own networks.

Customer service delivery

People are increasingly reliant on their fixed-lines for continuous access to the internet. This means customer expectations have risen around the time taken to install, upgrade or repair their line. Ofcom is proposing to introduce minimum service levels around the repair and provision of lines.

Although we have made progress improving some aspects of our service, we have not always kept pace with customers’ shifting expectations. The main area where we did improve was in providing new lines to homes and businesses. The average time to provide a new line was around ten days, in line with the commitments we had made to industry. We installed 93% of lines on the day agreed with customers, and only 6% of lines developed a fault within 28 days.

But we need to increase the speed and consistency with which we repair faults in our network. We repaired only 70% of faults within the timeframe we had committed to customers. While repair performance was hampered by the extreme weather between December and February, we are committed to increasing investment in the resilience of our network.

For our business customers, our Ethernet provision performance was below our targets. In particular, we missed the agreed customer delivery date for around one in six Ethernet orders. More positively, once provided, our Ethernet services proved robust and less than 12% of circuits required a repair during the year.

Our RFT was up on average for the first three quarters but then declined 1.9% due to widespread storms and flooding across the UK, which led to record fault volumes and meant it took longer than normal to provide our services.

Cost transformation

Operating costs reduced 1% (2012/13: 4%) as cost efficiencies offset pay inflation and the additional engineering resource we have recruited to support fibre provision in rural areas. The weather conditions also impacted our costs in the year.

We are increasing the efficiency of our operations through process improvements, better training, improved tools and equipment for our engineers, and by recruiting engineers with more flexible terms and conditions.

This year we:

•	provided over 13,000 new PCs and mobile devices to our workforce;
•	launched 20 bespoke smartphone apps that simplify or automate a large number of engineering tasks; and
•	helped our engineers become more productive.

Investing for the future

We continue to invest in both our network and our people to improve the service we provide to our customers. This year we:

•	invested £1.0bn (2012/13: £1.1bn) in our copper and fibre networks to extend coverage, improve service and increase functionality. This supports our aim to be trusted to deliver reliably and consistently;
•	trialled ‘vectoring’ technology – this could potentially increase our FTTC broadband speeds to above 100Mbps;
•	provided 140,000 hours of training (30% more than last year), to ensure that our people have the right skills for their roles;
•	recruited around 2,000 people into permanent roles, including 500 apprentices; and
•	announced plans to invest £50m in the next three years to improve broadband coverage in UK cities.

Financial performance

	2014	2013[a]	2012[a]
Year ended 31 March	£m	£m	£m

Revenue	5,061	5,115	5,187
Operating costs	2,460	2,473	2,569
EBITDA	2,601	2,642	2,618
Depreciation and amortisation	1,406	1,428	1,416
Operating profit (loss)	1,195	1,214	1,202
Capital expenditure	1,049	1,144	1,075
Operating cash flow	1,492	1,475	1,514

[a]	Restated. See note 1 to the consolidated financial statements.

Revenue declined 1% (2012/13: 1%) as regulatory price changes had a negative impact of around £260m, or the equivalent of 5%. This was partly offset by 86% growth in fibre broadband revenue and a 4% increase in Ethernet revenue driven by higher volumes.

Operating costs reduced 1% (2012/13: 4%). EBITDA and operating profit decreased 2% (2012/13: 1% increase).

Capital expenditure decreased 8% (2012/13: 6% increase). While our commercial fibre build is nearing completion, we have maintained the same intensity of overall fibre rollout through the BDUK programme. We received £110m of funding relating to this programme. Operating cash flow increased 1% (2012/13: 3% decrease).

24	The Strategic Report – Delivering our strategy

BT TECHNOLOGY, SERVICE & OPERATIONS (BT TSO)

BT TSO is our internal service unit. It supports our customer-facing lines of business and has 13,500 people.

BT TSO is responsible for the whole lifecycle of our global networks and systems – from innovation, design, test and build through to operational management. It is structured to simplify the way we work, help us further transform our cost base and improve delivery to BT customers.

Our goal is to make our processes more efficient with fewer hand-offs between divisions and higher levels of automation. This will reduce cost. It will also eliminate process failure which will give our end-customers a better service. We lead and deliver BT’s long-term technology strategy and research and innovation programmes, including managing BT’s worldwide patent portfolio (see page 9).

We are responsible for managing the group’s energy consumption and for putting strategies in place to cut our carbon footprint.

Products and services

We manage the voice, data and TV networks and IT applications which make up the core infrastructure for BT’s products and services. Our people also design and deliver the large-scale global managed network services which are used by our lines of business or sold by them to customers in the UK and internationally.

Our teams work to improve the service experience of our customers – from consumers through to major corporations and our big UK wholesale customers.

We work end-to-end across the group. We analyse and improve processes that cut across organisational and operational boundaries, to help BT deliver to customers ‘right first time’.

We make sure that BT’s networks and systems run efficiently. We close down those systems that are no longer needed and move our customers onto better products and services. We are working to improve the resilience and reliability of our networks so that our customers do not suffer network failure or loss of service.

We work with our lines of business to make sure they make the most of technology advances across all customer segments and products.

Performance in the year

We have reduced our costs at the same time as improving the reliability of our IT systems. We have again reduced the group’s energy consumption.

BT TSO has continued to drive the group’s innovation programme and the development of our networks and platforms. You can read more about this on pages 8 and 9.

This year, we reduced our overall managed costs by focusing on Continuous Improvement (see page 3) and simplification. We have also delivered cost reductions from insourcing, both by driving productivity gains as we build specialist skills in our global development centres, and by retraining our own people to take on work previously done by third parties.

For the third consecutive year, our focus on improving service has resulted in an increase in the overall reliability of our IT systems.

In the UK we spent around £296m on energy and fuel this year (2012/13: £270m). The increase from last year reflects higher energy prices. Even though business volumes have increased we have reduced energy consumption by 3%, achieving our target for a fifth consecutive year to reduce energy usage across the group.

The energy savings programmes we ran in the year are expected to generate over £25m in annualised cost savings, taking the total annualised savings, from programmes run over the last five years, to £131m.

This year, to track our carbon emissions, we are reporting two CO2 equivalent (CO2e) intensity measures (see below):

•	since 2008, we have had an ambitious carbon emissions reduction target linked to our economic contribution to GDP. This year we reduced our net carbon emissions per unit of value added (our contribution to GDP) by 79% compared with 1996/97, making good progress towards our target of achieving an 80% reduction by December 2020; and
•	to help benchmark our performance against other organisations, we have also reported our intensity as net emissions (scopes 1 & 2) per unit of revenue. This year we achieved 13.8 tonnes CO2e per £ million of revenue, reflecting an 84% reduction since 1996/97.

We report all of the greenhouse gas (GHG) emission sources required under new UK regulations. We have used the GHG Protocol Corporate Accounting and Reporting Standard with UK Government GHG Conversion Factors for Company Reporting 2014 and International Energy Agency Conversion Factors. The table below reports our GHG emissions and defines scopes 1, 2 and 3. We reduced our total net CO2e emissions by 26% during the year.

Carbon emissions from our operations CO2e (KTonnes)

Gross emissions
(excludes third-party consumption)	1997 (base)	2014	2013	2012

Scopes 1-3	1,628	1,391	1,435	1,509
Net emissions Kt (excludes third-party consumption)

Combustion of fuel and operation of facilities (Scope 1)	414	182	194	191

Electricity purchased for own use (Scope 2)	1,097	70	189	512

Other indirect emissions (Scope 3)	117	136	138	143

HUMAN RIGHTS

BT’s human rights policy is set out in ‘The Way We Work’, our statement of business practices. It applies to all BT employees, our suppliers and anyone working on behalf of BT.

To cover the most likely areas where BT could negatively impact on human rights, we have clear global policies which cascade from our statement of business practices. These include: Anti-Corruption & Bribery; our Data and Privacy policies; the GS18 Sourcing with Human Dignity standard (which applies to all of BT’s suppliers); our Conflict Minerals Policy; various security policies; and a number of our Human Resources policies (covering diversity, inclusion, and health, safety and wellbeing).

We monitor the effectiveness of these policies on a regular basis with the appropriate Board committee oversight. During the year, the Compliance Programme Panel, a committee of senior commercial representatives from across the business, reviewed our compliance framework for human rights and in March 2014 we reported on our progress to the Operating Committee, Nominating & Governance Committee and Audit & Risk Committee. We also conducted an initial impact assessment to clarify the areas where our operations are most likely to impact human rights. The main ones relate to: workers in our supply chain; how we safeguard data about our customers and employees; and the way our products and services are used. We will continue with and expand on this work.

We have in place, and have used, escalation processes for issues or non-compliance with these policies. We also have our confidential hotline, for reporting certain types of malpractice or wrongdoing in the work place. We act upon instances of ethical or compliance

The Strategic Report – Delivering our strategy	25

misconduct and include some information on this area in our Better Future report.

Our aims for 2014/15 include further developing our compliance framework in consideration of human rights, including a Board level review of our overarching human rights policy. We will continue to work with our suppliers, customers and partners, along with industry, sector and government bodies to reinforce the message around respect of human rights. Our Better Future strategy and our involvement in local communities drives forward our objective to promote and support human rights.

REGULATION

In nearly all our markets, communications services are subject to regulation by governmental and non-governmental bodies. This is to make sure that CPs abide by common standards and rules and that nobody is disadvantaged by those CPs with strong positions in their markets. In this section we explain some of the recent and upcoming decisions taken by regulators and how they affect us.

European Union (EU) regulation

In EU countries, electronic communications networks and services are governed by a number of European directives and regulations. These create a Europe-wide framework covering services including fixed and mobile voice, broadband, cable and satellite TV.

The directives include rules covering access and interconnection, universal service obligations, and a requirement for national regulators to review markets for significant market power (SMP) every three years. They also cover how regulators set price controls. They require regulators to consult with the European Commission (EC) on any price control decisions before they are finalised to make sure they are consistent with European regulations.

In 2014/15 telecoms legislation will be revised to further harmonise rules across member states on access, spectrum and mobile roaming. The EC is also expected to review which markets should be covered by telecoms regulation.

UK regulation

The telecoms industry is regulated primarily by Ofcom (the UK’s independent regulator), through various European directives, the Communications Act 2003 (the Communications Act), as well as other regulations and recommendations.

The Communications Act

The Communications Act gives Ofcom legal powers and sets out the requirements for how electronic communications services should be regulated in the UK. It includes the conditions imposed by the European directives.

In July 2013, the UK Government set out its plans (‘Connectivity, Content and Consumers’) to make sure that people and businesses are able to make the most of the digital age. These include a review of broadcasting and pay-TV regulation and aim to give Ofcom a duty to ensure consumers can easily switch bundles of services between suppliers. Any agreed changes may need to be incorporated into the Communications Act.

Ofcom

Ofcom is the independent regulator and competition authority for the whole UK communications market.

Its main duties are:

•	to further the interests of citizens in relation to communications matters; and
•	to further the interests of consumers in relevant markets, where appropriate by promoting competition.

Under the powers of the Communications Act, Ofcom sets conditions that CPs must comply with. Some conditions, known as General Conditions, apply to all CPs. These mainly deal with protecting consumers’ general access and interconnection, planning for emergencies, providing information to Ofcom, and allocating and transferring phone numbers.

Other conditions apply to certain individual companies that Ofcom has decided are universal service providers or have SMP in a particular market. Anyone can appeal against Ofcom’s decisions through a number of routes, including to the Competition Appeal Tribunal (CAT) or to the High Court.

Following a market review, if Ofcom decides that a CP has SMP, it can put controls in place, typically on the prices which the CP can charge. Ofcom will generally try to set charges that are reasonably based on costs and an appropriate return on the capital invested.

We are the designated universal service provider for the UK (except for the Hull area where it is KCOM Group) and so we have certain universal service obligations. Our main obligation is to make sure that basic fixed-line services are available at an affordable price to all consumers in the UK. We are also obliged to provide public payphones.

Impact of regulation

There were a number of regulatory decisions and outcomes of appeals that affected us during the year and will impact us in the future. Overall, regulatory price reductions lowered our group revenue and EBITDA by £150m to £200m in the year.

•	Ofcom completed its review of the Wholesale Narrowband market, which covers calls and interconnection services. New controls came into effect on 1 January 2014 and will run until 30 September 2016. The main change was to reduce the amount we can charge other CPs for delivering their calls to customers on our network (fixed call termination). The impact of this will be partly offset by an increase in the amount we can charge CPs whose customers make calls on our network (fixed call origination).
•	During the year Ofcom started a review of both the Fixed Access market (covering WLR, LLU, GEA, ISDN 2 and ISDN 30 products) and the Wholesale Broadband Access market (covering IPstream, Datastream and WBC). This review is not expected to be completed until June 2014. Related to this, Ofcom is expected to publish a consultation on guidance for applying an ex ante margin squeeze test in the summer.
•	In May 2013, Ofcom opened an investigation following a complaint which alleged that BT has abused its dominant position, such that the margin between the prices BT Consumer charges for some of its fibre broadband products, and the wholesale price charged by Openreach for the relevant network inputs, is insufficient to allow other CPs to compete profitably. We refute this allegation. We expect Ofcom to reach a decision later in 2014.
•	In August 2011, the CAT decided in favour of our wholesale ladder pricing policy. Ladder pricing links the amounts that BT charges mobile operators for mobile calls to 0800, 0845 and 0870 numbers terminating on our network to the retail price charged by mobile operators to their customers. In July 2012, the Court of Appeal overturned the CAT’s decision. We were granted permission to appeal to the Supreme Court and the hearing took place in February 2014. A decision by the Supreme Court is expected later in 2014.
•	In June 2010, Sky appealed to the CAT against Ofcom’s decision to regulate Sky Sports 1 and 2. In August 2012 the CAT decided in

26	The Strategic Report – Delivering our strategy

Sky’s favour. We successfully appealed the CAT’s decision – in February 2014 the Court of Appeal published its judgment that the CAT must now reconsider the case. Sky has sought permission to appeal the Court of Appeal judgment from the Supreme Court, which is expected to decide by July 2014 whether or not to grant permission.
•	We have raised a complaint with Ofcom over the wholesale supply terms Sky is insisting on for Sky Sports 1 and 2 for customers using our YouView set-top box. Ofcom opened a formal investigation in June 2013 and its investigation continues.
•	In December 2012 Ofcom issued final determinations on disputes over historic Ethernet pricing. Ofcom concluded that between April 2006 and March 2011 the prices we set for certain Ethernet services were too high resulting in an overcharge of £151m over this period. We recognised this amount as a specific item charge in 2012/13 (see page 61) but we disagree with the determinations and have appealed to the CAT.

BT’s Undertakings

In response to Ofcom’s 2005 strategic review of telecommunications, we put forward some legally binding undertakings under the Enterprise Act 2002. These Undertakings (which included the creation of Openreach) began in September 2005. They aim to give clarity and certainty to the UK telecoms industry about the way we provide ‘upstream’ regulated products. This in turn supports effective and fair competition in related ‘downstream’ markets.

Our relationship with HM Government

We can be required by law to do certain things and provide certain services to government. For example, under the Communications Act, we (and others) can be required to provide or restore services during disasters. The Civil Contingencies Act 2004 also says that the Government can impose obligations on us (and others) at times of emergency or in connection with civil contingency planning. The Secretary of State can also require us to take certain actions in the interests of national security and international relations.

Overseas regulation

The degree of regulation in international markets varies widely. This can hinder our ability to compete. We are pressing incumbent operators and their national regulatory authorities around the world for fairer, cost-related wholesale access to their networks.

We are in discussions with both the EC and US regulatory authorities over what we believe to be premature deregulation of parts of the US telecoms market. This has made it more difficult for non-US CPs to enter and compete in the US while European telecom markets remain open to competition from US operators.

OUR RISKS

Like all businesses, we are affected by a number of risks and uncertainties. These may be impacted by internal and external factors, some of which we cannot control. Many of our risks are akin to those felt by other companies of similar scale and operation.

Principal risks and uncertainties

This section features some of the principal risks and uncertainties affecting us, but it is not exhaustive. These risks have the potential to impact our business, brand, assets, revenue, profits, liquidity or capital resources. The principal risks we described last year have evolved, and so has our response to them.

Our Enterprise Risk Management framework provides reasonable (but cannot give absolute) assurance that significant risks are identified and addressed. There may be some risks which are unknown to us at present. And there may be some that we consider less significant now but become more important later.

As in the prior year, external factors present both risks and opportunities, both to our business and to others. Inevitably, there are uncertainties in terms of the impact to BT should Scotland vote in favour of independence in September 2014. We have performed a high-level risk assessment of what those implications may be, and will continue to monitor the issue, seeking clarification on key questions from relevant parties where possible.

External factors drive a number of the risks that we face and we focus our efforts on predicting and mitigating these, while at the same time seeking to capitalise on opportunities that may emerge.

In the principal risks section below, we talk about what we are doing to stop our main risks materialising, or to limit their impact. Our principal risks and uncertainties should be considered in conjunction with our risk management process, the forward-looking statements in this document and the cautionary statement regarding forward-looking statements.

How we manage risk

We need to manage risk so we can meet our objectives, build shareholder value and promote our stakeholders’ interests. We have a group-wide risk management process, the four stages are: identification; evaluation; response; and monitoring.

Changes over the year

In 2012/13, we improved the way we manage risk through: applying further scenario planning and war gaming techniques; increasing our assurance over risk management within the lines of business; and refreshing our guidance and risk management toolkit. This year we made further improvements including:

Enhanced risk management training

We have significantly refreshed our risk management training and rolled this out across the group, reaching a wide audience of colleagues across 26 countries.

Better linkage between our investments and risks

As well as considering risks within investment cases, we have more formally linked our investments and our principal risks by requesting that investment case proposals reflect any impact they may have on these risks.

Proactive assessment of emerging risks

Building on our regular horizon scanning, the Group Risk Panel has commissioned and reviewed specific analysis of emerging risks from a number of possible future geo-political events. This has improved our understanding of potential impacts and improved our readiness through early mitigation and contingency planning.

Our principal risks

Security and resilience

The volume of traffic through our systems and networks is always growing, and our customers’ tolerance of service interruption is reducing as the world becomes increasingly dependent on information technology. Expectations are even higher when we stream live action through BT Sport. We have a responsibility to many millions of customers, both business and consumer, to safeguard their electronic information and to maintain the continuity of our services. We also need to safeguard the availability and security of our own data and intellectual property. This all requires the highest levels of operational resilience and security, which can be threatened at any time by malicious cyber-attacks, damage or theft of copper cable and

The Strategic Report – Delivering our strategy	27

equipment, vandalism, sabotage, extreme weather, component overload, loss of power and human error.

Impact

A breach of our security, or compromise of data or resilience affecting our operations, or those of our customers, could lead to an extended interruption to our services or even affect national infrastructure. Such failure may lead to a loss of customer confidence, termination of contracts, loss of revenue, and lower cash generation through penalties and unplanned costs of restoration and improvement. Additional reputational damage and financial loss may arise from a legal or contractual failing such as breaching data protection or handling requirements. Failure or interruption of data transfer could also have a significant adverse effect on our business.

Changes over the last year

The external cyber threat continues to rise, as shown by the amount of data traffic blocked by our malware filters and intrusion detection systems, and by the number of attempts to disrupt the websites that we manage. Criminal use of targeted phishing messages and other deception techniques are seen as the fastest growing risk. Government agencies around the world have raised their threat warning levels for cyber-attacks as larger numbers of credit and debit card records are reported stolen. In response, we have reinforced our cyber defences and automated them wherever possible. We have stepped up campaigns to educate and train our people in security awareness, vigilance and regulatory obligations. Access rights to our premises, systems and data continue to be closely monitored and restricted. The replacement of equipment that is approaching the end of its service life provides an opportunity to invest in new, more resilient facilities. As new technologies allow us to rationalise our property and systems estate the need for greater fall-back capacity increases. A comprehensive review of our disaster recovery capability is therefore underway, focusing on our most critical systems, databases and exchanges.

Risk mitigation

Our security strategy aims to prevent, deter and minimise the consequences of attacks. Our defences include physical protection of our assets, encryption of data, control of access rights, real-time analysis and sharing of intelligence, and continuous monitoring for intrusion, modifications and anomalies. We can rapidly adjust firewalls to automatically block most malicious data traffic. Our resilience stems from a combination of formal business continuity planning, well-tested, rapid and flexible responses and a widely distributed network with inherent spare capacity. We have a rolling programme of major incident simulations to test and refine our crisis management procedures. Together, these measures reduce the likelihood of a major incident and ensure that any potential interruption or damage can be contained and dealt with as quickly as possible.

Major contracts

We have a number of complex and high-value national and multinational contracts. The revenue arising from, and the profitability of, these contracts are subject to a number of factors including: variation in cost; achievement of cost reductions anticipated in the contract pricing (both in terms of scale and time); delays in the delivery or achievement of agreed milestones owing to factors either within or outside our control; changes in customers’ requirements, budgets, strategies or businesses; and the performance of our suppliers. Any of these factors could make a contract less profitable or even loss-making.

The degree of risk generally varies depending on the scope and life of the contract and is typically higher in its early stages. Some customer contracts require investment in the early stages, which is expected to be recovered over the life of the contract. Major contracts often involve the implementation of new systems and communications networks, transformation of legacy networks and the development of new technologies. The recoverability of these upfront costs may be impacted by delays or failure to meet milestones. Substantial performance risk exists in these contracts.

Impact

Failure to manage or meet our commitments under these contracts, as well as changes in customers’ requirements, budgets, strategies or businesses, may lead to a reduction in our expected future revenue, profitability and cash generation. Unexpectedly high costs associated with the delivery of contracts could also negatively impact profitability. We may lose revenue due to the merger, acquisition or business failure of customers, or due to contract termination, and contracts may therefore become loss-making. Failure to replace the revenue and earnings lost from those customers could lead to an overall reduction in group revenue, profitability and cash flow.

Changes over the last year

Tough market conditions and increased competitive pressures continue to persist in many global regions. In some regions we are experiencing higher growth in volume of business due to previous investments. This changes the risk landscape and the focus of risk support and review. In the year, the increasing number of broadband delivery contracts with local authorities through the BDUK programme is of particular note. While these contracts carry a different risk profile from our other major contracts, we are applying our established risk governance and reporting processes to ensure that any risks and mitigation activities are identified and reported to management.

Risk mitigation

We have a group-wide risk governance and reporting framework and line of business local governance and risk management processes to track key risks and mitigation activities. This governance has been enhanced through the establishment in BT Global Services of a Contract Centre of Excellence, an additional Contract Compliance Function, and a Contract Bid Governance Board. Assurance is also provided through independent audits and at an individual contract level through an independent review programme. Progress on risks and mitigation actions agreed at such independent reviews are monitored and reported to relevant senior managers to ensure progress can be tracked.

Development programmes are in place to improve people’s skills and ability to identify and manage risk and to ensure learning from previous experience is passed on in training programmes. The scope and availability of training opportunities continues to improve in line with BT-wide learning and development initiatives.

Pensions

We have a significant funding obligation in relation to our defined benefit pension schemes and operate a large defined benefit pension scheme in the UK, the BT Pension Scheme (BTPS).

The BTPS faces similar risks to other defined benefit schemes. Future low investment returns, high inflation, longer life expectancy and regulatory changes may all result in the cost of funding the BTPS becoming a significant burden on our financial resources.

Following conclusion of the last actuarial funding valuation in May 2012, the valuation documentation was submitted to the Pensions Regulator. The final Court decision in the Crown Guarantee case, after any appeals, will give greater clarity as to the extent to which the liabilities of the BTPS are covered by a Crown Guarantee. This will inform the Pension Regulator’s next steps with regards to the

28	The Strategic Report – Delivering our strategy

valuation of the BTPS. Accordingly, as matters stand, it is uncertain as to when it will conclude its review.

Impact

An increase in the pension deficit at the next actuarial valuation as at 30 June 2014 may have an impact on the level of deficit payments we are required to make into the BTPS. Indirectly it may also have an adverse impact on our listed holding company’s share price and our credit rating. Any deterioration in our credit rating would increase our cost of borrowing and may limit the availability or flexibility of future funding, thereby affecting our ability to invest, pay dividends or repay debt as it matures.

Changes over the last year

The BTPS is affected by financial market conditions. When determining expected future returns, different factors are taken into account, including yields (or returns) on government bonds. Government bond yields have remained below the levels at the last funding valuation, driven by a number of factors, including the Bank of England’s Quantitative Easing programme. If these conditions continue and a lower investment return assumption is adopted at the 30 June 2014 valuation, the liabilities may increase, potentially leading to a higher level of deficit payments.

The European Commission published draft revisions to the current Pensions Directive in March 2014. The proposed changes primarily focus on governance and transparency and are not expected to impact the valuation of pension liabilities.

In the UK, the Pensions Regulator has a new objective to consider the impact on the sustainable growth of an employer when reviewing funding plans. As a result, the Pensions Regulator is revising its Code of Practice which is expected to be finalised later this year.

Risk mitigation

The investment performance and liability experience, as well as the associated risks and any mitigation, are regularly reviewed and monitored by both us and the BTPS Trustee. The BTPS has a well-diversified investment strategy, which reduces the impact of adverse movements in the value of individual asset classes and helps ensure that an efficient balance of risk and return is maintained.

Our financial strength and cash generation provide a level of protection that enables variations in the funding position of the BTPS to be managed without having a material impact on the ongoing performance of our business. The funding liabilities also include a buffer against any future negative experience, as legislation requires that liabilities are calculated prudently.

We regularly review risk mitigation options and in April 2013, we launched an exercise to allow existing BTPS pensioners to receive a higher upfront pension, by giving up some of their future pension increases. This exercise is now largely complete and is expected to remove the exposure in the scheme to future changes in inflation on around £2.5bn of liabilities.

Growth in a competitive market

We operate in markets which are characterised by: high levels of change; strong and new competition; declining prices and in some markets declining revenues; technology substitution; market and product convergence; customer churn; and regulatory intervention to promote competition and reduce wholesale prices.

A significant proportion of our revenue and profit is generated in the UK where the overall telecoms market has been in decline in real terms, despite strong volume growth in new services. Revenue from our calls and lines services to consumers and businesses has historically been in decline but new broadband and connectivity markets are growing. Our ability to deliver profitable revenue growth in a responsible and sustainable manner depends on us delivering on the strategic investments we are making (see page 3).

Impact

Failure to achieve sustainable, profitable revenue growth could erode our competitive position and reduce our profitability, cash flow, and ability to invest for the future.

Changes over the last year

Despite the slight improvement in the UK economy in the year, customers are still cautious with their spending, especially those small business customers not planning to make technology changes. Regulatory decisions related to charge controls have impacted negatively our revenue and profits. Regulation has failed to address imbalances in the competitive playing field between the heavily regulated fixed telecoms sector and other sectors such as mobile and pay-TV. This means that some of our competitors in the consumer space continue to benefit from both limited regulation of their core business and extensive sector-specific regulation of our UK fixed-line business.

The consumer broadband and triple-play markets remain very competitive. Sky acquired O2 (Telefónica) UK’s consumer broadband business and continues to cross-sell broadband and telephony services to its pay-TV customers. Virgin Media (acquired by Liberty Global in the year) remains strong in these markets. In addition, the four main UK mobile operators launched 4G services during the year.

Risk mitigation

Our mitigation of this risk centres on successfully executing our strategy. We believe that delivering this strategy, with its focus on delivering superior customer service, transforming our costs, and investing for growth, will together help us deliver sustainable, profitable revenue growth. We are investing in our business, such as in fibre, content and the high-growth regions of the world. Our extensive cost transformation programme is already delivering savings and will continue to support profitability trends. We also believe we can mitigate this risk by seeking changes in regulation to level the playing field so that we can compete effectively and benefit our customers.

Communications industry regulation

Our activities across all the jurisdictions in which we operate can be impacted by regulation. In the UK where, following detailed market analysis, we are found to have significant market power, Ofcom can require us to provide wholesale services at regulated prices and service levels. It can also require us to make retrospective repayments to other CPs where we are found to have set prices outside regulatory requirements, and can impose fines on us for non-compliance with the regulatory rules, including competition law.

Outside the UK, general licensing requirements can restrict the extent to which we can enter markets and compete. Regulation will also define the terms on which we can purchase key wholesale services from others.

In the UK, risks can come from periodic market reviews (which might introduce tighter regulatory constraints), new charge controls, or CPs disputing or complaining about our pricing, products or services. Outside the UK, regulators can investigate our licensing requirements and whether our services comply with their rules.

Impact

Regulatory requirements and constraints can directly impact our ability to compete effectively and earn revenues. Regulatory risks are highest in the UK. Based on the latest Regulatory Financial

The Strategic Report – Delivering our strategy	29

Statements for 2012/13, around £5.5bn of our revenue (of which £3.0bn is to downstream parts of BT) is from wholesale markets where we have been found to have significant market power and which are currently subject to regulatory charge controls. Most of these controls require us to reduce our prices annually. Controls are usually set for three years and will therefore constrain revenues during that period.

Other CPs can ask Ofcom to resolve disputes with us about current or historic prices. Where Ofcom finds that these prices are, or have been, set at levels above those required under the regulatory framework, we may need to make retrospective repayments to CPs.

We may from time-to-time be required to provide new services, or existing services on improved terms, to wholesale customers on a non-discriminatory basis. This could increase our costs. Regulation outside the UK can impact our revenue by limiting our ability to compete through overly-restrictive licensing requirements or ineffective regulation of access to other CP networks.

Changes over the last year

Over the last year, we have seen regulatory activity in a number of areas which are summarised in Regulation on page 25. A number of these rulings will reduce our future pricing.

Risk mitigation

We have a team of regulatory specialists (including accountants and economists) who, together with legal experts and external advisors, continuously monitor and review the scope for regulatory changes and potential future disputes. This team maintains a dialogue with regulators and with other key influencers to ensure our positions are understood and to drive for fair and proportionate regulation. We are also able to appeal any regulatory decisions where we believe errors have been made.

Business integrity and ethics

We are committed to maintaining high standards of ethical behaviour, and have a zero tolerance approach to bribery and corruption. We have to comply with a wide range of local and international anti-corruption and bribery laws. In particular, the UK Bribery Act and the US Foreign and Corrupt Practices Act (FCPA) provide comprehensive anti-bribery legislation. Both have extraterritorial reach and so cover our global operations. As we expand internationally, we are increasingly operating in countries identified as having a higher risk of bribery and corruption. We also have to ensure that we comply with trade sanctions, and import and export controls.

Impact

Failure by our employees or associated persons (such as suppliers or agents) to comply with anti-corruption and bribery and sanctions legislation could result in substantial penalties, criminal prosecution and significant damage to our reputation. This could in turn impact our future revenue and cash flow, the extent of which would depend on the nature of the breach, the legislation concerned and any associated penalties. Allegations of corruption or bribery, or violation of sanctions regulations, could also lead to reputational and brand damage with investors, regulators and customers.

Changes over the last year

The importance of conducting business ethically is becoming increasingly recognised across the globe as more countries introduce anti-corruption and bribery legislation. There have yet to be any significant judgments resulting from the UK Bribery Act, but there have been many significant enforcement actions brought under the US FCPA.

Comprehensive sanctions remain on Iran, Syria, Cuba, Sudan and North Korea. The European Union adopted additional restrictive measures against the Syrian regime and new sanctions on Russia.

Risk mitigation

We have a number of controls to address risk in this area. These include a comprehensive anti-corruption and bribery programme, and ‘The Way We Work’, our statement of business practices, which is available in 14 languages and was refreshed this year to give greater guidance to our people. We ask all our people to sign up to its principles and our anti-corruption and bribery policy. We have specific policies covering gifts and hospitality, charitable donations and sponsorship. We run a training programme with a particular focus on roles such as procurement and sales.

We regularly assess our business integrity risks to make sure that the appropriate mitigation is in place. We operate a confidential hotline which was externally reviewed during the year. Our internal audit team regularly runs checks on our business. We also use external providers to carry out assessments in areas we believe to be higher risk, to ensure our policies are understood and the controls are functioning. We conduct due diligence checks on third parties including suppliers and agents. Procurement contracts include anti-corruption and bribery clauses.

This year we implemented a policy mandating the use of our internal shipping system to arrange all international exports. The system conducts compliance checks and flags any orders which require an export licence.

Supply chain

We aim to harness the capability, diversity and innovation of the global supply market to add value to our business and customers. The integrity and continuity of our supply chain is critical to our operations and therefore a significant risk to our business.

We are committed to ensuring that all dealings with suppliers, from selection and consultation through to contracting and payment, are conducted in accordance with our trading and ethical policies. See Suppliers on page 10.

We have a number of suppliers that we have identified as critical. The failure of one of these suppliers to meet its obligations could cause significant harm to our business.

Impact

While the size of the impact from a supplier failure can vary, all supplier failures typically result in an increased cost to our business and have the potential to adversely impact customer service and our brand. In many cases, the costs associated with the failure of a critical supplier could be significant, particularly if this results in our having to change technology. If we are unable to contract with an alternative supplier, our customer commitments could also be compromised, possibly leading to contractual breach, loss of revenue or penalties.

A failure in our supply chain to meet legal obligations or ethical expectations could adversely impact our reputation or possibly lead to censure, legal action and financial loss.

Changes over the last year

Economic conditions in certain markets and geographies continue to challenge some of our suppliers. Recent events in other markets, such as the food supply and clothing industries, have highlighted the need to explore risks further down our supply chain, beyond our immediate suppliers. Protecting our brand from events in the supply chain, such as corrupt practices, the sourcing of conflict minerals or possible human rights abuse, continue to demand a high level of focus.

30	The Strategic Report – Delivering our strategy

Risk mitigation

We conduct supplier risk analysis as part of our sourcing strategy, and where possible, take actions to reduce risk, such as through dual-sourcing where appropriate.

We operate a comprehensive in-life risk management programme that recognises the supplier’s criticality to BT and checks that the appropriate level of supplier governance is in place across the group. We regularly scan our suppliers for changes in commercial, financial, ethical, security or performance risks. This enables emerging risks to be addressed before they develop into issues while also ensuring that business continuity plans are in place to prevent repeat events.

This approach has been complemented by controls on our low spend suppliers that ensure we achieve maximum business benefit from them, but at the same time do not contract with too many suppliers which would expose us to unnecessary risk.

By adopting these approaches, we seek to minimise the risk of not meeting our customer and legal commitments, or not complying with our ethical policies. This helps to reduce our exposure to loss of revenue, financial penalty or any adverse impact on our brand and reputation.

The Strategic Report – Performance	31

PERFORMANCE

In this section we discuss the financial performance of the group.

We assess and explain the performance of the group using a variety of alternative performance measures. These include underlying revenue and operating costs excluding transit, adjusted and reported EBITDA and net debt. These are not defined under IFRS and are therefore termed non-GAAP measures. Each of these measures is defined and discussed in more detail on pages 112 and 113.

IAS 19 ‘Employee Benefits’ (Revised 2011) was effective for the group from 1 April 2013. We have restated comparative figures for the years ended 31 March 2013 and 31 March 2012 to reflect the position had it applied in those years. This impacted operating costs, pension interest, and the related tax. Pension interest and the related tax are treated as specific items. See page 61 for further details.

GROUP FINANCIAL PERFORMANCE

Overview

Our results provide a strong platform from which to deliver. We have made progress towards our goal of delivering sustainable, profitable revenue growth.

The UK telecommunications sector is one of the most competitive markets in the world. We are affected by the regulatory environment, which has led to price reductions for some of our products and services. Economic conditions have also restricted our growth ambitions in recent years.

Demand for bandwidth and faster broadband speeds has grown, from businesses and consumers alike. Products and markets are converging. Consumers increasingly want to buy fixed-voice, broadband and TV as a bundle from one provider. Customers are changing their preferences, moving towards interactive broadband, data and IP services as well as seeking higher speeds and connectivity wherever they are. Their expectations around service quality have also risen. In the business market, fixed, mobile and IT services are converging. And large multinationals are expanding overseas, including in the high-growth regions of the world.

We have made investments to enable us to respond to these developments, and to changing customer demands and higher customer expectations around service quality. We have continued to focus on reducing our cost base; this has allowed us to make strategically important investments for the future of BT, whether that be in rolling out our fibre broadband network, TV or in 4G spectrum and mobility.

Over the last few years our focus on improving customer service and efficiency has generated substantial cost savings, enabling us to grow our profits and cash flow despite the revenue pressures. The group-wide restructuring programme we started last year is further improving our cost base and will also enhance customer service.

The group’s results for the year demonstrate further progress towards our goal of delivering sustainable, profitable revenue growth.

Progress against our KPIs

We have made good progress on our two financial KPIs this year. But our customer service needs to improve further.

We have outlined our performance against each of our KPIs below, together with the definition of the measure, set out in italics. We have provided reconciliations of the financial measures to the closest IFRS measure in the Additional information section on pages 112 and 118.

Trend in underlying revenue excluding transit

Underlying revenue excluding transit was up 0.5% compared with a decline of 3.1% in the prior year.

The trend reflects improved performances from BT Global Services, BT Consumer and BT Business whilst regulatory price reductions impacted group revenue by £150m–£200m.

Underlying revenue is a measure that reflects the underlying performance of the group that will contribute to long-term profitable revenue growth. It excludes the impact of acquisitions and disposals, foreign exchange movements and specific items. We focus particularly on the trend in underlying revenue excluding transit because transit traffic is low margin and significantly affected by reductions in mobile termination rates, which are outside our control.

Adjusted EBITDA

Adjusted EBITDA was flat (2012/13: up 2%) at £6,118m. This demonstrates our ability to reduce costs while making long-term investments, which are delivering.

Adjusted EBITDA is defined as group profit before depreciation, amortisation, net finance expense, taxation and is before specific items. We consider adjusted EBITDA to be a useful measure of our operating performance because it approximates the underlying operating cash flow by eliminating depreciation and amortisation.

Customer service improvement

Our customer service improvement measure was up 1.5% but did not achieve our target to reverse the previous year’s decline of 4%. Our service is still not good enough and remains a key focus of our strategy across the group.

The widespread flooding across the UK affected our service and the strong demand for BT Sport placed considerable pressure on our contact centre resources. Our processes have also not been good enough. We recognise that the quality of our service is becoming increasingly important to the way people live their lives today. We need to deliver a step-change and are making further investments to provide a superior service to all our customers.

‘Right First Time’ is our key measure of customer service and tracks how often we keep the promises we make to our customers. As well as improving service and the customer experience, keeping our promises should mean that there is less work to do in correcting our mistakes, and so reduces our costs.

Outlook

We expect underlying revenue excluding transit to be broadly level with 2013/14. We expect growth in 2015/16. We expect adjusted EBITDA of £6.2bn–£6.3bn in 2014/15 with further growth in 2015/16.

32	The Strategic Report – Performance

Income statement Summarised income statement
Year ended 31 March	2014	2013[a]	2012[a]
Before specific items	£m	£m	£m

Revenue	18,287	18,339	19,397
Operating costs[b]	(12,169)	(12,192)	(13,359)

EBITDA	6,118	6,147	6,038
Depreciation and amortisation	(2,695)	(2,843)	(2,972)

Operating profit	3,423	3,304	3,066
Net finance expense	(383)	(392)	(391)
Associates and joint ventures	(3)	9	10

Profit before taxation	3,037	2,921	2,685
Taxation	(662)	(661)	(652)

Profit for the year	2,375	2,260	2,033

[a]	Restated. See note 1 to the consolidated financial statements.
[b]	Excluding depreciation and amortisation.

Revenue

Our key revenue measure, underlying revenue excluding transit, was up 0.5% compared with a decline of 3.1% in the prior year.

Reported revenue, which includes specific items, was up 1%. Adjusted revenue was flat at £18,287m. We had a £176m reduction in transit revenue, a £2m positive impact from foreign exchange movements and a £26m positive net impact from acquisitions and disposals.

BT Global Services’ investments in the high-growth regions of the world are delivering positive results with a double-digit underlying revenue growth. These continue to help offset revenue declines elsewhere, including in the UK public sector. BT Business reported an improved revenue trend, supported by IT services and growth in BT Ireland. BT Consumer generated strong revenue growth driven primarily by higher broadband and TV revenue reflecting the benefit of BT Sport. BT Wholesale’s revenue was impacted by Ofcom’s Narrowband Market Review and the migration of services off a previously terminated contract. The small decline in Openreach revenue reflects the impact of regulation which offset strong growth in fibre take-up.

A full breakdown of reported revenue by major product and service category is provided in note 4 to the consolidated financial statements.

Operating costs

We reduced operating costs before depreciation and amortisation by £23m in the year to £12,169m (2012/13: down 9%). Our investment of around £450m in BT Sport was offset by our focus on cost transformation.

Excluding our investment in BT Sport and a £64m non-cash increase in the pensions operating charge, underlying operating costs before depreciation and amortisation and excluding transit decreased 3%. In aggregate, operating costs and capital expenditure have reduced by around £5bn over the last five years despite significant investment across the business.

Net labour costs decreased 2% as improved productivity and better systems and processes offset recruitment to support our investment programmes. Our cost transformation activities have enabled us to absorb the impact of wage inflation, and higher pension costs, and the insourcing of roles into BT. We have insourced around 10,000 jobs over the past five years, improving our processes and reducing our costs.

Payments to telecommunications operators (POLOs) were down 8% primarily reflecting lower transit volumes in BT Wholesale and lower call volumes in BT Consumer. Property and energy costs were 6% lower as a rate rebate and a 3% reduction in energy usage more than offset higher energy prices. BT Sport programme rights charges were £203m (2012/13: £nil). Other operating costs, net of other operating income, increased by £146m or 4%, principally reflecting our investment in BT Sport.

A detailed breakdown of our operating costs is set out in note 5 to the consolidated financial statements.

Specific items

As set out on page 11, our commentary focuses on the results before specific items. Specific items charged to the income statement in the year resulted in a net charge after tax of £196m (2012/13: £111m).

Specific items charged against operating costs include £276m (2012/13: £204m) relating to the group-wide restructuring programme that we started last year. These costs consist primarily of leavers and property and network rationalisation activities. We expect further restructuring costs of around £200m in 2014/15.

Net interest on pensions of £235m (2012/13: £117m, as restated under IAS 19 (Revised 2011)) was charged as a specific item. The increase mainly reflects the higher deficit at 31 March 2013 of £5.9bn compared with the deficit of £2.4bn at 31 March 2012.

Specific items include a tax credit of £111m (2012/13: £127m) reflecting the tax on specific items charged within profit before tax, as well as a tax credit of £208m (2012/13: £103m) on the re-measurement of deferred tax from 23% to 20% (2012/13: 24% to 23%).

Details of all specific items are provided in note 8 to the consolidated financial statements.

EBITDA

Adjusted EBITDA was flat (2012/13: up 2%) at £6,118m.

An analysis of adjusted EBITDA for each of our customer-facing lines of business is included as part of the Delivering our strategy section of this report on pages 11 to 23. Further details are also set out in note 4 to the consolidated financial statements.

Profit before tax

Adjusted profit before tax was up 4% at £3,037m.

As well as our EBITDA performance, this result reflects our focus in recent years on capital expenditure efficiencies and debt reduction, resulting in lower depreciation and amortisation and net finance expense.

Reported profit before tax (which includes specific items) was £2,522m, broadly level with the prior year.

Depreciation, net finance expense and tax are discussed in later sections of this performance review.

The Strategic Report – Performance	33

Net finance expense

Net finance expense before specific items of £383m (2012/13: £392m) decreased by £9m.

Year ended 31 March	2014	2013[a]	2012[a]
Before specific items	£m	£m	£m

Interest on borrowings	593	660	672
Capitalised interest	(1)	(5)	(9)
Fair value movements on derivatives	11	11	29

Total finance expense	603	666	692
Total finance income	(220)	(274)	(301)

Net finance expense	383	392	391

Finance expense of £603m (2012/13: £666m) decreased by £63m as we have reduced average gross debt by £1,263m, from £10,599m to £9,336m.

Finance income of £220m (2012/13: £274m) decreased by £54m mainly due to lower average balances due from the parent and ultimate parent companies.

Dividends

A dividend of £1,300m was paid on 15 May 2013. The directors have declared a final dividend of £1,200m, which will be recognised as an appropriation of retained earnings in 2014/15.

Cash flow

Summarised cash flow statement[a]

	2014	2013	2012
Year ended 31 March	£m	£m	£m

Cash generated from operating activities	5,143	5,359	3,960
Income taxes paid	(347)	(64)	(400)
Net cash inflow from operating activities	4,796	5,295	3,560

Cash flow from investing activities
Interest received	73	134	127
Disposals and acquisitions	(22)	222	15
Movement on non-current amounts owed by parent company	(67)	(125)	(119)
Movement on non-current amounts owed by ultimate parent company	(1,005)	(876)	(579)
Net movement on current financial assets	(1,242)	(19)	(516)
Capital expenditure	(2,346)	(2,438)	(2,560)
Purchases of telecommunications licences	–	(202)	–
Other	4	4	5

Cash flow from financing activities
Interest paid	(614)	(701)	(693)
Loans and borrowings	436	(727)	494
Other	(209)	33	258
Net (decrease) increase in cash and cash equivalents	(196)	600	(8)

[a]	On a reported basis – after specific items.

We have made investments for the future of our business, while supporting our pension funding and BT Group plc’s share buyback programme, and paying dividends to our parent company. We paid instalments of around £240m for the Premier League football broadcast rights, as well as making a £60m deposit for the UEFA Champions League and UEFA Europa League broadcast rights that we won in the year. This year’s cash flow included around £60m of early customer receipts for services to be delivered in 2014/15.

Disposals and acquisitions included payments of £19m relating to the acquisition of ESPN’s UK and Ireland TV channels business. In the prior year we received proceeds of £270m relating to the sale of our remaining interest in Tech Mahindra, offset by an outflow of £54m in relation to our acquisition of Tikit Group.

The outflow from non-current amounts owed by the ultimate parent company mainly comprised the funding of the ultimate parent’s payments of equity dividends of £778m (2012/13: £683m) and share buyback programme of £302m (2012/13: £302m), partially offset by proceeds of the ultimate parent’s issue of treasury shares of £75m (2012/13: £109m).

The net outflow of £1,242m (2012/13: £19m) on current financial assets comprises both the investment and redemption of amounts held in AAA liquidity funds. We have increased the level of our investments following the bond issues in the year.

Capital expenditure is discussed on page 34.

The cash cost of specific items was £356m (2012/13: £366m) mainly comprising restructuring costs of £267m (2012/13: £147m), property rationalisation costs of £55m (2012/13: £55m) and payments relating to provisions for claims of £16m (2012/13: £nil).

Taxation

Our effective corporation tax rate was 21.8% compared with 22.6% in 2012/13. This is slightly lower in both years than the UK statutory rate of 23% (2012/13: 24%).

Total tax contribution

This year we contributed £3.0bn to the UK Exchequer (2012/13: £2.9bn). This ranked us the ninth highest UK contributor, according to the Hundred Group Total Tax Contribution Survey for 2013. We also contributed £0.4bn in our significant non-UK jurisdictions.

This year we paid UK corporation tax of £299m. Part of this year’s UK corporation tax liabilities, as well as those arising in 2012/13, were covered by a reallocation of overpayments made in prior years following the considerable tax deductible pension deficit payment made in March 2012 and the use of capital allowances that we had not previously claimed. We paid non-UK corporate income taxes of £48m (2012/13: £63m, 2011/12: £47m).

Our approach to tax

Our goal is to be compliant with all our global tax obligations. Our tax strategy is set centrally at a group level and agreed by the Board. Group functions support regional management in complying with local tax obligations and achieving group strategy.

We seek to take advantage of available tax incentives, reliefs and exemptions in line with, and in the spirit of, tax legislation.

We are committed to maintaining a transparent and constructive working relationship with HM Revenue & Customs and with local tax authorities in the jurisdictions in which we operate. We are committed to full disclosure on a real-time basis.

Tax expense

Our total tax expense before specific items was £662m (2012/13: £661m, 2011/12: £652m).

34	The Strategic Report – Performance

Our effective tax rate on profit before taxation and specific items is slightly lower than the UK statutory rate. As shown below, this is due to the utilisation of non-UK losses, prior year adjustments and other tax adjustments including legislative driven incentives.

Year ended 31 March	2014	2013[a]	2012[a]
Before specific items	£m	£m	£m

Adjusted profit before taxation	3,037	2,921	2,685

Tax at UK statutory rate of 23%
(2012/13: 24%, 2011/12: 26%)	699	701	698
Non-UK losses utilised	(13)	(14)	(75)
Prior year adjustments	(17)	(57)	(74)
Non-deductible items	16	31	36
Other tax adjustments	(23)	–	67
Effective tax charge	662	661	652
Effective tax rate	21.8%	22.6%	24.3%

[a]	Restated. See note 1 to the consolidated financial statements.

The UK corporation tax rate has been reducing annually since 1 April 2011 and changed from 24% to 23% on 1 April 2013 and from 23% to 21% on 1 April 2014. It will change from 21% to 20% on 1 April 2015.

A reconciliation of reported profit before taxation (which includes specific items) to total tax expense is shown in note 9 to the consolidated financial statements.

Tax losses

We have unrecognised tax losses of £21.3bn (2012/13: £21.4bn) of which £17.1bn are capital losses arising in the UK.

The majority of the remaining losses of £4.2bn arose in our non-UK entities in prior periods. The timeframe in which we can use these losses to offset against future taxable profits, and our ability to do so, is determined by the location and profitability of the subsidiaries in which the losses arose.

More details are set out in note 9 to the consolidated financial statements.

Capital expenditure

We continue to make significant investments to support our future growth strategy. Delivering efficiencies across our capital programmes has allowed us to invest for the future whilst continuing to reduce our overall capital expenditure.

Our capital expenditure, before purchases of telecommunications licences and net of government grants, totalled £2,346m (2012/13: £2,438m, 2011/12: £2,594m).

Our capital expenditure focus has been on next generation access, which includes fibre and ethernet, maintaining and upgrading our network, transformation and investing in growing and adjacent markets. Our investments included:

•	continued development of customer contract infrastructure;
•	increasing the footprint of our fibre broadband network, including extending the reach of fibre to rural areas. We have now passed more than 19m homes and businesses, around two thirds of UK premises;
•	expansion of our next generation networks, including expenditure on our IP Exchange platform to increase capacity to meet growing customer demand, whilst investing in improving performance and reducing fault rates on all platforms;
•	building our TV capability; and
•	further extending and migrating customers to our WBC copper broadband network which now covers more than 92% of UK premises.

We received government grants of £126m relating to our capital activity, including amounts specific to the BDUK programme.

Of our total capital expenditure, £239m (2012/13: £248m) arose outside the UK. Capital expenditure contracted but not yet incurred was £400m at 31 March 2014 (2012/13: £355m).

Depreciation and amortisation reduced 5% to £2,695m, largely due to lower capital expenditure in recent years as we have become more efficient in delivering our capital investment programmes.

Balance sheet

Summarised balance sheet

Our balance sheet primarily reflects our significant investment in the network infrastructure assets that are the foundation of our business, and our capital management and funding strategy with which we finance that investment.

At 31 March	2014	2013	Movement
Before specific items	£m	£m	£m

Property, plant & equipment, software and telecoms licences	15,525	15,934	(409)
Goodwill & other acquisition related intangible assets	1,410	1,485	(75)
Other non-current & current assets	19,812	20,585	(773)
Trade & other receivables	3,125	3,118	7
Investments, cash & cash equivalents	3,242	2,194	1,048
Total assets[a]	43,114	43,316	(202)

Loans & other borrowings	(9,814)	(10,013)	199
Trade & other payables	(5,283)	(5,614)	331
Other current & non-current liabilities	(2,031)	(1,859)	(172)
Provisions	(533)	(630)	97
Deferred tax liability	(829)	(1,209)	380
Pensions, net of deferred tax	(5,641)	(4,543)	(1,098)
Total liabilities	(24,131)	(23,868)	(263)
Total equity	18,983	19,448	(465)

[a]	Excluding deferred tax asset relating to the BT Pension Scheme.

Property, plant and equipment, software and telecoms licences make up our core network infrastructure and the other assets that are essential for our business. These were held at a net book value of £15.5bn at 31 March 2014. The net reduction of £409m in the year reflects the related depreciation and amortisation charge of £2,695m exceeding capital expenditure of £2,346m.

Goodwill and other acquisition related intangible assets decreased £75m, primarily reflecting the impact of foreign exchange translation of overseas non-current assets. This was partly offset by additions of £35m relating mainly to the acquisition of ESPN’s UK and Ireland TV channels business as discussed in note 13 to the consolidated financial statements.

Other non-current and current assets and liabilities relate primarily to our financial instruments and to receivables from/payables to other group companies, which are described in note 24 to the consolidated financial statements.

Trade and other receivables were broadly flat at £3,125m while trade and other payables of £5,283m were £331m lower, contributing to a working capital outflow in the year.

Investments, cash and cash equivalents, loans and other borrowings are reconciled to net debt of £7,028m in note 22 to the consolidated financial statements, on page 81.

Provisions reduced by £97m to £533m, principally reflecting our cash expenditure against existing property and other provisions.

Deferred tax movements are shown in note 9 to the consolidated financial statements. Pensions, net of deferred tax, increased by £1,098m to £5,641m and are discussed below.

The Strategic Report – Performance	35

Loans and other borrowings

Loans and other borrowings were £9,814m compared with £10,013m at 31 March 2013, a decrease of £199m.

During 2013/14 we issued £1,181m of term debt in the capital markets in order to refinance maturing debt of £318m and ensure we have the liquidity to refinance term debt maturing in early 2014/15.

In June 2013 we issued a US$600m three-year bond swapped to £390m with an effective Sterling interest rate of 1.95%.

In February 2014 we issued a US$500m three-year bond and a US$800m five-year bond. The US$1.3bn proceeds were swapped to £791m which comprises £304m with an effective Sterling interest rate of 1.78% a year for three years and £487m with an effective Sterling interest rates of 2.66% a year for five years.

In December 2013 the US$500m floating rate note matured, resulting in a cash outflow of £318m. Other cash flow movements included £630m repayment of commercial paper and other debt due within one year.

Debt of £1.9bn is due for repayment during 2014/15 comprising term debt of £1.2bn, commercial paper of £0.3bn and other loans of £0.2bn and accrued interest of £0.2bn.

Pensions

Overview

We provide retirement plans for employees. The largest of these plans is the BT Pension Scheme (BTPS), a defined benefit plan in the UK. Although closed to new members, the BTPS still has around 41,000 active members, 195,500 pensioners and 76,500 deferred members. The BT Retirement Saving Scheme (BTRSS) is the current arrangement for UK employees who joined the group after 1 April 2001. It has around 26,000 active members.

The BTPS and BTRSS are not controlled by the Board. The BTPS is managed by a separate and independent Trustee. Details of the governance of the BTPS, its financial position, performance of its investments and a summary of member benefits are available in the BTPS Annual Report published by the Trustee in December 2013, on the BTPS Trustee website (www.btpensions.net). Details of the key risks associated with the BTPS and steps taken to mitigate these are discussed under Our risks on pages 27 to 28.

The BTRSS is a contract-based, defined contribution arrangement provided by Standard Life under which members choose their own investments and receive benefits at retirement that are linked to the performance of those investments.

We maintain similar arrangements in most other countries with a focus on these being appropriate for the local market and culture.

More information on our pension arrangements and on the funding and accounting valuations is given in note 18 to the consolidated financial statements.

BTPS funding valuation and future funding obligations

The funding of our main defined benefit pension plan, the BTPS, is subject to legal agreement between BT and the Trustee of the BTPS, which is determined at the conclusion of each triennial valuation. The most recent triennial funding valuation at 30 June 2011 and the associated deficit contribution plan was agreed with the Trustee in May 2012.

At 30 June 2011, the market value of assets was £36.9bn and the funding deficit was £3.9bn. There are a wide range of assumptions that could be adopted for measuring pension liabilities and legislation requires that this deficit is based on a cautious or prudent view – for example, assuming a lower investment return than might be expected.

We also calculate a ‘median estimate’ of the liabilities, using our central estimate on future assumptions such as expected investment returns. If the valuation is performed using this approach the scheme had a surplus of £2.5bn at 30 June 2011. At 31 March 2014, the surplus using our median estimate assumptions was £0.5bn.

Under the current contribution plan, we made deficit payments of £2.0bn in March 2012 and £325m in March 2013 and March 2014. The plan includes a further seven annual payments of £295m through to March 2021 and will be reviewed at the next funding valuation due to be carried out as at 30 June 2014. Further details on the current funding agreement are included in note 18 to the consolidated financial statements and is also discussed under Our risks on pages 27 to 28.

Accounting position under IAS 19 (Revised 2011)

The accounting deficit, net of tax, has increased in the year from £4.5bn to £5.6bn.

Actuarial losses on plan assets for 2013/14 reflect actual investment returns over the year of 0.6% which were below the IAS 19 (Revised 2011) discount rate of 4.2%. This was due to low or negative returns on a number of asset classes (such as index linked gilts), partially offset by higher returns from UK equities and property. This performance follows a record high for the BTPS plan assets of £41.3bn at 31 March 2013 which was driven by strong investment returns over 2012/13 of around 12%.

The increase in the real discount rate relative to RPI, from 0.87% to 0.97%, led to a fall in the liabilities which is shown as an actuarial gain on liabilities due to assumptions.

Allowing for scheme and membership experience over the year, such as updated membership data, led to an increase in the liabilities, shown as an actuarial loss on liabilities due to experience.

We have adopted IAS 19 (Revised 2011) this year, the revised pensions accounting standard issued by the International Accounting Standards Board. Details of this and its impact are set out in note 1 on page 49 of the consolidated financial statements.

Contractual obligations and commitments

A summary of our principal contractual financial obligations and commitments at 31 March 2014 is shown below. We have provided further details on these items in notes 18, 22 and 28 to the consolidated financial statements. Note 28 includes details relating to our financial commitments and contingent liabilities.

		Payments due by period
				Between	Between
		Less than		1 and	3 and	More than
	Total	1 year		3 years	5 years	5 years
	£m	£m		£m	£m	£m
Loans and other borrowings[a]	9,489	1,859	[b]	2,618	1,639	3,373
Finance lease obligations	264	14		26	25	199
Operating lease obligations	6,838	396		765	728	4,949
Capital commitments	400	378		15	6	1
Programme rights commitments	1,657	211		979	467	–
Pension deficit obligations	2,065	295		590	590	590
Total	20,713	3,153		4,993	3,455	9,112

[a]	Excludes fair value adjustments for hedged risks.
[b]	Includes £232m of accrued interest due within less than one year.

At 31 March 2014 our cash, cash equivalents and current asset investments were £3,242m. We also have unused committed borrowing facilities of £1.5bn. These resources and our future cash generation are expected to allow us to settle our obligations as they fall due.

36	The Strategic Report – Performance

OUR PERFORMANCE AS A RESPONSIBLE AND SUSTAINABLE BUSINESS

As a group, we do business responsibly and sustainably. Our Better Future programme underpins this, by making sure our people, networks and technology work together to deliver the best outcomes for our business, society and the environment.

We have invested £27m directly in society, made up of a mixture of cash, time volunteered and in-kind contributions; equating to 1% of our 2012/13 adjusted profit before tax. This brings our total investment to over £165m over the past six years (an average of 1.3% of profit before tax each year).

BT Group plc has set a Better Future vision and goal for 2020 in each of the following three priority areas: Connected Society, Net Good and Improving Lives. Achieving these will help BT and our customers to grow sustainably in the years to come.

Connected Society

In the UK 6.6 out of ten people can now access fibre-based products and services (this is equivalent to two thirds of premises passed). We are well on our way to achieving our 2020 goal of nine out of ten. Through our regional Get IT Together projects, in 2013/14 we helped over 10,800 people to participate in courses that have helped them to gain confidence and competence in using the internet.

We also announced a three-year partnership, The Right Click: Internet Safety Matters, with UNICEF, to provide practical advice about online child safety to up to 35,000 teachers, parents and children in the UK, supported by BT volunteers. Outside the UK, our Connecting Africa project provided satellite connectivity to 19 villages across the continent. This has provided access to information and critical services such as healthcare for around 95,000 people and we expect that up to 570,000 people living in the villages and surrounding areas could indirectly benefit.

In September we published the findings of our research partnership with Scope in the ‘Enabling Technology’ report which highlighted how technology can work better for the UK’s 11m people with disabilities. We are implementing its findings.

Net Good

This year we helped our customers reduce their carbon emissions by 1.3:1 the end-to-end carbon impact of our business (as measured in MtCO2e). This was an improvement on last year, but we still have some way to go to achieve our 2020 goal of a 3:1 ratio.

We can achieve this goal at the same time as benefiting our own business. Reducing the end-to-end carbon impact of our business can also reduce our operating costs. This year we achieved a 3% reduction in our global energy consumption, saving the business over £25m.

Reporting the revenue associated with the Net Good portfolio highlights the connection between our business and our positive impact on society and the environment. This year the products and servcies for which we have calculated a carbon abatement benefit for our customers generated revenues of £3.1bn globally. Our product inclusion criteria and methodology is endorsed by the Carbon Trust and further details are available on our Better Future website and in our Better Future report.

Our product innovations also drove a decrease in emissions from the equipment we sell our customers. For example, our latest BT Home Hub is more energy efficient than the equipment it replaces.

We are also developing additional products and solutions that help corporate customers reduce their energy consumption, such as BT Inbound Calling.

We are constantly trying to reduce our environmental impacts through better product stewardship. In partnership with the University of Cambridge Engineering Design Centre, we have developed a Designing Our Tomorrow (DOT) checklist. This is now being rolled out across our own product development teams and to suppliers through the Better Future Supplier Forum to influence the manufacture, use and disposal of our products.

Improving Lives

This year we helped generate over £85m towards good causes meaning, since 2012/13, we have achieved £146m cumulatively towards our target of £1bn by 2020. Our operational support of major telethons and appeals was the biggest contributor to this. Over £41m was raised over BT platforms in support of the Children in Need and Disasters Emergency Committee’s Philippines appeal following typhoon Haiyan.

Thousands of people and organisations use our portfolio of services for charities, with over 5,800 charities and individuals using the MyDonate for Fundraising service to raise a further £16.4m for good causes.

We supported Comic Relief by providing the communication infrastructure for its appeals, as well as through employee volunteering and our inspiring celebrity challenges. This year during Sport Relief, a major sport initiative from Comic Relief, we galvanised our people to get active, raise money and change lives. BT volunteers powered Sport Relief’s fundraising efforts by coordinating 87 call centres and handling 234,000 calls. Through in-kind support and donations from BT and our employees, our Sport Relief activities contributed £9m with our MyDonate platform processing online donations for the first time.

Jointly with Comic Relief, we also created a brand new charitable initiative, The Supporters Club. So far we have raised more than £2m to help improve young people’s lives in the UK and worldwide using the unique power of sport.

Volunteering is central to what it means to work at BT – our people have been giving up their time and applying their expertise in support of communities for decades and they continue to do so today with great enthusiasm and dedication. Our commitment to volunteering makes our people proud to work for BT and is an important part of being a responsible and sustainable business leader. As a result, over 46,000 days of volunteering were recorded by over 13,600 BT people, representing an in-kind contribution of over £14m, and supporting over 1,300 charities worldwide.

The Strategic Report – Performance	37

Our Better Future goals are based on a long-term commitment until the year 2020

The results below demonstrate that we are focused on our delivery to achieve our Better Future goals – but there is still a long way to

go. Out of our seven foundation performance indicators below, we have made progress against five of the seven, but we have failed to meet two, specifically relating to customer service and ethical trading supply chain review.

	Our 2020 Goals	2013/14 target	2013/14 result	2014/15 target
Better Future Programme 2020 goals	Connected Society More than 9/10 people in the UK will have access to fibre-based products and services Net Good	5.8/10 people can access fibre-based products and services	6.6/10 people can access fibre-based products and services	Continue to deliver against 9/10 target
	Helping our customers reduce carbon emissions by at least 3 times the end-to-end carbon impact of our business Improving Lives	1.1:1 achieved against our goal of 3:1	1.3:1 achieved against our goal of 3:1	Continue to deliver against 3:1 target
	Using our skills and technology to help generate more than £1bn for good causes	Over £63m raised for good causes	Over £85m raised for good causes	Continue to deliver against £1bn target
Our foundations for being a responsible and sustainable business
	Our foundations	2013/14 target	2013/14 result	2014/15 target
Our investment	Investment in responsible and sustainable business activities	1% of PBT invested in responsible and sustainable business activities	1% of PBT invested	Maintain 1% of PBT invested in responsible and sustainable business activities
Our customers	Customer service: a measure across our entire customer base	Improve RFT to more than recover the decline in performance seen in 2012/13	1.5% improvement	Improve RFT from 2013/14 level
Our employees	Employee engagement index: a measure of our relationship with our employees	Maintain or improve from 2012/13 performance, outcome was 3.69/5	3.82/5 achieved	Maintain or improve from 2013/14 performance
	Sickness absence rate:	Reduce or maintain	2.10% calendar days	Maintain or improve
	% of calendar days lost to	2.13% calendar days	lost in sickness	from 2013/14
	sickness absence	lost in sickness		performance
	Ethical performance: a measure of our employees’ awareness and training	Maintain or improve from 2012/13 performance, outcome was 4.19/5	4.29/5 achieved	Maintain or improve from 2013/14 performance
Our suppliers	Ethical trading: a measure of our supply chain review; with specific focus on Human Rights	100% follow-up within three months, for all those suppliers identified as high/medium risk	97% follow-up within three months	100% follow-up within three months, for all those suppliers identified as high/medium risk
Our environmental impact	CO2 emissions: a measure of our climate change impact	By December 2020 reduce our net CO2 e emission intensity by 80% against 1996/97 levels	79% net reduction in net CO2e emission intensity against 1996/97 levels	Continue to deliver against 80% target

Evolving measurement of our progress

At BT we are keen to move beyond volume-based metrics to understand and track the impact and value of our business. This year we have assessed a number of social impact methodologies to understand how we can best measure the significance of what being online brings to the individuals, businesses and governments that we serve. Moving forward this will enable us, for the first time, to start measuring the social impact of our digital skills programmes and our wider investment in broadband.

The Strategic Report was approved by the Board of Directors on 15 May 2014.

By order of the Board

Tony Chanmugam

Director

38	Report of the directors – Statutory information

REPORT OF THE DIRECTORS
STATUTORY INFORMATION

Introduction

The directors submit their report and the audited financial statements of the company, British Telecommunications plc, and the group, which includes its subsidiary undertakings, for the 2013/14 financial year.

The audited consolidated financial statements are presented on pages 44 to 93 and 111.

Dividend

During the year a final dividend of £1,300m (2012/13: £1,400) has been paid to the parent company, BT Group Investments Limited. The directors have declared a final dividend of £1,200m for 2013/14.

Principal activity

The company is the principal trading subsidiary of BT Group plc, which is its ultimate parent company.

BT Group plc is one of the world’s leading communications services companies. In the UK, we sell products and services to consumers and small and medium-sized enterprises (SMEs). Around the world, as well as in the UK, we provide managed networked IT services to large multinational corporations, domestic businesses and the public sector. We also sell wholesale telecoms services to communications providers in the UK and internationally.

Directors

The directors, who served throughout 2013/14 and continued to be directors as at the date of this report, were Tony Chanmugam, Glyn Parry and Sean Williams.

Financial statements

A statement by the directors of their responsibilities for preparing the financial statements is included in the Statement of directors’ responsibilities on page 41.

Our significant accounting policies are set out on pages 51 to 55 of the consolidated financial statements and conform with IFRS. These policies, and applicable estimation techniques, have been reviewed by the directors who have confirmed them to be appropriate for the preparation of the 2013/14 consolidated financial statements.

So far as each of the directors is aware, there is no relevant information that has not been disclosed to the auditors and each of the directors believes that all steps have been taken that ought to have been taken to make them aware of any relevant audit information and to establish that the auditors have been made aware of that information.

Capital management and funding policy

The capital structure is managed by BT Group plc, the ultimate parent company of the group.

The objective of BT Group plc’s capital management and funding policy is to reduce net debt while investing in the business, supporting the pension fund and paying progressive dividends.

The BT Group plc Board reviews the group’s capital structure regularly. Management proposes actions which reflect the group’s investment plans and risk characteristics as well as the macro-economic conditions in which we operate.

Our funding policy is to raise and invest funds centrally to meet the group’s anticipated requirements. We use a combination of capital market bond issuance, commercial paper borrowing, committed borrowing facilities and investments. These are planned so as to mature at different stages in order to meet short, medium and long-term requirements.

Details of our treasury management policies are included in note 24 to the consolidated financial statements.

Financial instruments

Details of the financial risk management objectives and policies of the group and exposure to interest risk, credit risk, liquidity risk and foreign exchange are given in note 24 to the consolidated financial statements.

Credit risk management policy

We take proactive steps to minimise the impact of adverse market conditions on our financial instruments. In managing investments and derivative financial instruments, the group’s central treasury function monitors the credit quality across treasury counterparties and actively manages any exposures which arise. This central team continually reviews any credit exposures, whether arising from centrally-managed financial instruments or from the group’s trade-related receivables. Management within the lines of business also actively monitors any exposures arising from trading balances.

Off-balance sheet arrangements

Other than the financial commitments and contingent liabilities disclosed in note 28 to the consolidated financial statements, there are no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on: our financial condition; changes in financial condition; revenues or expenses; results of operations; liquidity; capital expenditure; or capital resources.

Legal proceedings

We do not believe that there is any single current court action that would have a material adverse effect on our financial position or operations. During 2013/14, the aggregate volume and value of legal actions to which we are party reduced.

Going concern

The Strategic Report on pages 2 to 37 includes information on the group structure, the performance of each of the lines of business, the impact of regulation and competition and principal risks and uncertainties. The Performance section on pages 31 to 37 includes information on our group financial results, financial outlook, cash flow, loans and borrowings and balance sheet position. Notes 20, 21, 22 and 24 of the consolidated financial statements include information on the group’s investments, cash and cash equivalents, loans and borrowings, and derivatives, financial risk management objectives, hedging policies and exposures to interest, foreign exchange, credit, liquidity and market risks.

Alongside the factors noted above, the directors have considered BT Group plc’s cash flow forecasts, as they relate to the group, in particular with reference to the period to the end of May 2015. The directors are satisfied that these cash flow forecasts, taking into account reasonably possible risk sensitivities associated with this forecast and BT Group plc’s current funding and facilities, alongside BT Group plc’s funding strategy, shows that the group will continue to operate for the foreseeable future. The directors therefore continue to have a reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future and continue to adopt a going concern basis (in accordance with the guidance ‘Going Concern and Liquidity Risk: Guidance for Directors of UK Companies 2009’ issued by the Financial Reporting Council) in preparing the consolidated financial statements.

There has been no significant change in the financial or trading position of the group since 31 March 2014.

Report of the directors – Statutory information	39

Auditors

PricewaterhouseCoopers and its predecessor firms have been BT’s auditors since BT listed on the London Stock Exchange in 1984. The external auditors are required to rotate the lead partner every five years and other partners that are responsible for the group and subsidiary audits change at least every seven years. Such changes are carefully planned to ensure business continuity without undue risk or inefficiency. The partner responsible for BT’s audit is completing his fifth year within the group audit team and his second year as lead partner, which is a role he can continue for a further two years.

The comply-or-explain provision in the UK Corporate Governance Code has effectively been superseded by the UK Competition Commission’s final report and recent developments in Europe. EU legislation requires mandatory rotation of audit firms every ten years, extendable, if there is a tender process, up to 20 years. The transitional rules under the EU legislation will require an initial change of audit firm no later than for the 31 March 2021 year-end audit.

The Competition Commission had previously proposed mandatory audit tenders at least every ten years with different transitional rules, but has now announced a delay in its implementation programme to consider fully the implications of the EU rules on its proposals. There is therefore uncertainty as to whether BT will be required to go to tender prior to 2021.

Until this uncertainty is resolved, the BT Group plc Audit & Risk Committee will continue to consider annually the need to go to tender for audit quality or independence reasons.

There are no contractual obligations in place that restrict our choice of statutory auditor.

Internal control and risk management

The Board of BT Group plc, the company’s ultimate parent, is responsible for the group’s systems of internal control and risk management and for reviewing each year the effectiveness of those systems. Such systems are designed to manage, rather than eliminate, the risk of failure to achieve business objectives; any system can provide only reasonable, and not absolute, assurance against material misstatement or loss. The process in place for reviewing BT’s systems of internal control includes procedures designed to identify and evaluate failings and weaknesses, and, in the case of any categorised as significant, procedures exist to ensure that necessary action is taken to remedy the failings.

BT Group plc has enterprise-wide risk management processes for identifying, evaluating and managing the significant risks faced by the group. These processes have been in place during the year and have continued up to the date on which this document was approved. The processes are in accordance with the Revised Guidance for Directors on the UK Governance Code published by the Financial Reporting Council (the ‘Turnbull Guidance’).

Risk assessment and evaluation takes place as an integral part of BT Group plc’s annual strategic planning cycle. There is a detailed risk management process, culminating in a BT Group plc Board review, which identifies the key risks facing the group and each business unit. This information is reviewed by senior management as part of the strategic review. Our current key risks are summarised in the Purpose and strategy section – Our risks on pages 26 to 30.

The key features of the enterprise-wide risk management and internal control process comprise the following procedures:

•	senior executives collectively review the group’s key risks and have created a group risk register describing the risks, owners and mitigation strategies. This is reviewed by BT Group plc’s Group Risk Panel and Operating Committee before being reviewed and approved by the BT Group plc Board
•	the lines of business and internal service unit carry out risk assessments of their operations, create risk registers relating to those operations, and ensure that the key risks are addressed
•	senior executives with responsibilities for major group operations report quarterly with their opinion on the effectiveness of the operation of internal controls in their area of responsibility
•	BT Group plc’s internal auditors carry out continuing assessments of the quality of risk management and control, report to management and the BT Group plc Audit & Risk Committee on the status of specific areas identified for improvement and promote effective risk management in the lines of business and internal service unit operations
•	the BT Group plc Audit & Risk Committee, on behalf of the BT Group plc Board, considers the effectiveness of the operation of internal control procedures in the group during the financial year. It reviews reports from the internal and external auditors and reports its conclusions to the BT Group plc Board. The BT Group plc Audit & Risk Committee has carried out these actions for 2013/14.

Joint ventures and associates, which BT does not control, have not been dealt with as part of the group risk management process and are responsible for their own internal control assessment.

BT’s significant accounting policies are set out on pages 51 to 55. The consistent application of those policies is subject to ongoing verification through management review and independent review by internal and external auditors.

US Sarbanes-Oxley Act of 2002

The company has debt securities registered with the US Securities and Exchange Commission (SEC). As a result, we must comply with those provisions of the Sarbanes-Oxley Act applicable to foreign issuers. We comply with the legal and regulatory requirements introduced pursuant to this legislation, in so far as they are applicable.

Disclosure controls and procedures

The principal executive officer and the principal financial officer, after evaluating the effectiveness of the company’s disclosure controls and procedures as of the end of the period covered by this Annual Report & Form 20-F, concluded that, as of such date, the company’s disclosure controls and procedures were effective to ensure that material information relating to the company was made known to them by others within the group.

The principal executive officer and principal financial officer concluded that the company’s disclosure controls and procedures are also effective to ensure that the information required to be disclosed by the company in reports that it files under the Securities Exchange Act 1934 (Exchange Act) is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC.

The principal executive officer and the principal financial officer also provided the certifications required by the Sarbanes-Oxley Act.

40	Report of the directors – Statutory information

Internal control over financial reporting

BT’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the group. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with IFRS. Management conducted an assessment of the effectiveness of internal control over financial reporting based on the framework for internal control evaluation contained in the Revised Guidance for Directors on the UK Governance Code published by the Financial Reporting Council (the Turnbull Guidance).

Based on this assessment, management has concluded that at 31 March 2014, the company’s internal control over financial reporting was effective.

There were no changes in the company’s internal control over financial reporting that occurred during 2013/14 that have materially affected, or are reasonably likely to have materially affected, BT’s internal control over financial reporting. Any significant deficiency, as defined by the US Public Company Accounting Oversight Board (PCAOB), in internal control over financial reporting, is reported to the Audit & Risk Committee of the ultimate parent company, BT Group plc.

PricewaterhouseCoopers LLP, which has audited the consolidated financial statements of the group for 2013/14, has also audited the effectiveness of the group’s internal control over financial reporting under Auditing Standard No. 5 of the PCAOB. Their report is on page 43.

By order of the Board

Heather Brierley

Secretary

15 May 2014

Registered Office: 81 Newgate Street, London EC1A 7AJ

Registered in England and Wales No. 1800000

Statement of directors’ responsibilities	41

STATEMENT OF DIRECTORS’ RESPONSIBILITIES
for preparing the financial statements

The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulations. Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union, and the parent company financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law). In preparing the consolidated financial statements, the directors have also elected to comply with IFRS, issued by the International Accounting Standards Board (IASB). Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and the company and of the profit or loss of the group for that period. In preparing these financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently
•	make judgements and accounting estimates that are reasonable and prudent
•	state whether IFRS as adopted by the European Union and IFRS issued by IASB and applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the consolidated and parent company financial statements respectively
•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for the maintenance and integrity of the corporate and financial information included on the company’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company’s transactions and disclose with reasonable accuracy at any time the financial position of the company and the group and enable them to ensure that the financial statements comply with the Companies Act 2006 and, as regards the consolidated financial statements, Article 4 of the IAS Regulation. They are also responsible for safeguarding the assets of the company and the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Each of the directors, whose names are listed on page 38 confirm that, to the best of their knowledge:

•	the consolidated financial statements, which have been prepared in accordance with IFRS as adopted by the European Union, give a true and fair view of the assets, liabilities, financial position and profit of the group
•	the Strategic Report on pages 2 to 37 includes a fair review of the development and performance of the business and the position of the group, together with a description of the principal risks and uncertainties that it faces
•	the parent company financial statements, which have been prepared in accordance with United Kingdom Generally Accepted Accounting Practice, give a true and fair view of the assets, liabilities and financial position of the parent company.

42	Report of the independent auditors – Consolidated financial statements

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF
BRITISH TELECOMMUNICATIONS PLC (CONSOLIDATED)

UNITED KINGDOM OPINION

Report on the group financial statements

Our opinion

In our opinion the financial statements, defined below:

•	give a true and fair view of the state of the group’s affairs as at 31 March 2014 and of its profit and cash flows for the year then ended;
•	have been properly prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union; and
•	have been prepared in accordance with the requirements of the Companies Act 2006 and Article 4 of the IAS Regulation.

This opinion is to be read in the context of what we say in the remainder of this report.

Separate opinion in relation to IFRS as issued by the IASB

As explained in note 1 to the financial statements, the group, in addition to applying IFRS as adopted by the European Union, has also applied IFRS as issued by the International Accounting Standards Board (IASB).

In our opinion the financial statements comply with IFRS as issued by the IASB.

What we have audited

The group financial statements (the ‘financial statements’), which are prepared by British Telecommunications plc, comprise:

•	the group balance sheet as at 31 March 2014;
•	the group income statement and group statement of comprehensive income for the year then ended;
•	the group cash flow statement for the year then ended;
•	the group statement of changes in equity for the year then ended; and
•	the notes to the financial statements, which include a summary of significant accounting policies and other explanatory information.

The financial reporting framework that has been applied in their preparation is applicable law and IFRS as adopted by the European Union.

In applying the financial reporting framework, the directors have made a number of subjective judgements, for example in respect of significant accounting estimates. In making such estimates, they have made assumptions and considered future events.

What an audit of financial statements involves

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) (‘ISAs (UK & Ireland)’). An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of:

•	whether the accounting policies are appropriate to the group’s circumstances and have been consistently applied and adequately disclosed;
•	the reasonableness of significant accounting estimates made by the directors; and
•	the overall presentation of the financial statements.

In addition, we read all the financial and non-financial information in the Annual Report & Form 20-F 2014 to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Opinion on other matter prescribed by the Companies Act 2006

In our opinion the information given in the Strategic Report and the Report of the directors for the financial year for which the financial statements are prepared is consistent with the financial statements.

Other matters on which we are required to report by exception

Adequacy of information and explanations received

Under the Companies Act 2006 we are required to report to you if, in our opinion, we have not received all the information and explanations we require for our audit. We have no exceptions to report arising from this responsibility.

Directors’ remuneration

Under the Companies Act 2006 we are required to report to you if, in our opinion, certain disclosures of directors’ remuneration specified by law are not made. We have no exceptions to report arising from this responsibility.

Responsibilities for the financial statements and the audit

Our responsibilities and those of the directors

As explained more fully in the Statement of directors’ responsibilities set out on page 41, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.

Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and ISAs (UK & Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

This report, including the opinions, has been prepared for and only for the company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

Other matter

We have reported separately on the parent company financial statements of British Telecommunications plc for the year ended 31 March 2014.

Paul Barkus (Senior Statutory Auditor)

for and on behalf of PricewaterhouseCoopers LLP

Chartered Accountants and Statutory Auditors

London

15 May 2014

Report of the independent auditors – Consolidated financial statements	43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF BRITISH TELECOMMUNICATIONS PLC (THE ‘COMPANY’)

UNITED STATES OPINION

In our opinion, the accompanying group income statements, group statements of comprehensive income, group balance sheets, group statements of changes in equity and group cash flow statements present fairly, in all material respects, the financial position of British Telecommunications plc and its subsidiaries at 31 March 2014 and 2013 and the results of their operations and cash flows for each of the three years in the period ended 31 March 2014, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. Also, in our opinion, the company maintained, in all material respects, effective internal control over financial reporting as of 31 March 2014, based on criteria established in the Turnbull Guidance.

The company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in management’s evaluation of the effectiveness of internal control over financial reporting as set out in the first two paragraphs of Internal control over financial reporting in the Report of the directors, Statutory information, of the British Telecommunications plc Annual Report & Form 20-F.

Our responsibility is to express opinions on these financial statements and on the company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorisations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

As set out in note 1, the group adopted IAS19 ‘Employee Benefits’ (Revised 2011) with effect from 1 April 2013.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

London, United Kingdom

15 May 2014

44	Group income statement

CONSOLIDATED FINANCIAL STATEMENTS
GROUP INCOME STATEMENT

Year ended 31 March 2014	Notes	Before specific items £m	Specific items £m	[a]	Total £m
Revenue	4	18,287	–		18,287
Operating costs	5	(14,864)	(276)		(15,140)
Operating profit (loss)	4	3,423	(276)		3,147
Finance expense	23	(603)	(235)		(838)
Finance income	23	220	–		220
Net finance expense		(383)	(235)		(618)
Share of post tax loss of associates and joint ventures		(3)	–		(3)
Loss on disposal of interest in associates and joint ventures	8	–	(4)		(4)
Profit (loss) before taxation		3,037	(515)		2,522
Taxation	9	(662)	319		(343)
Profit (loss) for the year		2,375	(196)		2,179

Year ended 31 March 2013	Notes	Before specific items Restated £m [b]	Specific items Restated £m	[a] [b]	Total Restated £m [b]
Revenue	4	18,339	(236)		18,103
Operating costs	5	(15,035)	(116)		(15,151)
Operating profit (loss)	4	3,304	(352)		2,952
Finance expense	23	(666)	(119)		(785)
Finance income	23	274	–		274
Net finance expense		(392)	(119)		(511)
Share of post tax profit of associates and joint ventures		9	–		9
Profit on disposal of interest in associate	8	–	130		130
Profit (loss) before taxation		2,921	(341)		2,580
Taxation	9	(661)	230		(431)
Profit (loss) for the year		2,260	(111)		2,149

Year ended 31 March 2012	Notes	Before specific items Restated £m [b]	Specific items Restated £m	[a] [b]	Total Restated £m [b]
Revenue	4	19,397	(410)		18,987
Operating costs	5	(16,331)	237		(16,094)
Operating profit (loss)	4	3,066	(173)		2,893
Finance expense	23	(692)	(98)		(790)
Finance income	23	301	–		301
Net finance expense		(391)	(98)		(489)
Share of post tax profit of associates and joint ventures		10	–		10
Profit (loss) before taxation		2,685	(271)		2,414
Taxation	9	(652)	212		(440)
Profit (loss) for the year		2,033	(59)		1,974
[a]	For a definition of specific items, see page 49. An analysis of specific items is provided in note 8.
[b]	Restated, see note 1.

Group statement of comprehensive income	45

GROUP STATEMENT OF COMPREHENSIVE INCOME

Year ended 31 March	Notes	2014 £m	2013 Restated £m [a]	2012 Restated £m [a]
Profit for the year		2,179	2,149	1,974
Other comprehensive (loss) income
Items that will not be reclassified to the income statement
Actuarial losses relating to retirement benefit obligations	18	(1,179)	(3,569)	(2,419)
Tax on actuarial losses	9	16	762	522
Items that may be reclassified subsequently to the income statement
Exchange differences on translation of foreign operations	25	(176)	47	(38)
Fair value movements on available-for-sale assets	25	(27)	14	–
Fair value movements on cash flow hedges:
– net fair value (losses) gains	25	(528)	105	(56)
– recognised in income and expense	25	384	(168)	179
Tax on components of other comprehensive income that may be reclassified	9, 25	4	24	(23)
Other comprehensive loss for the year, net of tax		(1,506)	(2,785)	(1,835)
Total comprehensive income (loss) for the year		673	(636)	139
[a]	Restated, see note 1.

46	Group balance sheet

GROUP BALANCE SHEET

At 31 March	Notes	2014 £m	2013 £m
Non-current assets
Intangible assets	11	3,095	3,266
Property, plant and equipment	12	13,840	14,153
Derivative financial instruments	24	539	1,080
Investments	20	18,846	19,063
Associates and joint ventures		18	28
Trade and other receivables	15	214	184
Deferred tax assets	9	1,460	1,438
		38,012	39,212
Current assets
Programme rights	14	108	–
Inventories		82	103
Trade and other receivables	15	2,911	2,934
Current tax receivable		26	16
Derivative financial instruments	24	114	170
Investments	20	2,552	1,275
Cash and cash equivalents	21	690	919
		6,483	5,417
Current liabilities
Loans and other borrowings	22	1,873	1,736
Derivative financial instruments	24	139	74
Trade and other payables	16	5,283	5,614
Current tax liabilities		315	100
Provisions	17	99	120
		7,709	7,644
Total assets less current liabilities		36,786	36,985

Non-current liabilities
Loans and other borrowings	22	7,941	8,277
Derivative financial instruments	24	679	802
Retirement benefit obligations	18	7,022	5,856
Other payables	16	898	883
Deferred tax liabilities	9	829	1,209
Provisions	17	434	510
		17,803	17,537

Equity
Ordinary shares		2,172	2,172
Share premium		8,000	8,000
Other reserves	25	1,156	1,499
Retained earnings		7,655	7,777
Total equity		18,983	19,448
		36,786	36,985

The consolidated financial statements on pages 44 to 93 and 111 were approved by the Board of Directors on 15 May 2014 and were signed on its behalf by

Tony Chanmugam

Director

Group statement of changes in equity	47

GROUP STATEMENT OF CHANGES IN EQUITY

	Notes	Share capital £m	[a]	Share premium £m	[b]	Other reserves £m [c]	Retained earnings £m	Total equity £m
At 1 April 2011		2,172		8,000		1,414	9,561	21,147
Profit for the year[d]		–		–		–	1,974	1,974
Other comprehensive (loss) income – before tax[d]		–		–		(93)	(2,420)	(2,513)
Tax on other comprehensive (loss) income[d]	9	–		–		(23)	522	499
Transferred to the income statement		–		–		179	–	179

Comprehensive income		–		–		63	76	139
Share-based payments	19	–		–		–	75	75
Tax on share-based payments		–		–		–	17	17
Other movements		–		–		–	(17)	(17)
At 1 April 2012		2,172		8,000		1,477	9,712	21,361
Profit for the year[d]		–		–		–	2,149	2,149
Other comprehensive income (loss) – before tax[d]		–		–		166	(3,569)	(3,403)
Tax on other comprehensive income (loss)[d]	9	–		–		24	762	786
Transferred to the income statement		–		–		(168)	–	(168)

Comprehensive income (loss)		–		–		22	(658)	(636)
Share-based payments	19	–		–		–	64	64
Tax on share-based payments	9	–		–		–	68	68
Dividends to parent company	10	–		–		–	(1,400)	(1,400)
Other movements		–		–		–	(9)	(9)
At 1 April 2013		2,172		8,000		1,499	7,777	19,448
Profit for the year		–		–		–	2,179	2,179
Other comprehensive (loss) income – before tax		–		–		(731)	(1,179)	(1,910)
Tax on other comprehensive income (loss)	9	–		–		4	16	20
Transferred to the income statement		–		–		384	–	384

Comprehensive (loss) income		–		–		(343)	1,016	673
Share-based payments	19	–		–		–	60	60
Tax on share-based payments	9	–		–		–	106	106
Dividends to parent company	10	–		–		–	(1,300)	(1,300)
Other movements		–		–		–	(4)	(4)
At 31 March 2014		2,172		8,000		1,156	7,655	18,983
[a]	The allotted, called up and fully paid ordinary share capital of the company at 31 March 2014 and 31 March 2013 was £2,172m comprising 8,689,755,905 ordinary shares of 25p each.
[b]	The share premium account, representing the premium on allotment of shares, is not available for distribution.
[c]	For further analysis of other reserves, see note 25.
[d]	Restated, see note 1.

48	Group cash flow statement

GROUP CASH FLOW STATEMENT

Year ended 31 March	Note	2014 £m	2013 £m	2012 £m
Cash flow from operating activities
Profit before taxation[a]		2,522	2,580	2,414
Loss (profit) on disposal of interest in associates		4	(130)	–
Share of loss (profit) of associates and joint ventures		3	(9)	(10)
Net finance expense[a]		618	511	489
Operating profit[a]		3,147	2,952	2,893
Other non-cash charges		41	56	106
(Profit) loss on disposal of businesses		–	(7)	19
Depreciation and amortisation		2,695	2,843	2,972
Decrease in inventories		16	3	12
(Increase) decrease in trade and other receivables		(259)	454	28
Decrease in trade and other payables		(163)	(463)	(67)
Decrease in other liabilities[a,b]		(234)	(281)	(1,891)
Decrease in provisions		(100)	(198)	(112)
Cash generated from operations[c]		5,143	5,359	3,960
Income taxes paid		(347)	(64)	(400)
Net cash inflow from operating activities		4,796	5,295	3,560

Cash flow from investing activities
Interest received		73	134	127
Dividends received from associates and joint ventures		1	3	4
Proceeds on disposal of interest in associates		2	270	7
Proceeds on disposal of businesses, net of cash and bank overdrafts		–	17	13
Acquisition of joint ventures		(3)	(5)	–
Acquisition of subsidiaries, net of cash acquired		(21)	(60)	(5)
Outflow on non-current amounts owed by parent company[d]		(67)	(125)	(119)
Outflow on non-current amounts owed by ultimate parent company[e]		(1,005)	(876)	(579)
Proceeds on disposal of current financial assets[f]		7,531	8,856	8,329
Purchases of current financial assets[f]		(8,773)	(8,875)	(8,845)
Proceeds on disposal of non-current financial assets		3	1	1
Proceeds on disposal of property, plant and equipment		10	43	18
Purchases of property, plant and equipment and software		(2,356)	(2,481)	(2,578)
Purchases of telecommunications licences		–	(202)	–
Net cash outflow from investing activities		(4,605)	(3,300)	(3,627)

Cash flow from financing activities
Interest paid		(614)	(701)	(693)
Repayment of borrowings[e,g]		(321)	(1,663)	(26)
Repayment of finance lease liabilities		(18)	(15)	(2)
Net proceeds from commercial paper		(420)	153	522
Proceeds from bank loans and bonds		1,195	798	–
Cash flows from derivatives relating to loans and other borrowings		(209)	33	258
Net cash used in financing activities		(387)	(1,395)	59

Net (decrease) increase in cash and cash equivalents		(196)	600	(8)

Opening cash and cash equivalents		914	318	328
Net (decrease) increase in cash and cash equivalents		(196)	600	(8)
Effect of exchange rate changes		(39)	(4)	(2)
Closing cash and cash equivalents	21	679	914	318
[a]	Restated, see note 1.
[b]	Includes pension deficit payments of £325m (2012/13: £325m, 2011/12: £2,000m).
[c]	Includes cash flows relating to TV programme rights.
[d]	In addition, there are non-cash movements in these intra-group loan arrangements which principally relate to funding and investment transactions between British Telecommunications plc and its subsidiaries where one of the parties to the transaction has an intra-group loan arrangement with the parent company. For further details see note 27.
[e]	In addition, there are non-cash movements in this intra-group loan arrangement which principally relate to settlement of dividends with the parent company and amounts the ultimate parent company was owed by the parent company which were settled through their loan accounts with British Telecommunications plc. For further details see notes 10 and 27.
[f]	Primarily consists of investment in and redemption of amounts held in liquidity funds.
[g]	Repayment of borrowings includes the impact of hedging.

Notes to the consolidated financial statements	49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Preparation

Preparation of the financial statements

These consolidated financial statements have been prepared in accordance with the Companies Act 2006, Article 4 of the IAS Regulation and International Accounting Standards (IAS) and International Financial Reporting Standards (IFRS) and related interpretations, as adopted by the European Union. The consolidated financial statements are also in compliance with IFRS as issued by the International Accounting Standards Board. The consolidated financial statements are prepared on a going concern basis.

The consolidated financial statements are prepared on the historical cost basis, except for certain financial and equity instruments that have been measured at fair value. The consolidated financial statements are presented in Sterling, the functional currency of British Telecommunications plc, the parent company.

New and amended standards adopted with an impact to the group

IAS 19 ‘Employee Benefits’ (Revised 2011) was effective for the group from 1 April 2013. We have restated the comparative figures for the year ended 31 March 2013 and 31 March 2012 to reflect the position had it applied in those years. Implementation had the following impact:

•	plan administration costs are recognised in the group’s income statement, while previously these were recognised within other comprehensive income. For the year ended 31 March 2013, this increased operating costs by £18m (2011/12: £20m);
•	the Pension Protection Fund levy is recognised as an operating cost, while previously this was recognised as a finance expense. For the year ended 31 March 2013, this has increased operating costs and reduced net finance expense by £20m (2011/12: £10m); and
•	the expected return on pension plan assets and interest expense on pension plan liabilities were replaced by a single net interest component calculated on the net pension obligation using the discount rate. Net finance income on pensions (treated as a specific item) has reduced by £168m for the year ended 31 March 2013 (2011/12: £305m).

Overall, reported profit before tax and reported profit after tax, which are after the impact of specific items, were reduced by £186m for the year ended 31 March 2013 (2011/12: £325m) and £143m for the year ended 31 March 2013 (2011/12: £247m), respectively. Reported basic and diluted earnings per share were reduced by 1.9p and 1.8p for the year ended 31 March 2013, respectively (2011/12: 3.2p and 3.0p). EBITDA and adjusted profit before tax reduced by £38m for the year ended 31 March 2013 (2011/12: £30m). There is no impact on the group’s free cash flow.

Changes in presentation of the financial statements

Presentation of other operating income

To simplify our reporting, from 1 April 2013 we no longer separately report other operating income. We have re-presented items previously reported as other operating income as either revenue or a reduction in operating costs, as appropriate.

For the year ended 31 March 2013 this change increased revenue by £86m (2011/12: £90m), and it reduced operating costs by £313m (2011/12: £278m). There is no impact on the group’s EBITDA or profit before tax or earnings per share.

Simplification of internal trading

Effective from 1 April 2013, we also made a number of changes to simplify our internal trading and more closely align our line of business financial results with our regulatory accounts. We also adjusted the disclosure of our lines of business to reflect customer account moves and to better reflect their commercial activity. In order to present historical information on a consistent basis, we have revised comparative information for the years ended 31 March 2013 and 31 March 2012 for a number of items that impact the financial results of individual lines of business, but have no impact on the total group results.

Split of BT Retail

During the year, BT Retail was divided into two separate lines of business, BT Business and BT Consumer. The segmental reporting for 2011/12 and 2012/13 has been revised to reflect the new structure. Cash generating units have also been revised to reflect the new structure (see note 11). We have revised balance sheet comparatives to present them on a consistent basis. Accrued income at 31 March 2013 increased by £53m, with a corresponding increase of £53m in deferred income.

The overall impact on the lines of business of the simplification of internal trading and the split of BT Retail is disclosed in note 4.

New and amended standards adopted with no significant impact to the group

The following new and amended standards adopted during the year did not have any significant impact on the group.

Amendments to IFRS 7 ‘Disclosures – Offsetting Financial Assets and Financial Liabilities’

These amendments require entities to disclose information about rights of offset and related arrangements for financial instruments under an enforceable master netting agreement or similar arrangement. The amendments also require disclosures to be provided for comparative periods.

IFRS 10, ‘Consolidated financial statements’ (IFRS 10) , IFRS 11, ‘Joint arrangements’ (IFRS 11) , IFRS 12, ‘Disclosures of interests in other entities’ (IFRS 12) , IAS 27 (as revised in 2011) ‘Separate Financial Statements’ (IAS 27 revised) , IAS 28 (as revised in 2011) ‘Investments in Associates and Joint Ventures’ (IAS 28 revised)

In accordance with IFRS as issued by the IASB, IFRS 10, IFRS 11, IFRS 12, IAS 27 revised and IAS 28 revised are effective for the group from 1 April 2013. However for IFRS as adopted by the European Union, the mandatory application of these standards is only required for the group’s accounting period beginning on 1 April 2014. These accounting standards were therefore adopted early by the group for the accounting period commencing on 1 April 2013 in order to avoid differences between IFRS as issued by the IASB and IFRS as adopted by the European Union.

IFRS 13 ‘Fair value measurement’ (IFRS 13)

The standard provides a single source of guidance for fair value measurements and disclosures. It also provides a new definition of fair value and it does not change the requirements regarding which items should be measured or disclosed at fair value. IFRS 13 is applied prospectively effective from 1 April 2013.

Presentation of specific items

The group’s income statement and segmental analysis separately identify trading results before specific items. Specific items are those that in management’s judgement need to be disclosed separately by virtue of their size, nature or incidence. In determining whether an event or transaction is specific, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence. This is consistent with the way that financial performance is measured by management and reported to the Board and the Operating Committee of BT Group plc and assists in providing a meaningful analysis of the trading results of the group.

The directors believe that presentation of the group’s results in this way is relevant to an understanding of the group’s financial performance, as specific items are identified by virtue of their size, nature or incidence. Furthermore, the group considers a columnar presentation to be appropriate, as it improves the clarity of the presentation and is consistent with the way that financial performance is measured by

50	Notes to the consolidated financial statements

1.    Basis of Preparation continued

management and reported to the Board and the Operating Committee of BT Group plc. Specific items may not be comparable to similarly titled measures used by other companies.

Specific items include disposals of businesses and investments, regulatory settlements, historic insurance or litigation claims, business restructuring programmes, asset impairment charges, property rationalisation programmes, net interest on pensions and the settlement of multiple tax years in a single payment.

Specific items for the current and prior years are disclosed in note 8.

2.    Critical accounting estimates and key judgements

The preparation of financial statements in conformity with IFRS requires the use of accounting estimates and assumptions. It also requires management to exercise its judgement in the process of applying the group’s accounting policies. We continually evaluate our estimates, assumptions and judgements based on available information and experience. As the use of estimates is inherent in financial reporting, actual results could differ from these estimates. Management has discussed its critical accounting estimates and associated disclosures with the BT Group plc Audit & Risk Committee. The areas involving a higher degree of judgement or complexity are described below.

Long-term customer contracts

Long-term customer contracts can extend over a number of financial years. During the contractual period recognition of costs and profits may be impacted by estimates of the ultimate profitability of each contract. If, at any time, these estimates indicate that any contract will be unprofitable, the entire estimated loss for the contract is recognised immediately. If these estimates indicate that any contract will be less profitable than previously forecast, contract assets may have to be written down to the extent they are no longer considered to be fully recoverable. The group performs ongoing profitability reviews of its contracts in order to determine whether the latest estimates are appropriate.

Key factors reviewed include:

•	Transaction volumes or other inputs affecting future revenues which can vary depending on customer requirements, plans, market position and other factors such as general economic conditions.
•	Our ability to achieve key contract milestones connected with the transition, development, transformation and deployment phases for customer contracts.
•	The status of commercial relations with customers and the implication for future revenue and cost projections.
•	Our estimates of future staff and third-party costs and the degree to which cost savings and efficiencies are deliverable.

The carrying value of assets comprising the costs of the initial set up, transition or transformation phase of long-term networked IT services contracts is disclosed in note 15.

Pension obligations

BT has a commitment, mainly through the BTPS, to pay pension benefits to approximately 313,000 people over a period of more than 80 years. The accounting cost of these benefits and the present value of our pension liabilities depend on such factors as the life expectancy of the members, the salary progression of our current employees, price inflation and the discount rate used to calculate the net present value of the future pension payments. We use estimates for all of these factors in determining the pension costs and liabilities incorporated in our financial statements. The assumptions reflect historical experience and our judgement regarding future expectations.

The value of the net pension obligation at 31 March 2014, the key financial assumptions used to measure the obligation, the sensitivity of the IAS 19 (Revised 2011) pension liability at 31 March 2014, and of the income statement charge in 2014/15 to changes in these assumptions are disclosed in note 18.

Useful lives for property, plant and equipment and software

The plant and equipment in our networks is long lived with cables and switching equipment operating for over ten years and underground ducts being used for decades. We also develop software for use in IT systems and platforms that supports the products and services provided to our customers and that is also used within the group. The annual depreciation and amortisation charge is sensitive to the estimated service lives allocated to each type of asset. Asset lives are assessed annually and changed when necessary to reflect current thinking on the remaining lives in light of technological change, network investment plans (including the group’s fibre rollout programme), prospective economic utilisation and physical condition of the assets concerned. Changes to the service lives of assets implemented from 1 April 2013 had no significant impact in aggregate on the results for the year ended 31 March 2014.

The carrying values of software, property, plant and equipment are disclosed in notes 11 and 12. The useful lives applied to the principal categories of assets are disclosed on pages 52 and 53.

Provisions and contingent liabilities

As disclosed in note 17, the group’s provisions principally relate to obligations arising from property rationalisation programmes, restructuring programmes, claims, litigation and regulatory risks. Under our property rationalisation programmes we have identified a number of surplus properties. Although efforts are being made to sub-let this space, this is not always possible. Estimates have been made of the cost of vacant possession and of any shortfall arising from any sub-lease income being lower than the lease costs. Any such shortfall is recognised as a provision.

In respect of claims, litigation and regulatory risks, the group provides for anticipated costs where an outflow of resources is considered probable and a reasonable estimate can be made of the likely outcome. The prices at which certain services are charged are regulated and may be subject to retrospective adjustment by regulators. Estimates are used in assessing the likely value of the regulatory risk. For all risks, the ultimate liability may vary from the amounts provided and will be dependent upon the eventual outcome of any settlement.

Management exercise judgement in measuring the exposures to contingent liabilities (see note 28) through assessing the likelihood that a potential claim or liability will arise and in quantifying the possible range of financial outcomes.

Current and deferred income tax

The actual tax we pay on our profits is determined according to complex tax laws and regulations. Where the effect of these laws and regulations is unclear, we use estimates in determining the liability for the tax to be paid on our past profits which we recognise in our financial statements. We believe the estimates, assumptions and judgements are reasonable but this can involve complex issues which may take a number of years to resolve. The final determination of prior year tax liabilities could be different from the estimates reflected in the financial statements and may result in the recognition of an additional tax expense or tax credit in the income statement.

Deferred tax assets and liabilities require management judgement in determining the amounts to be recognised. In particular, judgement is used when assessing the extent to which deferred tax assets should be recognised, taking into account the expected timing and level of future taxable income.

The value of the group’s income tax assets and liabilities is disclosed on the balance sheet on page 46. The carrying value of the group’s deferred tax assets and liabilities is disclosed in note 9.

Notes to the consolidated financial statements	51

2.    Critical accounting estimates and key judgements continued

Goodwill

The recoverable amount of cash generating units (CGUs) has been determined based on value in use calculations. These calculations require the use of estimates, including management’s expectations of future revenue growth, operating costs, profit margins and operating cash flows for each CGU.

As a result of the split of BT Retail into two separate businesses, BT Business and BT Consumer, as set out on page 49, the BT Retail CGU was split into two separate CGUs, BT Consumer and BT Business. Goodwill previously within BT Retail was reallocated accordingly.

The carrying value of goodwill and the key assumptions used in performing the annual impairment assessment are disclosed in note 11.

Providing for doubtful debts

BT provides services to consumer and business customers, mainly on credit terms. We know that certain debts due to us will not be paid through the default of a small number of our customers. Estimates, based on our historical experience, are used in determining the level of debts that we believe will not be collected. These estimates include such factors as the current state of the economy and particular industry issues.

The value of the provision for doubtful debts is disclosed in note 15.

3.    Significant accounting policies

The significant accounting policies applied in preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Revenue

Revenue represents the fair value of the consideration received or receivable for communication services and equipment sales, net of discounts and sales taxes. Revenue is recognised when it is probable that the economic benefits associated with a transaction will flow to the group and the amount of revenue and associated costs can be measured reliably. Where the group acts as an agent in a transaction, it recognises revenue net of directly attributable costs.

Services

Revenue arising from separable installation and connection services is recognised when it is earned, upon activation. Revenue from the rental of analogue and digital lines and private circuits is recognised evenly over the period to which it relates. Revenue from calls is recognised at the time the call is made over the group’s network. Subscription fees, consisting primarily of monthly charges for access to broadband and other internet access or voice services, are recognised as revenue as the service is provided. Revenue from the interconnection of voice and data traffic between other telecommunications operators is recognised at the time of transit across the group’s network.

Equipment sales

Revenue from the sale of equipment is recognised when all the significant risks and rewards of ownership are transferred to the buyer, which is normally the date the equipment is delivered and accepted by the customer.

Long-term contractual arrangements

Revenue from long-term contractual arrangements including fixed price contracts to design and build software solutions, is recognised based on the percentage of completion method. The stage of completion is estimated using an appropriate measure according to the nature of the contract such as the proportion of costs incurred relative to the estimated total contract costs, or other measures of completion such as the achievement of contract milestones and customer acceptance. In the case of time and materials contracts, revenue is recognised as the service is rendered.

Costs related to delivering services under long-term contractual arrangements are expensed as incurred except for an element of costs incurred in the initial contract set up, transition or transformation phase, which is deferred and recorded within non-current assets. These costs are then recognised in the income statement on a straight line basis over the remaining contract term, unless the pattern of service delivery indicates a different profile is appropriate. These costs are directly attributable to specific contracts, relate to future activity, will generate future economic benefits and are assessed for recoverability on a regular basis.

The percentage of completion method relies on estimates of total expected contract revenues and costs, as well as reliable measurement of the progress made towards completion. Unless the financial outcome of a contract can be estimated with reasonable certainty, no attributable profit is recognised. In such circumstances, revenue is recognised equal to the costs incurred to date, to the extent that such revenue is expected to be recoverable, or costs are accrued to bring the margin to nil. Recognised revenue and profits are subject to revisions during the contract if the assumptions regarding the overall contract outcome are changed. The cumulative impact of a revision in estimates is recorded in the period in which such revisions become likely and can be estimated. Where the actual and estimated costs to completion exceed the estimated revenue for a contract, the full contract life loss is recognised immediately.

Multiple element arrangements

Where a contractual arrangement consists of two or more separate elements that have value to a customer on a standalone basis, revenue is recognised for each element as if it were an individual contract. The total contract consideration is allocated between the separate elements on the basis of relative fair value and the appropriate revenue recognition criteria are applied to each element as described above.

Operating and reportable segments

The group’s operating segments are reported based on financial information provided to the BT Group plc Operating Committee, as detailed on page 2, which is the key management committee and represents the ‘chief operating decision maker’.

During the year, BT Retail split into two separate businesses, BT Business and BT Consumer. The split enables BT to better serve its customers and focus even more on delivering its strategic priorities. Each of BT Business and BT Consumer meet the criteria for operating and reportable segments, as set out in IFRS 8 ‘Operating Segments’. The segment disclosure reflects this new structure.

The group’s organisational structure reflects the different customer groups to which it provides communications products and services via its customer-facing lines of business: BT Global Services, BT Business, BT Consumer, BT Wholesale and Openreach. The customer-facing lines of business are supported by an internal service unit: BT Technology, Service & Operations (BT TSO).

The customer-facing lines of business are the group’s reportable segments and generate substantially all the group’s revenue. The remaining operations of the group are aggregated and included within the ‘Other’ category to reconcile to the consolidated results of the group. The ‘Other’ category includes BT TSO and the group’s centralised functions including procurement and supply chain, fleet and property management.

Provisions for the settlement of significant legal, commercial and regulatory disputes, which are negotiated at a group level, are initially recorded in the ‘Other’ segment. On resolution of the dispute, the full impact is recognised in the relevant line of business’ results and offset in the group results through the utilisation of the provision previously charged to the ‘Other’ segment. Settlements which are particularly significant or cover more than one financial year may fall within the definition of specific items as detailed on page 49.

52	Notes to the consolidated financial statements

3.    Significant accounting policies continued

The costs incurred by BT TSO are recharged to the customer-facing lines of business to reflect the services it provides to them. Depreciation and amortisation incurred by BT TSO in relation to the networks and systems it manages and operates on behalf of the customer-facing lines of business is allocated to the lines of business based on their respective utilisation. Capital expenditure incurred by BT TSO for specific projects undertaken on behalf of the customer-facing lines of business is allocated based on the value of the directly attributable expenditure incurred. Where projects are not directly attributable to a particular line of business, capital expenditure is allocated between them based on the proportion of estimated future economic benefits. BT TSO and the group’s centralised functions are not reportable segments as they did not meet the quantitative thresholds as set out in IFRS 8 ‘Operating Segments’ for any of the years presented.

Performance of each reportable segment is measured based on adjusted EBITDA, defined as EBITDA before specific items, as included in the internal financial reports reviewed by the BT Group plc Operating Committee. EBITDA is defined as the operating profit or loss before depreciation, amortisation, net finance expense and taxation. Adjusted EBITDA is considered to be a useful measure of the operating performance of the lines of business because it approximates the underlying operating cash flow by eliminating depreciation and amortisation and also provides a meaningful analysis of trading performance by excluding specific items, which are disclosed separately by virtue of their size, nature or incidence. Specific items are detailed in note 8 and are not allocated to the reportable segments as this reflects how they are reported to the BT Group plc Operating Committee. Finance expense and income are not allocated to the reportable segments, as the central treasury function manages this activity, together with the overall net debt position of the group.

Retirement benefits

The group’s net obligation in respect of defined benefit pension plans is the present value of the defined benefit obligation less the fair value of the plan assets.

The calculation of the obligation is performed by a qualified actuary using the projected unit credit method and key actuarial assumptions at the balance sheet date.

The income statement expense is allocated between an operating charge and net finance income or expense. The operating charge reflects the increase in the defined benefit obligation resulting from the pension benefit earned by active employees in the current period and the costs of administering the plans. The net finance income or expense reflects the interest on the retirement benefit obligations recognised in the group balance sheet, based on the discount rate at the start of the year. Actuarial gains and losses are recognised in full in the period in which they occur and are presented in the group statement of comprehensive income.

The group also operates defined contribution pension plans and the income statement expense represents the contributions payable for the year.

Property, plant and equipment

Property, plant and equipment are included at historical cost, net of accumulated depreciation, government grants and any impairment charges. An item of property, plant and equipment is derecognised on disposal or when no future economic benefits are expected to arise from the continued use of the asset. The difference between the sale proceeds and the net book value at the date of disposal is recognised in operating costs in the income statement.

Included within the cost for network infrastructure and equipment are direct and indirect labour costs, materials and directly attributable overheads. Depreciation is provided on property, plant and equipment on a straight line basis from the time the asset is available for use, to write off the asset’s cost over the estimated useful life taking into account any expected residual value. Freehold land is not depreciated.

The lives assigned to principal categories of assets are as follows:

Land and buildings
Freehold buildings	40 years
Leasehold land and buildings	Unexpired portion of lease
or 40 years, whichever is
the shorter
Network infrastructure
Transmission equipment
Duct	40 years
Cable	3 to 25 years
Fibre	5 to 20 years
Exchange equipment	2 to 13 years
Other network equipment	2 to 20 years
Other assets
Motor vehicles	2 to 9 years
Computers and office equipment	3 to 6 years

Assets held under finance leases are depreciated over the shorter of the lease term or their useful economic life. Residual values and useful lives are reassessed annually and, if necessary, changes are recognised prospectively.

Intangible assets

Identifiable intangible assets are recognised when the group controls the asset, it is probable that future economic benefits attributable to the asset will flow to the group and the cost of the asset can be reliably measured. All intangible assets, other than goodwill, are amortised over their useful economic life. The method of amortisation reflects the pattern in which the assets are expected to be consumed. If the pattern cannot be determined reliably, the straight line method is used.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the group’s share of the identifiable net assets (including intangible assets) of the acquired business.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the CGUs that is expected to benefit from the business combination. Each CGU to which goodwill is allocated represents the lowest level within the group at which the goodwill is monitored for internal management purposes.

Software

Software comprises computer software licences purchased from third parties, and also the cost of internally developed software. Computer software licences purchased from third parties are initially recorded at cost. Costs directly associated with the production of internally developed software are capitalised only where it is probable that the software will generate future economic benefits.

Telecommunications licences

Licence fees paid to governments, which permit telecommunications activities to be operated for defined periods, are initially recorded at cost and amortised from the time the network is available for use to the end of the licence period.

Customer relationships

Intangible assets acquired through business combinations are recorded at fair value at the date of acquisition. Assumptions are used in estimating the fair values of acquired intangible assets and include management’s estimates of revenue and profits to be generated by the acquired businesses.

Notes to the consolidated financial statements	53

3.    Significant accounting policies continued

Estimated useful economic lives

The estimated useful economic lives assigned to the principal categories of intangible assets are as follows:

Computer software	2 to 10 years
Telecommunications licences	2 to 20 years
Customer relationships and brands	5 to 15 years

Programme rights

Programme rights are recognised on the balance sheet from the point at which the legally enforceable licence period begins. Rights for which the licence period has not started are disclosed as contractual commitments in note 14. Payments made to receive commissioned or acquired programming in advance of the legal right to broadcast the programmes are classified as prepayments.

Programme rights are initially recognised at cost and are amortised from the point at which they are available for use, on a straight line basis over the programming period, or the remaining licence term, as appropriate. The amortisation charge is recorded within operating costs in the income statement.

Programmes produced internally are recognised within current assets at production cost, which includes labour costs and an appropriate portion of relevant overheads, and charged to the income statement over the period of the related broadcast.

Programme rights are tested for impairment in accordance with the group’s policy for impairment of non-financial assets set out below. Related cash outflows are classified as operating cash flows in the cash flow statement.

Provisions

Provisions are recognised when the group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Financial liabilities within provisions are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method. Onerous lease provisions are measured at the lower of the cost to fulfil or to exit the contract.

Current and deferred income tax

Current income tax is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the company’s subsidiaries, associates and joint ventures operate and generate taxable income. The group periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation, and the group establishes provisions where appropriate on the basis of the amounts expected to be paid to tax authorities.

Deferred tax is recognised, using the liability method, in respect of temporary differences between the carrying amount of the group’s assets and liabilities and their tax base. Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis. Any remaining deferred tax asset is recognised only when, on the basis of all available evidence, it can be regarded as probable that there will be suitable taxable profits, within the same jurisdiction, in the foreseeable future against which the deductible temporary difference can be utilised.

Deferred tax is determined using tax rates that are expected to apply in the periods in which the asset is realised or liability settled, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Basis of consolidation

The group financial statements consolidate the financial statements of BT plc (‘the company’) and its subsidiaries, and they incorporate its share of the results of associates and joint ventures using the equity method of accounting.

A subsidiary is an entity that is controlled by another entity, known as the parent or investor. An investor controls an investee when the investor is exposed, or has rights, to variable returns from its involvement with the Investee and has the ability to affect those returns through its power over the Investee. Non-controlling interests in the net assets of consolidated subsidiaries, which consist of the amounts of those interests at the date of the original business combination and non-controlling share of changes in equity since the date of the combination, are not material to the group’s financial statements.

The results of subsidiaries acquired or disposed of during the year are consolidated from and up to the date of change of control. Where necessary, accounting policies of subsidiaries have been aligned with the policies adopted by the group. All intra-group transactions including any gains or losses, balances, income or expenses are eliminated in full on consolidation.

When the group loses control of a subsidiary, the profit or loss on disposal is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. The profit or loss on disposal is normally recognised as a specific item.

Business combinations

The consideration is measured at fair value, which is the aggregate of the fair values of the assets transferred, liabilities incurred or assumed and the equity instruments issued in exchange for control of the acquiree. Acquisition-related costs are expensed as incurred. The acquiree’s identifiable assets and liabilities are recognised at their fair value at the acquisition date.

Goodwill arising on acquisition is recognised as an asset and measured at cost, representing the excess of the aggregate of the consideration, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the fair values of the identifiable assets and liabilities at the date of acquisition.

Impairment of non-financial assets

Intangible assets with finite useful lives and property, plant and equipment are tested for impairment if events or changes in circumstances (assessed at each reporting date) indicate that the carrying amount may not be recoverable. When an impairment test is performed, the recoverable amount is assessed by reference to the higher of the net present value of the expected future cash flows (value in use) of the relevant cash generating unit and the fair value less cost to sell.

Goodwill is reviewed for impairment at least annually. Impairment losses are recognised in the income statement, normally as a specific item. If a cash generating unit is impaired, impairment losses are allocated firstly against goodwill, and secondly on a pro rata basis against intangible and other assets.

54	Notes to the consolidated financial statements

3.    Significant accounting policies continued

Government grants

Government grants are recognised when there is reasonable assurance that the conditions associated with the grants have been complied with and the grants will be received.

Grants for the purchase or production of property, plant and equipment are deducted from the cost of the related assets and reduce future depreciation expense accordingly. Grants for the reimbursement of operating expenditure are deducted from the related category of costs in the income statement. Government grants received relating to future expenditure are recognised as payments received in advance within Other payables.

Once a government grant is recognised, any related contingent liability or contingent asset is treated in accordance with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’.

Foreign currencies

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of transactions and the translation of monetary assets and liabilities denominated in foreign currencies at period end exchange rates are recognised in the income statement line which most appropriately reflects the nature of the item or transaction.

On consolidation, assets and liabilities of foreign undertakings are translated into Sterling at year end exchange rates. The results of foreign undertakings are translated into Sterling at average rates of exchange for the year (unless this average is not a reasonable approximation of the cumulative effects of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions). Foreign exchange differences arising on retranslation are recognised directly in a separate component of equity, the translation reserve.

In the event of the disposal of an undertaking with assets and liabilities denominated in a foreign currency, the cumulative translation difference associated with the undertaking in the translation reserve is charged or credited to the gain or loss on disposal recognised in the income statement.

Research and development

Research expenditure is recognised in the income statement in the period in which it is incurred. Development expenditure, including the cost of internally developed software, is recognised in the income statement in the period in which it is incurred unless it is probable that economic benefits will flow to the group from the asset being developed, the cost of the asset can be reliably measured and technical feasibility can be demonstrated, in which case it is capitalised as an intangible asset on the balance sheet. Capitalisation ceases when the asset being developed is ready for use. Research and development costs include direct and indirect labour, materials and directly attributable overheads.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and whether the arrangement conveys the right to use the asset.

Leases of property, plant and equipment where the group holds substantially all the risks and rewards of ownership are classified as finance leases. Finance lease assets are capitalised at the commencement of the lease term at the lower of the present value of the minimum lease payments or the fair value of the leased asset. The obligations relating to finance leases, net of finance charges in respect of future periods, are recognised as liabilities. Leases are subsequently measured at amortised cost using the effective interest method.

Leases where a significant portion of the risks and rewards are held by the lessor are classified as operating leases. Rentals are charged to the income statement on a straight line basis over the period of the lease.

Share-based payments

The ultimate parent of BT plc, BT Group plc operates a number of equity settled share-based payment arrangements, under which the group receives services from employees in consideration for equity instruments (share options and shares) of BT Group plc. Equity settled share-based payments are measured at fair value at the date of grant excluding the effect of non market-based vesting conditions but including any market-based performance criteria and the impact of non-vesting conditions (for example the requirement for employees to save). The fair value determined at the grant date is recognised as an expense on a straight line basis over the vesting period, based on the group’s estimate of the options or shares that will eventually vest and adjusted for the effect of non market-based vesting conditions. Fair value is measured using either the Binomial options pricing model or Monte Carlo simulations, whichever is most appropriate to the share-based payment arrangement.

Service and performance conditions are vesting conditions. Any other conditions are non-vesting conditions which have to be taken into account to determine the fair value of equity instruments granted. In the case that an award or option does not vest as a result of a failure to meet a non-vesting condition that is within the control of either counterparty, this is accounted for as a cancellation. Cancellations are treated as accelerated vesting and all remaining future charges are immediately recognised in the income statement. As the requirement to save under an employee sharesave arrangement is a non-vesting condition, employee cancellations are treated as an accelerated vesting.

Awards that lapse or are forfeited result in a credit to the income statement (reversing all previously recognised charges) in the year in which they lapse or are forfeited.

Termination benefits

Termination benefits (leaver costs) are payable when employment is terminated before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits. The group recognises termination benefits when it is demonstrably committed to the affected employees leaving the group.

Financial instruments

Financial liabilities at amortised cost

Trade and other payables

Financial liabilities within trade and other payables are initially recognised at fair value, which is usually the original invoiced amount, and subsequently carried at amortised cost using the effective interest method.

Loans and other borrowings

Loans and other borrowings are initially recognised at the fair value of amounts received net of transaction costs. Loans and other borrowings are subsequently measured at amortised cost using the effective interest method and, if included in a fair value hedge relationship, are re-valued to reflect the fair value movements on the hedged risk associated with the loans and other borrowings. The resulting amortisation of fair value movements, on de-designation of the hedge, are recognised in the income statement.

Notes to the consolidated financial statements	55

3.    Significant accounting policies continued

Available-for-sale investments

Liquid and other investments are classified as available-for-sale investments and are initially recognised at fair value plus direct transaction costs and then re-measured at subsequent reporting dates to fair value, with unrealised gains and losses (except for changes in exchange rates for monetary items, interest, dividends and impairment losses, which are recognised in the income statement) recognised in equity until the financial asset is derecognised, at which time the cumulative gain or loss previously recognised in equity is taken to the income statement, in the line that most appropriately reflects the nature of the item or transaction. On disposal or impairment of the investments, any gains and losses that have been deferred in other comprehensive income are reclassified to the income statement. Dividends on equity investments are recognised in the income statement when the group’s right to receive payment is established. Equity investments are recorded in non-current assets unless they are expected to be sold within one year.

Loans and receivables

Trade and other receivables

Trade and other receivables are initially recognised at fair value, which is usually the original invoiced amount, and are subsequently carried at amortised cost, using the effective interest method, less provisions made for doubtful receivables. Provisions are made specifically where there is evidence of a risk of non-payment, taking into account ageing, previous losses experienced and general economic conditions.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand and current balances with banks and similar institutions, which are readily convertible to cash and are subject to insignificant risk of changes in value and have an original maturity of three months or less. For the purpose of the consolidated cash flow statement, cash and cash equivalents are as defined above net of outstanding bank overdrafts. Bank overdrafts are included within loans and other borrowings, in current liabilities on the balance sheet.

Financial assets and liabilities at fair value through profit or loss

All of the group’s derivative financial instruments are held for trading and classified as fair value through profit or loss.

Derivative financial instruments

The group uses derivative financial instruments mainly to reduce exposure to foreign exchange and interest rate risks. The group’s policy is not to use derivatives for trading purposes. However, derivatives that do not qualify for hedge accounting or are specifically not designated as a hedge where natural offset is more appropriate are initially recognised and subsequently measured at fair value through profit and loss. Gains and losses on remeasurement are recognised in the income statement in the line that most appropriately reflects the nature of the item or transaction to which they relate. Derivative financial instruments are classified as current assets or current liabilities where they have a maturity period within 12 months. Where derivative financial instruments have a maturity period greater than 12 months, they are classified within either non-current assets or non-current liabilities.

Where the fair value of a derivative contract at initial recognition is not supported by observable market data and differs from the transaction price, a day one gain or loss will arise which is not recognised in the income statement. Such gains and losses are deferred and amortised to the income statement based on the remaining contractual term and as observable market data becomes available.

Hedge accounting

Where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the hedge. To qualify for hedge accounting, hedge documentation must be prepared at inception and the hedge must be expected to be highly effective both prospectively and retrospectively. The hedge is tested for effectiveness at inception and in subsequent periods in which the hedge remains in operation. Hedge accounting is discontinued when the hedging instrument expires, or is sold, terminated or no longer qualifies for hedge accounting or the group chooses to end the hedge relationship. The group designates certain derivatives as either cash flow hedges or fair value hedges.

Cash flow hedges

When a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in equity, in the cash flow reserve. For cash flow hedges of recognised assets or liabilities, the associated cumulative gain or loss is removed from equity and recognised in the same line of the income statement and in the same period or periods that the hedged transaction affects the income statement. Any ineffectiveness arising on a cash flow hedge of a recognised asset or liability is recognised immediately in the same income statement line as the hedged item. Where ineffectiveness arises on highly probable transactions, it is recognised in the income statement line which most appropriately reflects the nature of the item or transaction.

Fair value hedges

When a derivative financial instrument is designated as a hedge of the variability in fair value of a recognised asset or liability, or unrecognised firm commitment, the change in fair value of the derivative that is designated as a fair value hedge is recorded in the income statement at each reporting date, together with any changes in fair value of the hedged asset or liability that is attributable to the hedged risk.

Accounting standards, interpretations and amendments not yet effective

IFRS 9 ‘Financial Instruments’

IFRS 9 ‘Financial Instruments’ was reissued in October 2010 and amended in November 2013. It is applicable to financial assets and financial liabilities. The standard covers the classification, measurement and derecognition of financial assets and financial liabilities together with a new hedge accounting model. The IASB intends to expand IFRS 9 to add new requirements for impairment. The mandatory effective date for IFRS 9 is 1 January 2018. The standard has not yet been endorsed by the EU. The group will consider the impact of IFRS 9 when the remaining phases of the IAS 39 Replacement Project are complete.

Amendments to IAS 32 ‘Offsetting Financial Assets and Financial Liabilities’

The amendments clarify existing application issues relating to the offsetting requirements. Specifically, the amendments clarify the meaning of “currently has a legally enforceable right of set-off and a simultaneous realisation and settlement”. The amendments are effective for the group from 1 April 2014. The group does not expect these changes to have a significant impact on the group’s results or financial position.

There are no other standards or interpretations that are not yet effective that would be expected to have a material impact on the group.

56	Notes to the consolidated financial statements

4.    Segment information

The definition of the group’s operating and reportable segments is provided on page 51.

Effective from 1 April 2013 we simplified our internal trading and more closely aligned our line of business financial results with our regulatory accounts. This was in addition to the restatements disclosed in note 1 for the adoption of IAS 19 (Revised 2011) and presentational changes relating to other operating income. The comparatives for 2012/13 and 2011/12 have been restated to reflect these changes and ensure prior year results are presented on a consistent basis. The impact on line of business results in 2012/13 was to increase revenue, EBITDA and operating profit in BT Global Services by £4m, £206m and £204m (2011/12: £3m, £208m and £219m), to increase revenue and EBITDA but decrease operating profit in BT Retail by £71m, £90m and £17m (2011/12: £79m, £107m and increase £13m), to reduce revenue, EBITDA and operating profit in BT Wholesale by £980m, £548m and £209m (2011/12: £980m, £541m and £196m), to increase revenue and EBITDA but reduce operating profit in BT Openreach by £48m, £328m and £128m (2011/12: £51m, £319m and £158m) and to increase revenue, reduce EBITDA and increase operating profit in Other by £36m, £114m and £112m (2011/12: £10m, £123m and £92m). Intra group revenues were decreased by £907m in 2012/13 (2011/12: £927m). The impact on total group results is shown in note 1.

Also, as explained on page 49, BT Retail was subsequently split into two reportable segments, BT Business and BT Consumer.

Information regarding the results of each reportable segment is provided below.

Segment revenue and profit

Year ended 31 March 2014	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m
Segment revenue	7,041	3,509	4,019	2,422	5,061	147	22,199
Internal revenue	–	(579)	(49)	–	(3,239)	(45)	(3,912)
Revenue from external customers	7,041	2,930	3,970	2,422	1,822	102	18,287
EBITDA[a]	932	1,098	833	614	2,601	40	6,118
Depreciation and amortisation	(606)	(206)	(219)	(245)	(1,406)	(13)	(2,695)
Operating profit[b]	326	892	614	369	1,195	27	3,423
Specific items (note 8)							(276)
Operating profit							3,147
Net finance expense[c]							(618)
Share of post tax loss of associates and joint ventures							(3)
Loss on disposal of interest in associates and joint ventures							(4)
Profit before tax							2,522

Year ended 31 March 2013 (Restatedd )	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m
Segment revenue	7,170	3,516	3,846	2,608	5,115	101	22,356
Internal revenue	–	(579)	(44)	–	(3,368)	(26)	(4,017)
Revenue from external customers[b]	7,170	2,937	3,802	2,608	1,747	75	18,339
EBITDA[a]	832	1,047	968	620	2,642	38	6,147
Depreciation and amortisation	(625)	(245)	(248)	(254)	(1,428)	(43)	(2,843)
Operating profit (loss)[b]	207	802	720	366	1,214	(5)	3,304
Specific items (note 8)							(352)
Operating profit							2,952
Net finance expense[c]							(511)
Share of post tax profit of associates and joint ventures							9
Profit on disposal of interest in associate							130
Profit before tax							2,580
[a]	EBITDA is stated before specific items and is a non-GAAP measure provided in addition to the disclosure requirements defined under IFRS. The rationale for using non-GAAP measures is explained on pages 112 to 113.
[b]	Before specific items.
[c]	Net finance expense includes specific item expense of £235m (2012/13: £119m, 2011/12: £98m). See note 8.
[d]	Restated, see note 1.

Notes to the consolidated financial statements	57

4.    Segment information continued

Year ended 31 March 2012 (Restateda )	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m
Segment revenue	7,812	3,594	3,925	2,943	5,187	66	23,527
Internal revenue	–	(547)	(16)	–	(3,564)	(3)	(4,130)
Revenue from external customers[b]	7,812	3,047	3,909	2,943	1,623	63	19,397
EBITDA[c]	835	1,037	882	667	2,618	(1)	6,038
Depreciation and amortisation	(701)	(248)	(252)	(259)	(1,416)	(96)	(2,972)
Operating profit (loss)[b]	134	789	630	408	1,202	(97)	3,066
Specific items (note 8)							(173)
Operating profit							2,893
Net finance expense[d]							(489)
Share of post tax profit of associates and joint ventures							10
Profit before tax							2,414
[a]	Restated, see note 1.
[b]	Before specific items.
[c]	EBITDA is stated before specific items and is a non-GAAP measure provided in addition to the disclosure requirements defined under IFRS. The rationale for using non-GAAP measures is explained on pages 112 to 113.
[d]	Net finance expense includes specific item income of £235m (2012/13: £119m, 2011/12: £98m). See note 8.

Internal revenue and costs

Intra group revenue generated from the sale of regulated products and services is based on market price. Intra group revenue from the sale of other products and services is agreed between the relevant lines of business and therefore line of business profitability can be impacted by transfer pricing levels.

BT Global Services and BT Wholesale do not generate internal revenue from the other lines of business. The majority of internal trading relates to Openreach and arises on rentals, and any associated connection or migration charges, of the UK access lines and other network products to the customer-facing lines of business. This occurs both directly, and also indirectly, through BT TSO which is included within the ‘Other’ segment. Internal revenue in BT Business relates primarily to BT Ireland and BT Enterprises. Internal revenue arising in BT Consumer relates primarily to employee broadband and wi-fi services.

	Internal cost recorded by
Year ended 31 March 2014	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m
Internal revenue recorded by
BT Global Services	–	–	–	–	–	–	–
BT Business	411	–	47	120	1	–	579
BT Consumer	13	18	–	3	–	15	49
BT Wholesale	–	–	–	–	–	–	–
Openreach	198	333	1,021	275	–	1,412	3,239
Other	–	–	3	–	42	–	45
Total	622	351	1,071	398	43	1,427	3,912

	Internal cost recorded by
Year ended 31 March 2013 (Restateda )	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m
Internal revenue recorded by
BT Global Services	–	–	–	–	–	–	–
BT Business	386	–	55	110	3	25	579
BT Consumer	11	9	–	8	–	16	44
BT Wholesale	–	–	–	–	–	–	–
Openreach	198	386	1,097	275	–	1,412	3,368
Other	–	–	5	–	21	–	26
Total	595	395	1,157	393	24	1,453	4,017
[a]	Restated, see note 1.

58	Notes to the consolidated financial statements

4.    Segment information continued

	Internal cost recorded by
Year ended 31 March 2012 (Restateda )	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m
Internal revenue recorded by
BT Global Services	–	–	–	–	–	–	–
BT Business	353	–	56	99	5	34	547
BT Consumer	5	6	–	5	–	–	16
BT Wholesale	–	–	–	–	–	–	–
Openreach	254	416	1,234	245	–	1,415	3,564
Other	–	–	3	–	–	–	3
Total	612	422	1,293	349	5	1,449	4,130
[a]	Restated, see note 1.

Revenue by products and services

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]
ICT and managed networks	6,696	6,618		7,058
Broadband, TV and convergence	3,038	2,739		2,618
Calls and lines and connectivity	6,064	6,358		6,738
Transit	697	869		1,173
Other products and services	1,792	1,755		1,810
Revenue[b]	18,287	18,339		19,397
[a]	As part of the restatements explained on page 49, items previously reported as other operating income were changed to be either revenue or a reduction in operating costs (as appropriate). The impact in 2012/13 is to increase Other products and services revenue by £86m (2011/12: £90m). In addition, due to a change in our reported financial and operating measures during the year, the categories of products and services have been changed. Prior year amounts are presented on a consistent basis.
[b]	Before specific items.

Capital expenditurea

Year ended 31 March 2014	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m
Intangible assets	162	14	44	78	74	135	507
Property, plant and equipment	333	119	167	166	975	79	1,839
Capital expenditure	495	133	211	244	1,049	214	2,346

Year ended 31 March 2013	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m
Intangible assets	153	51	14	75	76	85	454
Property, plant and equipment	371	96	227	158	1,068	64	1,984
Capital expenditure[b]	524	147	241	233	1,144	149	2,438
Purchases of telecommunications licences	–	–	–	–	–	202	202
	524	147	241	233	1,144	351	2,640
[a]	Net of government grants.
[b]	Before purchases of telecommunications licences.

Geographic information

The UK is the group’s country of domicile and the group generates the majority of its revenue from external customers in the UK. The geographic analysis of revenue is on the basis of the country of origin in which the customer is invoiced.

Revenue from external customers

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]
UK	14,084	14,152		14,856
Europe, Middle East and Africa, excluding the UK	2,585	2,604		2,973
Americas	1,074	1,057		1,070
Asia Pacific	544	526		498
Revenue[b]	18,287	18,339		19,397
[a] Restated, see note 1. [b] Before specific items.

Notes to the consolidated financial statements	59

4.    Segment information continued

Non-current assets

At 31 March	2014 £m	2013 £m
UK	14,318	14,566
Europe, Middle East and Africa, excluding the UK	2,322	2,425
Americas	451	559
Asia Pacific	68	73
Non-current assets	17,159	17,623

Non-current assets, which exclude derivative financial instruments, investments and deferred tax assets, are based on the location of the assets.

5.    Operating costs

Year ended 31 March	Notes	2014 £m	2013 Restated £m [a]	2012 Restated £m [a]
Operating costs by nature
Staff costs:
Wages and salaries		3,730	3,872	3,956
Social security costs		444	443	454
Other pension costs	18	463	399	423
Share-based payment expense	19	60	64	75
Total staff costs		4,697	4,778	4,908
Own work capitalised		(600)	(620)	(652)
Net staff costs		4,097	4,158	4,256
Net indirect labour costs[b]		452	499	579
Net labour costs		4,549	4,657	4,835
Payments to telecommunications operators		2,472	2,677	3,153
Property and energy costs		959	1,022	1,066
Network operating and IT costs		591	587	630
TV programme rights charges		203	–	–
Other operating costs		3,676	3,555	3,972
Other operating income		(281)	(306)	(297)
Depreciation of property, plant and equipment
Owned assets	12	2,090	2,175	2,248
Held under finance leases	12	22	19	29
Amortisation of intangible assets	11	583	649	695
Total operating costs before specific items		14,864	15,035	16,331
Specific items	8	276	116	(237)
Total operating costs		15,140	15,151	16,094
Operating costs before specific items include the following:
Leaver costs[c]		14	58	97
Research and development expenditure[d]		739	829	821
Operating lease charges		390	423	404
Foreign currency (gains) losses		–	(6)	7
Government grants		(10)	(1)	–
[a]	Restated, see note 1.
[b]	Net of capitalised indirect labour costs of £396m (2012/13: £346m, 2011/12: £335m).
[c]	Leaver costs are included within wages and salaries and social security costs, except for leaver costs of £175m (2012/13: £113m, 2011/12: £27m) associated with restructuring, which have been recorded as a specific item.
[d]	Research and development expenditure includes amortisation of £482m (2012/13: £550m, 2011/12: £536m) in respect of internally developed computer software and operating expenses of £257m (2012/13: £279m, 2011/12: £285m).

60	Notes to the consolidated financial statements

5.    Operating costs continued

Compensation of key management personnel

Key management personnel comprise executive and non-executive directors and members of the Operating Committee of BT Group plc as well as the directors of the company. It is the BT Group plc Operating Committee which has responsibility for planning, directing and controlling the activities of the group. Compensation of key management personnel is shown in the table below:

Year ended 31 March	2014 £m	2013 £m	2012 £m
Short-term employee benefits	11.9	11.3	11.6
Post employment benefits	1.1	1.1	1.0
Share-based payments	6.9	6.3	7.8
	19.9	18.7	20.4

Information concerning directors’ remuneration, pension entitlements and long-term incentive plans is shown in note 26.

6.    Employees

		2014		2013			2012
Number of employees in the group[a]	Year end 000	Average 000	Year end 000	Average 000		Year end 000	Average 000
UK	72.2	72.7	73.2	74.1		73.9	74.7
Non-UK	15.6	15.1	14.7	15.0		15.1	16.0
Total employees	87.8	87.8	87.9	89.1		89.0	90.7

		2014		2013	[b]		2012	[b]
Number of employees in the group[a]	Year end 000	Average 000	Year end 000	Average 000		Year end 000	Average 000
BT Global Services	20.5	19.9	19.2	19.8		20.0	20.9
BT Business	9.6	9.8	8.9	9.3		10.0	10.3
BT Consumer	6.0	6.2	6.6	6.4		6.3	6.2
BT Wholesale	1.8	1.8	2.0	1.4		1.4	1.6
Openreach	31.6	31.5	30.4	30.4		30.9	31.2
Other	18.3	18.6	20.8	21.8		20.4	20.5
Total employees	87.8	87.8	87.9	89.1		89.0	90.7

[a]	These reflect the full-time equivalent of full and part-time employees.
[b]	Updated to reflect our internal reorganisation (see note 1).

7.    Audit, audit related and other non-audit services

The following fees were paid or are payable to the company’s auditors, PricewaterhouseCoopers LLP.

Year ended 31 March	2014 £000	2013 £000	2012 £000
Fees payable to the company’s auditors and its associates for:
Audit services[a]
The audit of parent company and consolidated financial statements	2,578	2,633	2,655
The audit of the company’s subsidiaries	5,345	5,274	5,416
	7,923	7,907	8,071
Audit related assurance services[b]	1,573	1,313	1,558

Other non-audit services
Taxation compliance services[c]	260	472	455
Taxation advisory services[d]	371	370	770
All other assurance services	180	166	74
All other services[e]	829	933	641
	1,640	1,941	1,940
Total services	11,136	11,161	11,569

[a]	Services in relation to the audit of the parent company and the consolidated financial statements, including fees for reports under section 404 of the Sarbanes-Oxley Act. This also includes fees payable for the statutory audits of the financial statements of subsidiary companies.
[b]	Services in relation to other statutory filings or engagements that are required by law or regulation to be carried out by the appointed auditor. This includes fees for the audit of the group’s regulatory financial statements and reporting associated with the group’s US debt shelf registration.
[c]	Services relating to tax returns, tax audits, monitoring and enquiries.
[d]	Fees payable for all taxation advisory services not falling within taxation compliance.
[e]	Fees payable for all non-audit services not covered above, principally comprising other advisory services.

Notes to the consolidated financial statements	61

7.    Audit, audit related and other non-audit services continued

In order to maintain the independence of the external auditors, the BT Group plc Board has determined policies as to what non-audit services can be provided by the company’s external auditors and the approval processes related to them. Under those policies work of a consultancy nature will not be offered to the external auditors unless there are clear efficiencies and value-added benefits to the company.

In this context audit related assurance services are considered to pose a low threat to auditor independence and therefore the proportion of other non-audit services to total services is considered the most suitable measure of the level of non-audit services provided. These represented 15% of the total fees in 2013/14 (2012/13 and 2011/12: 17%).

The BT Pension Scheme is an associated pension fund as defined in the Companies (Disclosure of Auditor Remuneration and Liability Limitation Agreements) (Amendment) Regulations 2011. In the year ended 31 March 2014 PricewaterhouseCoopers LLP received total fees from the BT Pension Scheme of £1,363,000 (2012/13: £1,395,000, 2011/12: £1,901,000) in respect of the following services: audit of financial statements of associates £220,000 (2012/13: £155,000, 2011/12: £131,000); taxation compliance services £221,000 (2012/13: £218,000, 2011/12: £92,000) and other non-audit services of £922,000 (2012/13: £1,022,000, 2011/12: £1,678,000).

8.    Specific items

Year ended 31 March	2014 £m	2013 Restated £m [a]	2012 Restated £m [a]
Revenue
Retrospective regulatory rulings[b]	–	236	410
Operating costs
Restructuring charges[c]	276	204	64
Property rationalisation costs	–	–	90
Retrospective regulatory rulings[b]	–	(142)	(410)
(Profit) loss on disposal of businesses	–	(7)	19
Impairment charges[d]	–	18	–
Provisions for claims[e]	–	43	–
	276	116	(237)
Net finance expense
Interest expense on retirement benefit obligation[f]	235	117	98
Interest on provisions for claims	–	2	–
	235	119	98
Share of results of associates and joint ventures
Loss (profit) on disposal of interest in associates and joint ventures[g]	4	(130)	–
Net specific items charge before tax	515	341	271
Taxation
Tax credit on specific items above	(111)	(127)	(55)
Tax credit on re-measurement of deferred tax[h]	(208)	(103)	(157)
	(319)	(230)	(212)
Net specific items charge after tax	196	111	59

[a]	Restated, see note 1.
[b]	In 2012/13 reported revenue and EBITDA include a one-off specific item charge of £85m and £58m, respectively, following the Court of Appeal decision that wholesale ladder termination pricing should not be applied for 0800, 0845 and 0870 calls from mobile phones terminating on our network. In addition charges of £151m and £36m were recognised against revenue and EBITDA respectively, following Ofcom’s determinations on historic Ethernet pricing. In 2011/12, following a retrospective regulatory ruling in Germany in relation to the period from September 2006 to November 2010, a one-off charge of £410m was recognised against revenue with an equal reduction in operating costs.
[c]	The components of the restructuring charges recognised in 2013/14, 2012/13 and 2011/12 were: people and property charges of £217m (2012/13: £163m, 2011/12: £28m) principally comprising leaver costs, property exit costs and networks, products and procurement channels rationalisation charges of £59m (2012/13: £41m, 2011/12: £36m).
[d]	In 2012/13 impairment charges principally include an impairment of £17m to write down the total investment in Onlive Inc., after it entered creditor protection status.
[e]	The group makes provisions for legal or constructive obligations arising from insurance, litigation and regulatory risks. Provisions increased by £43m in 2012/13, having reassessed potential claims relating to certain historical matters.
[f]	See note 18 for more details.
[g]	In 2012/13 a profit of £130m was recognised as a result of the disposal of the group’s remaining interest in its associate Tech Mahindra, which was held at a carrying value of £127m at 31 March 2012.
[h]	See note 9 for more details.

62	Notes to the consolidated financial statements

9.    Taxation

Analysis of taxation expense for the year

Year ended 31 March	2014 £m	2013 Restated £m [a]	2012 Restated £m [a]
United Kingdom
Corporation tax at 23% (2012/13: 24%, 2011/12: 26%)	(742)	(708)	(754)
Adjustments in respect of prior periods	10	277	39
Non-UK taxation
Current	(65)	(41)	(60)
Adjustments in respect of prior periods	3	1	8
Total current tax expense	(794)	(471)	(767)
Deferred tax
Origination and reversal of temporary differences	239	158	143
Adjustments in respect of prior periods	4	(221)	27
Impact of change in UK corporation tax rate to 20% (2012/13: 23%, 2011/12: 24%)	208	103	157
Total deferred taxation credit	451	40	327
Total taxation expense	(343)	(431)	(440)

[a]	Restated, see note 1.

Factors affecting taxation expense for the year

The taxation expense on the profit for the year differs from the amount computed by applying the UK corporation tax rate to the profit before taxation as a result of the following factors:

Year ended 31 March	2014 £m	2013 Restated £m [a]	2012 Restated £m [a]
Profit before taxation	2,522	2,580	2,414
Expected taxation expense at UK rate of 23% (2012/13: 24%, 2011/12: 26%)	(580)	(619)	(627)
Effects of:
Overseas losses utilised	13	14	75
Non-deductible depreciation and amortisation	(12)	(14)	(9)
Non-deductible non-UK losses	(40)	(46)	(27)
(Higher) lower taxes on non-UK profits	(5)	10	(16)
Lower (higher) taxes on gain on disposal of business	–	28	(5)
Other deferred tax assets not recognised	54	36	(1)
Adjustments in respect of prior periods	17	57	74
Re-measurement of deferred tax balances	208	103	157
Other	2	–	(61)
Total taxation expense	(343)	(431)	(440)
Exclude specific items (note 8)	(319)	(230)	(212)
Total taxation expense before specific items	(662)	(661)	(652)

[a]	Restated, see note 1.

Tax components of other comprehensive income

Year ended 31 March	2014 Tax (expense) credit £m	2013 Tax (expense) credit Restated £m	[a]	2012 Tax (expense) credit Restated £m [a]
Tax on items that will not be reclassified to the income statement
Actuarial losses relating to retirement benefit obligations	16	762		522
Tax on items that may be reclassified subsequently to the income statement
Exchange differences on translation of foreign operations	(2)	10		(1)
Fair value movements on cash flow hedges
– net fair value gains or losses	6	(25)		10
– recognised in income and expense	–	39		(32)
	20	786		499
Current tax credit[b]	130	133		566
Deferred tax (expense) credit	(110)	653		(67)
	20	786		499

[a]	Restated, see note 1.
[b]	Includes £122m (2012/13: £128m, 2011/12: £565m) relating to actuarial losses arising from retirement benefit obligations.

Notes to the consolidated financial statements	63

9.    Taxation continued

Tax credit recognised directly in equity

Year ended 31 March				2014 £m	2013 £m	2012 £m
Tax credit relating to share-based payments				106	68	17
Deferred taxation

	Excess capital allowances £m	Retirement benefit obligations £m [a]	Share-based payments £m	Other £m	Jurisdictional offset £m	Total £m
At 1 April 2012	1,342	(576)	(167)	(125)	–	474
Expense (credit) recognised in the income statement[b]	75	(104)	2	(13)	–	(40)
Expense (credit) recognised in other comprehensive income[b]	1	(634)	–	(20)	–	(653)
Credit recognised in equity	–	–	(19)	–	–	(19)
Acquisitions	–	–	–	9	–	9
At 31 March 2013	1,418	(1,314)	(184)	(149)	–	(229)

Non-current
Deferred tax asset	(74)	(1,314)	(184)	(187)	321	(1,438)
Deferred tax liability	1,492	–	–	38	(321)	1,209
At 1 April 2013	1,418	(1,314)	(184)	(149)	–	(229)
(Credit) expense recognised in the income statement	(301)	(174)	10	14	–	(451)
(Credit) expense recognised in other comprehensive income	(2)	106	–	6	–	110
Credit recognised in equity	–	–	(64)	–	–	(64)
Acquisitions	–	–	–	3	–	3
At 31 March 2014	1,115	(1,382)	(238)	(126)	–	(631)

Non-current
Deferred tax asset	(93)	(1,382)	(238)	(163)	416	(1,460)
Deferred tax liability	1,208	–	–	37	(416)	829
At 31 March 2014	1,115	(1,382)	(238)	(126)	–	(631)

[a]	Includes a deferred tax asset of £1m (2012/13: £1m) arising on contributions payable to defined contribution pension plans.
[b]	Restated, see note 1.

Deferred tax balances for which there is a right of offset within the same jurisdiction are presented net on the face of the group balance sheet as permitted by IAS 12, with the exception of deferred tax related to BT’s pension schemes which is disclosed within deferred tax assets.

At 31 March 2014, all of the deferred tax asset of £1,460m (2012/13: £1,438m) and all of the deferred tax liability of £829m (2012/13: £1,209m) are expected to be recovered or settled after more than one year.

Factors affecting future tax charges

The rate of UK corporation tax changed from 23% to 21% on 1 April 2014 and will change to 20% on 1 April 2015. As deferred tax assets and liabilities are measured at the rates that are expected to apply in the periods of the reversal, deferred tax balances at 31 March 2014 have been calculated using a rate of 20%. This reduction has been recognised as a deferred tax credit of £208m and as a specific item in the income statement (note 8) and a deferred tax expense of £288m in reserves.

64	Notes to the consolidated financial statements

9.    Taxation continued

Unrecognised tax losses and other temporary differences

At 31 March 2014, the group had operating losses, capital losses and other temporary differences carried forward in respect of which no deferred tax assets were recognised amounting to £21.6bn (2012/13: £22.0bn). The group’s capital losses and other temporary differences have no expiry date restrictions. The expiry date of operating losses carried forward is dependent upon the tax law of the various territories in which the losses arose. A summary of expiry dates for losses in respect of which restrictions apply is set out below:

At 31 March	2014 £m	Expiry of losses
Restricted losses
Europe	417	2015–2034
Americas	93	2020–2033
Other	20	2015–2024
Total restricted losses	530
Unrestricted losses
Operating losses	3,626	No expiry
Capital losses	17,119	No expiry
Total unrestricted losses	20,745
Other temporary differences	355
Total	21,630

At 31 March 2014, the undistributed earnings of overseas subsidiaries were £8.3bn (2012/13: £11.1bn). No deferred tax liabilities have been recognised in respect of these unremitted earnings because the group is in a position to control the timing of any dividends from subsidiaries and hence any tax consequences that may arise.

10.    Dividends

A dividend of £1,300m (2012/13: £1,400m) was paid on 15 May 2013 in relation to the year ended 31 March 2013, which is disclosed in the group statement of changes in equity. The directors have declared a final dividend of £1,200m, which will be recognised as an appropriation of retained earnings in 2014/15.

Notes to the consolidated financial statements	65

11.    Intangible assets

	Goodwill £m	Customer relationships and brands £m	Telecoms licences and other £m	Internally developed software £m	Purchased software £m	Total £m
Cost
At 1 April 2012	1,347	325	273	3,091	1,178	6,214
Additions	–	–	202	399	55	656
Acquisition of subsidiaries	33	28	–	–	9	70
Interest on qualifying assets[a]	–	–	–	5	–	5
Disposals and adjustments	(8)	–	2	(192)	(4)	(202)
Exchange differences	46	5	4	1	7	63
At 1 April 2013	1,418	358	481	3,304	1,245	6,806
Additions	–	–	1	433	73	507
Acquisition of subsidiaries (note 13)	15	20	–	–	–	35
Interest on qualifying assets[a]	–	–	–	1	–	1
Disposals and adjustments	(12)	27	(62)	(580)	(41)	(668)
Exchange differences	(82)	(11)	(5)	(2)	(15)	(115)
At 31 March 2014	1,339	394	415	3,156	1,262	6,566

Accumulated amortisation
At 1 April 2012		270	175	1,679	955	3,079
Charge for the year		18	8	532	91	649
Disposals and adjustments		–	–	(196)	(5)	(201)
Exchange differences		3	3	1	6	13
At 1 April 2013		291	186	2,016	1,047	3,540
Charge for the year		15	7	468	93	583
Disposals and adjustments		26	(89)	(543)	(20)	(626)
Exchange differences		(9)	(3)	(2)	(12)	(26)
At 31 March 2014		323	101	1,939	1,108	3,471

Carrying amount
At 31 March 2014	1,339	71	314	1,217	154	3,095
At 31 March 2013	1,418	67	295	1,288	198	3,266

[a]	Additions to internally developed software in 2013/14 include interest capitalised at a weighted average borrowing rate of 6.1% (2012/13: 6.1%).

Goodwill impairment review

The group performs an annual goodwill impairment review, based on its cash generating units (CGUs).

The CGUs that have associated goodwill are BT Global Services, BT Business and BT Consumer. These are the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other groups of assets, and to which goodwill is allocated. Goodwill is allocated to the group’s CGUs as follows:

	BT Global Services £m	BT Business £m	BT Consumer £m	Total £m
At 1 April 2012	1,090	192	65	1,347
Acquisitions (note 13)	–	33	–	33
Disposals	(8)	–	–	(8)
Exchange differences	43	3	–	46
At 1 April 2013	1,125	228	65	1,418
Acquisition (note 13)	–	–	15	15
Disposals and adjustments	(12)	–	–	(12)
Exchange differences	(75)	(7)	–	(82)
At 31 March 2014	1,038	221	80	1,339

The discount rate used in performing the value in use calculation in 2013/14 was 9.6% (2012/13: 8.8%) for all CGUs. The perpetuity growth rate for BT Global Services was 2.5% (2012/13: 2.5%) and 2.0% (2012/13: 2.0%) for BT Business and BT Consumer.

66	Notes to the consolidated financial statements

11.  Intangible assets continued

Recoverable amount

The value in use of each CGU is determined using cash flow projections derived from financial plans approved by the BT Group plc Board covering a three-year period and a further two years approved by the line of business and group senior management team. They reflect management’s expectations of revenue, EBITDA growth, capital expenditure, working capital and operating cash flows, based on past experience and future expectations of business performance. Cash flows are also adjusted downwards to reflect the different risk attributes of each CGU. Cash flows beyond the five-year period have been extrapolated using perpetuity growth rates.

Discount rate

The pre-tax discount rates applied to the cash flow forecasts are derived from the group’s post-tax weighted average cost of capital. The assumptions used in the calculation of the group’s weighted average cost of capital are benchmarked to externally available data.

Growth rates

The perpetuity growth rates are determined based on the long-term historical growth rates of the regions in which the CGU operates, and they reflect an assessment of the long-term growth prospects of that sector. The growth rates have been benchmarked against external data for the relevant markets. None of the growth rates applied exceed the long-term historical average growth rates for those markets or sectors.

Impact of the simplification of our internal trading model on the goodwill impairment review

As set out in note 1 on page 49, effective from 1 April 2013 we have made a number of changes that simplify our internal trading and more closely align our line of business financial results and our regulatory accounts.

These changes impacted the cash flow projections for BT Global Services, BT Business and BT Consumer used in the annual goodwill impairment review. They resulted in an increase in operating cash flows of BT Global Services of £206m in 2012/13 and £208m in 2011/12.

Sensitivities

There is significant headroom in all CGUs. For BT Global Services, the value in use exceeds the carrying value of the CGU by approximately £2,818m. The following changes (in isolation) in assumptions would cause the recoverable amount to fall below the carrying value:

•	reduction in the perpetuity growth rate from the 2.5% assumption applied to a revised assumption of a perpetual decline rate of 9% or more
•	an increase in the discount rate from the 9.6% assumption applied to a revised assumption of 16% or more
•	shortfalls in trading performance against forecast resulting in perpetuity operating cash flow decreasing by £350m or more.

For BT Business and BT Consumer no reasonably possible changes in the key assumptions would cause the carrying amount of the CGUs to exceed the recoverable amount.

Notes to the consolidated financial statements	67

12.   Property, plant and equipment

	Land and buildings £m [a]	Network infrastructure £m [a]	Other £m [b]	Assets in course of construction £m	Total £m
Cost
At 1 April 2012	1,302	43,777	2,185	728	47,992
Additions[c]	21	207	99	1,666	1,993
Acquisitions	4	2	2	1	9
Transfers	10	1,661	4	(1,675)	–
Disposals and adjustments	(85)	(428)	(103)	(3)	(619)
Exchange differences	8	47	12	1	68
At 1 April 2013	1,260	45,266	2,199	718	49,443
Additions[c]	34	205	119	1,487	1,845
Transfers	3	1,531	3	(1,537)	–
Disposals and adjustments[d]	(80)	(1,693)	(370)	(9)	(2,152)
Exchange differences	(26)	(239)	(29)	(9)	(303)
At 31 March 2014	1,191	45,070	1,922	650	48,833

Accumulated depreciation
At 1 April 2012	747	31,115	1,824	–	33,686
Charge for the year	73	1,977	144	–	2,194
Acquisitions	–	–	2	–	2
Disposals and adjustments	(79)	(413)	(82)	–	(574)
Exchange differences	6	37	12	–	55
At 1 April 2013	747	32,716	1,900	–	35,363
Charge for the year	57	1,951	104	–	2,112
Disposals and adjustments[d]	(82)	(1,734)	(356)	–	(2,172)
Exchange differences	(16)	(204)	(22)	–	(242)
At 31 March 2014	706	32,729	1,626	–	35,061

Carrying amount
At 31 March 2014	485	12,341	296	650	13,772
Engineering stores	–	–	–	68	68
Total at 31 March 2014	485	12,341	296	718	13,840
At 31 March 2013	513	12,550	299	718	14,080
Engineering stores	–	–	–	73	73
Total at 31 March 2013	513	12,550	299	791	14,153

At 31 March	2014 £m	2013 £m
The carrying amount of land and buildings, including leasehold improvements, comprised:
Freehold	233	230
Leasehold	252	283
Total land and buildings	485	513

[a]	The carrying amount of the group’s property, plant and equipment includes an amount of £95m (2012/13: £100m) in respect of assets held under finance leases, comprising land and buildings of £60m (2012/13: £59m) and network infrastructure of £35m (2012/13: £41m). The depreciation expense on those assets in 2013/14 was £22m (2012/13: £19m), comprising land and buildings of £4m (2012/13: £3m) and network infrastructure of £18m (2012/13: £16m). Within network infrastructure are assets with net book value of £7.4bn which have useful economic lives of more than 18 years.
[b]	Other mainly comprises motor vehicles, computers and office equipment.
[c]	Net of government grants of £126m (2012/13: £15m).
[d]	Fully depreciated assets in the group’s fixed asset register were reviewed during the year, as part of the group’s annual asset verification exercise, and certain assets that were no longer in use have been written out, reducing cost and accumulated depreciation by £1.4bn.

13.   Business combinations

On 1 August 2013 the group acquired 100% of the issued share capital of ESPN Global Limited, together with certain trademarks, licences and programme rights. The purchase was made for consideration of £30m. Intangible assets of £14m and goodwill of £15m have been recognised.

In January 2013, the group acquired 100% of the issued share capital of Tikit Group plc (‘Tikit’ or ‘BT Tikit’). The purchase was made for cash consideration of £64m which was settled in the year and the cash acquired with the business was £10m. Intangible assets of £37m recognised in respect of this acquisition comprised customer relationships, proprietary technology and brand. The fair value adjustments relating to this acquisition were provisional at 31 March 2013 and have been finalised during 2013/14 without amendment. Goodwill of £33m was recognised on the acquisition which principally comprised the assembled workforce and forecast synergies.

68	Notes to the consolidated financial statements

14.   Programme rights

Total £m
At 1 April 2013	–
Additions	311
Amortisation	(203)
At 31 March 2014	108

Additions reflect TV programme rights for which the legally enforceable licence period has started during the year. Payments made for programme rights for which the legally enforceable licence period has not yet started are included within prepayments. See note 15.

Programme rights commitments are disclosed in note 28.

15.   Trade and other receivables

At 31 March	2014 £m	2013 £m
Non-current
Other assets[a]	214	184

[a]	Other assets includes costs relating to the initial set up, transition or transformation phase of long-term networked IT services contracts of £72m (2012/13: £86m) and prepayments and leasing debtors of £142m (2012/13: £98m).

At 31 March	2014 £m	2013 £m
Current
Trade receivables	1,370	1,495
Amounts owed by ultimate parent company	4	4
Prepayments	508	515
Accrued income	815	736
Other receivables	214	184
	2,911	2,934

Trade receivables are stated after deducting allowances for doubtful debts, as follows:

	2014 £m	2013 £m
At 1 April	218	187
Expense	77	102
Utilised	(98)	(73)
Exchange differences	(5)	2
At 31 March	192	218

Trade receivables are continuously monitored and allowances applied against trade receivables consist of both specific impairments and collective impairments based on the group’s historical loss experiences for the relevant aged category and taking into account general economic conditions. Historical loss experience allowances are calculated by line of business in order to reflect the specific nature of the customers relevant to that line of business.

Trade and other receivables are classified as loans and receivables and held at amortised cost. The carrying amount of these balances approximates to fair value due to the short maturity of amounts receivable.

Note 24 provides further disclosure regarding the credit quality of the group’s gross trade receivables.

Trade receivables are due as follows:

			Past due and not specifically impaired
At 31 March	Not past due £m	Trade receivables specifically impaired net of provision £m	Between 0 and 3 months £m	Between 3 and 6 months £m	Between 6 and 12 months £m	Over 12 months £m	Total £m
2014	857	39	300	31	43	100	1,370
2013	967	95	310	27	26	70	1,495

Gross trade receivables which have been specifically impaired amounted to £127m (2012/13: £191m).

Trade receivables not past due and accrued income are analysed below by line of business.

	Trade receivables not past due		Accrued income
At 31 March	2014 £m	2013 £m	2014 £m	2013 £m
BT Global Services	520	564	435	399
BT Business	199	197	121	121
BT Consumer	106	119	–	–
BT Wholesale	4	64	118	135
Openreach	12	21	137	75
Other	16	2	4	6
Total	857	967	815	736

Notes to the consolidated financial statements	69

15.  Trade and other receivables continued

Given the broad and varied nature of the group’s customer base, the analysis of trade receivables not past due and accrued income by line of business is considered the most appropriate disclosure of credit concentrations. Cash collateral held against trade and other receivables amounted to £28m (2012/13: £31m).

16.  Trade and other payables

At 31 March	2014 £m	2013 £m
Current
Trade payables	2,745	2,927
Amounts owed to parent company	40	55
Amounts owed to ultimate parent company	8	9
Other taxation and social security	480	458
Other payables	519	564
Accrued expenses	444	446
Deferred income	1,047	1,155
	5,283	5,614

At 31 March	2014 £m	2013 £m
Non-current[a]
Other payables	845	821
Deferred income	53	62
	898	883

[a]	Non-current payables mainly relate to operating lease liabilities and deferred gains on a prior period sale and finance leaseback transaction.

Trade and other payables are held at amortised cost. The carrying amount of these balances approximates to fair value due to the short maturity of amounts payable.

17.  Provisions

	Restructuring £m [a]	Property £m [b]	Other £m [c]	Total £m
At 1 April 2012	105	296	456	857
Income statement expense	31	–	112	143
Unwind of discount	–	6	–	6
Utilised or released	(69)	(61)	(211)	(341)
Transfers	–	–	(35)	(35)
At 1 April 2013	67	241	322	630
Income statement expense	20	4	17	41
Unwind of discount	–	8	–	8
Utilised or released	(28)	(52)	(61)	(141)
Exchange difference	(1)	–	(4)	(5)
At 31 March 2014	58	201	274	533

At 31 March			2014 £m	2013 £m
Analysed as:
Current			99	120
Non-current			434	510
			533	630

[a]	Provisions relating to the group-wide restructuring programme in the current and prior year. These are being utilised as the obligations are settled.
[b]	Property provisions mainly comprise onerous lease provisions arising from the rationalisation of the group’s property portfolio. The provisions will be utilised over the remaining lease periods, which range from one to 18 years.
[c]	Other provisions include amounts provided for legal or constructive obligations arising from insurance claims, litigation and regulatory risks which will be utilised as the obligations are settled.

70	Notes to the consolidated financial statements

18.  Retirement benefit plans

Background

The group has both defined benefit and defined contribution retirement benefit plans. The group’s main plans are in the UK and the largest by membership is the BT Pension Scheme (BTPS) which is a defined benefit plan that was closed to new entrants on 31 March 2001. After that date new entrants have been able to join a defined contribution plan, currently the BT Retirement Saving Scheme (BTRSS), a contract based arrangement.

Defined contribution plans

A defined contribution plan is a pension arrangement under which the benefits are linked to contributions paid, the performance of each individual’s chosen investments and the annuity rates at retirement. Contributions are paid into an independently administered fund. The income statement charge in respect of defined contribution plans represents the contribution payable by the group based upon a fixed percentage of employees’ pay. The company has no exposure to investment and other experience risks.

Defined benefit plans

A defined benefit plan is a pension arrangement under which participating members receive a pension benefit at retirement determined by the plan rules dependent on factors such as age, years of service and pensionable pay and is not dependent upon actual contributions made by the company or members. The income statement service cost in respect of defined benefit plans represents the increase in the defined benefit liability arising from pension benefits earned by active members in the current period. The company is exposed to investment and other experience risks and may need to make additional contributions where it is estimated that the benefits will not be met from regular contributions, expected investment income and assets held.

Group income statement

The expense or income arising from all group retirement benefit arrangements recognised in the group income statement is shown below.

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]
Recognised in the income statement before specific items
Current service cost:
– defined benefit plans	272	225		267
– defined contribution plans	151	136		126
Administration expenses and Pension Protection Fund (‘PPF’) levy	40	38		30
Total operating expense	463	399		423
Net interest expense on net pensions deficit included in specific items (note 23)	235	117		98
Total recognised in the income statement	698	516		521

[a]	Restated to allow for IAS 19 (Revised 2011), see note 1.

Group statement of comprehensive income

Remeasurements of the net defined benefit obligation are recognised in full in the group statement of comprehensive income in the year in which they arise. These comprise the impact on the defined benefit liability of changes in demographic and financial assumptions compared with the start of the year, actual experience being different to those assumptions and the return on plan assets above the amount included in the net pension interest expense.

Group balance sheet

The net pension obligation in respect of defined benefit plans reported in the group balance sheet is set out below.

			2014			2013
At 31 March	Assets £m	Present value of liabilities £m	Deficit £m	Assets £m	Present value of liabilities £m	Deficit £m
BTPS	39,939	(46,759)	(6,820)	41,344	(47,000)	(5,656)
Other plans[a]	174	(376)	(202)	222	(422)	(200)
Retirement benefit obligation	40,113	(47,135)	(7,022)	41,566	(47,422)	(5,856)
Adjustments due to effect of asset ceiling[b]			–			–
Deferred tax asset			1,381			1,313
Net pension obligation			(5,641)			(4,543)

[a]	Included in the present value of liabilities of other plans is £69m (2012/13: £72m) related to unfunded pension arrangements.
[b]	There is no limiting effect of the asset ceiling as any accounting surplus arising is deemed to be recoverable due to the economic benefits available in the form of future refunds or reductions to future contributions.

At 31 March 2014 £8m (2012/13: £8m) of contributions to defined contribution plans were outstanding and are included within trade and other payables in the group balance sheet.

Notes to the consolidated financial statements	71

18.  Retirement benefit plans continued

Movements in defined benefit plan assets and liabilities

The table below shows the movements on the plan assets and liabilities in the year and indicates where they are reflected in the financial statements.

	Assets £m	Liabilities £m	Deficit £m
At 1 April 2012	38,541	(40,989)	(2,448)
Current service cost	–	(225)	(225)
Interest on pension deficit[a]	1,858	(1,975)	(117)
Administration expenses and PPF levy	(38)	–	(38)
Included in the group income statement	1,820	(2,200)	(380)
Return on plan assets above the amount included in the group income statement[b]	2,689	–	2,689
Actuarial loss arising from changes in financial assumptions[c]	–	(6,116)	(6,116)
Actuarial loss arising from changes in demographic assumptions[c]	–	(2)	(2)
Actuarial loss arising from experience adjustments[d]	–	(140)	(140)
Included in the group statement of comprehensive income	2,689	(6,258)	(3,569)
Regular contributions by employer	217	–	217
Deficit contributions by employer	325	–	325
Included in the group cash flow statement	542	–	542
Contributions by employees	13	(13)	–
Benefits paid	(2,044)	2,047	3
Foreign exchange	5	(9)	(4)
Other movements	(2,026)	2,025	(1)
At 1 April 2013	41,566	(47,422)	(5,856)
Current service cost	–	(272)	(272)
Interest on pension deficit[a]	1,710	(1,945)	(235)
Settlements	(63)	61	(2)
Administration expenses and PPF levy	(40)	–	(40)
Included in the group income statement	1,607	(2,156)	(549)
Return on plan assets below the amount included in the group income statement[b]	(1,453)	–	(1,453)
Actuarial gain arising from changes in financial assumptions[c]	–	580	580
Actuarial gain (loss) arising from changes in demographic assumptions[c]	–	–	–
Actuarial loss arising from experience adjustments[d]	–	(306)	(306)
Included in the group statement of comprehensive income	(1,453)	274	(1,179)
Regular contributions by employer	228	–	228
Deficit contributions by employer	325	–	325
Included in the group cash flow statement	553	–	553
Contributions by employees	12	(12)	–
Benefits paid	(2,166)	2,166	–
Foreign exchange	(6)	15	9
Other movements	(2,160)	2,169	9
At 31 March 2014	40,113	(47,135)	(7,022)

[a]	Restated, see note 1.
[b]	The total actual return on plan assets in 2013/14 was a gain of £257m (2012/13: £4,547m).
[c]	The actuarial gain or loss arises from changes in the assumptions used to value the defined benefit liabilities at the end of the year compared with the assumptions used at the start of the year. This includes both financial assumptions, which are based on market conditions at the year end, and demographic assumptions such as life expectancy.
[d]	The actuarial loss or gain arising from experience adjustments on defined benefit liabilities represents the impact on the liabilities of differences between actual experience during the year compared with the assumptions made at the start of the year. Such differences might arise, for example, from members choosing different benefit options at retirement, actual salary increases being different from those assumed or actual benefit increases being higher than the long-term inflation assumption.

72	Notes to the consolidated financial statements

18.   Retirement benefit plans continued

BTPS

At 31 March 2014 there were 313,000 members of the BTPS. Members belong to one of three sections depending upon the date they first joined the scheme. Section A is for members who joined before 1 December 1971, Section B is for members who joined the scheme between 1 December 1971 and 31 March 1986 and Section C is for members who joined the scheme on or after 1 April 1986 but before the scheme closed to new entrants on 31 March 2001. The membership is analysed below.

At 31 March 2014	Number of active members	Number of deferred members	Number of pensioners	Total membership
Sections A and Ba	17,000	35,500	176,500	229,000
Section C	24,000	41,000	19,000	84,000
Total	41,000	76,500	195,500	313,000

At 31 March 2013
Sections A and Ba	19,000	39,000	175,000	233,000
Section C	25,000	41,500	18,000	84,500
Total	44,000	80,500	193,000	317,500

[a]	Section A and Section B memberships have been aggregated in this table as Section A members have typically elected to take Section B benefits at retirement.

Since 1 April 2009, when changes to member benefits and contribution rates were introduced, BTPS members have accrued benefits based upon a career average re-valued earnings (CARE) basis and a normal pensionable age of 65. On a CARE basis benefits are built up based upon earnings in each year and the benefit accrued for each year is increased by the lower of inflation or the individual’s actual pay increase in each year to retirement. Benefits earned for pensionable service prior to 1 April 2009 are based upon a member’s final salary and a normal pensionable age of 60. Under the scheme rules the determination of the rate of inflation for statutory minimum rates of revaluation and indexation of benefits is based upon either the Retail Prices Index (RPI) or the Consumer Prices Index (CPI) which apply to each category of member as shown below.

	Active members	Deferred members	Pensioners
Section Ba	Benefits accrue on a CARE		Increases in benefits in
	basis increasing at the lower	Preserved benefits are	payment are based upon CPI
Section C	of RPI or the individual’s	revalued before retirement	Increases in benefits in
	actual pay increase	based upon CPI	payment are based upon RPI
up to a maximum of 5%

[a]	Section A members have typically elected to take Section B benefits at retirement.

Management of the scheme

BT Pension Scheme Trustees Limited (the Trustee) has been appointed by BT as an independent Trustee to administer and manage the scheme on behalf of the members in accordance with the terms of the Trust Deed of the scheme and relevant legislation. Under the terms of the Trust Deed there are nine Trustee directors all of whom are appointed by BT. The chairman of the Trustee is appointed after consultation with, and with the agreement of, the relevant trade unions who are also responsible for nominating four directors to act as representatives of the members. Of the remaining four directors, two will normally hold senior positions within the group, and two will normally hold (or have held) senior positions in commerce or industry. Subject to there being an appropriately qualified candidate at least one of the Trustee directors should be a current pensioner or deferred pensioner of the BTPS. Trustee directors are appointed for a three-year term, but are then eligible for re-appointment.

Notes to the consolidated financial statements	73

18.  Retirement benefit plans continued

BTPS assets

Asset allocation

The target allocation of assets between different classes of investment is reviewed regularly and is a key factor in the Trustee’s investment policy. The targets set reflect the Trustee’s views on the appropriate balance to be struck between seeking returns and incurring risk, and on the extent to which the assets should be distributed to match liabilities. Current market conditions and trends are regularly assessed and short-term tactical shifts in asset allocation may be made around the long-term target. The BTPS also uses financial instruments to balance the asset allocation and to manage inflation risk, liquidity risk and foreign currency risk.

Under IAS 19 (Revised 2011) plan assets must be valued at the bid market value at the balance sheet date. For the main asset categories

•	securities listed on recognised stock exchanges are valued at closing bid prices
•	properties are valued on the basis of open market value
•	unlisted equities are valued in accordance with International Private Equity and Venture Capital (IPEVC) guidelines
•	unlisted fixed interest and index-linked instruments are valued using the latest market price or using discounted cash flow models that consider credit risk.

The fair value of the assets of the BTPS analysed by asset category are shown below. These are subdivided by assets that have a quoted market price in an active market and those that do not (such as investment funds).

					Asset fair value[a]	2014 Target				Asset fair value[a]	2013 Target
At 31 March	Total assets £bn		of which quoted £bn	[b]	Total %	%	Total assets £bn	of which quoted £bn	[b]	Total %	%
Equities	11.2	[c]	5.8		28	26	11.1	6.0		27	26
Fixed-interest securities	7.1		5.7		18	17	7.9	6.0		19	17
Index-linked securities	9.9		8.5		24	26	9.5	8.3		23	26
Property	4.3		–		11	11	4.3	–		10	11
Alternative assets[d]	7.1		1.0		18	20	8.1	0.9		20	20
Cash and other	0.3		–		1	–	0.4	–		1	–
Total	39.9		21.0		100	100	41.3	21.2		100	100

[a]	At 31 March 2014 and 31 March 2013, the scheme’s assets did not include any directly held ordinary shares of the company. The scheme held £9m (2012/13: £9m) of index-linked bonds issued by the group.
[b]	Assets with a quoted price in an active market.
[c]	At 31 March 2014, the BTPS held £2.6bn of UK equities (2012/13: £2.7bn).
[d]	Alternative asset classes include commodities, private equity and credit opportunities.

The Trustee reports on investment performance against a target benchmark which is based on the target asset mix and the market returns for each asset class. BTPS performance against the benchmark for the periods to 30 June 2013 was as follows.

Period ending 30 June 2013	Target benchmark %	Actual BTPS %	Over (under) performance %
6 months[a]	3.4	3.7	0.3
3 years	7.1	7.4	0.3
10 years	6.9	7.9	1.0

[a]	The Trustee historically reported investment performance for periods ending 31 December. From 2013, the Trustee changed this to periods ending 30 June.

74	Notes to the consolidated financial statements

18.  Retirement benefit plans continued

BTPS liabilities under IAS 19 (Revised 2011)

Valuation methodology

The liabilities of the BTPS are measured as the present value of the estimated future benefit cash flows to be paid by the scheme, calculated using the projected unit credit method. These calculations are performed for the company by a professionally qualified independent actuary. The expected future benefit payments are based on a number of assumptions including future inflation, retirement ages, benefit options chosen and life expectancy and are therefore inherently uncertain. Actual benefit payments in a given year may be higher or lower, for example if members retire sooner or later than assumed, or take a greater or lesser cash lump sum at retirement. The estimated duration of BTPS liabilities, which is an indicator of the weighted average term of the liabilities, is 15 years (2012/13: 15 years) although the benefits payable by the BTPS are expected to be paid over more than 80 years as shown in the graph below. Whilst benefit payments are expected to increase over the earlier years, the expected value of the liabilities will reduce.

[a]	Based on accrued benefits to date.

Key assumptions – IAS 19 (Revised 2011)

The key financial assumptions used to measure the liabilities of the BTPS under IAS 19 (Revised 2011) are shown below.

	Nominal rates (per year)							Real rates (per year)[a]
At 31 March	2014%		2013%		2012%		2014%	2013%	2012%
Rate used to discount liabilities	4.25		4.20		4.95		0.97	0.87	1.84
Inflation – increase in RPI	3.25		3.30		3.05		–	–	–
Inflation – increase in CPI	2.50	[b]	2.55	[b]	2.30	[c]	(0.75)[b]	(0.75)[b]	(0.75)[c]

[a]	The real rate is calculated relative to RPI inflation and is shown as a comparator.
[b]	Assumed to be 0.45% lower after 31 March 2016.
[c]	Assumed to be 0.45% lower after 31 March 2015.

Rate used to discount liabilities

IAS 19 (Revised 2011) requires that the discount rate is determined by reference to market yields at the reporting date on high quality corporate bonds. The currency and term of these should be consistent with the currency and estimated term of the pension obligations. The discount rate at 31 March 2014 and 31 March 2013 is based on a market-based AA corporate bond yield curve allowing for the future expected benefit payments from the BTPS.

Notes to the consolidated financial statements	75

18.  Retirement benefit plans continued

Inflation – increases in RPI and CPI

Salary increases are assumed to be aligned with RPI inflation whilst benefits are assumed to increase by either RPI or CPI inflation as prescribed by the rules of the BTPS and summarised above. The assumption for RPI has been assessed by reference to yields on long-term fixed and index-linked Government bonds and Bank of England published inflationary expectations. CPI is assessed at a margin below RPI taking into account market forecasts and independent estimates of the long-term difference, such as the Office of Budgetary Responsibility’s analysis indicating a long-term difference of between 1.3% to 1.5%.

Longevity

The average life expectancy assumptions, after retirement at 60 years of age, are as follows.

At 31 March	2014 Number of years	2013 Number of years
Male in lower pay bracket	26.0	25.9
Male in higher pay bracket	27.7	27.6
Female	28.5	28.4
Average improvement for a member retiring at age 60 in 10 years’ time	1.0	1.0

The assumptions about life expectancy have regard to information published by the UK actuarial profession’s Continuous Mortality Investigation. However, due to the size of the membership of the BTPS it is considered appropriate for the adopted life expectancy assumptions to take into account the actual membership experience of the scheme. Allowance is also made for future improvements in mortality. The BTPS actuary undertakes formal reviews of the membership experience at every triennial valuation.

Sensitivity analysis of the principal assumptions used to measure BTPS liabilities

The assumptions on the discount rate, inflation, salary increases and life expectancy all have a significant effect on the measurement of scheme liabilities. The following table provides an indication of the sensitivity of the IAS 19 (Revised 2011) pension liability at 31 March 2014, and of the income statement charge for 2014/15, to changes in these assumptions.

	Decrease (increase) in liability £bn	Decrease (increase) in service cost £m	Decrease (increase) in net interest on pensions deficit £m
0.25 percentage point increase to:
– discount rate	1.6	10	55
– inflation rate (assuming RPI, CPI and salary increases all move by 0.25 percentage points)	(1.3)	(10)	(55)
– CPI inflation rate (assuming RPI and salary increases are unchanged)	(0.8)	(5)	(35)
– salary increases (assuming RPI and CPI are unchanged)	(0.2)	(5)	(10)
Additional one year increase to life expectancy	(1.0)	(5)	(40)

BTPS funding

Triennial funding valuation

The triennial valuation is carried out for the Trustee by a professionally qualified independent actuary, using the projected unit credit method. The purpose of the valuation is to design a funding plan to ensure that the scheme has sufficient funds available to meet future benefit payments. The latest funding valuation was performed as at 30 June 2011. The next funding valuation will have an effective date of no later than 30 June 2014.

The valuation methodology for funding purposes, which is based on prudent assumptions, is broadly as follows:

•	assets are valued at market value at the valuation date; and
•	liabilities are measured on an actuarial funding basis using the projected unit credit method and discounted to their present value.

76	Notes to the consolidated financial statements

18.  Retirement benefit plans continued

The results of the two most recent triennial valuations which have been performed using the same methodology are shown below.

	June 2011 valuation £bn	December 2008 valuation £bn
BTPS liabilities	(40.8)	(40.2)
Market value of BTPS assets	36.9	31.2
Funding deficit	(3.9)	(9.0)
Percentage of accrued benefits covered by BTPS assets at valuation date	90.4%	77.6%
Percentage of accrued benefits on a solvency basis covered by the BTPS assets at the valuation date	66.0%	57.0%

The reduction of the funding deficit in the period from 31 December 2008 to 30 June 2011 reflects an increase in scheme assets due to deficit contribution payments totalling £1.6bn and strong investment performance of 10.1% per year. The liabilities increased due to a lower discount rate which was partly offset by the impact of the announcement in July 2010 by the Government that CPI, rather than RPI, will be used as the basis for determining the rate of inflation for the statutory minimum rate of revaluation and indexation of occupational pension rights.

Key assumptions – funding valuation

These valuations were determined using the following prudent long-term assumptions.

	Nominal rates (per year)		Real rates (per year)[a]
	June 2011 valuation %	December 2008 valuation %	June 2011 valuation %	December 2008 valuation %
Discount rate
– pre-retirement liabilities	6.35	6.76	3.05	3.65
– post-retirement liabilities	4.90	5.21	1.65	2.15
Average long-term increase in RPI and future increases in wages and salaries	3.20	3.00	–	–
Average long-term increase in CPI	2.20	n/a	(1.0)	n/a

[a]	The real rate is calculated relative to RPI inflation and is shown as a comparator.

The average life expectancy assumptions, after retirement at 60 years of age, are as follows.

At date of valuation	June 2011 valuation Number of years	December 2008 valuation Number of years
Male in lower pay bracket	26.0	25.5
Male in higher pay bracket	27.8	27.7
Female	28.5	28.3
Average improvement for a member retiring at age 60 in 10 years’ time	1.2	1.1

Payments made to the BTPS
Year ended 31 March	2014 £m	2013 £m
Ordinary contributions	205	207
Deficit contributions	325	325
Total contributions in the year	530	532

The group expects to contribute approximately £495m to the BTPS in 2014/15, comprising ordinary contributions of approximately £200m and deficit contributions of £295m.

Notes to the consolidated financial statements	77

18.   Retirement benefit plans continued

Future funding obligations and recovery plan

Under the terms of the Trust Deed, the group is required to have a funding plan, determined at the conclusion of the triennial funding valuation, which is a legal agreement between BT and the independent Trustee and should address the deficit over a maximum period of 20 years.

In May 2012, the 2011 triennial funding valuation was finalised, agreed with the Trustee and certified by the Scheme Actuary. The funding deficit at 30 June 2011 was £3.9bn. Under the associated recovery plan BT made payments of £2.0bn in March 2012, £325m in March 2013 and £325m in March 2014. BT will make deficit payments of £295m in each year from 2015 to 2021. The valuation in addition determined that the ordinary contributions rate required to meet the benefits of current employed members reduced to 13.5% of pensionable salaries (including employee contributions) from 13.6% with effect from 1 June 2012.

The valuation documentation has been submitted to the Pensions Regulator for review. The final Court decision in the Crown Guarantee case, after any appeals, will give greater clarity as to the extent to which the liabilities of the BTPS are covered by the Crown Guarantee. This will inform the Pensions Regulator’s next steps with regard to the valuation of the scheme.

Other protections

The 2011 funding agreement with the Trustee included additional features for BT to provide support to the scheme:

•	in the event that net cumulative shareholder distributions exceed cumulative pension deficit contributions over the period from 1 March 2012 to 30 June 2015 then BT will make additional matching contributions to the scheme. Shareholder distributions include dividends and the cost of share buybacks (excluding any possible buybacks associated with existing employee share plans) after deducting any proceeds from the issue of shares. BT will consult with the Trustee if it considers making a special dividend or embarking on a share buyback programme (excluding any possible buybacks associated with existing employee share plans). These provisions apply until the finalisation of the next valuation or 30 June 2015 at the latest
•	in the event that BT generates net cash proceeds greater than £1bn from disposals and acquisitions in any year to 30 June then BT will make additional contributions to the scheme equal to one third of those net cash proceeds. BT will consult with the Trustee if it considers making acquisitions with a total cost of more than £1bn in any 12-month period. These provisions apply until the finalisation of the next valuation or 30 September 2015 at the latest
•	a negative pledge that provides protection that future creditors will not be granted superior security to the scheme in excess of a £1.5bn threshold. This provision applies until the deficit reduces below £2.0bn at any subsequent funding valuation
•	in addition, in order to provide greater certainty, BT has committed to a schedule of future potential payments based upon a range of deficits at the next triennial valuations at 2014 and 2017. These payments would be in addition to the remaining deficit payments of £295m per year under the 2011 recovery plan and would have a maximum value of around £3.6bn in 2014 and £3.0bn in 2017 based on 2011 discount rates.

At the 2014 valuation, the remaining 2011 recovery plan will be worth about £1.7bn (based on 2011 discount rates). If the deficit agreed at the 2014 valuation exceeds this level, BT will provide extra payments in addition to the remaining £295m annual deficit payments under the 2011 recovery plan. The amounts payable are dependent on the level of the deficit as shown in the table below.

	Additional contributions payable
	2015 £m	2016 £m	2017 £m
Deficit above remaining 2011 recovery plan present value
£nil	–	–	–
£1.0bn	199	205	211
£2.0bn	273	282	289
£2.9bn or above	360	371	381

At deficit levels between these values the level of additional contributions is scaled accordingly. At a level of £2.9bn or above these are the maximum additional contributions under the terms of this agreement. A new agreement would cover additional contributions if these are required.

A similar mechanism applies based on the deficit agreed at the 2017 valuation. If this exceeds the outstanding recovery plan (with the remaining 2011 recovery plan worth about £1.1bn in 2017, based on 2011 discount rates), BT will provide extra payments dependent on the level of the deficit as shown in the table below.

				Additional contributions payable
	2018 £m	2019 £m	2020 £m	2021 £m	2022 £m	2023 £m	2024 £m
Deficit above remaining 2014 recovery plan present value
£nil	–	–	–	–	–	–	–
£1.0bn	197	203	209	215	207	213	–
£2.0bn	341	351	362	373	358	369	381
£2.9bn or above	393	404	416	429	670	670	670

A new agreement would cover additional contributions if these are required.

78	Notes to the consolidated financial statements

18.  Retirement benefit plans continued

If the deficit at 2014 is below the value of the remaining 2011 recovery plan, no additional deficit contributions are necessary and the remaining recovery plan will be revised. Likewise, if the deficit at 2017 is below the remaining recovery plan at that time.

Other protection of BTPS member benefits

In the unlikely event that the group were to become insolvent there are additional protections available to members:

•	the Crown Guarantee which was granted when the group was privatised in 1984 and which applies upon the winding up of BT. The scope and extent of the Crown Guarantee is being clarified by the Trustee through the courts. The decision of the High Court issued in October 2010 was that the Crown Guarantee can cover members who joined before and after privatisation. The Court confirmed that any payments to be made by the Government must be measured on an annuity basis. In a further High Court decision issued in December 2011, it was decided that the Crown Guarantee does not cover the benefits of members accrued while in service with companies that participate in the BTPS other than BT nor does it cover benefit augmentations granted by BT. The judgments were appealed on 30 April 2014 and a decision from the Court of Appeal is pending.
•	the Pension Protection Fund (PPF) may take over the scheme and pay benefits to members not covered by the Crown Guarantee. There are limits on the amounts paid by the PPF and this would not give exactly the same benefits as those provided by the scheme.

Other benefit plans

In addition to the BTPS, the group maintains benefit plans in most other countries with a focus on these being appropriate for the local market and culture.

After the BTPS, the largest defined benefit plan sponsored by the group is a plan in the Netherlands with liabilities of around £120m.

As part of the group-wide restructuring programme, a defined benefit plan in the US, with liabilities of £60m, was closed and is being wound up, resulting in a settlement charge of around £2m. This charge is included as a specific item within restructuring costs (see note 8).

The BT Retirement Saving Scheme (BTRSS) is the largest defined contribution scheme maintained by the group with around 26,000 active members. In the year to 31 March 2014, the group contributed £97m to the BTRSS.

19.  Share-based payments

Overview

The ultimate parent company, BT Group plc, has savings-related share option plans for its employees and those of participating subsidiaries, further share option plans for selected employees and a stock purchase plan for employees in the US. It also has several share plans for executives. All share-based payment plans are equity settled, instruments of BT Group plc and details of these plans and an analysis of the total charge by type of award are set out below.

Year ended 31 March	2014 £m	2013 £m	2012 £m
Employee Saveshare Plans	25	25	25
Executive Share Plans:
Incentive Share Plan (ISP)	21	27	43
Deferred Bonus Plan (DBP)	11	10	8
Other plans	3	2	(1)
	60	64	75

Employee Saveshare Plans

Under an HMRC approved savings-related share option plan employees save on a monthly basis, over a three or five-year period, towards the purchase of shares at a fixed price determined when the option is granted. This price is usually set at a 20% discount to the market price for five-year plans and 10% for three-year plans. The options must be exercised within six months of maturity of the savings contract, otherwise they lapse. Similar plans operate for BT’s overseas employees.

Incentive Share Plan

Under the ISP, participants are only entitled to these shares in full at the end of a three-year period if BT Group plc has met the relevant predetermined corporate performance measures and if the participants are still employed by the group. For ISP awards granted in 2013/14, 2012/13 and 2011/12: 40% of each award is linked to a total shareholder return target (TSR) for a comparator group of companies from the beginning of the relevant performance period; 40% is linked to a three-year cumulative free cash flow measure, and 20% to growth in underlying revenue excluding transit.

Deferred Bonus Plan

Under the DBP, awards are granted annually to selected employees of the group. Shares in BT Group plc are transferred to participants at the end of three years if they continue to be employed by the group throughout that period.

In accordance with the terms of the ISP and DBP, dividends or dividend equivalents earned on shares during the conditional periods are reinvested in shares of BT Group plc for the potential benefit of the participants.

Notes to the consolidated financial statements	79

19. Share-based payments continued

Employee Saveshare Plans

Movements in Employee Saveshare options are shown below.

	Movement in the number of share options			Weighted average exercise price
Year ended 31 March	2014 millions	2013 millions	2012 millions	2014 pence	2013 pence	2012 pence
Outstanding at 1 April	490	561	567	91	79	77
Granted	40	66	33	257	176	161
Forfeited	(10)	(10)	(17)	158	120	97
Exercised	(57)	(119)	(12)	110	69	132
Expired	(4)	(8)	(10)	78	188	140
Outstanding at 31 March	459	490	561	102	91	79
Exercisable at 31 March	2	–	1	111	–	128

The weighted average share price for all options exercised during 2013/14 was 356p (2012/13: 221p, 2011/12: 203p).

The following table summarises information relating to options outstanding and exercisable under Employee Saveshare plans at 31 March 2014.

Normal dates of vesting and exercise (based on calendar years)	Exercise price per share	Weighted average exercise price	Number of outstanding options millions	Weighted average remaining contractual life
2014	61p – 175p	64p	302	10 months
2015	104p – 189p	135p	64	22 months
2016	156p – 280p	207p	35	34 months
2017	168p –280p	169p	35	46 months
2018	249p	249p	22	58 months
Total		102p	458	19 months

GSOP and GLOP (Legacy Executive Plans)

During 2013/14 9m (2012/13: 12m, 2011/12: 2m) options were exercised, nil (2012/13: 1m, 2011/12: 2m) options expired and nil (2012/13: nil, 2011/12: 1m) options were forfeited under former executive share option plans (GSOP and GLOP). Under these plans 1m (2012/13: 11m, 2011/12: 24m) options were outstanding at the end of the year and are exercisable up to 2014/15. The weighted average exercise price of the outstanding options was 194p (2012/13: 198p, 2011/12: 198p). At 31 March 2014 outstanding options under GSOP and GLOP had a weighted average remaining contractual life of four months.

Executive share plans

Movements in executive share plan awards during 2013/14 are shown below:

	Number of shares (millions)
	ISP	DBP	Total
At 1 April 2013	98	22	120
Awards granted	19	3	22
Awards vested	(40)	(9)	(49)
Awards lapsed	(9)	(3)	(12)
Dividend shares reinvested	2	–	2
At 31 March 2014	70	13	83

80	Notes to the consolidated financial statements

19.  Share-based payments continued

Fair values

The following table summarises the fair values and key assumptions used for valuing grants made under the Employee Saveshare plans and ISP in 2013/14, 2012/13 and 2011/12.

	2014		2013		2012
Year ended 31 March	Employee Saveshare	ISP	Employee Saveshare	ISP	Employee Saveshare	ISP
Weighted average fair value	61p	269p	43p	170p	44p	170p
Weighted average share price	310p	315p	209p	204p	198p	198p
Weighted average exercise price	257p	n/a	176p	n/a	161p	n/a
Expected dividend yield	3.9% – 5.6%	5.6%	3.6% – 5.2%	5.1%	5.3% – 5.5%	5.3%
Risk free rates	0.7% – 1.5%	0.7%	0.3% – 0.8%	0.4%	1.1% – 2.0%	1.1%
Expected volatility	23.3% – 31.9%	32.0%	28.1% – 36.5%	33.6%	31.0% – 35.6%	31.2%

Employee Saveshare grants are valued using a Binomial options pricing model. Awards under the ISP are valued using Monte Carlo simulations. TSRs are generated for BT Group plc and the comparator group at the end of the three-year performance period, using each company’s volatility and dividend yield, as well as the cross correlation between pairs of stocks.

Volatility has been determined by reference to BT’s historical volatility which is expected to reflect the BT Group plc share price in the future. An expected life of three months after vesting date is assumed for Employee Saveshare options and for all other awards the expected life is equal to the vesting period. The risk-free interest rate is based on the UK gilt curve in effect at the time of the grant, for the expected life of the option or award.

The fair values for the DBP were determined using the market price of the shares at the date of grant. The weighted average share price for DBP awards granted in 2013/14 was 315p (2012/13: 203p, 2011/12: 198p).

20.  Investments

At 31 March	2014 £m	2013 £m
Non-current assets
Available-for-sale	25	53
Amounts owed by ultimate parent company	1,225	1,193
Amounts owed by parent company	17,587	17,806
Fair value through profit and loss	9	11
	18,846	19,063
Current assets
Available-for-sale	1,774	530
Amounts owed by ultimate parent company	15	21
Amounts owed by parent company	763	723
Loans and receivables[a]	–	1
	2,552	1,275

[a]	Loans and receivables are held on balance sheet at amortised cost.

Amounts owed by parent and ultimate parent company mainly consist of Sterling denominated loans which earn a floating rate of interest based upon LIBOR. Further details of these amounts are disclosed in note 27.

Notes to the consolidated financial statements	81

20.  Investments continued

Fair value hierarchy

At 31 March 2014	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Non-current and current investments
Available-for-sale investments	18	1,774	7	1,799
Fair value through profit or loss	9	–	–	9
Total	27	1,774	7	1,808

At 31 March 2013	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Non-current and current investments
Available-for-sale investments	45	530	8	583
Fair value through profit or loss	11	–	–	11
Total	56	530	8	594

The three levels of valuation methodology used are:

Level 1 – uses quoted prices in active markets for identical assets or liabilities

Level 2 – uses inputs for the asset or liability other than quoted prices, that are observable either directly or indirectly

Level 3 – uses inputs for the asset or liability that are not based on observable market data, such as internal models or other valuation methods.

Level 1 balances consist of available-for-sale investments of £18m (2012/13: £45m) and listed investments of £9m (2012/13: £11m) designated at fair value through profit and loss.

Level 2 balances consist of investments in AAA rated liquidity funds denominated in Sterling of £1,774m (2012/13: £530m) are classified as available-for-sale.

Level 3 balances consist of available-for-sale investments of £7m (2012/13: £8m) which represent investments in a number of private companies. In the absence of specific market data, these investments are held at cost, adjusted as necessary for impairments, which approximates to fair value.

There were no losses recognised in the income statement in respect of Level 3 assets held at 31 March 2014 (2012/13: £nil).

21.  Cash and cash equivalents

At 31 March	2014 £m	2013 £m
Cash at bank and in hand	375	324
Cash equivalents
Loans and receivables
US deposits	55	59
UK deposits	257	526
European deposits	–	3
Other deposits	3	7
Total cash equivalents	315	595
Total cash and cash equivalents	690	919
Bank overdrafts (note 22)	(11)	(5)
Cash and cash equivalents per the cash flow statement	679	914

The group has cross undertaking guarantee facilities across certain bank accounts which allow a legally enforceable right of set-off of the relevant cash and overdraft balances on bank accounts included within each scheme.

The group’s cash at bank included restricted cash of £109m (2012/13: £91m), of which £106m (2012/13: £87m) were held in countries in which prior approval is required to transfer funds abroad. Such funds can be used by the group within a reasonable period of time if it complies with these requirements. The remaining balance of £3m (2012/13: £4m) was held in escrow accounts.

Cash and cash equivalents are classified as loans and receivables and are held on the balance sheet at amortised cost which equates to fair value.

22.  Loans and other borrowings

Capital management policy

The capital structure is managed by BT Group plc, the ultimate parent of the group.

The objective of BT Group plc’s capital management policy is to reduce net debt over time whilst investing in the business, supporting the pension scheme and paying progressive dividends to its shareholders. In order to meet this objective, BT Group plc may issue or repay debt, issue new shares, repurchase shares, or adjust the amount of dividends paid to shareholders. BT Group plc may also approve the company to issue or repay debt. BT Group plc manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the group. The BT Group plc Board regularly reviews the capital structure. No changes were made to BT Group plc’s objectives and processes during 2013/14 and 2012/13.

82	Notes to the consolidated financial statements

22.  Loans and other borrowings continued

BT Group plc group’s capital structure consists of net debt and shareholders’ equity. The analysis below summarises the components which BT Group plc manages as capital.

At 31 March	2014 £m	2013 £m
BT Group plc consolidated net debt	7,028	7,797
BT Group plc shareholders’ (deficit) equity[a]	(610)	(276)
	6,418	7,521

[a]	Excludes non-controlling interests of £18m (2012/13: £14m).

Net debt

Net debt consists of loans and other borrowings (both current and non-current), less current asset investments and cash and cash equivalents. Loans and other borrowings are measured at the net proceeds raised, adjusted to amortise any discount over the term of the debt. For the purpose of this measure, current asset investments and cash and cash equivalents are measured at the lower of cost and net realisable value. Currency denominated balances within net debt are translated to Sterling at swapped rates where hedged. Net debt is considered to be an alternative performance measure as it is not defined in IFRS. The most directly comparable IFRS measure is the aggregate of loans and other borrowings (current and non-current), current asset investments and cash and cash equivalents.

A reconciliation from this measure for BT Group plc, the most directly comparable IFRS measure, to net debt is given below.

At 31 March	2014 £m	2013 £m
Loans and other borrowings	9,814	10,013
Less:
Cash and cash equivalents	(695)	(924)
Current asset investments	(1,774)	(531)
	7,345	8,558

Adjustments:
To retranslate debt balances at swap rates where hedged by currency swaps	(24)	(417)
To remove accrued interest applied to reflect the effective interest method and fair value adjustments	(293)	(344)
Net debt	7,028	7,797
Loans and borrowings
At 31 March	2014 £m	2013 £m
Floating US$500m FRN due December 2013[a]	–	329
5.25% €750m bond due June 2014[a]	645	660
6.125% €600m bond due July 2014[a,b]	518	530
2.00% US$750m bond due June 2015[a]	452	497
6.50% €1,000m bond due July 2015[a]	867	886
1.625% US$600m bond due June 2016[a]	361	–
8.50% £683m bond due December 2016 (minimum 7.50%d)	699	699
1.25% US$500m bond due February 2017[a]	300	–
6.625% £500m bond due June 2017[a]	526	525
5.95% US$1,100m bond due January 2018[a]	668	734
2.35% US$800m bond due February 2019[a]	481	–
8.625% £300m bond due March 2020	299	299
3.50% £250m index linked bond due April 2025	382	370
5.75% £600m bond due December 2028[c]	670	717
9.625% US$2,670m bond due December 2030[a] (minimum 8.625%d)	1,648	1,809
6.375% £500m bond due June 2037[a]	522	521
Total listed bonds	9,038	8,576
Finance leases	264	272
Commercial paper[e]	324	769
Other loans	177	391
Bank overdrafts	11	5
Total other loans and borrowings	512	1,165
Total loans and borrowings	9,814	10,013
[a]	Designated in a cash flow hedge relationship.
[b]	The interest rate payable on this bond attracts an additional 1.25% for a downgrade by one credit rating category by either or both Moody’s and S&P below Baa3/BBB-, respectively.
[c]	Designated in a fair value hedge relationship.
[d]	The interest rate payable on this bond attracts an additional 0.25% for a downgrade by one credit rating by either Moody’s or S&P to the group’s senior unsecured debt below A3/A- respectively. In addition, if Moody’s or S&P subsequently increase the ratings then the interest rate will be decreased by 0.25% for each rating category upgrade by each rating agency. In no event will the interest rate be reduced below the minimum rate reflected in the above table.
[e]	Commercial paper of £237m (2012/13: £146m) is denominated in Euros and of £87m (2012/13: £623m) in US Dollars.

Notes to the consolidated financial statements	83

22.  Loans and other borrowings continued

Unless designated in a fair value hedge relationship, all loans and other borrowings are carried in the group balance sheet and table above at amortised cost. The fair value of listed bonds is £10,597m (2012/13: £10,535m) and the fair value of finance leases is £286m (2012/13: £314m). The fair value of the group’s bonds and other long-term borrowings are estimated on the basis of quoted market prices for the same or similar issues with the same maturities, where they exist and a calculation of the value of future cash flows using approximate discount rates in effect at the balance sheet date where market prices of similar issues exist.

The carrying amount of commercial paper, other loans and bank overdrafts equates to fair value due to the short maturity of these items. The interest rates payable on loans and borrowings disclosed above reflect the coupons on the underlying issued loans and borrowings and not the interest rates achieved through applying associated cross-currency and interest rate swaps in hedge arrangements.

The carrying amount of commercial paper, other loans and bank overdrafts equates to fair value due to the short maturity of these items.

Loans and other borrowings are analysed as follows:

At 31 March	2014 £m	2013 £m
Current liabilities
Listed bonds	1,349	566
Finance leases	14	7
Commercial paper	324	769
Other loans and bank overdrafts	186	394
Total current liabilities	1,873	1,736
Non-current liabilities
Listed bonds	7,689	8,010
Finance leases	250	265
Other loans and borrowings	2	2
Total non-current liabilities	7,941	8,277
Total	9,814	10,013

The carrying values disclosed in the above table reflect balances at amortised cost adjusted for accrued interest and current fair value adjustments to the relevant loans or borrowings. These do not reflect the final principal repayments that will arise after taking account of the relevant derivatives in hedging relationships which are reflected in the table below. Apart from finance leases, all borrowings as at 31 March 2014 and 2013 were unsecured.

The principal repayments of loans and borrowings at hedged rates amounted to £9,496m (2012/13: £9,251m) and repayments fall due as follows:

			2014			2013
At 31 March	Carrying amount £m	Effect of hedging and interest £m [a]	Principal repayments at hedged rates £m	Carrying amount £m	Effect of hedging and interest £m [a]	Principal repayments at hedged rates £m
Within one year, or on demand	1,873	(183)	1,690	1,736	(264)	1,472
Between one and two years	1,291	(7)	1,284	1,155	9	1,164
Between two and three years	1,353	36	1,389	1,352	(69)	1,283
Between three and four years	1,172	(111)	1,061	693	–	693
Between four and five years	492	7	499	1,235	(174)	1,061
After five years	3,572	1	3,573	3,734	(156)	3,578
Total due for repayment after more than one year	7,880	(74)	7,806	8,169	(390)	7,779
Total repayments	9,753	(257)	9,496	9,905	(654)	9,251
Fair value adjustments for hedged risk	61			108
Total loans and other borrowings	9,814			10,013

[a]	Adjustments for hedging and interest reflect the impact of the currency element of derivatives and adjust the repayments to exclude interest recognised in the carrying amount.

84	Notes to the consolidated financial statements

22.  Loans and other borrowings continued

Obligations under finance leases are analysed as follows:

	2014	2013	2014	2013
	Minimum lease payments		Repayment of outstanding lease obligations
At 31 March	£m	£m	£m	£m
Amounts payable under finance leases:
Within one year	31	23	14	7
In the second to fifth years inclusive	111	109	51	47
After five years	307	342	199	218
	449	474	264	272
Less: future finance charges	(185)	(202)	–	–
Total finance lease obligations	264	272	264	272

Assets held under finance leases mainly consist of buildings and network assets. The group’s obligations under finance leases are secured by the lessors’ title to the leased assets.

23.  Finance expense and income

Year ended 31 March	2014 £m	2013 £m	2012 £m
Finance expense
Interest on:
Financial liabilities at amortised cost	560	623	644
Finance leases	16	19	18
Derivatives	13	5	16
Fair value movements:
Bonds designated as hedged items in fair value hedges	(47)	31	81
Derivatives designated as hedging instrument in fair value hedges	47	(31)	(81)
Derivatives not in a designated hedge relationship	(2)	6	13
Reclassification of cash flow hedge from other comprehensive income	9	12	5
Unwinding of discount on provisions	8	6	5
Finance expense	604	671	701
Less: interest capitalised at weighted average rate of 6.1% (2012: 6.1%, 2011/12: 7.3%)	(1)	(5)	(9)
Total finance expense before specific items	603	666	692
Specific items (note 8)[a]	235	119	98
Total finance expense[a]	838	785	790

Year ended 31 March	2014 £m	2013 £m	2012 £m
Finance income
Interest on available-for-sale investments	5	7	6
Interest on loans and receivables	7	6	5
Interest income on loans to immediate and ultimate parent company	208	261	290
Total finance income	220	274	301

Year ended 31 March	2014 £m	2013 £m	2012 £m
Net finance expense before specific items	383	392	391
Specific items (note 8)[a]	235	119	98
Net finance expense[a]	618	511	489

[a]	Restated, see note 1.

Notes to the consolidated financial statements	85

24.  Financial instruments and risk management

The group issues or holds financial instruments mainly to finance its operations; to finance corporate transactions such as dividends, share buybacks and acquisitions; for the temporary investment of short-term funds; and to manage the currency and interest rate risks arising from its operations and from its sources of finance. In addition, various financial instruments, for example trade receivables and trade payables, arise directly from the group’s operations.

Financial risk management

The group’s activities expose it to a variety of financial risks: market risk (including interest rate risk and foreign exchange risk); credit risk and liquidity risk.

Treasury operations

The group has a centralised treasury operation whose primary role is to manage liquidity and funding requirements and the group’s exposure to associated financial and market risks, including credit risk, interest rate risk and foreign exchange risk.

Treasury policy

Treasury policy is set by the BT Group plc Board. Group treasury activities are subject to a set of controls appropriate for the magnitude of the borrowing, investments and group-wide exposures. The BT Group plc Board has delegated its authority to operate these policies to a series of panels that are responsible for the management of key treasury risks and operations. Appointment to and removal from the key panels requires approval from two of the Chairman, the Chief Executive or the Group Finance Director of the BT Group plc Board.

There has been no change in the nature of the group’s risk profile between 31 March 2014 and the date of approval of these financial statements.

Interest rate risk management

Management policy

The group’s interest rate risk arises primarily from our long-term borrowings. Interest cash flow risk arises from borrowings issued at variable rate, partially offset by cash held at variable rates. Fair value interest rate risk arises from borrowings issued at fixed rates.

The group’s policy, as set by the BT Group plc Board, is to ensure that at least 70% of BT Group plc’s consolidated net debt is at fixed rates. Short-term interest rate management is delegated to the treasury operation while long-term interest rate management decisions require further approval by the BT Group plc Group Finance Director, Director Treasury, Tax and Risk Management or the Treasurer BT Group who have been delegated such authority from the BT Group plc Board.

Hedging strategy

In order to manage the group’s interest rate profile, the group has entered into cross-currency and interest rate swap agreements with commercial banks and other institutions to vary the amounts and periods for which interest rates on borrowings are fixed. The duration of the swap agreements matches the duration of the debt instruments. The majority of the group’s long-term borrowings have been, and are, subject to fixed Sterling interest rates after applying the impact of these hedging instruments.

Foreign exchange risk management

Management policy

The purpose of the group’s foreign currency hedging activities is to protect the group from the risk that eventual future net inflows and net outflows will be adversely affected by changes in exchange rates.

The BT Group plc Board’s policy for foreign exchange risk management defines the type of transactions which should normally be covered, including significant operational, funding and currency interest exposures, and the period over which cover should extend for the different types of transactions.

Short-term foreign exchange management is delegated to the treasury operation whilst long-term foreign exchange management decisions require further approval from the BT Group plc Group Finance Director, Director Treasury, Tax and Risk Management or the Treasurer BT Group who have been delegated such authority by the BT Group plc Board.

Hedging strategy

A significant proportion of the group’s external revenue and costs arise within the UK and are denominated in Sterling. The group’s non-UK operations generally trade and are funded in their functional currency which limits their exposure to foreign exchange volatility. Foreign currency borrowings used to finance the group’s operations have been predominantly swapped into Sterling using cross-currency swaps.

The group also enters into forward currency contracts to hedge foreign currency, capital purchases, purchase and sale commitments, interest expense and foreign currency investments. The commitments hedged are principally denominated in US Dollar, Euro and Asia Pacific region currencies. As a result, the group’s exposure to foreign currency arises mainly on its non-UK subsidiary investments and on residual currency trading flows.

86	Notes to the consolidated financial statements

24.  Financial instruments and risk management continued

The table below reflects the currency and interest rate profile of our loans and borrowings after the impact of hedging.

	2014			2013
At 31 March	Fixed rate interest £m	Floating rate interest £m	Total £m	Fixed rate interest £m	Floating rate interest £m	Total £m
Sterling	7,946	1,265	9,211	7,083	1,695	8,778
Euro	–	285	285	–	467	467
US Dollar	–	–	–	6	–	6
Total	7,946	1,550	9,496	7,089	2,162	9,251
Ratio of fixed to floating	84%	16%	100%	77%	23%	100%
Weighted average effective fixed interest rate – Sterling	6.6%			7.1%

The floating rate loans and borrowings bear interest rates fixed in advance for periods ranging from one day to one year, primarily by reference to LIBOR and EURIBOR quoted rates.

Sensitivity analysis

The group is exposed to volatility in the income statement and shareholders’ equity arising from changes in interest rates and foreign exchange rates. To demonstrate this volatility, management have concluded that the following are reasonable benchmarks for performing sensitivity analysis:

–	for interest, a 1% increase in interest rates and parallel shift in yield curves across Sterling, US Dollar and Euro currencies
–	for foreign exchange, a 10% strengthening/weakening in Sterling against other currencies

The impact on the group’s annual net finance expense of a 1% increase in interest rates would be a decrease of £207m (2012/13: £193m). The impact on equity, before tax, of a 1% increase in interest rates is as detailed below:

At 31 March	2014 £m Increase (Reduce)	2013 £m Increase (Reduce)
Sterling interest rates	337	418
US Dollar interest rates	(361)	(420)
Euro interest rates	(14)	(36)

A 1% decrease in interest rates would have broadly the same impact in the opposite direction.

The group’s exposure to foreign exchange volatility in the income statement, after hedging, and within shareholders’ equity (excluding translation exposures) was insignificant in both 2013/14 and 2012/13.

Credit ratings

The group’s 2016 and 2030 bonds contain covenants which have required the group to pay higher rates of interest once the group ceased to be rated at least A3 in the case of Moody’s or at least A– in the case of Standard & Poor’s (S&P). Additional interest of 0.25% per year accrues for each ratings category downgrade by each agency below those levels from the next coupon date following a downgrade. Based on the total notional value of debt outstanding of £2.3bn at 31 March 2014, the group’s finance expense would increase/decrease by approximately £12m a year if BT’s credit rating were to be downgraded/upgraded, respectively, by one credit rating category by both agencies from the current ratings.

The group’s €600m 2014 bond attracts an additional 1.25% for a downgrade by one credit rating below Baa3/BBB– by either or both Moody’s and S&P, respectively. This would result in an additional finance expense of approximately £6m per year.

BT Group plc’s credit ratings were as detailed below:

	2014		2013
At 31 March	Rating	Outlook	Rating	Outlook
Rating agency
Standard & Poor’s	BBB	Stable	BBB	Stable
Moody’s	Baa2	Positive	Baa2	Positive

BT Group plc is targeting a BBB+/Baa1 credit rating over the medium term.

Notes to the consolidated financial statements	87

24.  Financial instruments and risk management continued

Liquidity risk management

Management policy

The group ensures its liquidity is maintained by entering into short, medium and long-term financial instruments to support operational and other funding requirements. The group determines its liquidity requirements by the use of both short and long-term cash forecasts. These forecasts are supplemented by a financial headroom analysis which is used to assess funding adequacy for at least a 12-month period. On at least an annual basis the BT Group plc Board reviews and approves the maximum long-term funding of the group and on an ongoing basis considers any related matters. Refinancing risk is managed by limiting the amount of borrowing that matures within any specified period and having appropriate strategies in place to manage refinancing needs as they arise. The maturity profile of the group’s loans and borrowings at 31 March 2014 is disclosed in note 22. The group has term debt maturities of £1.2bn in 2014/15.

Short and medium-term requirements are regularly reviewed and managed by the treasury operation within the parameters of the policies set by the BT Group plc Board. During 2013/14 and 2012/13 the group issued commercial paper and held cash, cash equivalents and current investments in order to manage short-term liquidity requirements. At 31 March 2014 the group has undrawn committed borrowing facilities of £1.5bn (2012/13: £1.5bn) maturing in March 2016.

Maturity analysis

The following table provides an analysis of the remaining contractually agreed cash flows including interest payable for the group’s non-derivative financial liabilities on an undiscounted basis, which therefore differs from both the carrying value and fair value.

Non-derivative financial liabilities

At 31 March 2014	Loans and other borrowings £m	Interest on loans and other borrowings £m	Trade and other payables £m	Provisions £m	Total £m
Due within one year	1,641	554	3,756	37	5,988
Between one and two years	1,291	485	–	36	1,812
Between two and three years	1,353	424	–	22	1,799
Between three and four years	1,172	360	–	18	1,550
Between four and five years	492	287	–	17	796
After five years	3,572	3,045	–	225	6,842
	9,521	5,155	3,756	355	18,787
Interest payments not yet accrued	–	(4,923)	–	–	(4,923)
Fair value adjustment for hedged risk	61	–	–	–	61
Impact of discounting	–	–	–	(157)	(157)
Carrying value on the balance sheet[a]	9,582	232	3,756	198	13,768

At 31 March 2013	Loans and other borrowings £m	Interest on loans and other borrowings £m	Trade and other payables £m	Provisions £m	Total £m
Due within one year	1,500	558	4,001	55	6,114
Between one and two years	1,155	554	–	30	1,739
Between two and three years	1,352	485	–	19	1,856
Between three and four years	693	425	–	15	1,133
Between four and five years	1,235	367	–	13	1,615
After five years	3,734	3,518	–	235	7,487
	9,669	5,907	4,001	367	19,944
Interest payments not yet accrued	–	(5,671)	–	–	(5,671)
Fair value adjustment for hedged risk	108	–	–	–	108
Impact of discounting	–	–	–	(135)	(135)
Carrying value on the balance sheet[a]	9,777	236	4,001	232	14,246

[a]	Foreign currency-related cash flows were translated at closing rates as at the relevant reporting date. Future variable interest rate cash flows were calculated using the most recent rate applied at the relevant balance sheet date.

88	Notes to the consolidated financial statements

24.  Financial instruments and risk management continued

The following table provides an analysis of the contractually agreed cash flows in respect of the group’s derivative financial instruments. Cash flows are presented on a net or gross basis in accordance with the settlement arrangements of the instruments.

Derivative financial liabilities

	Analysed by earliest payment date[a]				Analysed based on holding instrument to maturity
At 31 March 2014	Derivatives – net settled £m	Derivatives – gross settled outflows £m	Derivatives – gross settled inflows £m	Total £m	Derivatives – net settled £m	Derivatives – gross settled outflows £m	Derivatives – gross settled inflows £m	Total £m
Due within one year	263	1,754	(1,706)	311	125	1,754	(1,706)	173
Between one and two years	351	661	(619)	393	84	560	(525)	119
Between two and three years	642	947	(904)	685	84	950	(908)	126
Between three and four years	70	806	(821)	55	84	65	(61)	88
Between four and five years	–	334	(327)	7	84	369	(361)	92
After five years	–	198	(186)	12	865	1,002	(1,002)	865
Total[b]	1,326	4,700	(4,563)	1,463	1,326	4,700	(4,563)	1,463

	Analysed by earliest payment date[a]				Analysed based on holding instrument to maturity
At 31 March 2013	Derivatives – net settled £m	Derivatives – gross settled outflows £m	Derivatives – gross settled inflows £m	Total £m	Derivatives – net settled £m	Derivatives – gross settled outflows £m	Derivatives – gross settled inflows £m	Total £m
Due within one year	359	1,462	(1,443)	378	65	973	(956)	82
Between one and two years	559	541	(542)	558	53	557	(559)	51
Between two and three years	304	105	(107)	302	83	20	(21)	82
Between three and four years	14	–	–	14	83	20	(21)	82
Between four and five years	70	–	–	70	83	20	(21)	82
After five years	–	–	–	–	939	518	(514)	943
Total[b]	1,306	2,108	(2,092)	1,322	1,306	2,108	(2,092)	1,322

[a]	Certain derivative financial instruments contain break clauses whereby either the group or bank counterparty can terminate the swap on certain dates and the mark to market position is settled in cash.
[b]	Foreign currency-related cash flows were translated at closing rates as at the relevant reporting date. Future variable interest rate cash flows were calculated using the most recent rate applied at the relevant balance sheet date.

Credit risk management

Management policy

The group’s exposure to credit risk arises from financial assets transacted by the treasury operation (primarily derivatives, investments, cash and cash equivalents) and from its trading-related receivables.

For treasury-related balances, the BT Group plc Board’s defined policy restricts exposure to any one counterparty by setting credit limits based on the credit quality as defined by Moody’s and S&P and by defining the types of financial instruments which may be transacted. The minimum credit ratings permitted with counterparties in respect of new transactions are A3/A– for long-term and P1/A1 for short-term investments. Action is taken where appropriate and cost effective, if counterparties in respect of existing transactions fall below the permitted criteria.

The treasury operation continuously reviews the limits applied to counterparties and will adjust the limit according to the nature and credit standing of the counterparty and in response to market conditions, up to the maximum allowable limit set by the BT Group plc Board.

Operational management policy

The BT Group plc Board’s credit policy for trading-related financial assets is applied and managed by each of the lines of business to ensure compliance. The policy requires that the creditworthiness and financial strength of customers is assessed at inception and on an ongoing basis. Payment terms are set in accordance with industry standards. Where appropriate, the group may endeavour to minimise risks by requesting securities such as deposits, guarantees and letters of credit. The group takes proactive steps including constantly reviewing credit ratings of relationship banks to minimise the impact of adverse market conditions on trading-related financial assets.

Exposures

The maximum credit risk exposure of the group’s financial assets at the balance sheet date is as follows:

At 31 March	Notes	2014 £m	2013 £m
Derivative financial assets		653	1,250
Investments	20	21,398	20,338
Trade and other receivables[a]	15	2,189	2,235
Cash and cash equivalents	21	690	919
		24,930	24,742

[a]	The carrying amount excludes £214m (2012/13: £184m) of non-current trade and other receivables which relate to non-financial assets, and £722m (2012/13: £699m) of prepayments and other receivables.

Notes to the consolidated financial statements	89

24.  Financial instruments and risk management continued

The credit quality and credit concentration of cash equivalents, current asset investments and derivative financial assets are detailed in the tables below. Where the opinion of Moody’s and S&P differ, the lower rating is used.

Moody’s/S&P credit rating of counterparty	2014 £m	2013 £m
Aaa/AAA	1,774	530
Aa3/AA–	47	139
A1/A+	111	136
A2/Aa	434	583
A3/A–[a]	–	591
Baa1/BBB+	376	–
Baa2/BBB[a]	–	397
	2,742	2,376

[a]	The group holds cash collateral of £174m (2012/13: £385m) in respect of derivative financial assets with certain counterparties.

The concentration of credit risk for trading balances of the group is provided in note 15, which analyses outstanding balances by line of business.

Where multiple transactions are undertaken with a single financial counterparty, or group of related counterparties the group has entered into netting arrangements to reduce the group’s exposure to credit risk by making use of standard International Swaps and Derivatives Association (ISDA) documentation. The group has also entered into credit support agreements with certain swap counterparties whereby on a weekly and monthly basis the fair value position on notional £945m of long dated cross-currency swaps and interest rate swaps is collateralised. The related net cash outflow during the year was £209m (2012/13: cash inflow of £33m). The collateral paid and received is recognised within cash and cash equivalents, and loans and other borrowings, respectively.

Net financial instruments

The table below shows the group’s financial assets and liabilities that are subject to offset in the group’s balance sheet and the impact of enforceable master netting or similar agreements.

				Related amounts not set off in the balance sheet
Financial assets and liabilities At 31 March 2014	Gross amounts £m	Amounts set off £m	Amounts presented in the balance sheet £m	Right of set off with derivative counterparties £m	Cash collateral £m	Net amount £m
Derivative financial assets	653	–	653	(297)	(174)	182
Derivative financial liabilities	(818)	–	(818)	297	20	(501)
Cash and cash equivalents	3,160	(2,470)	690	–	–	690
Bank overdrafts	(2,481)	2,470	(11)	–	–	(11)
Total	514	–	514	–	(154)	360

				Related amounts not set off in the balance sheet
Financial assets and liabilities At 31 March 2013	Gross amounts £m	Amounts set off £m	Amounts presented in the balance sheet £m	Right of set off with derivative counterparties £m	Cash collateral £m	Net amount £m
Derivative financial assets	1,250	–	1,250	(337)	(385)	528
Derivative financial liabilities	(876)	–	(876)	337	26	(513)
Cash and cash equivalents	3,393	(2,474)	919	–	–	919
Bank overdrafts	(2,479)	2,474	(5)	–	–	(5)
Total	1,288	–	1,288	–	(359)	929

Cash and cash equivalents and bank overdrafts include amounts set off of £2,470m (2012/13: £2,474m) as part of a master netting agreement with Barclays Bank Plc. Balances held within this arrangement are notionally pooled and interest is paid or received on the net balance.

90	Notes to the consolidated financial statements

24. Financial instruments and risk management continued

Derivatives

All of the group’s derivative financial instruments are held at fair value on the group’s balance sheet. The fair values of outstanding swaps and foreign exchange contracts are estimated using discounted cash flow models and market rates of interest and foreign exchange at the balance sheet date.

Derivatives At 31 March 2014	Current asset £m	Non current asset £m	Current liability £m	Non current liability £m
Designated in a cash flow hedge	73	394	74	514
Designated in a fair value hedge	6	61	–	–
Other	35	84	65	165
Total derivatives	114	539	139	679

Derivatives At 31 March 2013	Current asset £m	Non current asset £m	Current liability £m	Non current liability £m
Designated in a cash flow hedge	111	816	19	531
Designated in a fair value hedge	6	108	–	–
Other	53	156	55	271
Total derivatives	170	1,080	74	802

During the year the group deferred a gain of £16m relating to the fair value of a derivative energy contract at initial recognition. At 31 March 2014 the amount deferred which is not yet recognised in the income statement is £14m. With the exception of this contract which is included at Level 3, and valued using assumptions on volumes, inflation, and market energy prices, all other derivative financial instruments are categorised at Level 2 of the fair value hierarchy as defined in note 20.

Hedging activities

Derivatives may qualify as hedges for accounting purposes if they meet the criteria for designation as fair value hedges or cash flow hedges in accordance with IAS 39.

Cash flow hedges

Instruments designated in a cash flow hedge include interest rate swaps and cross-currency swaps hedging Euro and US Dollar denominated borrowings. Forward currency contracts are taken out to hedge step up interest on currency denominated borrowings relating to our 2030 US Dollar bond. The hedged cash flows will affect profit or loss as interest and principal amounts are repaid over the remaining term of the borrowings. (See note 22 Loans and other borrowings).

Forecast foreign currency purchases, principally denominated in US Dollar and Asia Pacific currencies and purchases of US Dollar denominated retail devices are hedged 12 months forward on a one month rolling basis. The related cash flows will be recognised in the income statement over this period.

All cash flow hedges were fully effective in the period. See note 25 for details of the movements in the cash flow hedge reserve.

Fair value hedges

Fair value hedges consist of interest rate and cross-currency swaps that are used to protect against changes in the fair value of the 2028 Sterling bond due to movements in market interest rates.

Gains and losses arising on fair value hedges are disclosed in note 23.

Other derivatives

BT Group plc’s policy is not to use derivatives for trading purposes. However, due to the complex nature of hedge accounting under IAS 39, some derivatives may not qualify for hedge accounting, or are specifically not designated as a hedge where natural offset is more appropriate. Derivative instruments that do not qualify for hedge accounting are classified as held for trading and held at fair value through profit or loss under IAS 39.

Notes to the consolidated financial statements	91

25.  Other reserves

	Other comprehensive income
	Cash flow reserve £m [a]	Available-for- sale reserve £m	[b]	Translation reserve £m [c]	Merger and other reserves £m	[d]	Total other reserves £m
At 1 April 2011	128	24		404	858		1,414
Exchange differences	–	–		(39)	–		(39)
Recycled foreign exchange on disposal of subsidiary	–	–		2	–		2
Net fair value loss on cash flow hedges	(56)	–		–	–		(56)
Recognised in income and expense	179	–		–	–		179
Tax recognised in other comprehensive income	(22)	–		(1)	–		(23)
At 1 April 2012	229	24		366	858		1,477
Exchange differences	–	–		47	–		47
Recycled foreign exchange on disposal of subsidiary	–	–		–	–		–
Net fair value loss on cash flow hedges	105	–		–	–		105
Recognised in income and expense	(168)	–		–	–		(168)
Fair value movement on available-for-sale assets	–	14		–	–		14
Tax recognised in other comprehensive income	14	–		10	–		24
At 1 April 2013	180	38		423	858		1,499
Exchange differences	–	–		(176)	–		(176)
Net fair value loss on cash flow hedges	(528)	–		–	–		(528)
Recognised in income and expense	384	–		–	–		384
Fair value movement on available-for-sale assets	–	(27)		–	–		(27)
Tax recognised in other comprehensive income	6	–		(2)	–		4
At 31 March 2014	42	11		245	858		1,156

[a]	The cash flow reserve is used to record the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred. Amounts ‘recognised in income and expense’ include a net credit to the cash flow reserve of £374m (2012/13: net debit of £180m, 2011/12: net credit of £174m) relating to fair value movements on derivatives. The items generating these foreign exchange movements are in designated cash flow hedge relationships.
[b]	The available-for-sale reserve is used to record the cumulative fair value gains and losses on available-for-sale financial assets. The cumulative gains and losses are recycled to the income statement on disposal of the assets.
[c]	The translation reserve is used to record cumulative translation differences on the assets and liabilities of foreign operations. The cumulative translation differences are recycled to the income statement on disposal of the foreign operation.
[d]	The merger reserve arose on the group reorganisation that occurred in November 2001 and represented the difference between the nominal value of shares in the new ultimate parent company, BT Group plc, and the aggregate of the share capital, share premium account and capital redemption reserve of the prior ultimate parent company, British Telecommunications plc.

92	Notes to the consolidated financial statements

26.  Directors’ emoluments and pensions

For the year ended 31 March 2014 the aggregate emoluments of the directors excluding deferred bonuses of £693,000 (2012/13: £558,000) was £2,263,000 (2012/13: £2,010,000). Deferred bonuses are payable in 5p ordinary shares of BT Group plc in three years’ time subject to continuous employment.

Retirement benefits were accruing to one director (2012/13: one) under a defined benefits pension scheme and one director (2012/13: one) under a money purchase scheme.

During the year one director exercised options (2012/13: two) under BT Group plc share option plans. Three directors who held office for the whole or part of the year (2012/13: three) received or are entitled to receive 5p ordinary shares of BT Group plc under BT long-term incentive plans. The aggregate value of BT Group plc shares which vested to directors during the year under BT long-term incentive plans was £4,412,000 (2012/13: £2,836,000).

The emoluments of the highest paid director excluding his deferred bonus of £515,000 (2012/13: £409,000) were £1,464,000 (2012/13: £1,266,000). He is entitled to receive 2,138,490 BT Group plc 5p ordinary shares under BT long-term incentive plans subject to continuous employment and in some cases to certain performance conditions being met. There are retirement benefits accruing to the highest paid director under a defined benefit scheme.

Included in the above aggregate emoluments are those of Tony Chanmugam who is also a director of the ultimate holding company, BT Group plc. The directors do not believe it is practicable for the purposes of this report to apportion the amounts of total emoluments received by him between his services as director of the company and his services as director of BT Group plc.

The emoluments of the directors are calculated in accordance with the relevant statutory provisions applicable to the company.

27.  Related party transactions

Key management personnel comprise executive and non-executive directors and members of the Operating Committee of BT Group plc as well as the directors of the company. Compensation of key management personnel is disclosed in note 5.

In the comparative periods when Tech Mahindra was the group’s principal associate, the net value of services purchased was £99m in 2012/13 (until December 2012) and £253m in 2011/12.

Amounts paid to the group’s retirement benefit plans are set out in note 18.

British Telecommunications plc and certain of its subsidiaries act as a funder and deposit taker for cash related transactions for both its parent and ultimate parent company. The loan arrangements described below with these companies reflect this. Cash transactions usually arise where the parent and ultimate parent company are required to meet their external payment obligations or receive amounts from third parties. These principally relate to the payment of dividends, the buyback of shares and the exercise of share options. Transactions between the ultimate parent company, parent company and the group are settled on both a cash and non-cash basis through these loan accounts depending on the nature of the transaction.

In 2001/02 the group demerged its former mobile phone business and as a result BT Group plc became the listed ultimate parent company of the remaining group. The demerger steps resulted in the formation of an intermediary holding company, BT Group Investments Limited, between BT Group plc and British Telecommunications plc. This intermediary company held an investment of £18.5bn in British Telecommunications plc which was funded by an intercompany loan facility with British Telecommunications plc.

A summary of the balances with the parent and ultimate parent companies and the finance income or expense arising in respect of these balances is set out below:

		2014		2013
	Notes	Asset (liability) at 31 March £m	Finance income (expense) £m	Asset (liability) at 31 March £m	Finance income (expense) £m
Amounts owed by (to) parent company
Loan facility – non-current assets investments	20, 23	17,587	180	17,806	225
Loan facility – current asset investments	20	763	n/a	723	n/a
Trade and other receivables	15	–	n/a	–	n/a
Trade and other payables	16	(40)	n/a	(55)	n/a
Amounts owed by (to) ultimate parent company
Non-current assets investments	20, 23	1,225	28	1,193	36
Trade and other receivables	15	4	n/a	4	n/a
Current asset investments	20	15	n/a	21	n/a
Trade and other payables	16	(8)	n/a	(9)	n/a

The loan facility with the parent company accrued interest at a rate of LIBOR plus 50 basis points, is subject to an overall maximum of £25bn. The parent company currently finances its obligations on the loan as they fall due through dividends paid by the company.

Notes to the consolidated financial statements	93

28.  Financial commitments and contingent liabilities

Financial commitments were as follows:

At 31 March	2014 £m	2013 £m
Capital commitments	400	355
Programme rights commitments	1,657	888
Total	2,057	1,243

At 31 March 2014 programme rights commitments, mainly relating to football broadcast rights, are those for which the licence period has not yet started.

Future minimum operating lease payments for the group were as follows:

	2014 £m	2013 £m
Payable in the year ending 31 March:
2014	–	412
2015	396	386
2016	397	374
2017	368	362
2018	365	361
2019	363	358
Thereafter	4,949	4,929
Total future minimum operating lease payments	6,838	7,182

Operating lease commitments were mainly in respect of land and buildings which arose from a sale and operating leaseback transaction in a prior period. Leases have an average term of 18 years (2012/13: 19 years) and rentals are fixed for an average of 18 years (2012/13: 19 years).

Other than as disclosed below, there were no contingent liabilities or guarantees at 31 March 2014 other than those arising in the ordinary course of the group’s business and on these no material losses are anticipated. The group has insurance cover to certain limits for major risks on property and major claims in connection with legal liabilities arising in the course of its operations. Otherwise, the group generally carries its own risks.

Under the Broadband Delivery UK programme, grants received by the group may be subject to re-investment or repayment to the customer depending on the level of take-up.

The group has provided guarantees relating to certain leases entered into by Telefónica UK Limited (formerly O2 UK Limited) prior to the demerger of mmO2 from BT on 19 November 2001. mmO2 plc (part of the Telefónica Group) has given BT a counter indemnity for these guarantees. There was no exposure as at 31 March 2014 (2012/13: nil), although this could increase by US$40m (2012/13: US$90m), approximately £24m (2012/13: £59m), in the event of credit default in respect of amounts used to defease future lease obligations. The guarantee lasts until Telefónica UK Limited has discharged all its obligations, which is expected to be when the lease ends on 30 January 2017.

The group does not believe that there is any single current court action that would have a material adverse effect on the financial position or operations of the group. During 2013/14 the aggregate volume and value of legal actions to which the group is party reduced.

94	Report of the independent auditors – Parent company financial statements

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF
BRITISH TELECOMMUNICATIONS PLC (THE ‘COMPANY’)

Report on the parent company financial statements

Our opinion

In our opinion the parent company financial statements, defined below:

•	give a true and fair view of the state of the company’s affairs as at 31 March 2014;
•	have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and
•	have been prepared in accordance with the requirements of the Companies Act 2006.

This opinion is to be read in the context of what we say in the remainder of this report.

What we have audited

The parent company financial statements (‘the financial statements’), which are prepared by British Telecommunications plc, comprise:

•	the parent company balance sheet as at 31 March 2014;
•	the accounting policies; and
•	the notes to the financial statements, which include other explanatory information.

The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice).

In applying the financial reporting framework, the directors have made a number of subjective judgements, for example in respect of significant accounting estimates. In making such estimates, they have made assumptions and considered future events.

What an audit of financial statements involves

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) (‘ISAs (UK & Ireland)’). An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of:

•	whether the accounting policies are appropriate to the company’s circumstances and have been consistently applied and adequately disclosed;
•	the reasonableness of significant accounting estimates made by the directors; and
•	the overall presentation of the financial statements.

In addition, we read all the financial and non-financial information in the Annual Report & Form 20-F 2014 (the ‘Annual Report’) to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Opinion on other matter prescribed by the Companies Act 2006

In our opinion the information given in the Strategic Report and the Report of the directors for the financial year for which the financial statements are prepared is consistent with the financial statements.

Other matters on which we are required to report by exception

Adequacy of accounting records and information and explanations received

Under the Companies Act 2006 we are required to report to you if, in our opinion:

•	we have not received all the information and explanations we require for our audit; or
•	adequate accounting records have not been kept, or returns adequate for our audit have not been received from branches not visited by us; or
•	the financial statements are not in agreement with the accounting records and returns.

We have no exceptions to report arising from this responsibility.

Directors’ remuneration

Under the Companies Act 2006 we are required to report to you if, in our opinion, certain disclosures of directors’ remuneration specified by law are not made. We have no exceptions to report arising from this responsibility.

Responsibilities for the financial statements and the audit

Our responsibilities and those of the directors

As explained more fully in the Statement of directors’ responsibilities set out on page 41, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.

Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and ISAs (UK & Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

This report, including the opinions, has been prepared for and only for the company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

Other matter

We have reported separately on the group financial statements of British Telecommunications plc for the year ended 31 March 2014.

Paul Barkus (Senior Statutory Auditor)

for and on behalf of PricewaterhouseCoopers LLP

Chartered Accountants and Statutory Auditors

London

15 May 2014

Parent company accounting policies	95

FINANCIAL STATEMENTS OF BRITISH TELECOMMUNICATIONS PLC

BRITISH TELECOMMUNICATIONS PLC PARENT COMPANY ACCOUNTING POLICIES

(i)    Accounting basis

As used in these financial statements and associated notes, the term ‘company’ refers to British Telecommunications plc (BT plc). These separate financial statements of the company are presented as required by the Companies Act 2006. The separate financial statements have been prepared in accordance with UK Generally Accepted Accounting Practice (UK GAAP).

The principal accounting policies are set out below and have been applied consistently throughout the year and the previous year.

The financial statements are prepared on a going concern basis and under the historical cost convention as modified by the revaluation of certain financial instruments at fair value.

Exemptions

As permitted by Section 408(3) of the Companies Act 2006, the company’s profit and loss account has not been presented.

The BT plc consolidated financial statements for the year ended 31 March 2014 contain a consolidated cash flow statement. Consequently, the company has taken advantage of the exemption in FRS 1, ‘Cash Flow Statements’, not to present its own cash flow statement.

The BT plc consolidated financial statements for the year ended 31 March 2014 contain related party disclosures. Consequently, the company has taken advantage of the exemption in FRS 8, ‘Related Party Disclosures’, not to disclose transactions with other members of the BT Group.

The BT plc consolidated financial statements for the year ended 31 March 2014 contain financial instruments disclosures which comply with FRS 29, ‘Financial Instruments: Disclosures’. Consequently, the company is exempted from the disclosure requirements of FRS 29 in respect of its financial instruments.

Changes in presentation of the financial statements

During the year, BT Retail was divided into two separate lines of business, BT Business and BT Consumer. Segmental reporting within the consolidated financial statements for the current and previous years has been revised to reflect the new structure as have the cash generating units to which goodwill is allocated. We have revised balance sheet comparatives to present them on a consistent basis. Accrued income at 31 March 2013 increased by £53m, with a corresponding increase of £53m in deferred income. There was no impact on the results of the company resulting from these changes.

(ii)   Turnover

Turnover represents the fair value of the consideration received or receivable for communication services and equipment sales, net of discounts and sales taxes. Turnover is recognised when it is probable that the economic benefits associated with a transaction will flow to the company and the amount of turnover and associated costs can be measured reliably. Where the company acts as an agent in a transaction, it recognises turnover net of directly attributable costs.

Services

Turnover arising from separable installation and connection services is recognised when it is earned, upon activation. Turnover from the rental of analogue and digital lines and private circuits is recognised evenly over the period to which it relates. Turnover from calls is recognised at the time the call is made over the company’s network.

Subscription fees, consisting primarily of monthly charges for access to broadband and other internet access or voice services, are recognised as turnover as the service is provided. Turnover from the interconnection of voice and data traffic between other telecommunications operators is recognised at the time of transit across the company’s network.

Equipment sales

Turnover from the sale of equipment is recognised when all the significant risks and rewards of ownership are transferred to the buyer, which is normally the date the equipment is delivered and accepted by the customer.

Long-term contractual arrangements

Turnover from long-term contractual arrangements, including fixed price contracts to design and build software solutions, is recognised based on the percentage of completion method. The stage of completion is estimated using an appropriate measure according to the nature of the contract such as the proportion of costs incurred relative to the estimated total contract costs, or other measures of completion such as the achievement of contract milestones and customer acceptance. In the case of time and materials contracts, turnover is recognised as the service is rendered.

Costs related to delivering services under long-term contractual arrangements are expensed as incurred except for an element of costs incurred in the initial set up, transition or transformation phase, which is deferred and recorded within debtors due after more than one year. These costs are then recognised in the profit and loss account on a straight line basis over the remaining contract term, unless the pattern of service delivery indicates a different profile is appropriate. These costs are directly attributable to specific contracts, relate to future activity, will generate future economic benefits and are assessed for recoverability on a regular basis.

The percentage of completion method relies on estimates of total expected contract turnover and costs, as well as reliable measurement of the progress made towards completion. Unless the financial outcome of a contract can be estimated with reasonable certainty, no attributable profit is recognised. In such circumstances, turnover is recognised equal to the costs incurred to date, to the extent that such turnover is expected to be recoverable, or costs are accrued to bring the margin to nil. Recognised turnover and profits are subject to revisions during the contract if the assumptions regarding the overall contract outcome are changed. The cumulative impact of a revision in estimates is recorded in the period in which such revisions become likely and can be estimated. Where the actual and estimated costs to completion exceed the estimated turnover for a contract, the full contract life loss is recognised immediately.

Multiple element arrangements

Where a contractual arrangement consists of two or more separate elements that have value to a customer on a standalone basis, turnover is recognised for each element as if it were an individual contract. The total contract consideration is allocated between the separate elements on the basis of relative fair value and the appropriate turnover recognition criteria are applied to each element as described above.

(iii)  Research and development

Research expenditure is recognised in the profit and loss account in the period in which it is incurred. Development expenditure, including the cost of internally developed software, is recognised in the profit and loss account in the period in which it is incurred unless it is probable that economic benefits will flow to the company from the asset being developed, the cost of the asset can be reliably measured and technical feasibility can be demonstrated, in which case it is capitalised as an intangible asset on the balance sheet. Capitalisation ceases when the asset being developed is ready for use.

96	Parent company accounting policies

Research and development costs include direct and indirect labour, materials and directly attributable overheads.

(iv)  Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and whether the arrangement conveys the right to use the asset.

Leases of tangible fixed assets where the company holds substantially all the risks and rewards of ownership are classified as finance leases. Finance lease assets are capitalised at the commencement of the lease term at the lower of the present value of the minimum lease payments or the fair value of the leased asset. The obligations relating to finance leases, net of finance charges in respect of future periods, are recognised as liabilities. Leases are subsequently measured at amortised cost using the effective interest method.

Leases where a significant portion of the risks and rewards are held by the lessor are classified as operating leases. Rentals are charged to the profit and loss account on a straight line basis over the period of the lease.

(v)   Foreign currencies

Foreign currency transactions are translated into the reporting currency using the exchange rates prevailing at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of transactions and the translation of monetary assets and liabilities denominated in foreign currencies at period end exchange rates are recognised in the profit and loss account in the line that most appropriately reflects the nature of the item or transaction.

(vi)   Goodwill

Goodwill arising from the purchase of businesses represents the excess of the fair value of the purchase consideration over the fair value of the identifiable net assets acquired.

Goodwill is amortised on a straight line basis from the time of acquisition over its useful economic life. The economic life is normally presumed to be a maximum of 20 years.

If a business is subsequently sold, the appropriate unamortised goodwill is included in the profit and loss account in the period of disposal as part of the gain or loss on disposal.

(vii)  Tangible fixed assets

Tangible fixed assets are stated at historical cost, net of any accumulated depreciation, government grants and any impairment charges. On disposal of tangible fixed assets, the difference between the sale proceeds and the net book value at the date of disposal is recorded in operating costs in the profit and loss account.

Included within the cost of network infrastructure and equipment are direct and indirect labour costs, materials, and directly attributable overheads. Depreciation is provided on tangible fixed assets on a straight line basis from the time the asset is available for use, to write off the asset’s cost over the estimated useful life taking into account any expected residual value. Freehold land is not depreciated.

The lives assigned to principal categories of assets are as follows:

Land and buildings
Freehold buildings	40 years
Leasehold land and buildings	Unexpired portion of
lease or 40 years,
whichever is the shorter
Network infrastructure
Transmission equipment:
Duct	40 years
Cable	3 to 25 years
Fibre	5 to 20 years
Exchange equipment	2 to 13 years
Other network equipment	2 to 20 years
Other
Motor vehicles	2 to 9 years
Computers and office equipment	3 to 6 years
Software	2 to 10 years

Assets held under finance leases are depreciated over the shorter of the lease term or their useful economic life. Residual values and useful lives are reassessed annually and, if necessary, changes are recognised prospectively.

(viii)  Impairment of fixed assets, intangible assets and goodwill

Fixed assets, intangible assets and goodwill are tested for impairment if events or changes in circumstances (assessed at each reporting date) indicate that the carrying amount might not be recoverable. Goodwill is also reviewed for impairment at the end of the first financial year after its initial recognition.

When an impairment test is performed, the recoverable amount is assessed by reference to the higher of the net present value of the expected future cash flows (value in use) of the continued use of the asset, and the fair value less cost to sell. Impairment losses are recognised in the profit and loss account.

(ix)  Government grants

Government grants are recognised when there is reasonable assurance that the conditions associated with the grants have been complied with and the grants will be received.

Grants for the purchase or production of fixed assets are deducted from the cost of the related assets and reduce future depreciation expense accordingly. Grants for the reimbursement of operating expenditure are deducted from the related category of costs in the profit and loss account. Government grants received relating to future expenditure are recognised as payments received in advance within Other payables.

(x)   Investments in subsidiary undertakings

Investments in subsidiary undertakings are stated at cost and reviewed for impairment if there are indicators that the carrying value may not be recoverable.

(xi)   Stocks

Stocks mainly comprise items of equipment held for sale or rental and consumable items.

Equipment and consumable items are stated at the lower of cost and estimated net realisable value, after provisions for obsolescence. Cost is calculated on a first-in-first-out basis.

Parent company accounting policies	97

(xii)  Programme rights

Programme rights are recognised on the balance sheet from the point at which the legally enforceable licence period begins. Rights for which the licence period has not started are disclosed as contractual commitments in note 13. Payments made to receive commissioned or acquired programming in advance of the legal right to broadcast the programmes are classified as prepayments.

Programme rights are initially recognised at cost and are amortised from the point at which they are available for use, on a straight line basis over the programming period, or the remaining licence term, as appropriate. The amortisation charge is recorded within operating costs in the profit and loss account.

Programmes produced internally are recognised within current assets at production cost, which includes labour costs and an appropriate portion of relevant overheads, and charged to the profit and loss account over the period of the related broadcast. Programme rights are tested for impairment in accordance with the company’s policy for impairment of fixed assets, intangible assets and goodwill set out on page 96.

(xiii)  Redundancy costs

Redundancy or leaver costs are payable when employment is terminated before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits. The company recognises redundancy or leaver costs when it is demonstrably committed to the affected employees leaving the company.

(xiv)  Post retirement benefits

The company’s obligation in respect of defined benefit pension plans is the present value of the defined benefit pension obligation less the fair value of the plan assets. The calculation of the obligation is performed by a qualified actuary using the projected unit credit method and key actuarial assumptions at the balance sheet date.

The profit and loss account charge is allocated between an operating charge and net finance income or expense. The operating charge reflects the increase in the defined benefit obligation resulting from pension benefit earned by active employees in the current period. The net finance income reflects the expected return on the assets of the plan offset by the unwinding of the discount applied to the liabilities of the plan, based on conditions prevailing at the start of the year. Actuarial gains and losses are recognised in full in the period in which they occur and are presented in the reconciliation of movement in equity shareholders’ funds.

The company also operates defined contribution pension schemes and the profit and loss account charge represents the contributions payable for the year.

(xv)  Share-based payments

The ultimate parent of BT plc, BT Group plc, operates a number of equity settled share-based arrangements, as detailed in note 19 to the BT plc consolidated financial statements, under which the company receives services from employees as consideration for equity instruments (share options and shares) of BT Group plc.

Equity settled share-based payments are measured at fair value at the date of grant excluding the effect of non market-based vesting conditions but including any market-based performance criteria and the impact of non-vesting conditions (for example the requirement for employees to save). The fair value determined at the grant date is recognised as an expense on a straight line basis over the vesting period, based on the company’s estimate of the options or shares that will eventually vest and adjusted for the effect of non market-based vesting conditions. Fair value is measured using either the Binomial options pricing model or Monte Carlo simulations, whichever is most appropriate to the share-based payment arrangement.

Service and performance conditions are vesting conditions. Any other conditions are non-vesting conditions which have to be taken into account to determine the fair value of equity instruments granted. In the case that an award or option does not vest as a result of a failure to meet a non-vesting condition that is within the control of either counterparty, this is accounted for as a cancellation. Cancellations are treated as accelerated vesting and all remaining future charges are immediately recognised in the profit and loss account. As the requirement to save under an employee sharesave arrangement is a non-vesting condition, employee cancellations are treated as an accelerated vesting.

Awards that lapse or are forfeited result in a credit to the profit and loss account (reversing the previously recognised charges) in the year in which they lapse or are forfeited.

(xvi)  Current and deferred income tax

Current income tax is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date. The company periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation, and the company establishes provisions where appropriate on the basis of the amounts expected to be paid to the tax authorities.

Deferred tax is recognised, in respect of timing differences between the carrying amount of the company’s assets and liabilities and their tax base. A deferred tax asset is recognised only when, on the basis of all available evidence, it can be regarded as probable that there will be suitable taxable profits, within the same jurisdiction, in the foreseeable future against which the deductible timing difference can be utilised.

Deferred tax is determined using tax rates that are expected to apply in periods in which the asset is realised or liability settled, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax balances are not discounted.

(xvii)  Dividends

Dividend distributions are recognised as a liability in the year in which the dividends are approved by the company’s shareholders. Interim dividends are recognised when they are paid; final dividends when authorised in general meetings by shareholders.

(xviii)  Provisions

Provisions are recognised when the company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Financial liabilities within provisions are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method. Onerous lease provisions have been measured at the lower of the cost to fulfil or the cost to exit the contract.

(xix)  Financial instruments

Financial assets

Financial assets at fair value through profit and loss

A financial asset is classified in this category if it is either acquired principally for the purpose of selling in the short-term (held for trading) or if so designated by management. Financial assets at fair

98	Parent company accounting policies

value through profit and loss are initially recognised and subsequently measured at fair value, with changes in value recognised in the profit and loss account. Any direct transaction costs are recognised immediately in the profit and loss account.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market other than those for which the company may not recover substantially all of its initial investment, other than because of credit deterioration, which are classified as available-for-sale. Loans and receivables are initially recognised at fair value plus transaction costs and subsequently carried at amortised cost using the effective interest method, with changes in carrying value recognised in the profit and loss account.

Fixed asset investments

Fixed asset investments are stated at cost net of permanent diminution in value.

Available-for-sale financial assets

Non-derivative financial assets classified as available-for-sale are either specifically designated in this category or not classified in any of the other categories. Available-for-sale financial assets are initially recognised at fair value plus direct transaction costs and then re-measured at subsequent reporting dates to fair value, with unrealised gains and losses (except for changes in exchange rates for monetary items, interest, dividends and impairment losses, which are recognised in the profit and loss account) recognised in equity until the financial asset is derecognised, at which time the cumulative gain or loss previously recognised in equity is taken to the profit and loss account in the line that most appropriately reflects the nature of the item or transaction.

Debtors

Financial assets within debtors are initially recognised at fair value, which is usually the original invoiced amount, and are subsequently carried at amortised cost using the effective interest method less provisions made for doubtful debts. Provisions are made specifically where there is evidence of a risk of non payment, taking into account ageing, previous losses experienced and general economic conditions.

Cash

Cash includes cash in hand and bank deposits repayable on demand.

Impairment of financial assets

The company assesses at each balance sheet date whether a financial asset or group of financial assets are impaired. Where there is objective evidence that an impairment loss has arisen on assets carried at amortised cost, the carrying amount is reduced with the loss being recognised in the profit and loss account. The impairment loss is measured as the difference between that asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate.

Financial liabilities

Creditors

Financial liabilities within creditors are initially recognised at fair value, which is usually the original invoiced amount, and subsequently carried at amortised cost using the effective interest method.

Loans and other borrowings

Loans and other borrowings are initially recognised at fair value plus directly attributable transaction costs. Loans and other borrowings are subsequently measured at amortised cost using the effective interest method and, if included in a fair value hedge relationship, are re-valued to reflect the fair value movements on the hedged risk associated with the loans and other borrowings. The resulting amortisation of fair value movements, on de-designation of the hedge, are recognised in the profit and loss account.

Derivative financial instruments and hedge accounting

The company uses derivative financial instruments mainly to reduce exposure to foreign exchange and interest rate risks. The company does not hold or issue derivative financial instruments for financial trading purposes. However, derivatives that do not qualify for hedge accounting are classified as held for trading and are initially recognised and subsequently measured at fair value. The gain or loss on re-measurement to fair value is recognised immediately in the profit and loss account in net finance expense. Derivative financial instruments are classified as current assets or current liabilities where they have a maturity period within 12 months. Where derivative financial instruments have a maturity period greater than 12 months, they are classified within either fixed assets or creditors falling due after more than one year.

Where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends upon the nature of the hedge. To qualify for hedge accounting, hedge documentation must be prepared at inception and the hedge must be expected to be highly effective both prospectively and retrospectively. The hedge is tested for effectiveness at inception and in subsequent periods in which the hedge remains in operation. Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated or no longer qualifies for hedge accounting or the company chooses to end the hedge relationship. The group designates certain derivatives as either cash flow hedges or fair value hedges.

Cash flow hedges

When a financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in equity in the cash flow reserve. For cash flow hedges of recognised assets or liabilities, the associated cumulative gain or loss is removed from equity and recognised in the same line in the profit and loss account in the same period or periods that the hedged transaction affects the profit and loss account. Any ineffectiveness arising on a cash flow hedge of a recognised asset or liability is recognised immediately in the profit and loss. Where ineffectiveness arises on highly probable transactions, it is recognised in the profit and loss account line that most appropriately reflects the nature of the item or transaction.

Fair value hedges

When a derivative financial instrument is designated as a hedge of the variability in fair value of a recognised asset or liability, or unrecognised firm commitment, the change in fair value of the derivative that is designated as a fair value hedge is recorded in the profit and loss account at each reporting date, together with any changes in fair value of the hedged asset or liability that is attributable to the hedged risk.

Hedge of net investment in a foreign operation

Exchange differences arising from the retranslation of currency instruments designated as hedges of net investments in a foreign operation are taken to shareholders’ equity on consolidation to the extent that the hedges are deemed effective.

Any ineffectiveness arising on a hedge of a net investment in a foreign operation is recognised in net finance expense.

Parent company balance sheet	99

PARENT COMPANY BALANCE SHEET

British Telecommunications plc parent company balance sheet

At 31 March	Notes	2014 £m	2013 £m
Fixed assets
Intangible assets	1	470	292
Tangible assets	2	14,011	14,282
Derivative financial instruments	17	539	1,080
Investments in subsidiary undertakings, associates and joint ventures	3	32,243	41,751
Other investments	4	20,404	10,790
Total fixed assets		67,667	68,195
Current assets
Programme rights		107	–
Stocks		37	53
Debtors	5	2,711	2,538
Derivative financial instruments	17	114	170
Other investments	4	7,380	6,406
Cash		111	–
Total current assets		10,460	9,167
Creditors: amounts falling due within one year
Loans and other borrowings	6	12,004	9,865
Derivative financial instruments	17	139	74
Other creditors	7	4,197	3,971
Total creditors: amounts falling due within one year		16,340	13,910
Net current liabilities		(5,880)	(4,743)
Total assets less current liabilities		61,787	63,452
Creditors: amounts falling due after more than one year
Loans and other borrowings	6	37,249	38,688
Derivative financial instruments	17	679	802
Other creditors	8	904	877
Total creditors: amounts falling due after more than one year		38,832	40,367
Provisions for liabilities and charges
Deferred taxation	9	1,075	1,343
Other provisions	9	443	524
Total provisions for liabilities and charges		1,518	1,867
Net assets excluding pension obligation		21,437	21,218
Pension obligation	14	5,487	4,385
Net assets including pension obligation		15,950	16,833
Capital and reserves
Called up share capital	10	2,172	2,172
Share premium account	10	8,000	8,000
Other reserves	10	768	904
Profit and loss account	10	5,010	5,757
Equity shareholders’ funds		15,950	16,833

The financial statements of the company on pages 95 to 111 were approved by the Board of Directors on 15 May 2014 and were signed on its behalf by

Tony Chanmugam

Director

100	Notes to the financial statements

NOTES TO THE FINANCIAL STATEMENTS

1.    Intangible fixed assets

			Goodwill £m	Telecoms Licences £m	Total £m
Cost
At 1 April 2013			473	–	473
Additions[a]			–	202	202
At 31 March 2014			473	202	675

Accumulated amortisation
At 1 April 2013			181	–	181
Charge for the year			24	–	24
At 31 March 2014			205	–	205

Net book value
At 31 March 2014			268	202	470
At 31 March 2013			292	–	292
2. Tangible fixed assets
	Land and buildings £m	Network infrastructure £m [b]	Other £m [c]	Assets in course of construction £m	Total £m
Cost
At 1 April 2013	513	41,096	5,107	912	47,628
Additions[d]	–	33	83	1,967	2,083
Transfers	3	1,518	375	(1,896)	–
Disposals and adjustments	(104)	(1,542)	(776)	(17)	(2,439)
At 31 March 2014	412	41,105	4,789	966	47,272
Depreciation
At 1 April 2013	295	29,283	3,841	–	33,419
Charge for the year	24	1,715	606	–	2,345
Disposals and adjustments[e]	(102)	(1,586)	(747)	–	(2,435)
At 31 March 2014	217	29,412	3,700	–	33,329
Net book value
At 31 March 2014	195	11,693	1,089	966	13,943
Engineering stores	–	–	–	68	68
Total	195	11,693	1,089	1,034	14,011
At 31 March 2013	218	11,813	1,266	912	14,209
Engineering stores	–	–	–	73	73
Total	218	11,813	1,266	985	14,282

At 31 March				2014 £m	2013 £m
The net book value of land and buildings comprised:
Freehold				56	60
Leasehold				139	158
Total net book value of land and buildings				195	218

[a]	During the year the 4G spectrum licence was acquired by the company from its wholly owned subsidiary.
[b]	The net book value of assets held under finance leases included within network infrastructure at 31 March 2014 was £118m (2012/13: £264m). The depreciation charge on those assets for the year ended 31 March 2014 was £150m (2012/13: £216m). Within network infrastructure are assets with net book value of £7.4bn which have useful economic lives of more than 18 years.
[c]	Other mainly comprises software, computers and motor vehicles.
[d]	Net of government grants of £126m (2012/13: £15m).
[e]	Fully depreciated assets in the company’s fixed asset register were reviewed during the year, as part of the BT Group plc annual asset verification exercise, and certain assets that were no longer in use have been written out, reducing cost and accumulated depreciation by £1.4bn.

Notes to the financial statements	101

3.    Investments in subsidiary undertakings, associates and joint ventures

	Subsidiary undertakings £m	Associates and joint ventures £m	Total £m
Cost
At 1 April 2013	45,468	6	45,474
Additions[a]	5,757	3	5,760
Disposals[a]	(12,442)	(1)	(12,443)
At 31 March 2014	38,783	8	38,791
Provisions and amounts written off
At 1 April 2013	3,723	–	3,723
Additions[a]	2,825	–	2,825
At 31 March 2014	6,548	–	6,548
Net book value at 31 March 2014	32,235	8	32,243
Net book value at 31 March 2013	41,745	6	41,751

[a]	Additions and disposals principally arise due to transactions undertaken to simplify our entity hierarchy.

Details of the principal operating subsidiary undertakings are set out on page 111.

4.    Other investments

At 31 March	2014 £m	2013 £m
Fixed assets
Available-for-sale assets	3	4
Loans to group undertakings	7,186	7,614
Loans to parent undertakings	13,215	3,172
	20,404	10,790
Current assets
Available-for-sale assets	1,774	530
Loans and receivables	309	586
Loans to group undertakings	4,711	4,747
Loans to parent undertakings	586	543
	7,380	6,406

Available-for-sale current assets consist of investments in AAA rated liquidity funds denominated in Sterling.

Loans and receivables consist of bank deposits totalling £309m (2012/13: £586m). £254m (2012/13: £526m) are denominated in Sterling and £55m (2012/13: £60m) are denominated in US Dollars.

Loans to group and parent undertakings total £25,698m (2012/13: £16,076m). These consist of amounts denominated in Sterling of £21,126m (2012/13: £11,686m), Euro of £1,284m (2012/13: £1,191m), US Dollars of £2,418m (2012/13: £2,331m) and other currencies of £870m (2012/13: £868m).

102	Notes to the financial statements

5.    Debtors

At 31 March	2014 £m	2013 £m
Debtors due within one year
Trade debtors	632	685
Amount owed by group undertakings	1,015	918
Amount owed by parent undertakings	4	4
Other debtors	128	111
Current tax receivable	–	9
Accrued income	476	443
Prepayments	329	298
	2,584	2,468
Debtors due after more than one year
Other assets[a]	127	70
Total debtors	2,711	2,538

[a]	Primarily represents prepayments and costs relating to the initial set up, transition or transformation phase of long-term networked IT services contracts.

6.    Loans and other borrowings

At 31 March	2014 £m	2013 £m
Floating US$500m FRN due December 2013[a]	–	329
5.25% €750m bond due June 2014[a]	645	660
6.125% €600m bond due July 2014[a,b]	518	530
2.00% US$750m bond due June 2015[a]	452	497
6.50% €1,000m bond due July 2015[a]	867	886
1.625% US$600m bond due June 2016[a]	361	–
8.50% £683m bond due December 2016 (minimum 7.50%d )	699	699
1.25% US$500m bond due February 2017[a]	300	–
6.625% £500m bond due June 2017[a]	526	525
5.95% US$1,100m bond due January 2018[a]	668	734
2.35% US$800m bond due February 2019[a]	481	–
8.625% £300m bond due March 2020	299	299
3.50% £250m index linked bond due April 2025	382	370
5.75% £600m bond due December 2028[c]	670	717
9.625% US$2,670m bond due December 2030[a] (minimum 8.625%d )	1,648	1,809
6.375% £500m bond due June 2037[a]	522	521
Total listed bonds	9,038	8,576
Finance leases	6	3
Finance leases with group undertakings[f]	50	104
Total finance leases	56	107
Commercial paper[e]	324	769
Loans from group undertakings[f]	39,655	38,696
Other loans	177	388
Bank overdrafts	3	17
Total other loans and borrowings	40,159	39,870
Total loans and borrowings	49,253	48,553

[a]	Designated in a cash flow hedge relationship.
[b]	The interest rate payable on this bond attracts an additional 1.25% for a downgrade by one credit rating category by either or both Moody’s and S&P below Baa3/BBB–, respectively.
[c]	Designated in a fair value hedge relationship.
[d]	The interest rate payable on this bond attracts an additional 0.25% for a downgrade by one credit rating by either Moody’s or S&P to the group’s senior unsecured debt below A3/A- respectively. In addition, if Moody’s or S&P subsequently increase the ratings then the interest rate will be decreased by 0.25% for each rating category upgrade by each rating agency. In no event will the interest rate be reduced below the minimum rate reflected in the above table.
[e]	Commercial paper of £237m (2012/13: £146m) is denominated in Euros and of £87m (2012/13: £623m) in US Dollars.
[f]	Loans from group undertakings including finance leases are £39,705m (2012/13: £38,800m) which consist of £34,779m (2012/13: £36,353m) denominated in Sterling, £1,971m (2012/13: £1,257m) denominated in Euros, £2,464m (2012/13: £714m) denominated in US Dollars and £491m (2012/13: £476m) denominated in other currencies. Included within these balances are fixed interest bonds issued to group undertakings amounting to £1,714m (2012/13: £1,647m) denominated in Sterling and £15m (2012/13: £14m) denominated in Euros with maturities between 2014 and 2025.

The interest rates payable on loans and borrowings disclosed above reflect the coupons on the underlying issued loans and borrowings and not the interest rates achieved through applying associated cross-currency and interest rate swaps in hedge arrangements.

Notes to the financial statements	103

6.    Loans and other borrowings continued

Loans and other borrowings are analysed as follows:

At 31 March			2014 £m	2013 £m
Current liabilities
Listed bonds			1,349	566
Finance leases			2	1
Finance lease with subsidiary undertakings			33	57
Commercial paper			324	769
Loans from group undertakings			10,118	8,069
Other loans and bank overdrafts			178	403
Total current liabilities			12,004	9,865
Non-current liabilities
Listed bonds			7,689	8,010
Finance leases			4	2
Finance lease with subsidiary undertakings			17	47
Loans from group undertakings			29,537	30,627
Other loans and borrowings			2	2
Total non-current liabilities			37,249	38,688
Total			49,253	48,553

At 31 March			2014 £m	2013 £m
Repayments falling due as follows:
Within one year, or on demand			12,004	9,865
Between one and two years			1,283	1,177
Between two and three years			1,344	1,344
Between three and four years			1,163	685
Between four and five years			483	1,227
After five years			32,915	34,147
Total due for repayment after more than one year			37,188	38,580
Total repayments			49,192	48,445
Fair value adjustments for hedged risk			61	108
Total loans and other borrowings			49,253	48,553

	Minimum lease payments		Repayment of outstanding lease obligations
At 31 March	2014 £m	2013 £m	2014 £m	2013 £m
Amounts payable under finance leases:
Within one year	36	62	35	58
In the second to fifth years inclusive	20	47	17	43
After five years	5	7	4	6
	61	116	56	107
Less: future finance charges	(5)	(9)	–	–
Total finance lease obligations	56	107	56	107

The company’s obligations under finance leases are secured by the lessors’ title to the leased assets.

7. Other creditors: amounts falling due within one year
At 31 March			2014 £m	2013 £m
Trade creditors			1,629	1,738
Amounts owed to group undertakings			437	164
Amounts owed to parent undertakings			48	64
Other taxation and social security			388	352
Current tax payable			143	–
Other creditors			414	408
Accrued expenses			283	297
Deferred income			855	948
Total			4,197	3,971

8. Other creditors: amounts falling due after more than one year
At 31 March			2014 £m	2013 £m
Other creditors			19	20
Deferred income			885	857
Total			904	877

104	Notes to the financial statements

9.    Provisions for liabilities and charges

Provisions for liabilities and charges excluding deferred taxation	Property provisions £m	[a]	Other provisions £m	[b]	Total £m
At 1 April 2013	241		283		524
Charged to the profit and loss account	4		11		15
Unwind of discount	8		–		8
Utilised or released	(52)		(52)		(104)
At 31 March 2014	201		242		443

[a]	Property provisions mainly comprise onerous lease provisions arising from the rationalisation of the group’s property portfolio. The provisions will be utilised over the remaining lease periods, which range from one to 18 years.
[b]	Other provisions include amounts provided for legal or constructive obligations arising from insurance claims, litigation and regulatory risks, which will be utilised as the obligations are settled.

Deferred taxation

Deferred tax is provided for in full on certain timing differences.

		£m
At 1 April 2013		1,343
Credit recognised in the profit and loss account		(254)
Credit recognised in reserves		(14)
At 31 March 2014		1,075

At 31 March	2014 £m	2013 £m
Tax effect of timing differences due to:
Excess capital allowances	1,168	1,450
Share-based payments	(29)	(39)
Other	(64)	(68)
Total provision for deferred taxation	1,075	1,343

The deferred taxation asset relating to the retirement benefit deficit is disclosed in note 14.

10.    Reconciliation of movement in equity shareholders’ funds

	Share capital £m	[a]	Share premium account £m	[b]	Other reserves £m [d]	Profit and loss account £m	Total £m
At 1 April 2012	2,172		8,000		951	7,902	19,025
Profit for the year[c]	–		–		–	2,138	2,138
Actuarial losses	–		–		–	(3,727)	(3,727)
Tax on actuarial losses	–		–		–	808	808
Share-based payments	–		–		–	51	51
Tax on items taken directly to equity	–		–		14	–	14
Increase in fair value of cash flow hedges	–		–		105	–	105
Dividends to holding company	–		–		–	(1,400)	(1,400)
Recognised in profit and loss account in the year	–		–		(166)	–	(166)
Other movements	–		–		–	(15)	(15)
At 1 April 2013	2,172		8,000		904	5,757	16,833
Profit for the year[c]	–		–		–	1,944	1,944
Actuarial losses	–		–		–	(1,531)	(1,531)
Tax on actuarial losses	–		–		–	90	90
Share-based payments	–		–		–	50	50
Tax on items taken directly to equity	–		–		6	–	6
Decrease in fair value of cash flow hedges	–		–		(528)	–	(528)
Dividends to holding company	–		–		–	(1,300)	(1,300)
Recognised in profit and loss account in the year	–		–		386	–	386
At 31 March 2014	2,172		8,000		768	5,010	15,950

[a]	The allotted, called up and fully paid ordinary share capital of the company at 31 March 2014 and 31 March 2013 was £2,172m representing 8,689,755,905 ordinary shares of 25p each.
[b]	The share premium account, representing the premium on allotment of shares, and the capital redemption reserve are not available for distribution.
[c]	As permitted by Section 408(3) of the Companies Act 2006, no profit and loss account of the company is presented. The company’s profit for the financial year including dividends received from subsidiary undertakings was £1,944m (2012/13: £2,138m) before dividends paid of £1,300m (2012/13: £1,400m).
[d]	A breakdown of other reserves is provided in note 11.

Notes to the financial statements	105

11.  Reconciliation of movement in other reserves

	Cash flow reserve £m [a]	Capital redemption reserve £m	[b]	Total other reserves £m
At 1 April 2012	199	752		951
Net fair value gains	105	–		105
Recognised in profit and loss account in the year	(166)	–		(166)
Tax on items taken directly to equity	14	–		14
At 1 April 2013	152	752		904
Net fair value losses	(528)	–		(528)
Recognised in profit and loss account in the year	386	–		386
Tax on items taken directly to equity	6	–		6
At 31 March 2014	16	752		768

[a]	The cash flow reserve is used to record the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred. Amounts recognised in profit and loss account in the year relate to fair value movements on derivatives. The items generating these foreign exchange movements are in designated cash flow hedge relationships.
[b]	The capital redemption reserve is not available for distribution.

12.  Related party transactions

The company is a wholly owned subsidiary of BT Group Investments Limited, which is the immediate parent company. BT Group Investments Limited is a wholly owned subsidiary of the ultimate holding company and controlling entity, BT Group plc.

Copies of the ultimate holding company’s financial statements may be obtained from The Secretary, BT Group plc, 81 Newgate Street, London EC1A 7AJ.

The results of the company are included in the consolidated financial statements of BT Group plc. Consequently, the company is exempt under the terms of FRS 8, ‘Related Party Disclosures’, from disclosing details of transactions and balances with BT Group plc, fellow subsidiaries and associated undertakings, and other companies which are deemed to be under common control.

13.  Financial commitments and contingent liabilities

Financial commitments were as follows:

At 31 March	2014 £m	2013 £m
Contracts placed for capital expenditure not provided in the accounts	394	346
Programme rights commitments	1,657	–
Total	2,051	346

At 31 March 2014 programme rights commitments, mainly relating to football broadcast rights, are those for which the licence period has not yet started.

Future minimum operating lease payments for the group were as follows:

At 31 March	2014 £m	2013 £m
Operating lease payments payable within one year of the balance sheet date were in respect of leases expiring:
Within one year	11	17
Between one and five years	42	47
After five years	295	305
Total payable within one year	348	369

Operating lease commitments were mainly in respect of land and buildings which arose from a sale and operating leaseback transaction in a prior period. Leases have an average term of 18 years (2012/13: 19 years) and rentals are fixed for an average of 18 years (2012/13: 19 years).

Other than as disclosed below, there were no contingent liabilities or guarantees at 31 March 2014, other than those arising in the ordinary course of the group’s business and on these no material losses are anticipated. The group has insurance cover to certain limits for major risks on property and major claims in connection with legal liabilities arising in the course of its operations. Otherwise, the group generally carries its own risks.

Under the Broadband Delivery UK programme, grants received by the company may be subject to re-investment or repayment to the customer depending on the level of take-up.

The company has provided guarantees relating to certain leases entered into by Telefónica UK Limited (formerly O2 UK Limited) prior to the demerger of mmO2 from BT on 19 November 2001. mmO2 plc (part of the Telefónica group) has given BT a counter indemnity for these guarantees. There was no exposure as at 31 March 2014 (2012/13: nil), although this could increase by US$40m (2012/13: US$90m), approximately £24m (2012/13: £59m), in the event of credit default in respect of amounts used to defease future lease obligations. The guarantee lasts until Telefónica UK Limited has discharged all its obligations, which is expected to be when the lease ends on 30 January 2017.

The company does not believe that there is any single current court action that would have a material adverse effect on the financial position or operations of the company. During 2013/14 the aggregate volume and value of legal actions to which the company is party reduced.

106	Notes to the financial statements

14.  Retirement benefits

Background

The company has both defined benefit and defined contribution retirement benefit plans. These plans are in the UK and the largest by membership is the BT Pension Scheme (BTPS) which is a defined benefit plan that has been closed to new entrants since 31 March 2001. Subsequent to that date new entrants have been able to join a defined contribution plan, currently the BT Retirement Saving Scheme (BTRSS), a contract based defined contribution arrangement.

Accounting under FRS 17

Profit and loss account

Year ended 31 March	2014 £m	2013 £m
Current service cost – defined benefit plans	261	216
– defined contribution plans	115	100
Total operating charge	376	316
Expected return on pension plan assets	(2,028)	(1,998)
Interest expense on pension plan liabilities	1,933	1,962
Net finance income	(95)	(36)
Amount charged to profit before taxation	281	280

The total current service cost relating to defined benefit plans was £263m (2012/13: £217m) of which £2m (2012/13: £1m) has been recharged to subsidiary undertakings who are participating employers in the BTPS. The company retains the full liability for the BTPS.

The profit and loss account charge in respect of defined contribution schemes represents the contribution payable by the company based upon a fixed proportion of employees’ pay. The company has no exposure to investment and other experience risk.

Amounts recognised in equity shareholders’ funds

Year ended 31 March	2014 £m	2013 £m
Actuarial losses at 1 April	(6,216)	(2,489)
Actuarial (losses) gains for the year:
– arising on plan liabilities	289	(6,220)
– arising on plan assets	(1,820)	2,493
Net actuarial losses recognised for the year in equity shareholders’ funds	(1,531)	(3,727)
Actuarial losses at 31 March	(7,747)	(6,216)

The history of actuarial gains and losses analysed between amounts arising from changes in assumptions and amounts arising from experience gains and losses is set out below:

At 31 March	2014 £m	2013 £m	2012 £m	2011 £m	2010 £m
Present value of defined benefit liability	(46,799)	(47,040)	(40,667)	(38,754)	(43,057)
Fair value of plan assets	39,939	41,344	38,345	37,034	35,278
Net pension obligation	(6,860)	(5,696)	(2,322)	(1,720)	(7,779)
Actuarial (losses) gains arising from assumptions used to value the defined benefit liability[a]	593	(6,078)	(1,007)	4,656	(11,102)
Actuarial (losses) gains arising from experience adjustments on defined benefit liability[b]	(304)	(142)	(640)	258	1,632
Total actuarial (losses) gains arising on defined benefit liability	289	(6,220)	(1,647)	4,914	(9,470)
Total actuarial gains or losses arising on defined benefit liability as a percentage of the present value of the defined benefit liability	0.6%	13.2%	4.0%	12.7%	22.0%
Actuarial (losses) gains arising from experience adjustment on plan assets[c]	(1,820)	2,493	(1,073)	212	5,143
Actuarial gains or losses arising from experience adjustment on plan assets as a percentage of the plan assets	4.6%	6.0%	2.8%	0.6%	14.6%

[a]	The actuarial losses or gains on defined benefit liabilities arising from changes in the assumptions used to value those liabilities at the year end compared with the assumptions used at the prior year end. This includes both financial assumptions, which are based on market conditions at the year end, and demographic assumptions such as life expectancy.
[b]	The actuarial losses or gains arising from experience adjustments on the defined benefit liabilities represent the impact on the liabilities of differences between actual experience during the year compared with the assumptions made. Such differences might arise, for example, from members choosing different benefit options at retirement, actual salary increases being different from those assumed, or actual benefit increases being higher than the long-term inflation assumption.
[c]	The actuarial losses or gains arising from experience adjustments on plan assets represent the difference between actual investment performance in the year and the expected rate of return on assets assumed at the start of the year.

Notes to the financial statements	107

14.  Retirement benefits continued

Balance sheet

The net pension obligation in respect of defined benefit plans reported in the balance sheet is set out below:

	2014			2013
At 31 March	Assets £m	Present value of liabilities £m	Deficit £m	Assets £m	Present value of liabilities £m	Deficit £m
BTPS	39,939	(46,759)	(6,820)	41,344	(47,000)	(5,656)
Other plans[a]	–	(40)	(40)	–	(40)	(40)
Total (deficit) asset	39,939	(46,799)	(6,860)	41,344	(47,040)	(5,696)
Deferred tax asset			1,373			1,311
Net pension obligation			(5,487)			(4,385)

[a]	Included in the present value of liabilities of other plans is £40m (2012/13: £40m) related to unfunded pension arrangements.

At 31 March 2014, £8m (2012/13: £8m) of contributions to defined contribution plans were outstanding and are reported under other creditors on the balance sheet.

Movements in defined benefit plan assets and liabilities are shown below:

	Assets £m	Liabilities £m	Deficit £m
At 1 April 2012	38,345	(40,667)	(2,322)
Current service cost	–	(217)	(217)
Expected return on pension plan assets[a] (interest expense on pension plan liabilities)	1,998	(1,962)	36
Actuarial loss[a]	2,493	(6,220)	(3,727)
Regular contributions by employer	207	–	207
Deficit contributions by employer	325	–	325
Contributions by employees	12	(12)	–
Benefits paid	(2,036)	2,038	2
At 1 April 2013	41,344	(47,040)	(5,696)
Current service cost	–	(263)	(263)
Expected return on pension plan assets[a] (interest expense on pension plan liabilities)	2,028	(1,933)	95
Actuarial gain (loss)[a]	(1,820)	289	(1,531)
Regular contributions by employer	210	–	210
Deficit contributions by employer	325	–	325
Contributions by employees	11	(11)	–
Benefits paid	(2,159)	2,159	–
At 31 March 2014	39,939	(46,799)	(6,860)

[a]	Actual return on plan assets in 2013/14 was £208m (2012/13: £4,491m).

BTPS

Management of the scheme

BT Pension Scheme Trustees Limited (the Trustee) has been appointed by BT as an independent Trustee to administer and manage the scheme on behalf of the members in accordance with the terms of the Trust Deed of the scheme and relevant legislation. Under the terms of the Trust Deed there are nine Trustee directors all of whom are appointed by BT. The Chairman of the Trustee is appointed after consultation with, and with the agreement of, the relevant trade unions who are also responsible for nominating four directors to act as representatives of the members. Of the remaining four directors, two will normally hold senior positions within the group, and two will normally hold (or have held) senior positions in commerce or industry. Subject to there being an appropriately qualified candidate at least one of the Trustee directors should be a current pensioner or deferred pensioner of the BTPS. Trustee directors are appointed for a three-year term, but are then eligible for re-appointment.

108	Notes to the financial statements

14.  Retirement benefits continued

BTPS assets

	2014			2013
	Asset fair value		Expected long-term rate of return	Asset fair value		Expected long-term rate of return
At 31 March	£bn (total)	% (total)	% pa	£bn	%	% pa
UK equities	2.6	7	6.30	2.7	7	7.00
Non-UK equities	8.6	21	6.30	8.4	20	7.00
Fixed-interest securities	7.1	18	3.80	7.9	19	3.55
Index-linked securities	9.9	24	3.20	9.5	23	2.90
Property	4.3	11	6.00	4.3	10	6.90
Alternative assets[a]	7.1	18	5.00	8.1	20	5.75
Cash and other	0.3	1	2.60	0.4	1	2.50
Total	39.9	100	4.80	41.3	100	5.05

[a]	Alternative asset classes include commodities, private equity and credit opportunities.

The BTPS assets are invested in UK and non-UK equities, UK and overseas properties, fixed-interest and index-linked securities, alternative assets commodities, comprising hedge funds, private equity, infrastructure and credit opportunities, and deposits and short-term investments. At 31 March 2014 and 31 March 2013, the scheme’s assets did not include any directly held ordinary shares of the ultimate parent company, BT Group plc. However, the scheme held £9m (2012/13: £9m) of index-linked bonds issued by the company.

BTPS liabilities

The present value of the obligation is derived from long-term cash flow projections and is thus inherently uncertain. The rate of inflation influences the assumptions for salary and pension increases.

Cash contributions to the BTPS

The company has made the following contributions to the BTPS:

Year ended 31 March	2014 £m	2013 £m
Ordinary contributions	205	207
Deficit contributions	325	325
Total contributions in the year	530	532

The company expects to contribute approximately £495m to the BTPS in 2014/15, comprising ordinary contributions of approximately £200m and deficit contributions of £295m.

Details of the valuation methodology of scheme assets and liabilities, funding valuation and future funding obligations are disclosed in note 18 of the consolidated financial statements of BT plc.

15.  Employees and directors

The average number of persons employed by the company (including directors) during the year was:

Year ended 31 March	2014 000	2013 000
Average monthly number of employees[a]	67.5	69.6

The aggregate staff costs were as follows:
Year ended 31 March	2014 £m	2013 £m
Wages and salaries	2,755	2,862
Share-based payments	50	51
Social security	319	318
Other pension costs	376	316
	3,500	3,547

[a]	Includes an average of 35 non-UK employees (2012/13: 33 employees).

Notes to the financial statements	109

16.  Directors’ remuneration

Information covering directors’ remuneration, interests in shares and share options of BT Group plc, (the ultimate parent) and pension benefits is included in note 26 to the consolidated financial statements of BT plc.

17.  Derivatives

All of the company’s derivative financial instruments are held at fair value on the company’s balance sheet. The fair values of outstanding swaps and foreign exchange contracts are estimated using discounted cash flow models and market rates of interest and foreign exchange at the balance sheet date.

Derivatives At 31 March 2014	Current asset £m	Non current asset £m	Current liability £m	Non current liability £m
Designated in a cash flow hedge	73	394	74	514
Designated in a fair value hedge	6	61	–	–
Other	35	84	65	165
Total derivatives	114	539	139	679

Derivatives At 31 March 2013	Current asset £m	Non current asset £m	Current liability £m	Non current liability £m
Designated in a cash flow hedge	111	816	19	531
Designated in a fair value hedge	6	108	–	–
Other	53	156	55	271
Total derivatives	170	1,080	74	802

During the year the company deferred a gain of £16m relating to the fair value of a derivative energy contract at initial recognition. At 31 March 2014 the amount deferred which is not yet recognised in the income statement is £14m. With the exception of this contract which is included at Level 3, and valued using assumptions on volumes, inflation, and market energy prices, all other derivative financial instruments are categorised at Level 2 of the fair value hierarchy as defined on page 81.

Hedging activities

Derivatives may qualify as hedges for accounting purposes if they meet the criteria for designation as fair value hedges or cash flow hedges in accordance with IAS 39.

Cash flow hedges

Instruments designated in a cash flow hedge include interest rate swaps and cross-currency swaps hedging Euro and US Dollar denominated borrowings. Forward currency contracts are taken out to hedge step up interest on currency denominated borrowings relating to our 2030 US Dollar bond. The hedged cash flows will affect profit or loss as interest and principal amounts are repaid over the remaining term of the borrowings. (See note 6 Loans and other borrowings.)

Forecast foreign currency purchases, principally denominated in US Dollar and Asia Pacific currencies and purchases of US Dollar denominated retail devices are hedged 12 months forward on a one month rolling basis. The related cash flows will be recognised in the income statement over this period.

All cash flow hedges were fully effective in the period. See note 11 for details of the movements in the cash flow hedge reserve.

Fair value hedges

Fair value hedges consist of interest rate and cross-currency swaps that are used to protect against changes in the fair value of the 2028 Sterling bond due to movements in market interest rates.

Gains and losses arising on fair value hedges are disclosed in note 11.

Other derivatives

The company’s policy is not to use derivatives for trading purposes. However, due to the complex nature of hedge accounting under IAS 39, some derivatives may not qualify for hedge accounting, or are specifically not designated as a hedge where natural offset is more appropriate. Derivative instruments that do not qualify for hedge accounting are classified as held for trading and held at fair value through profit or loss under IAS 39.

110	Notes to the financial statements

17.  Derivatives continued

Fair value of financial instruments

The following table discloses the carrying amounts and fair values of all of the company’s financial instruments which are not carried at an amount which approximates to its fair value on the balance sheet at 31 March 2014 and 2013. The carrying amounts are included in the company balance sheet under the indicated headings. The fair values of listed investments were estimated based on quoted market prices for those investments. The carrying value of floating rate investments approximated to their fair values due to the frequent re-set of interest rates to market rates. The carrying amount of the short-term deposits and investments approximated to their fair values due to the short maturity of the investments held. The carrying amount of trade receivables and payables approximated to their fair values due to the short maturity of the amounts receivable and payable. The fair value of the company’s bonds, finance leases and other long-term borrowings has been estimated on the basis of quoted market prices for the same or similar issues with the same maturities where they existed, and on calculations of the present value of future cash flows using the appropriate discount rates in effect at the balance sheet dates, where market prices of similar issues did not exist. The carrying value of floating rate borrowings approximated to their fair values due to the frequent re-set of interest rates to market rates. The fair value of the company’s outstanding swaps and foreign exchange contracts were the estimated amounts, calculated using discounted cash flow models that the company would receive or pay in order to terminate such contracts in an arm’s length transaction taking into account market rates of interest and foreign exchange of the balance sheet date.

	Carrying amount			Fair value
	2014 £m	2013 £m	[a]	2014 £m	2013 £m
Non-derivatives:
Financial liabilities
Listed bonds	9,038	8,576		10,597	10,535
Finance leases	56	107		56	107
Other loans and borrowings	40,159	39,870		40,159	39,870

18.  Audit Services

Information relating to fees for audit services paid or payable to the company’s auditor, PricewaterhouseCoopers LLP, is included in note 7 to the consolidated financial statements of BT plc.

Subsidiary undertakings	111

SUBSIDIARY UNDERTAKINGS

The table below gives brief details of the group’s principala operating subsidiariesb at 31 March 2014. All subsidiaries are unlisted, unless otherwise stated. No subsidiaries are excluded from the group consolidation. The group did not have any significant associates or joint ventures at 31 March 2014.

Subsidiary undertakings	Activity	Group interest in allotted capital[c]	Country of operations	[d]
BT Americas Inc[d,e]	Communications related services, systems integration and products provider	100% common	International
BT Australasia Pty Limited[e]	Communications related services and products provider	100% ordinary	Australia
100% preference
BT Business Direct Limited[e]	Technology equipment retailer	100% ordinary	UK
BT Communications do Brasil Limitada[b,e]	Communications related services, technology consulting and products provider	100% common	Brazil
BT Communications Ireland Limited[e]	Telecommunications service provider	100% ordinary	Republic of Ireland
BT Conferencing Inc[e]	Audio, video and web collaboration service provider	100% common	US
BT Conferencing Video Inc[e]	Audio, video and web collaboration service provider	100% common	US
BT Convergent Solutions Limited[e]	Communications related services and products provider	100% ordinary	UK
BT ESPANA, Compania de Servicios Globales de Telecommunicaciones, SAe	Communications related services and products provider	100% ordinary	Spain
BT Fleet Limited	Fleet management company	100% ordinary	UK
BT France SAe	Communications related services, systems integration and products provider	100% ordinary	France
BT (Germany) GmbH & Co. oHG[e,f]	Communications related services and products provider	100% ordinary	Germany
BT Global Communications India Private Limited[e]	Communications related services	74% ordinary	India
BT Global Services Limited[e]	International telecommunications network systems provider	100% ordinary	UK
BT Holdings Limited	Investment holding company	100% ordinary	UK
BT Hong Kong Limited[e]	Communications related services and products provider	100% ordinary	Hong Kong
100% preference
BT Italia SpA[e]	Communications related services and products provider	98.6% ordinary	Italy
BT IT Services Limited[e,g]	IT solutions provider	100% ordinary	UK
BT LatAm Brasil Ltda[b,e]	Data communication services	100% common	Brazil
BT Limited[e]	International telecommunications network systems provider	100% ordinary	International
BT Managed Services Limited	Communications related services and products provider	100% ordinary	UK
BT Nederland NV	Communications related services and products provider	100% ordinary	Netherlands
BT Payment Services Limited	Payment services provider	100% ordinary	UK
BT Services SAe	Technology consulting and engineering services	100% ordinary	France
BT Singapore Pte Ltd[e]	Communications related services and products provider	100% ordinary	Singapore
BT Switzerland AGe	Communications related services and products provider	100% ordinary	Switzerland
Communications Global Network Services Limited[d,e]	Communications related services and products provider	100% ordinary	International
Communications Networking Services (UK)[e]	Communications related services and products provider	100% ordinary	UK
dabs.com plc	Technology equipment retailer	100% ordinary	UK
Infonet Services Corporation[e]	Global managed network service provider	100% common	US
Plusnet plc	Broadband service provider	100% ordinary	UK
Radianz Americas Inc[e]	Global managed network service provider	100% common	US
100% preference

[a]	The group comprises a large number of entities and it is not practical to include all of them in this list. The list therefore includes only those entities that have a significant impact on the revenue, profit or assets of the group. A full list of subsidiaries, joint ventures and associates will be annexed to the company’s next annual return filed with the Registrar of Companies.
[b]	The principal operating subsidiaries (listed above) have a reporting date of 31 March, except for entities domiciled in Brazil, due to regulatory requirements.
[c]	The proportion of voting rights held corresponds to the aggregate interest percentage held by the holding company and subsidiary undertakings.
[d]	All overseas undertakings are incorporated in their country of operations. Subsidiary undertakings operating internationally are all incorporated in England and Wales, except BT Americas Inc and Communications Global Network Services Limited which are incorporated in the US and Bermuda, respectively.
[e]	Held through intermediate holding company.
[f]	BT (Germany) GmbH & Co. oHG is making use of disclosure exemptions under the German Commercial Code paragraph 264.
[g]	In May 2014, BT Engage IT Limited changed its name to BT IT Services Limited.

112	Additional information

ADDITIONAL INFORMATION

Alternative performance measures

Introduction

We assess the performance of the group using a variety of alternative performance measures. We principally discuss the group’s results on an ‘adjusted’ basis. The rationale for using adjusted measures is explained below. Results on an adjusted basis are presented before specific items.

We also explain financial performance using measures that are not defined under IFRS and are therefore termed ‘non-GAAP’ measures. The non-GAAP measures we use are: the trend in underlying revenue excluding transit, and in underlying operating costs excluding transit, as well as in underlying operating costs excluding transit, the investment in BT Sport and the non-cash increase in the pensions operating charge; reported and adjusted EBITDA; and net debt. A reconciliation from these non-GAAP measures to the nearest measure prepared in accordance with IFRS is presented below. The alternative performance measures we use may not be directly comparable with similarly titled measures used by other companies.

Specific items

The group’s income statement and segmental analysis separately identify trading results before specific items. Specific items are those that in management’s judgement need to be separately disclosed by virtue of their size, nature or incidence. In determining whether an event or transaction is specific, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence. This is consistent with the way that financial performance is measured by management and reported to the BT Group plc Board and the Operating Committee and assists in providing a meaningful analysis of the trading results of the group.

The directors believe that presentation of the group’s results in this way is relevant to an understanding of the group’s underlying financial performance. Items which have been considered to be specific items by virtue of their size, nature or incidence include disposals of businesses and investments, regulatory settlements, historic insurance or litigation claims, business restructuring programmes, asset impairment charges, property rationalisation programmes, net interest on pensions and the settlement of multiple tax years.

Specific items are disclosed in note 8 to the consolidated financial statements.

Trends in underlying revenue and operating costs

Underlying revenue and underlying operating costs are measures which seek to reflect the underlying performance of the group that will contribute to long-term sustainable, profitable growth. As such they exclude the impact of acquisitions or disposals, foreign exchange movements and specific items. We focus on the trends in underlying revenue and underlying operating costs excluding transit, as transit traffic is low-margin and is significantly affected by reductions in mobile termination rates.

A reconciliation from the increase in reported revenue and decrease in reported operating costs, the most directly comparable IFRS measures, to the increase in underlying revenue and increase in underlying operating costs excluding transit, is set out below.

Year ended 31 March	2014%	2013 Restated % [a]	2012 Restated % [a]

Increase (decrease) in reported revenue	1.0	(4.7)	(5.9)
Specific items	(1.3)	(0.8)	2.0
Decrease in adjusted revenue	(0.3)	(5.5)	(3.9)
Transit revenue	1.0	1.3	1.6
Acquisitions and disposals	(0.1)	0.2	0.3
Foreign exchange movements and other	(0.1)	0.9	0.1
Increase (decrease) in underlying revenue excluding transit	0.5	(3.1)	(1.9)

Year ended 31 March	2014%	2013 Restated % [a]	2012 Restated % [a]

Decrease in reported operating costs	(0.1)	(5.9)	(8.7)
Increase (decrease) in depreciation and amortisation	1.2	(0.3)	(1.7)
Increase (decrease) in reported operating costs before depreciation and amortisation	1.1	(6.2)	(10.4)
Specific items	(1.3)	(2.5)	3.7
Decrease in adjusted operating costs before depreciation and amortisation	(0.2)	(8.7)	(6.7)
Transit costs	1.5	1.5	1.8
Acquisitions and disposals	(0.1)	0.2	0.3
Foreign exchange movements and other	(0.2)	1.3	0.3
Increase (decrease) in underlying operating costs before depreciation and amortisation excluding transit	1.0	(5.7)	(4.3)

[a]	Restated, see note 1 to the consolidated financial statements.

Additional information	113

EBITDA

In addition to measuring financial performance of the group and lines of business based on operating profit, we also measure performance based on EBITDA and adjusted EBITDA. EBITDA is defined as the group profit before depreciation, amortisation, net finance expense and taxation. Adjusted EBITDA is defined as EBITDA before specific items. EBITDA is a common measure used by investors and analysts to evaluate the operating financial performance of companies, particularly in the telecommunications sector.

We consider EBITDA and adjusted EBITDA to be useful measures of our operating performance because they approximate the underlying operating cash flow by eliminating depreciation and amortisation. EBITDA and adjusted EBITDA are not direct measures of our liquidity, which is shown by our cash flow statement, and need to be considered in the context of our financial commitments.

Within the lines of business we may also consider our performance using an underlying EBITDA measure, which additionally excludes the impact of acquisitions and disposals and foreign exchange.

A reconciliation from group operating profit, the most directly comparable IFRS measure, to reported and adjusted group EBITDA, is set out below. A reconciliation between operating profit and adjusted EBITDA for our lines of business is set out in note 4 to the consolidated financial statements.

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]

Operating profit	3,147	2,952		2,893
Depreciation and amortisation	2,695	2,843		2,972
Reported EBITDA	5,842	5,795		5,865
Specific items	276	352		173
Adjusted EBITDA	6,118	6,147		6,038

[a]	Restated, see note 1 to the consolidated financial statements.

Net debt

This measure is applied in the context of BT Group plc’s financial statements and is referred to in these financial statements.

Net debt consists of loans and other borrowings (both current and non-current), less current asset investments and cash and cash equivalents. Loans and other borrowings are measured as the net proceeds raised, adjusted to amortise any discount over the term of the debt. For the purpose of this measure, current asset investments and cash and cash equivalents are measured at the lower of cost and net realisable value. Our net debt calculation starts from the expected future undiscounted cash flows that should arise when our financial instruments mature. We adjust these cash flows to reflect hedged risks that are re-measured under fair value hedges, as well as for the impact of the effective interest method. Currency denominated balances within net debt are translated to Sterling at swap rates where hedged.

Net debt is a measure of BT Group plc’s consolidated net indebtedness that provides an indicator of the overall balance sheet strength. It is also a single measure that can be used to assess both the BT Group plc’s consolidated cash position and its indebtedness. There are material limitations in the use of alternative performance measures and the use of the term net debt does not necessarily mean that the cash included in the net debt calculation is available to settle the liabilities included in this measure.

BT Group plc’s management consider net debt to be an alternative performance measure as it is not defined in IFRS. The most directly comparable IFRS measure is the aggregate of loans and other borrowings (current and non-current), current asset investments and cash and cash equivalents, and a reconciliation is provided in note 22 to the consolidated financial statements.

Cautionary statement regarding forward-looking statements

Certain statements in this annual report are forward-looking and are made in reliance on the safe harbour provisions of the US Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements include, without limitation, those concerning: current and future years’ outlook; revenue; EBITDA; net debt; capital expenditure; credit ratings; our group-wide restructuring programme, cost transformation and restructuring costs; investment in and rollout of our fibre network, and its reach, innovations, increased speeds and speed availability; our broadband-based service and strategy; our investment in TV and enhancing our TV service and our BT Sport proposition; the BT Pension Scheme recovery plan, operating charge, regular cash contributions and interest expense; effective tax rate; growth opportunities in networked IT services, the pay-TV services market, broadband and mobility and future voice; growth of, and opportunities available in, the communications industry and BT’s positioning to take advantage of those opportunities; expectations regarding competition, market shares, prices and growth; expectations regarding the convergence of technologies; plans for the launch of new products and services; network performance and quality; the impact of regulatory initiatives, decisions and outcomes on operations, including the regulation of the UK fixed wholesale and retail businesses and the impact of the Undertakings to Ofcom under the Enterprise Act; BT’s possible or assumed future results of operations and/or those of its associates and joint ventures; capital expenditure and investment plans; adequacy of capital; financing plans and refinancing requirements; demand for and access to broadband and the promotion of broadband by third-party service providers; and those preceded by, followed by, or that include the words ‘aims’, ‘believes’, ‘expects’, ‘anticipates’, ‘intends’, ‘will’, ‘should’ or similar expressions.

Although BT believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. Because these statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause differences between actual results and those implied by the forward-looking statements include, but are not limited to: material adverse changes in economic conditions in the markets served by BT; future regulatory actions, decisions, conditions or requirements in BT’s operating areas, including competition from others; selection by BT of the appropriate trading and marketing models for its products and services; technological innovations, including the cost of developing new products, networks and solutions and the need to increase expenditures for improving the quality of service; the anticipated benefits and advantages of new technologies, products and services not being realised; developments in the convergence of technologies; prolonged adverse weather conditions resulting in a material increase in overtime, staff or other costs or impact on customer service; the

114	Additional information

timing of entry and profitability of BT in certain markets; significant changes in market shares for BT or its principal products and services; fluctuations in foreign currency exchange rates or interest rates; the underlying assumptions and estimates made in respect of major contracts proving unreliable; the aims of the group-wide restructuring programme not being achieved; and general financial market conditions affecting BT’s performance and ability to raise finance. Certain of these factors are discussed in more detail elsewhere in this Annual Report including, without limitation, in Our risks on pages 26 to 30. BT undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Background

Telephone services in almost all of the UK were, until 1981, provided by the Post Office, which was a government department until 1969 when it was established as a state public corporation. In 1981, the postal and telecommunications services of the Post Office became the responsibility of two separate corporations, with British Telecommunications – under the trading name of British Telecom – taking over the telecommunications business.

British Telecommunications plc, the successor to the statutory corporation British Telecommunications, was incorporated in England and Wales on 1 April 1984 as a public limited company, wholly owned by the UK Government, as a result of the Telecommunications Act 1984. Between November 1984 and July 1993, the UK Government sold all of its shareholding in three public offerings.

BT Group plc was formed when the mmO2 business, comprising what had been BT’s mobile activities in the UK, the Netherlands, Germany and the Republic of Ireland, was demerged on 19 November 2001. British Telecommunications plc (BT plc) shares ceased trading on the London, New York and Tokyo stock exchanges on 16 November 2001. BT Group plc’s shares commenced trading on the London and New York stock exchanges on 19 November 2001. As a result of the transaction BT plc became a wholly-owned subsidiary of BT Group Investments Limited (BTGI), itself wholly owned by BT Group plc. Accordingly, the ordinary shares of BT plc were de-listed from the London Stock Exchange on 19 November 2001.

The registered office address of BT is 81 Newgate Street, London EC1A 7AJ. The company’s agent in the US is Richard Nohe, 620 Eighth Avenue, New York, NY 10018, US.

Bonds prices

On 5 December 2000 BT issued four series of bonds comprising US$2.8bn 8.625% bonds due 2030 (the thirty-year 2000 Bonds), US$3.0bn 8.125% bonds due 2011 (the ten-year 2000 Bonds), US$3.1bn 7.625% bonds due 2005 (the five-year 2000 Bonds) and US$1.1bn floating rate bonds due 2003 (the three-year 2000 Bonds, and, together with the thirty-year 2000 Bonds, the ten-year 2000 Bonds and the five-year 2000 Bonds, the 2000 Bonds). The three-year 2000 Bonds were redeemed at par on 15 December 2003, the five-year 2000 Bonds were redeemed at par on 15 December 2005 and the ten-year 2000 Bonds were redeemed at par on 15 December 2011. On 5 December 2007, BT issued two series of bonds comprising US$600,000,000 5.15% senior bonds due 2013 (the five-year 2007 Bonds) and US$600,000,000 5.95% senior bonds due 2018 (the ten-year 2007 Bonds and, together with the five-year 2007 Bonds, the 2007 Bonds). On 19 March 2008, BT issued two series of bonds comprising US$250,000,000 5.15% senior bonds due 2013 (the five-year 2008 Bonds) and US$500,000,000 5.95% senior bonds due 2018 (the ten-year 2008 Bonds and, together with the five-year 2008 Bonds, the 2008 Bonds). The five-year 2007 Bonds and the five-year 2008 Bonds were redeemed at par on 15 January 2013.

The high and low prices for the outstanding 2000 Bonds since 31 March 2008 as determined by indications or reports supplied by Bloomberg were as follows:

	Thirty-year 2000 Bonds
	High	Low
	US¢	US¢
Year ended 31 March 2010	130.78	91.54

Year ended 31 March 2011	141.67	119.55

Year ended 31 March 2012	153.24	137.70

Year ended 31 March 2013
First quarter	156.65	147.30
Second quarter	163.09	152.58
Third quarter	165.00	158.59
Fourth quarter	159.46	154.25
Full period	165.00	147.30

Year ended 31 March 2014
First quarter	163.10	149.08
Second quarter	154.36	147.14
Third quarter	150.98	146.42
Fourth quarter	156.36	147.70
Full period	163.10	146.42

Last six months
November 2013	149.23	146.42
December 2013	149.88	147.38
January 2014	154.00	147.69
February 2014	154.89	150.84
March 2014	156.36	152.83
April 2014	158.67	154.93

Additional information	115

Bonds prices continued

The high and low prices for the outstanding 2007 Bonds and 2008 Bonds since 31 March 2008 issue as determined by indications or reports supplied by Bloomberg were as follows:

	Ten-year 2007 Bonds		Ten-year 2008 Bonds
	High	Low	High	Low
	US¢	US¢	US¢	US¢
Year ended 31 March 2010	104.11	80.52	104.11	80.52

Year ended 31 March 2011	113.21	101.72	113.21	101.72

Year ended 31 March 2012	116.78	108.53	116.78	108.53

Year ended 31 March 2013
First quarter	117.27	115.60	117.27	115.60
Second quarter	119.84	116.62	119.84	116.62
Third quarter	120.38	119.59	120.38	119.59
Fourth quarter	120.12	118.89	120.12	118.89
Full period	120.38	115.60	120.38	115.60

Year ended 31 March 2014
First quarter	120.03	114.97	120.03	114.97
Second quarter	116.02	113.28	116.02	113.28
Third quarter	115.64	114.50	115.64	114.50
Fourth quarter	115.72	114.16	115.72	114.16
Full period	120.03	113.28	120.03	113.28

Last six months
November 2013	115.57	114.71
December 2013	115.38	114.50
January 2014	115.55	114.37
February 2014	115.72	115.10
March 2014	115.53	114.16
April 2014	114.93	113.97

On 22 June 2012 BT issued two series of bonds comprising US$750m 2% senior notes due 2015 (the fixed rate 2012 Bonds) and US$500m floating rate senior notes due 2013 (the floating rate 2012 Bonds, and, together with the fixed rate 2012 Bonds, the 2012 Bonds). The US$500m floating rate senior notes were redeemed at par on 20 December 2013.

The high and low prices for the 2012 Bonds since issue as determined by indications or reports supplied by Bloomberg were as follows:

	Fixed 2012 Bonds
	High	Low
	US¢	US¢
Year ended 31 March 2013
First quarter	100.91	100.81
Second quarter	102.77	101.21
Third quarter	102.86	102.48
Fourth quarter	102.70	102.39
Full period	102.86	100.81

Year ended 31 March 2014
First quarter	102.85	101.96
Second quarter	102.06	101.52
Third quarter	101.86	101.70
Fourth quarter	101.80	101.51
Full period	102.85	101.51

Last six months
November 2013	101.86	101.79
December 2013	101.84	101.73
January 2014	101.79	101.70
February 2014	101.80	101.74
March 2014	101.77	101.51
April 2014	101.60	101.46

116	Additional information

Bonds prices continued

During the year BT raised new long term borrowings by issuing US$1,900m of bonds in the US market. These comprised: US$600m bond with 1.625% fixed semi-annual coupons, issued on 28 June 2013 due 28 June 2016 (the three year 2013 bonds); US$500m bond with 1.25% fixed semi-annual coupons, issued on 14 February 2014, due 14 February 2017 (then three year 2014 bonds); and US$800m bond with 2.35% fixed semi-annual coupons, issued on 14 February 2014, due 14 February 2019 (the five year 2014 bonds, and together with the three year 2013 bonds and the three year 2014 bonds, the 2014 bonds).

The high and low prices for the outstanding 2014 bonds since issue as determined by indications or reports supplied by Bloomberg were as follows:

	Three year 2013 bonds		Three year 2014 bonds		Five year 2014 bonds
	High US¢	Low US¢	High US¢	Low US¢	High US¢	Low US¢
Year ended 31 March 2014
First quarter	100.37	100.37	n/a	n/a	n/a	n/a
Second quarter	101.02	100.03	n/a	n/a	n/a	n/a
Third quarter	101.45	100.80	n/a	n/a	n/a	n/a
Fourth quarter	101.69	100.91	100.61	99.39	100.36	99.62
Full period	101.69	100.37	100.61	99.39	100.68	99.62

Last six months
November 2013	101.45	101.27	n/a	n/a	n/a	n/a
December 2013	101.38	100.88	n/a	n/a	n/a	n/a
January 2014	101.17	100.91	n/a	n/a	n/a	n/a
February 2014	101.67	101.13	100.57	100.03	100.30	100.03
March 2014	101.70	101.32	100.61	99.39	100.36	99.62
April 2014	101.53	101.32	100.57	99.46	100.20	99.71

Articles of Association (Articles)

The following is a summary of the principal provisions of BT’s Articles, a copy of which has been filed with the Registrar of Companies. New Articles of Association were adopted on 5 August 2010, largely to take account of changes in UK company law brought about by the Companies Act 2006 (2006 Act). Under the 2006 Act, the Memorandum of Association serves a more limited role as historical evidence of the formation of the company. Since August 2010, the provisions in relation to objects in BT’s Memorandum are deemed to form part of BT’s Articles, and have been deleted from those Articles because of shareholders passing a resolution to this effect. Under the 2006 Act, BT’s objects are unrestricted.

Articles

(a)	Voting rights

In the following description of the rights attaching to the shares in the company, a ‘holder of shares’ and a ‘member’ is, in either case, the person registered in the company’s register of members as the holder of the relevant shares.

Subject to certain restrictions, on a show of hands, every member present in person or by proxy at any general meeting has one vote and, on a poll, every member present in person or by proxy has one vote for each share which they hold.

Voting at any meeting of members is by a show of hands unless a poll is demanded by the chairman of the meeting or by any member at the meeting who is entitled to vote (or the member’s proxy).

(b)	Changes in capital

The company may by ordinary resolution:

(i)	consolidate, or consolidate and then divide, all or any of its share capital into shares of a larger amount than its existing shares;
(ii)	divide its shares, or any of them, into shares of a smaller amount and the resolution may decide that, as between the shares resulting from the division, any of them may have any preference or advantage as compared with the others.

The company may also:

(i)	buy back its own shares; and
(ii)	by special resolution reduce its share capital, any capital redemption reserve and any share premium account.

(c)	Dividends

The company’s members can declare dividends by passing an ordinary resolution, in addition to the powers of the Board, but no dividend can exceed the amount recommended by the Board. Dividends must be paid out of profits available for distribution. If the directors consider that the profits of the company justify such payments, they can pay interim and final dividends. Fixed dividends will be paid on any class of share on the dates stated for the payments of those dividends.

Any dividend which has not been claimed for 10 years after it was declared or became due for payment will be forfeited and belong to the company again unless the directors decide otherwise.

(d)	Distribution of assets on winding up

If the company is wound up (whether the liquidation is voluntary, under supervision of a court or by a court) the liquidator can, with the authority of a special resolution passed by the members, divide among the members all or any part of the assets of the company. This applies whether the assets consist of property of one kind or different kinds. For this purpose, the liquidator can place whatever value the liquidator considers fair on any property and decide how the division is carried out between members or different groups of members. The liquidator can also, with the same authority, transfer any assets to trustees upon trusts for the benefit of members which the liquidator decides. The liquidation of the company can then be finalised and the company dissolved. No past or present members can be compelled to accept any shares or other property under BT’s Articles which could give them a liability.

Additional information	117

Articles continued

(e)	Transfer of shares

Shares of the company may only be transferred in writing and either in the usual form or another form approved by the Board. A transfer form must be signed or made effective in some other way, by or on behalf of the person making the transfer and, unless the share is fully paid, by or on behalf of the person to whom the shares are being transferred.

(f)	General meetings

The Board can decide to call general meetings. If there are not enough directors in the UK to call a general meeting, any director or member may call a general meeting.

(g)	Limitations on rights of non-resident or foreign shareholders

There are no limitations on the rights of non-resident or foreign shareholders.

(h)	Directors

Directors’ remuneration

The directors are entitled to the remuneration set by the company by an ordinary resolution. The directors may be paid their expenses properly incurred in connection with the business of the company.

The directors can decide whether to provide pensions, annual payments or other allowances or benefits to any people including people who are or were directors of the company. The Board can decide to extend these arrangements to relations or dependants of, or people connected to these people. The Board can also decide to contribute to a scheme or fund or to pay premiums to a third party for these purposes. However, the company can only provide pension and other similar benefits to any director or former director who has not been employed by or held any other office or executive position, in BT Group plc or any of its subsidiary undertakings, including the company, or to relations or dependants of, or people connected to, those directors or former directors, if the members approve this by passing an ordinary resolution.

(i)	Directors’ votes

A director need not be a member, but a director who is not a member can still attend and speak at members’ meetings. Unless BT’s Articles say otherwise, a director cannot vote on a resolution about a contract in which the director has an interest (this will also apply to interests of a person connected with the director).

If the legislation allows, a director can vote and be counted in the quorum on a resolution concerning a contract:

(I)	in which the director has an interest of which the director is not aware; or which cannot reasonably be regarded as likely to give rise to a conflict of interest;

(II)	in which the director has an interest only because the director is a holder of shares, debentures or other securities of BT, or by reason of any other interest in or through BT;

(III)	which involves the giving of any security, guarantee or indemnity to the director or any other person for: money lent or obligations incurred by the director or by any other person at the request of or for the benefit of BT or the benefit of any of its subsidiary undertakings; or a debt or other obligation which is owed by BT or any of its subsidiary undertakings to that other person if the director has taken responsibility for all or any part of that debt or obligation by giving a guarantee, security or indemnity;

(IV)	where BT or any of its subsidiary undertakings is offering any shares, debentures or other securities for subscription or purchase to which the director is or may be entitled to participate as a holder of BT or BT Group plc securities; or where the director will be involved in the underwriting or sub-underwriting;

(V)	relating to any other company in which the director has an interest, directly or indirectly (including holding a position in that company) or is a shareholder, creditor, employee or otherwise involved in that company. These rights do not apply if the director owns 1% or more of that company or of the voting rights in that company;

(VI)	relating to an arrangement for the benefit of BT employees or former employees of BT or any of BT’s subsidiary undertakings which only gives the directors the same benefits that are generally given to the employees or former employees to whom the arrangement relates;

(VII)	relating to BT buying or renewing insurance for any liability for the benefit of directors or for the benefit of persons who include directors;

(VIII)	relating to the giving of indemnities in favour of directors;

(IX)	relating to the funding of expenditure by any director or directors: on defending criminal, civil or regulatory proceedings or actions against the director or the directors; in connection with an application to the court for relief; or on defending the director or the directors in any regulatory investigations; or which enables any director or directors to avoid incurring expenditure as described in this paragraph; and

(X)	in which the director’s interest, or the interest of directors generally, has been authorised by an ordinary resolution.

Subject to the relevant legislation, the members can by passing an ordinary resolution ratify any particular contract or arrangement carried out in breach of those provisions.

(j)	Retirement of directors

No person will be prevented from being or becoming a director simply because that person has reached the age of 70.

118	Additional information

Articles continued

(k)	Directors’ borrowing powers

To the extent that the legislation and BT’s Articles allow, the Board may exercise all the powers of the company to borrow money, to mortgage or charge its business, property and assets (present and future) and to issue debentures and other securities, and give security either outright or as collateral security for any debt, liability or obligation of the company or another person.

Further note on certain activities

During 2013/14, certain of the group’s non-US subsidiaries or other non-US entities conducted limited activities in, or with persons from, certain countries identified by the US Department of State as State Sponsors of Terrorism or otherwise subject to US sanctions. These activities, which generally relate to the provision of communications services to embassies and diplomatic missions of US-allied governments, other CPs, news organisations, multinational corporations and other customers that require global communications connectivity, are insignificant to the group’s financial condition and results of operations.

Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012, which added Section 13 (r) to the Securities Exchange Act of 1934, we are required to disclose whether BT or any of its affiliates knowingly engaged in certain activities, transactions or dealings relating to Iran or certain designated individuals or entities. Disclosure is required even when the activities were conducted outside the US by non-US entities and even when they were conducted in compliance with applicable law. Our disclosures for 2013/14, which remain unchanged from 2012/13, are below.

HM Treasury approval was granted on 31 October 2012 for authorisation to receive 75,000 euros from Telecommunication Infrastructure Company (TIC), in Iran. The payment was for receiving incoming UK telecommunications tariff from Iran (BT is paid on a per minute basis for terminating calls).

Between July 2007 and October 2012 a BT subsidiary, Communications Global Network Services (CGNS), acted as billing agent for a consortium of telecommunications companies, of which CGNS was a member, in respect of a subsea cable contract. As billing agent, CGNS invoiced telecommunications companies worldwide, collecting funds and dispersing these to the consortium members and, during that time, received indirect payments on behalf of TIC.

BT entered into a Framework Agreement with Rafsanjan Industrial Complex (RIC) for business consultancy services in May 2010 and provided an initial consultancy engagement under phase 1 of the agreement. In February 2011, phase 2 was agreed with RIC however BT stopped work in December 2011 due to the geopolitical situation. RIC made an advance payment to BT of €384,120 to carry out the phase 2 work. We are exploring whether the amount can be refunded.

Limitations affecting security holders

There are no limitations under the laws of the United Kingdom restricting the right of non-residents to hold or to vote shares in the company.

Documents on display

All reports and other information that BT files with the US Securities and Exchange Commission (SEC) may be inspected at the SEC’s public reference facilities at Room 1580, 100 F Street, NE Washington, DC, 20549, US. These reports may be accessed via the SEC’s website at www.sec.gov.

Cross reference to Form 20-F	119

CROSS REFERENCE TO FORM 20-F

The information in this document that is referred to in the following table shall be deemed to be filed with the Securities and Exchange Commission for all purposes:

Required Item in Form 20-F		Where information can be found in this Annual Report

Item		Section	Page

1	Identity of directors, senior management and advisors	Not applicable
2	Offer statistics and expected timetable	Not applicable
3	Key information
3A	Selected financial data	Omitted due to reduced disclosure format
3B	Capitalisation and indebtedness	Not applicable
3C	Reasons for the offer and use of proceeds	Not applicable

4	Information on the company
4A	History and development of the company	Additional information
		Background	114
		Performance
		Group financial performance
		Capital expenditure	34
4B	Business overview	Purpose and strategy
		Our purpose	2
		Our strategy	2
		Our strategic priorities	4
		Delivering our strategy
		Our business model	6
		Our assets and resources	8
		How we measure our progress	11
		Our lines of business	11
		Human rights	24
		Regulation	25
		Additional information
		Cautionary statement regarding forward-looking statements	113
		Further note on certain activities	118
4C	Organisational structure	Purpose and strategy
		Overview	2
		Subsidiary undertakings	111
4D	Property, plants and equipment	Delivering our strategy
		Our assets and resources
		Properties	9
		Consolidated financial statements
		Notes to the consolidated financial statements
		Property, plant and equipment	67
5	Operating and financial review and prospects
5A	Operating results	Delivering our strategy
		Our lines of business	11
		Performance	31
		Additional information
		Alternative performance measures	112
		Cautionary statement regarding forward-looking statements	113
5B	Liquidity and capital resources	Performance	31
		Additional information
		Cautionary statement regarding forward-looking statements	113
		Consolidated financial statements
		Notes to the consolidated financial statements
		Loans and other borrowings	81
		Financial instruments and risk management	85
		Financial commitments and contingent liabilities	93
5C	Research and development, patents and licences	Delivering our strategy
		Our assets and resources
		Innovation	9
5D	Trend information	Performance	31
		Additional information
		Cautionary statement regarding forward-looking statements	113
5E	Off-balance sheet arrangements	Report of the directors
		Statutory information
		Off-balance sheet arrangements	38
5F	Tabular disclosure of contractual obligations	Performance
		Group financial performance
		Contractual obligations and commitments	35
6	Directors, senior management and employees
6A	Directors and senior management	Omitted due to reduced disclosure format
6B	Compensation	Omitted due to reduced disclosure format
6C	Board practices	Omitted due to reduced disclosure format
6D	Employees	Delivering our strategy
		Our People	7
		Consolidated financial statements
		Notes to the consolidated financial statements
		Employees	60
6E	Share ownership	Omitted due to reduced disclosure format

120	Cross reference to Form 20-F

Required Item in Form 20-F		Where information can be found in this Annual Report

Item		Section	Page

7	Major shareholders and related party transactions
7A	Major shareholders	Omitted due to reduced disclosure format
7B	Related party transactions	Consolidated financial statements
Notes to the consolidated financial statements
		Related party transactions	92
7C	Interests of experts and counsel	Not applicable

8	Financial information
8A	Consolidated statements and other financial information	See Item 18 below
Report of the directors
Statutory information
		Legal proceedings	38
Performance
Group financial performance
Income statement
		Dividends	33
Consolidated financial statements
Notes to the consolidated financial statements
		Financial commitments and contingent liabilities	93
Additional information
Articles of Association (Articles)
		Dividends	116
8B	Significant changes	Report of the directors
Statutory information
		Going concern	38

9	The offer and listing
9A	Offer and listing details	Not applicable
9B	Plan of distribution	Not applicable
9C	Markets	Not applicable
9D	Selling shareholders	Not applicable
9E	Dilution	Not applicable
9F	Expenses of the issue	Not applicable

10	Additional information
10A	Share capital	Not applicable
10B	Memorandum and articles of association	Additional information
		Articles of Association (Articles)	116
10C	Material contracts	Omitted due to reduced disclosure format
10D	Exchange controls	Additional information
		Limitations affecting security holders	118
10E	Taxation	Not applicable
10F	Dividends and paying agents	Not applicable
10G	Statement by experts	Not applicable
10H	Documents on display	Additional information
		Documents on display	118
10I	Subsidiary information	Not applicable
11	Quantitative and qualitative	Consolidated financial statements
	disclosures about market risk	Notes to the consolidated financial statements
Significant accounting policies
		Financial instruments	54
		Financial instruments and risk management	85
12	Description of securities other than equity securities	Not applicable
13	Defaults, dividend arrearages and delinquencies	Not applicable
14	Material modifications to the rights of security holders
	and use of proceeds	Not applicable
15	Controls and Procedures	Report of the directors
Statutory information
		US Sarbanes-Oxley Act of 2002	39
		Disclosure controls and procedures	39
		Internal control over financial reporting	40
Report of the independent auditors – Consolidated financial statements
		United States opinion	43
16A	Audit Committee financial expert	Omitted due to reduced disclosure format
16B	Code of ethics	Omitted due to reduced disclosure format
16C	Principal accountants fees and services	Report of the directors
Statutory information
		Auditors	39
Consolidated financial statements
Notes to the consolidated financial statements
		Audit, audit related and other non-audit services	60
16E	Purchases of equity securities by the issuer and affiliated purchasers	Not applicable
16F	Change in registrant’s certifying accountants	Not applicable
16G	Corporate governance	Omitted due to reduced disclosure format
17	Financial statements	Not applicable
18	Financial statements	Report of the independent auditors – Consolidated financial statements
		United States opinion	43
		Consolidated financial statements	44
		Notes to the consolidated financial statements	49

British Telecommunications plc

Registered office: 81 Newgate Street, London EC1A 7AJ

Registered in England No. 1800000

Produced by BT Group

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